                                                    This filing is made pursuant
                                                    to Rule 424(b)(3) under
                                                    the Securities Act of
                                                    1933 in connection with
                                                    Registration No. 333-85347


                          THERAPEUTIC ANTIBODIES INC.
                             1207 17TH AVENUE SOUTH
                                   SUITE 103
                         NASHVILLE, TENNESSEE 37212 USA

Dear Stockholder:

     The board of directors of Therapeutic Antibodies Inc. has unanimously approved a business combination with Proteus International plc to be effected by way of a merger.

     Upon completion of the merger, stockholders of Therapeutic Antibodies will receive 1.163 ordinary shares of Proteus for each share of Therapeutic Antibodies common stock they own. Therapeutic Antibodies stockholders will own approximately 38.4% of Proteus after the merger and the related equity financing.

     Your receipt of Proteus ordinary shares in the merger may or may not be taxable to you, depending upon the relative market values of Proteus and Therapeutic Antibodies at the time of the merger. We explain the material tax consequences of the merger beginning on page 71.

     We cannot complete the merger unless the holders of Therapeutic Antibodies common stock approve and adopt the merger agreement. You will be entitled to vote on the merger agreement at the 1999 annual meeting of Therapeutic Antibodies stockholders. Notice of the date, time and place of the annual meeting is included on the next page. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. Your vote is very important.

     The accompanying proxy statement/prospectus gives you detailed information about the proposed merger. We encourage you to read this entire document carefully.

     On behalf of the board of directors of Therapeutic Antibodies, I urge you to vote in favor of the merger agreement.

                                   Stuart M. Wallis
                                   Chairman

     PLEASE PAY PARTICULAR ATTENTION TO THE "RISK FACTORS" SECTION BEGINNING ON PAGE 19 WHICH DESCRIBES RISKS THAT YOU SHOULD CONSIDER IN DECIDING WHETHER TO VOTE IN FAVOR OF THE MERGER AGREEMENT.

     Therapeutic Antibodies common stock is listed on the London Stock Exchange which requires the following statements: THIS DOCUMENT IS IMPORTANT AND NEEDS YOUR IMMEDIATE ATTENTION. WHEN CONSIDERING WHAT ACTION TO TAKE YOU ARE RECOMMENDED TO CONTACT YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT INVESTMENT ADVISER.

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE PROTEUS ORDINARY SHARES TO BE ISSUED IN THE MERGER OR DETERMINED THAT THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement/prospectus is dated August 18, 1999, and is first being mailed to stockholders on or about August 19, 1999.

                          THERAPEUTIC ANTIBODIES INC.
                             1207 17th Avenue South
                                   Suite 103
                         Nashville, Tennessee 37212 USA
                           -------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 13, 1999

     To the Stockholders of Therapeutic Antibodies Inc.:

     Notice is hereby given that the 1999 annual meeting of stockholders of Therapeutic Antibodies Inc. will be held at the University Club of Nashville, 2402 Garland Avenue, Nashville, Tennessee, on September 13, 1999, at 8:00 a.m., Central Time, for the following purposes:

          1. To approve and adopt a merger agreement which provides for:

             (a) the merger of Therapeutic Antibodies with and into a wholly-owned subsidiary of Proteus International plc; and

             (b) the conversion of each share of Therapeutic Antibodies common stock into 1.163 Proteus ordinary shares.

        A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus;

          2. To elect four (4) directors;

          3. To ratify the appointment of the accounting firm of PricewaterhouseCoopers LLP as independent auditors of Therapeutic Antibodies and its subsidiaries for Therapeutic Antibodies' 1999 fiscal year; and

          4. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     Only holders of Therapeutic Antibodies common stock at the close of business on August 9, 1999 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements of the meeting.

     Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Therapeutic Antibodies common stock entitled to vote at the meeting. Proteus has entered into voting agreements with executive officers and directors of Therapeutic Antibodies and certain of their affiliates who in the aggregate owned approximately 10.65% of the outstanding shares as of the record date. These stockholders have agreed to vote to approve and adopt the merger agreement.

     UNDER DELAWARE LAW, STOCKHOLDERS OF THERAPEUTIC ANTIBODIES HAVE CERTAIN RIGHTS OF APPRAISAL IN CONNECTION WITH THE MERGER AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

     Information regarding the merger, the merger agreement, Therapeutic Antibodies, Proteus and related matters is contained in the accompanying proxy statement/prospectus and the attached annexes, which are incorporated by reference in this joint proxy statement/prospectus and form a part of this notice.

                                   By Order of the Board of Directors

                                   Stuart M. Wallis
                                   Chairman

Nashville, Tennessee
August 18, 1999

                                   IMPORTANT

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. IF YOU WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................     1
SUMMARY.....................................................     2
  The Companies.............................................     2
  Reasons for the Merger....................................     2
  The Annual Meeting........................................     2
  The Merger................................................     3
  The Equity Financing......................................     8
  Risk Factors..............................................     8
  Forward-Looking Statements May Prove Inaccurate...........     8
  Structure of the Merger...................................    10
  Currencies and Exchange Rates.............................    11
  Summary Selected Historical and Pro Forma Financial
     Data...................................................    11
  Comparative Per Share Data................................    15
  Comparative Market Price Data and Dividend Information....    17
RISK FACTORS................................................    19
  Risks Relating to the Companies...........................    19
  Risks Relating to the Merger..............................    23
FORWARD LOOKING STATEMENTS..................................    25
THE THERAPEUTIC ANTIBODIES ANNUAL MEETING...................    26
  General...................................................    26
  Matters to be Considered at the Annual Meeting............    26
  Record Date; Voting Rights; Voting at the Meeting.........    26
  Voting of Proxies.........................................    27
  Solicitation of Proxies...................................    27
  Proposal 1: Approval and Adoption of the Merger
     Agreement..............................................    28
  Proposal 2: Election of Directors.........................    28
  Proposal 3: Selection of Independent Accountants..........    29
THE PROTEUS EXTRAORDINARY GENERAL MEETING...................    31
  Resolutions Proposed......................................    31
  Required Vote.............................................    32
  Resolutions Required for the Merger.......................    32
BACKGROUND OF AND REASONS FOR THE MERGER....................    33
  Background of the Merger..................................    33
  Reasons for the Merger....................................    36
  Corporate Benefits........................................    36
  Scientific and Development Benefits.......................    36
  Corporate Development and Direct Shareholder Benefits.....    37
  Opinion of Financial Advisor to Therapeutic Antibodies....    39
  Analysis of Circumstances Surrounding the Merger..........    45
  Interests of Certain Persons in the Merger................    48
THE MERGER AND MERGER AGREEMENT.............................    50
  The Merger................................................    50
  Merger Consideration......................................    50
  Treatment of Therapeutic Antibodies Stock Options,
     Warrants and Convertible Notes.........................    50
  Procedures for Exchange of Stock Certificates; Fractional
     Shares.................................................    51
  Representations and Warranties............................    52
  Certain Covenants.........................................    53

                                                              PAGE
                                                              ----
  Conditions to Obligations to Effect the Merger............    55
  Termination; Termination Fees.............................    57
  Fees and Expenses Generally; Amendment and Waiver.........    60
  Voting Agreements.........................................    60
  Appraisal Rights of Therapeutic Antibodies Stockholders...    61
  Accounting Treatment......................................    63
  Regulatory Matters........................................    63
UNAUDITED PRO FORMA FINANCIAL STATEMENTS....................    64
MATERIAL TAX CONSEQUENCES...................................    71
  United States Federal Income Tax Consequences to U.S.
     Stockholders of the Merger and Exchange of Therapeutic
     Antibodies Common Stock for Proteus Ordinary Shares....    72
  United States Federal Income Tax Consequences to U.S.
     Stockholders of the Ownership of Proteus Ordinary
     Shares.................................................    76
  United States Federal Income Tax Consequences to Non-U.S.
     Stockholders...........................................    78
  United Kingdom Tax Consequences of the Ownership of
     Proteus Ordinary Shares................................    79
  U.K. Taxation of Chargeable Gains -- U.K. Holders of
     Proteus Shares.........................................    81
  U.K. Taxation of Chargeable Gains -- U.S. Holders of
     Proteus Shares.........................................    82
  U.K. Stamp Duty and Stamp Duty Reserve Tax................    82
THE EQUITY FINANCING........................................    83
DESCRIPTION OF PROTEUS BUSINESS.............................    84
  General...................................................    84
  Overview and Recent Developments..........................    84
  Core Technologies.........................................    85
  Human Pharmaceuticals.....................................    86
  New Projects..............................................    88
  Other Projects............................................    89
  Intellectual Property.....................................    90
  Principal Licensing and Other Agreements..................    91
  Competition...............................................    93
  Properties................................................    94
  Employees.................................................    94
  Litigation................................................    94
PROTEUS SHARE OWNERSHIP TABLE...............................    95
  Beneficial Ownership by Management of Proteus.............    95
SELECTED FINANCIAL INFORMATION OF PROTEUS...................    97
PROTEUS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................    98
  Overview..................................................    98
  Results of Operations.....................................    98
  Liquidity and Capital Resources...........................   100
  Year 2000.................................................   102
  Market Risk...............................................   103
MANAGEMENT OF PROTEUS AFTER THE MERGER......................   104
  Executive Officers and Directors..........................   104
  Compensation of Directors and Executive Officers..........   106
  Options to Subscribe for Proteus Ordinary Shares..........   107
DESCRIPTION OF THERAPEUTIC ANTIBODIES BUSINESS..............   108
  Overview and Recent Developments..........................   108

                                                              PAGE
                                                              ----
  Technology and Production.................................   109
  Common Production Process.................................   110
  Product Development Portfolio.............................   111
  Table of Key Products.....................................   112
  Products..................................................   112
  Intellectual Property.....................................   115
  Third Party Patent Rights.................................   116
  Principal Licensing Agreements and Other Collaborative
     Agreements.............................................   118
  Competition...............................................   119
  Employees.................................................   120
  Properties................................................   120
  Legal Proceedings.........................................   121
THERAPEUTIC ANTIBODIES STOCK OWNERSHIP TABLE................   122
SELECTED FINANCIAL INFORMATION OF THERAPEUTIC ANTIBODIES....   124
THERAPEUTIC ANTIBODIES MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........   126
  General...................................................   126
  Results of Operations.....................................   126
  Liquidity and Capital Resources...........................   129
  Year 2000 Readiness.......................................   131
  Net Operating Loss Carryforwards..........................   133
  Recently Issued Accounting Pronouncements.................   133
  Market Risk...............................................   133
THERAPEUTIC ANTIBODIES EXECUTIVE COMPENSATION INFORMATION...   135
  Executive Officers........................................   135
  Summary Compensation Table................................   136
  Option Grants in Last Fiscal Year.........................   137
  Aggregated Option Exercises in Last Fiscal Year and Fiscal
     Year-End Option Values.................................   137
  Employment/Consultancy Agreements.........................   138
  Compensation Committee Interlocks and Insider
     Participation..........................................   139
  1990 Stock Incentive Plan.................................   139
  1997 Stock Option Plan....................................   140
  401(k) Savings Plan.......................................   140
  Report on Executive Compensation..........................   141
  Comparative Performance Graph.............................   143
  Certain Relationships and Related Transactions............   144
GOVERNMENT REGULATION.......................................   145
  General...................................................   145
  Price Regulation..........................................   146
  United States Regulation..................................   146
  European Union Regulation.................................   150
  Regulation in Other Countries.............................   156
EXCHANGE RATES..............................................   157
DESCRIPTION OF PROTEUS ORDINARY SHARES......................   158
  Dividends.................................................   158
  Rights in a Winding Up....................................   158
  Voting....................................................   158
  Preemptive Rights.........................................   159
  Variation of Rights and Share Capital.....................   159

                                                              PAGE
                                                              ----
  Disclosure of Interests...................................   160
  Miscellaneous.............................................   160
COMPARISON OF RIGHTS OF THERAPEUTIC ANTIBODIES STOCKHOLDERS
  AND PROTEUS SHAREHOLDERS (U.S. VS. ENGLISH LAW)...........   161
  Voting Rights.............................................   161
  Action by Written Consent.................................   162
  Sources and Payment of Dividends..........................   162
  Rights of Purchase and Redemption.........................   163
  Special Meeting of Shareholders...........................   163
  Appraisal Rights..........................................   164
  Preemptive Rights.........................................   165
  Amendment of Governing Instruments........................   165
  Shareholder Votes on Certain Transactions.................   166
  Rights of Inspection......................................   167
  Classification of the Board of Directors..................   167
  Removal of Directors......................................   168
  Vacancies on the Board of Directors.......................   168
  Liability of Directors and Officers.......................   168
  Indemnification of Directors and Officers.................   169
  Shareholders' Suits.......................................   169
  Certain Provisions Relating to Share Acquisitions.........   170
  Anti-Takeover Provisions..................................   171
  Disclosure of Interests...................................   171
  Certain London Stock Exchange Listing Requirements........   172
ENFORCEABILITY OF CIVIL LIABILITIES.........................   173
LEGAL MATTERS...............................................   173
EXPERTS.....................................................   173
U.K. LISTING PARTICULARS....................................   174
FUTURE STOCKHOLDER PROPOSALS................................   174
WHERE YOU CAN FIND MORE INFORMATION.........................   174
GLOSSARY....................................................   175
FINANCIAL STATEMENTS........................................   F-1
ANNEX A -- AGREEMENT AND PLAN OF MERGER AMONG PROTEUS
  INTERNATIONAL PLC, PI MERGER SUB, INC., AND THERAPEUTIC
  ANTIBODIES INC............................................   A-1
ANNEX B -- OPINION OF THE BRITISH LINEN BANK LIMITED........   B-1
ANNEX C -- DELAWARE GENERAL CORPORATION LAW SECTION 262.....   C-1
ANNEX D -- FORM OF VOTING AGREEMENT.........................   D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     The following questions and answers are intended to provide brief answers to certain commonly asked questions. These questions and answers do not, and are not intended to, address all questions that may be pertinent to Therapeutic Antibodies stockholders and are qualified in their entirety by reference to the more detailed information contained elsewhere in this proxy statement/prospectus and the attached annexes.

Q: WHY ARE PROTEUS AND THERAPEUTIC ANTIBODIES PROPOSING TO MERGE?

A: The directors of Proteus and Therapeutic Antibodies believe that the merger will create a biotechnology company with a stronger management team and a broader technology platform and that its increased size and market capitalization may increase the liquidity in the enlarged group's shares. The boards believe that the merger will assist the combined company in pursuing further growth through mergers and acquisitions.

Q: WHEN DO YOU HOPE TO COMPLETE THE MERGER?

A: We plan to complete the merger as soon as possible after the Therapeutic
   Antibodies annual meeting, subject to the satisfaction or waiver of the other conditions to the merger. Although we cannot predict exactly when all of the conditions to the merger will be satisfied, we hope to complete the merger by September 15, 1999.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q: IF MY SHARES ARE HELD IN "STREET" NAME BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares following the directions provided by your broker. Without instructions, your shares will not be voted.

Q: WHERE WILL MY STOCK BE TRADED?

A: As with your existing Therapeutic Antibodies shares, Proteus shares received in the merger will trade on the London Stock Exchange. We do not intend to list the Proteus ordinary shares on any U.S. stock exchange or automated quotation system.

Q: WHAT HAPPENS IF STOCKHOLDERS DO NOT APPROVE THE MERGER?

A: In the event stockholders do not approve the merger, the merger cannot be completed. If this happens, the Therapeutic Antibodies board does not believe that Therapeutic Antibodies will have sufficient cash resources to continue its operations and may be compelled to institute insolvency proceedings.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: If you would like additional copies of this proxy statement/prospectus or a new proxy card or if you have questions about the merger, you should contact Corporate Investor Communications, Inc. at +1 (201) 896-1900 who is acting as Therapeutic Antibodies' proxy solicitor. You may also call Therapeutic Antibodies' Director of Business Development, Saul Komisar, at Therapeutic Antibodies' Nashville office at +1 (615) 327-1027.

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this proxy statement/ prospectus and the annexes and the other documents to which we have referred you.

                                 THE COMPANIES

PROTEUS INTERNATIONAL PLC
Beechfield House
Lyme Green Business Park
Macclesfield
Cheshire SK11 0JL
England
Telephone No.: +44-1625-500555

     Proteus is a development stage biopharmaceutical company engaged in research for the discovery of novel drugs using two technologies:

     - immunotherapeutic vaccines; and

     - computer aided molecular design.

     Proteus is headquartered in Cheshire, England.

THERAPEUTIC ANTIBODIES INC.
1207 17th Avenue South
Suite 103
Nashville, Tennessee 37212
United States
Telephone No.: +1 (615) 327-1027

     Therapeutic Antibodies is a development stage biopharmaceutical company specializing in the preparation of polyclonal antibodies for the treatment of disease and life threatening conditions for which satisfactory therapies have, generally, not previously existed. Therapeutic Antibodies has developed systems for the production and purification of polyclonal antibody products. Therapeutic Antibodies is headquartered in Nashville, Tennessee and has operations in the United States, the United Kingdom, and Australia.

                             REASONS FOR THE MERGER

     The Proteus and Therapeutic Antibodies boards of directors have identified various potential benefits that may result from the merger. The boards believe the merger will:
     - result in a complementary, experienced management team;

     - address mutual funding requirements for near term and longer term projects;

     - provide the combined company with a broader technology base resulting in additional product development strategies and a reduced risk of dependency on limited technology platforms;

     - provide the combined company with a broader base of skills for the clinical development of new drugs;

     - increase the combined company's ability to pursue further mergers and acquisitions; and

     - achieve cost-savings by eliminating duplicative administrative expenses.

     We explain these and other reasons for the merger identified by the Proteus and Therapeutic Antibodies boards in greater detail starting on page 36.

                               THE ANNUAL MEETING

     The Therapeutic Antibodies annual meeting will be held at the University Club of Nashville, 2402 Garland Avenue, Nashville, Tennessee on September 13, 1999 at 8:00 a.m., Central time.

RECOMMENDATIONS TO STOCKHOLDERS

     The Therapeutic Antibodies board of directors believes that the merger is in the stock-holders' best interest and recommends that you vote FOR the proposals to:

     - approve and adopt the merger agreement;

     - elect the nominees named in this proxy statement/prospectus as directors; and

     - ratify the appointment of PricewaterhouseCoopers LLP as independent auditors.

VOTES REQUIRED

     To approve the merger, the holders of at least a majority of the outstanding shares of Therapeutic Antibodies common stock must vote in favor of the merger. Proteus has entered into voting agreements with executive officers and directors of Therapeutic Antibodies and certain of their affiliates who in the aggregate owned approximately 10.65% of the outstanding shares as of the record date. These stockholders have agreed to vote to approve and adopt the merger agreement.

     The four directors will be elected by a plurality of the votes cast by holders of shares of common stock entitled to vote at the annual meeting.

     To ratify the appointment of PricewaterhouseCoopers LLP, the holders of a majority of the shares of common stock present and entitled to vote at the meeting must vote in favor of the ratification.

                                   THE MERGER

     In the proposed merger, Therapeutic Antibodies will merge with and into a wholly-owned subsidiary of Proteus, with the wholly-owned subsidiary surviving the merger. In the merger, Therapeutic Antibodies stockholders will receive
1.163 Proteus ordinary shares in exchange for each share of Therapeutic Antibodies common stock and cash in lieu of any fractional shares. The shares of any Therapeutic Antibodies stockholder who properly dissents from the merger will not be converted into Proteus ordinary shares. The merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the merger.

EFFECT ON THERAPEUTIC ANTIBODIES OPTIONS (SEE PAGE 50)

     Therapeutic Antibodies currently has two stock option plans. As a result of the merger, each outstanding option to purchase shares of Therapeutic Antibodies common stock issued under Therapeutic Antibodies' 1990 stock incentive plan that is not exercised by the holder prior to the merger will become an option to subscribe for Proteus ordinary shares.

     Each unvested option under Therapeutic Antibodies' 1997 stock option plan becomes exercisable prior to the time of the merger. All outstanding options under this plan, if not exercised prior to the time of the merger, shall terminate.

EFFECT ON THERAPEUTIC ANTIBODIES WARRANTS (SEE PAGE 51)

     As a result of the merger, each outstanding warrant to purchase shares of Therapeutic Antibodies common stock will become a warrant to subscribe for Proteus ordinary shares.

EFFECT ON CONVERTIBLE NOTES (SEE PAGE 51)

     As a result of the merger, Therapeutic Antibodies' 6% convertible notes, due October 1, 2000, will become obligations of the Proteus subsidiary surviving the merger.

BOARD OF DIRECTORS AND MANAGEMENT OF PROTEUS FOLLOWING THE MERGER (SEE PAGE 104)

     Following the merger, the current four directors of Therapeutic Antibodies and James Christie, an executive officer of Therapeutic Antibodies, will join the seven existing Proteus directors on its board. David Gration, Chairman of Proteus, will become non-executive Deputy Chairman. Stuart M. Wallis, the current Chairman of Therapeutic Antibodies, will become the non-executive Chairman of Proteus and Andrew J. Heath, the current Chief Executive Officer of Therapeutic Antibodies, will become the Chief Executive Officer of Proteus.

INTERESTS OF OFFICERS AND DIRECTORS IN THE TRANSACTIONS (SEE PAGE 48)

     Certain officers and directors of Proteus and Therapeutic Antibodies have interests in the merger that are different from or in addition to your interests. For example:

     - As a result of the merger, all stock options to purchase common stock under Therapeutic Antibodies' 1990 stock incentive plan will become options to subscribe for Proteus ordinary shares. As of August 1, 1999, five directors and/or executive officers of Therapeutic Antibodies held an aggregate of 655,000 of these options. The exercise price of these options exceeded the market price of Therapeutic Antibodies common stock on August 1, 1999.

     - As a result of the merger, all unvested stock options to purchase common stock under Therapeutic Antibodies' 1997 stock option plan become exercisable prior to the time of the merger. All outstanding options under this plan, if not exercised prior to the time of the merger, shall terminate. As of August 1, 1999, three directors and/or executive officers of Therapeutic Antibodies held an aggregate of 205,000 of these options. The exercise price of these options exceeded the market price of Therapeutic Antibodies common stock on August 1, 1999.

     - Conditional on the consummation of the merger, the existing Therapeutic Antibodies option of Stuart M. Wallis, the Chairman of Therapeutic Antibodies, will expire. Provided certain conditions are met, Mr. Wallis will have a new option to subscribe for a number of Proteus ordinary shares equal to 4.5% of the Proteus ordinary shares outstanding following the merger at an exercise price of L0.395 per share.

     - Conditional on the merger becoming effective, David Gration, the executive Chairman of Proteus, has agreed to the termination of his employment agreement with Proteus. He will receive a sum not to exceed L90,000 as compensation for the loss of remuneration and benefits under his employment agreement. He will, however, continue as non-executive Deputy Chairman, and it is anticipated that he will receive an annual fee of L54,600 in this capacity.

     - The existing employment arrangements of Andrew J. Heath, the current Chief Executive Officer of Therapeutic Antibodies and James Christie, a current executive officer of Therapeutic Antibodies, will remain in place.

CONDITIONS TO THE MERGER (SEE PAGE 55)

     Before we can complete the merger, a number of conditions must be met, including, but not limited to, the following:

     - the approval of Therapeutic Antibodies' stockholders and Proteus shareholders;

     - the equity financing shall not have been terminated;

     - the absence of legal restraints prohibiting the consummation of the merger; and

     - the agreement of the London Stock Exchange to admit to the Official List the Proteus ordinary shares to be issued in the merger and the equity financing.

     Further, the obligation of Proteus to complete the merger is conditioned on, among other things:

     - the holders of no more than 2.5% of Therapeutic Antibodies common stock outstanding on the closing date of the merger shall have exercised appraisal rights; and

     - no event of default shall have occurred under Therapeutic Antibodies' bridge financing arrangement with Barclays Bank Plc, described in further detail on page 130.

NO SOLICITATION (SEE PAGE 54)

     The merger agreement restricts each of Proteus and Therapeutic Antibodies from soliciting, initiating, facilitating or encouraging alternative acquisition transactions except in certain limited circumstances. Each party must notify the other if it receives offers or proposals for an alternative acquisition transaction.

APPROVAL REQUIRED FOR PAYMENT OF TERMINATION FEES (SEE PAGE 59)

     We have described the circumstances under which Proteus and Therapeutic Antibodies must pay termination fees on page 57. In addition, these fees would not be payable unless Therapeutic Antibodies' stockholders approve and adopt the merger agreement and Proteus' shareholders pass resolutions to, among other things, approve the merger agreement.

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEES (SEE PAGE 57)

     Proteus and Therapeutic Antibodies can mutually agree to terminate the merger agreement before the merger is completed. Either Proteus or Therapeutic Antibodies can terminate the merger agreement if any of the following occurs:

     - the merger is not consummated by December 20, 1999, provided that neither party has the right to terminate if its breach has caused the delay;

     - any governmental entity prohibits the merger;

     - the holders of Therapeutic Antibodies common stock do not adopt the merger agreement and approve the merger; or

     - the holders of Proteus ordinary shares do not pass the necessary resolutions at a meeting of Proteus shareholders.

     Proteus can terminate the merger agreement under various additional circumstances, including, if:

     (1) the Therapeutic Antibodies board withdraws or modifies its recommendation that stockholders adopt the merger agreement and approve the merger;

     (2) the Therapeutic Antibodies board fails to recommend to stockholders the approval of the merger;

     (3) the Therapeutic Antibodies board fails to oppose, or recommends approval of, a tender or exchange offer for 15% or more of Therapeutic Antibodies' common stock;

     (4) the Therapeutic Antibodies board determines to accept a superior proposal; or

     (5) Therapeutic Antibodies materially breaches a covenant, agreement, representation or warranty in the merger agreement.

     If Proteus terminates the merger agreement because of any of the reasons specified under (1) - (4) above, Therapeutic Antibodies has agreed to pay Proteus $1,900,000. If Proteus terminates the merger agreement for the reasons specified under (5) above, Therapeutic Antibodies has agreed to pay Proteus $1,500,000. Under certain circumstances in which Therapeutic Antibodies enters into an acquisition agreement following a termination of the merger agreement for any of the reasons in the preceding sentence, Therapeutic Antibodies may be required to pay Proteus an additional $400,000.

     Therapeutic Antibodies can terminate the merger agreement under certain additional circumstances, including, if:

     (1) the Proteus board withdraws or modifies its recommendation that shareholders adopt the merger agreement and approve the merger;

     (2) the Proteus board fails to recommend to shareholders the approval of the merger;

     (3) the Proteus board fails to oppose, or recommends approval of, a tender or exchange offer for 15% or more of Proteus' ordinary shares;

     (4) the Proteus board determines to accept a superior proposal; or

     (5) Proteus materially breaches a covenant, agreement, representation or warranty in the merger agreement.

     If Therapeutic Antibodies terminates the merger agreement because of any of the reasons specified under (1) - (4) above, Proteus has agreed to pay Therapeutic Antibodies $1,900,000. If Therapeutic Antibodies terminates the merger agreement for the reasons specified under (5) above, Proteus has agreed to pay Therapeutic Antibodies $900,000. Under certain circumstances in which Proteus enters into an acquisition agreement following a termination of the merger agreement for any of the reasons in the preceding sentence, Proteus may be required to pay Therapeutic Antibodies an additional $1,000,000.

     Please refer to pages 57 through 59 for more information regarding additional circumstances under which Proteus and Therapeutic Antibodies can terminate the merger agreement.

UNITED STATES INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 72)

     The merger is intended to qualify as a reorganization under Section 368(a) of the U.S. Internal Revenue Code, and as a result, no gain or loss will be recognized by Proteus or Therapeutic Antibodies in the transaction.

     Non-U.S. stockholders of Therapeutic Antibodies will not incur U.S. income tax liability as a result of the merger. If you are a U.S. stockholder of Therapeutic Antibodies, your liability for U.S. income taxes will depend upon the relative market values of Therapeutic Antibodies and Proteus at the time of the merger. These values cannot be determined at the date you will vote on the merger. If at the time of the merger the total fair market value of Proteus equals or exceeds that of Therapeutic Antibodies, you will not be required to pay federal income tax on the receipt of Proteus ordinary shares. Alternatively, if the total fair market value of Therapeutic Antibodies is greater than that of Proteus at the time of the merger, U.S. stockholders will be required to recognize gain. The amount of the gain will be equal to the difference between the fair market value of the Proteus ordinary shares received and the stockholders' tax basis in the Therapeutic Antibodies common stock. EACH THERAPEUTIC ANTIBODIES STOCKHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF PROTEUS ORDINARY SHARES.

UNITED KINGDOM INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 81)

     U.S. holders of Therapeutic Antibodies common stock will not incur U.K. tax liability as a result of the merger. U.K. holders of Therapeutic Antibodies common stock will not incur U.K. tax on chargeable gains arising from the exchange of Proteus ordinary shares for Therapeutic Antibodies common stock in the merger, although the U.K. Board of Inland Revenue has indicated that U.K. holders of Therapeutic Antibodies shares of common stock may be subject to chargeable gains on Proteus shares received in the merger in the event any Therapeutic Antibodies stockholders elect appraisal rights under Delaware law. EACH THERAPEUTIC ANTIBODIES STOCKHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF PROTEUS ORDINARY SHARES.

ACCOUNTING TREATMENT (SEE PAGE 63)

     Proteus will account for the merger using the merger accounting method under U.K. GAAP and as a pooling of interests under U.S. GAAP.

OPINION OF FINANCIAL ADVISOR TO THERAPEUTIC ANTIBODIES (SEE PAGE 39)

     On May 20, 1999, The British Linen Bank Limited gave its opinion to the Therapeutic Antibodies board of directors as to the fairness of the conversion number of 1.163 Proteus ordinary shares for each Therapeutic Antibodies share.

     The full text of the written opinion of The British Linen Bank Limited is attached as Annex B to this proxy statement/prospectus. We urge you to read the opinion carefully and in its entirety.

APPRAISAL RIGHTS (SEE PAGE 61)

     Under Delaware law, Therapeutic Antibodies stockholders have the right to an appraisal of the value of their shares in connection with the merger.

     It is a condition to Proteus' obligation to consummate the merger that Therapeutic Antibodies stockholders do not exercise appraisal rights with respect to more than 2.5% of the outstanding shares of Therapeutic Antibodies common stock on the closing date of the merger.

     A discussion of appraisal rights is included starting on page 61. We encourage Therapeutic Antibodies stockholders to read the discussion carefully.

COMPARISON OF STOCKHOLDER RIGHTS (SEE PAGE 161)

     Upon completion of the merger, Therapeutic Antibodies stockholders will become Proteus shareholders. As a result, the rights of the holders of Therapeutic Antibodies common stock will be governed by the memorandum and articles of association of Proteus and by English law. We have provided a summary of the material differences between the rights of holders of Therapeutic Antibodies common stock and Proteus ordinary shares beginning on page 161.

COMPARATIVE MARKET PRICE INFORMATION (SEE PAGE 17)

     Proteus ordinary shares and Therapeutic Antibodies common stock are listed on the London Stock Exchange. On May 19, 1999, the closing mid-market price as reported in the Daily Official List of the London Stock Exchange of Proteus ordinary shares was L0.395 per share and of Therapeutic Antibodies common stock was L0.490 per share. This date was the last full trading day prior to the public announcement of the proposed merger.

     On August 11, 1999, the most recent practicable date prior to the printing of this proxy statement/prospectus, the closing mid-market price of Proteus ordinary shares was L0.39 per share and for Therapeutic Antibodies common stock was L0.465 per share. We urge you to obtain current market quotations.

LISTING OF PROTEUS ORDINARY SHARES

     Proteus has applied to the London Stock Exchange for the listing of the Proteus ordinary shares to be issued in the merger. It is a condition of the merger that the London Stock Exchange agree to admit the Proteus ordinary shares to its Official List. Following approval of the merger of both Proteus' and Therapeutic Antibodies' shareholders meetings on September 13, 1999, Therapeutic Antibodies will make an application for the cancellation of the listing of its common stock on the London Stock Exchange at the close of business on September 15, 1999.

VOTE REQUIRED OF PROTEUS SHAREHOLDERS (SEE PAGE 31)

     At the Proteus shareholders' meeting, Proteus shareholders will vote on the following resolutions among others:

     Ordinary resolutions:

     - to approve the merger and the terms of the merger agreement, to increase Proteus' authorized share capital and to authorize the directors of Proteus to allot ordinary shares pursuant to the merger and the financing;

     - to approve the termination fee of $1,900,000 payable by Proteus to Therapeutic Antibodies, in certain circumstances, pursuant to the merger agreement;

     - to increase the limit on the maximum number of directors of Proteus, as contained in Proteus' articles of association, from ten to fifteen;

     - to increase the limit on the maximum aggregate annual amount of fees for non-executive directors of Proteus, as contained in Proteus' articles of association, from L100,000 to L200,000; and

     - to amend the rules regarding performance conditions in Proteus' approved share option scheme and to extend the use of Proteus' unapproved share option scheme to allow options granted to non-U.K. residents to qualify for favorable tax treatment.

     Special resolutions:

     - to empower the directors of Proteus to disapply statutory pre-emption rights in respect of the exercise of options and warrants over Proteus ordinary shares to be granted to holders of options and warrants in Therapeutic Antibodies in accordance with the terms of the merger agreement and to empower the directors of Proteus to disapply statutory pre-emption rights in respect of the allotment of ordinary shares pursuant to the equity financing;

     - to authorize the directors of Proteus to issue options to Stuart Wallis pursuant to his option agreement with Proteus and to disapply statutory pre-emption rights in respect of the allotment of ordinary shares pursuant to the exercise of options;

     - to authorize the directors of Proteus generally to allot securities and empower them to disapply statutory pre-emption rights in respect of allotments either in connection with a rights issue or up to approximately 5% of the issued share capital upon completion of the merger and equity financing; and

     - to change the name of Proteus following the merger.

     To pass an ordinary resolution a majority of shareholders attending the meeting in person must vote in favor of it. In the case of a poll vote, the majority of votes must be cast in favor of the resolution. To pass a special resolution not less than 75% of those attending in person or by proxy must vote in favor of it. In the case of a poll vote not less than 75% of votes must be cast in favor of the resolution.

                              THE EQUITY FINANCING

     Proteus has entered into a conditional financing agreement to raise approximately L7.0 million net of expenses by issuing 23,325,000 ordinary shares at L0.40 per share. The proceeds from the equity financing will be used for working capital for the combined company following completion of the merger. These Proteus ordinary shares have been placed by WestLB Panmure Limited with non-U.S. institutional investors. WestLB Panmure Limited has fully underwritten the equity financing and the closing of the equity financing is conditional on completion of the merger.

     Assuming that the equity financing is completed and that no appraisal rights are exercised, Therapeutic Antibodies stockholders will own approximately 38.4% of Proteus after the merger.

                                  RISK FACTORS

     This proxy statement/prospectus includes certain additional factors related to our operations and strategies and the merger. Stockholders should read carefully the section entitled "Risk Factors" starting on page 19.

                           FORWARD-LOOKING STATEMENTS
                              MAY PROVE INACCURATE

     We have made forward-looking statements in this proxy statement/prospectus that are subject to risks and uncertainties. Forward-looking statements relate to future periods and include statements about:

     - product development;

     - receipt of regulatory approvals;

     - completion and benefits of the merger;

     - adequacy of resources; and

     - financial condition and operating results.

     Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Stockholders should note that many factors could affect future financial and other results and could cause these results to differ materially from those expressed in the forward-looking statements.

                            STRUCTURE OF THE MERGER

     The following chart shows our corporate structures before and after the merger is completed:

  PROTEUS AND THERAPEUTIC ANTIBODIES IMMEDIATELY BEFORE THE MERGER

                                   [GRAPHIC]

  PROTEUS AND THERAPEUTIC ANTIBODIES AFTER THE MERGER

                                   [GRAPHIC]

                         CURRENCIES AND EXCHANGE RATES

     References in this proxy statement/prospectus to "U.S. dollars," "$" or "c" are to the currency of the U.S. and references to "pounds sterling," "pounds," "L", or "p" are to the currency of the U.K. There are 100p to each L1.00. Solely for your convenience, this proxy statement/prospectus contains translations of certain pound sterling amounts into U.S. dollars at specified rates. These translations should not be taken as assurances that the pound sterling amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate.

     We have calculated currency translations in this proxy statement/prospectus at the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York. When we refer to the "noon buying rate" in this proxy statement/prospectus, we are referring to the foregoing. The noon buying rate was $1.6107 per L1.00 on August 11, 1999. This date was the latest practicable date for which information was available prior to the date of this proxy statement/prospectus. See "Exchange Rates" on page 157 for historical information with respect to exchange rates between the U.S. dollar and the pound sterling.

            SUMMARY SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     In the following tables, we are providing the following summary financial information to aid you in your analysis of the financial aspects of the merger. These tables include:

     (a) selected historical financial information of Proteus;

     (b) selected historical financial information of Therapeutic Antibodies;
         and

     (c) unaudited pro forma financial information of Proteus after giving effect to the merger.

     Proteus reports its financial results using methods required by generally accepted accounting principles in the U.K. Therapeutic Antibodies reports its financial results using methods required by generally accepted accounting principles in the U.S. These methods of accounting differ from each other in certain significant respects. The main differences between U.S. GAAP and U.K. GAAP that are relevant to Proteus' consolidated financial statements relate to:

     - the treatment of costs related to the development of Proteus' computer software;

     - the treatment of the cost of goodwill; and

     - the classification of short-term investments and cash overdraft.

See Note 22 to the consolidated financial statements of Proteus for a summary of the principal differences between U.S. GAAP and U.K. GAAP.

     Proteus prepares its financial statements on the basis of a financial year beginning on April 1 and ending on March 31. Therapeutic Antibodies prepares its financial statements on the basis of a financial year beginning on January 1 and ending on December 31.

     Therapeutic Antibodies publishes its financial statements in U.S. dollars. Proteus publishes its financial statements in pounds sterling.

     The translation of pounds sterling into U.S. dollars at and for the year ended March 31, 1999 has been made at the rate of L1.00 = $1.6140 based upon the noon buying rate on March 31, 1999. This translation is provided solely for the convenience of the reader and does not necessarily reflect financial information in accordance with U.S. GAAP or U.K. GAAP for foreign currency translations.

  SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF PROTEUS

     The following table sets forth summary selected consolidated financial data of Proteus as of and for each of the five fiscal years in the period ended March 31, 1999. This information has been derived from the audited consolidated financial statements of Proteus and is qualified by, and should be read together with, these financial statements and accompanying notes included elsewhere in this proxy statement/prospectus. See also "Selected Financial Information of Proteus" and "Proteus Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                            YEAR ENDED MARCH 31,
                                             ---------------------------------------------------
                                              1999     1999     1998     1997     1996     1995
                                             ------   ------   ------   ------   ------   ------
                                               $        L        L        L        L        L
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
U.K. GAAP
  Turnover.................................   1,123      696      178      573    1,063       --
  Research and administration expenses.....  (8,236)  (5,103)  (4,526)  (4,682)  (6,590)  (8,136)
  Share of results of joint ventures.......      --       --       --       --       (9)     (15)
  Interest receivable......................     872      540      353      404      207      375
  Interest payable.........................    (129)     (80)    (132)    (119)     (66)    (149)
                                             ------   ------   ------   ------   ------   ------
  Net loss.................................  (6,370)  (3,947)  (4,127)  (3,824)  (5,395)  (7,925)
                                             ======   ======   ======   ======   ======   ======
  Net loss per ordinary share..............  (0.089)  (0.055)  (0.072)  (0.070)  (0.140)  (0.216)
U.S. GAAP
  Net loss.................................  (6,224)  (3,856)  (3,990)  (3,716)
  Net loss per ordinary share..............  (0.087)  (0.054)  (0.069)  (0.069)

BALANCE SHEET DATA:
(AT END OF PERIOD)
U.K. GAAP
  Cash and cash equivalents................  11,948    7,403    3,327    6,937    2,288    6,189
  Total assets.............................  15,583    9,655    5,858    9,976    5,590   10,516
  Long-term debt net of current portion....     334      207      455      629      690      880
  Shareholders' equity(1)..................  12,399    7,682    4,016    8,027    2,435    7,830
U.S. GAAP
  Cash and cash equivalents................   3,322    2,058    2,829
  Total assets.............................  14,463    8,961    4,689
  Long-term debt net of current portion....     334      207      455
  Shareholders' equity.....................  11,343    7,028    3,271

-------------------------
(1) On May 24, 1996, Proteus issued 21,805,256 ordinary shares of 2p each, in a rights issue, for cash at a price of L0.45 per share and on May 11, 1998, Proteus issued 18,498,354 ordinary shares of 2p each, in a rights issue, for cash at a price of L0.45 per share.

  SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF THERAPEUTIC ANTIBODIES

     The following table sets forth summary selected consolidated financial data of Therapeutic Antibodies as of and for each of the five fiscal years in the period ended December 31, 1998 and as of and for the six month periods ended June 30, 1998 and June 30, 1999. This information has been derived from the audited and unaudited consolidated financial statements of Therapeutic Antibodies and is qualified by, and should be read together with, those financial statements and accompanying notes included elsewhere in this proxy statement/prospectus. See also "Selected Financial Information of Therapeutic Antibodies" and "Therapeutic Antibodies Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                   SIX MONTHS ENDED
                                       JUNE 30,                                   YEAR ENDED DECEMBER 31,
                               -------------------------   ----------------------------------------------------------------------
                                  1999          1998           1998           1997           1996          1995          1994
                               -----------   -----------   ------------   ------------   ------------   -----------   -----------
                                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Operating revenues...........  $   391,319   $ 2,086,074   $  3,392,447   $  1,791,420   $    927,532   $   650,519   $ 1,092,122
Operating expenses:
  Research and development...    4,479,365     5,551,426     11,363,218     11,462,352      9,185,126     6,321,674     5,107,894
  General and administrative,
    marketing and
    distribution.............    1,370,829     2,282,116      4,598,073      4,176,139      3,083,151     2,247,472     1,619,824
  Depreciation and
    amortization.............      887,599       801,651      1,561,951      1,643,922      1,387,916       856,756       864,288
  Other(2)...................       85,206       384,032        451,243        328,158        355,360        36,368       119,052
                               -----------   -----------   ------------   ------------   ------------   -----------   -----------
    Total operating
      expenses...............    6,822,999     9,019,225     17,974,485     17,610,571     14,011,553     9,462,270     7,711,058
                               -----------   -----------   ------------   ------------   ------------   -----------   -----------
Operating loss...............  $(6,431,680)  $(6,933,151)  $(14,582,038)  $(15,819,151)  $(13,084,021)  $(8,811,751)  $(6,618,936)
                               ===========   ===========   ============   ============   ============   ===========   ===========
Net loss.....................  $(6,759,034)  $(7,234,865)  $(15,888,928)  $(16,847,718)  $(12,746,117)  $(9,100,038)  $(6,717,753)
                               ===========   ===========   ============   ============   ============   ===========   ===========
Preferred stock
  dividends(5)...............           --            --        (32,877)            --             --            --            --
                               ===========   ===========   ============   ============   ============   ===========   ===========
Net loss applicable to common
  shareholders...............  $(6,759,034)  $(7,234,865)  $(15,921,805)  $(16,847,718)  $(12,746,117)  $(9,100,038)  $(6,717,753)
                               ===========   ===========   ============   ============   ============   ===========   ===========
Basic and diluted net loss
  per share..................  $     (0.13)  $     (0.31)  $      (0.59)  $      (0.74)  $      (0.68)  $     (0.57)  $     (0.47)
                               ===========   ===========   ============   ============   ============   ===========   ===========
BALANCE SHEET DATA
  (AT END OF PERIOD):
Cash and cash
  equivalents(1)(4)(5)(6)....  $   783,313   $ 2,268,914   $  7,760,328   $  4,915,077   $ 20,502,536   $ 3,397,082   $   593,154
Total assets(3)(4)(5)(6).....   12,976,967    15,945,875     21,421,502     20,800,065     37,179,990    15,157,099    12,103,994
Long term debt, net of
  current portion(3)(6)......    4,707,257     5,625,043      4,744,216      6,059,072      8,592,755     9,595,420     2,917,251
Deficit accumulated during
  development stage..........  (82,060,345)  (66,647,248)   (75,301,311)   (59,412,383)   (42,564,665)  (29,818,548)  (20,718,510)
Stockholders'
  equity(4)(5)(6)............    4,920,993     2,956,892     12,022,434      9,758,345     25,215,530       894,479     4,862,404

-------------------------
(1) At December 31, 1998, Therapeutic Antibodies held approximately U.S. $7,508,000 denominated in British pounds and U.S. $31,500 denominated in Australian dollars. The decline in the exchange rate at year end between the British pound and Australian dollar versus the U.S. dollar resulted in a foreign currency transaction loss of U.S. $240,703. At December 31, 1997, Therapeutic Antibodies held cash and cash equivalents of approximately U.S. $2,960,000 denominated in British pounds. As a result of the decline in the exchange rate between the British pound and the U.S. dollar, Therapeutic Antibodies experienced a foreign currency transaction loss of U.S. $913,119 for the year ended December 31, 1997.

(2) Includes costs of goods sold and other expense items.

(3) In 1995 and 1994, Therapeutic Antibodies constructed a pilot production facility in London and a manufacturing facility in Wales. These facilities were funded through financing arrangements provided by Aberlyn Capital Management Company, Inc. and the Welsh Development Agency.

(4) On July 23, 1996, Therapeutic Antibodies completed an initial public offering of 4,190,477 shares of its common stock on the London Stock Exchange at L5.25 ($8.14 based on the noon buying rate on July 23, 1996) per share.

(5) 100 shares of Therapeutic Antibodies Series A Convertible Redeemable Preferred Stock, issued on September 28, 1998, together with dividends accrued thereon, were converted into 2,995,692 shares of Therapeutic Antibodies common stock on November 9, 1998.

(6) On October 26, 1998, Therapeutic Antibodies announced a placement of 21,300,000 shares of its common stock of L0.40 ($0.68 based on the noon buying rate on October 26, 1998) per share. At the same time it entered into agreements to convert $2.9 million of outstanding debt into 4,394,869 shares of common stock. A portion of the proceeds of the placement were used to repay further outstanding debt.

  SUMMARY SELECTED PRO FORMA COMBINED FINANCIAL DATA

     We are providing the following pro forma financial information to give you a better picture of what the results of operations and financial position of our combined businesses might have looked like at specific dates. This information is provided for illustrative purposes only.

     The pro forma statement of operations data for each of the three years in the period ended March 31, 1999 combines the audited historical consolidated statements of operations of Proteus for those years and the audited historical consolidated statements of operations of Therapeutic Antibodies for each of the three years in the period ended December 31, 1998, after giving effect to the pro forma adjustments described in the Notes to the Unaudited Pro Forma Financial Statements. The pro forma statement of operations data does not include the unaudited historical consolidated statement of operations data of Therapeutic Antibodies for the three months ended March 31, 1999. The balance sheet data as of March 31, 1999 is based upon the audited historical consolidated balance sheet data of Proteus and unaudited historical consolidated balance sheet data of Therapeutic Antibodies as of that date.

     The unaudited pro forma financial information should be read together with the historical financial statements and accompanying notes of Proteus and Therapeutic Antibodies included elsewhere in this proxy statement/prospectus. Since the pro forma financial information is based upon the financial condition and operating results of Proteus and Therapeutic Antibodies for periods when they were not combined, the information may not be indicative of the results which could have actually occurred had the merger been completed at the periods presented, nor are they indicative of future financial operating results. See "Unaudited Pro Forma Financial Statements" starting on page 64 for a more detailed explanation of this analysis.

                                                                   YEARS ENDED MARCH 31,
                                                           --------------------------------------
                                                             1999      1999      1998      1997
                                                           --------   -------   -------   -------
                                                              $          L         L         L
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:(1)
  Revenues...............................................     4,427     2,743     1,272     1,168
  Loss from operations...................................   (21,166)  (13,114)  (13,870)  (12,383)
  Net loss...............................................   (21,697)  (13,443)  (14,277)  (11,883)
  Preferred stock dividends..............................       (32)      (20)       --        --
  Net loss applicable to common shareholders.............   (21,729)  (13,463)  (14,277)  (11,883)
  Basic and diluted net loss per common share............     (0.21)    (0.13)    (0.17)    (0.16)
  Weighted average number of common shares outstanding:
          Basic and diluted..............................   102,502   102,502    82,059    74,216
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and investments...................................    15,381     9,530
  Total assets...........................................    31,053    19,240
  Working capital........................................    11,485     7,116
  Long-term debt, net of current portion.................     5,050     3,129
  Shareholders' equity...................................    19,759    12,242

-------------------------
(1) All pro forma amounts exclude expenses expected to be incurred directly related to the merger. See Note 6 to "Unaudited Pro Forma Financial Statements."

                           COMPARATIVE PER SHARE DATA

     The following table presents selected unaudited historical per share data of Proteus and Therapeutic Antibodies and unaudited pro forma combined per share data after giving effect to the merger using the pooling of interests method of accounting under U.S. GAAP and assuming that no Therapeutic Antibodies stockholders exercise dissenter's rights and thus 1.163 Proteus ordinary shares are exchanged for each outstanding share of Therapeutic Antibodies common stock in the merger. For purposes of the pro forma combined per share data presented below:

     - statement of operations data for Proteus' fiscal year ended March 31, 1999 has been combined with statement of operations data for Therapeutic Antibodies' fiscal year ended December 31, 1998; and

     - Proteus balance sheet data at March 31, 1999 has been combined with Therapeutic Antibodies unaudited balance sheet data at March 31, 1999.

     The data should be read together with the summary selected historical and pro forma financial data, the unaudited pro forma financial statements and the separate historical financial statements of Proteus and Therapeutic Antibodies and accompanying notes included in this proxy statement/prospectus. The unaudited pro forma combined per share data is provided for illustrative purposes only. Since the pro forma financial information is based upon the financial condition and operating results of Proteus and Therapeutic Antibodies for periods when they were not combined, the information may not be indicative of the results which could have actually occurred had the merger been completed at the periods presented, nor are they indicative of future financial operating results.

                                                             FISCAL YEAR ENDED
                                          -------------------------------------------------------
                                          MARCH 31, 1999/
                                           DECEMBER 31,      MARCH 31, 1998/     MARCH 31, 1997/
                                               1998         DECEMBER 31, 1997   DECEMBER 31, 1996
                                          ---------------   -----------------   -----------------
PROTEUS -- HISTORICAL
  Loss per ordinary share
     Basic and diluted
       U.K. GAAP........................  L(0.06)  $(0.09)       L(0.07)             L(0.07)
       U.S. GAAP........................  L(0.05)  $(0.09)       L(0.07)             L(0.07)
  Book value per share(1)
       U.K. GAAP........................  L 0.10   $ 0.16        L 0.07
       U.S. GAAP........................  L 0.09   $ 0.15        L 0.06
THERAPEUTIC ANTIBODIES -- HISTORICAL
  Loss per share of common stock
     Basic and diluted..................  $(0.59)                 $(0.74)                  $(0.68)
  Book value per share(1)...............  $ 0.16                  $ 0.26
PROTEUS PRO FORMA COMBINED
  Loss per ordinary share
     Basic and diluted..................  L(0.13)  $(0.21)       L(0.17)             L(0.16)
  Book value per share(1)...............  L 0.09   $ 0.15
PROTEUS PRO FORMA COMBINED AS
  ADJUSTED(2)
  Loss per ordinary share
     Basic and diluted..................  L(0.11)  $(0.18)       L(0.14)             L(0.12)
  Book value per share(1)...............  L 0.13   $ 0.21
EQUIVALENT PRO FORMA COMBINED PER
  THERAPEUTIC ANTIBODIES SHARE(3)
  Loss per share of common stock
     Basic and diluted..................  $(0.25)                $(0.29)
  Book value per share(1)...............  $ 0.17

-------------------------
(1) Book value per share is computed by dividing shareholders' equity by the number of shares outstanding at the end of each period. Pro forma book value per share amounts have been adjusted to reflect the issuance of 60,542,545 Proteus ordinary shares to holders of Therapeutic Antibodies common stock in the merger, assuming no exercise of appraisal rights by Therapeutic Antibodies stockholders.

(2) The Proteus pro forma combined as adjusted per share data reflects the issuance of 23,325,000 ordinary shares by Proteus in the equity financing, which will occur simultaneously with the merger.

(3) Gives effect to the conversion in the merger of each share of Therapeutic Antibodies common stock into 1.163 Proteus ordinary shares. We have computed amounts based on applying the conversion number of 1.163 to the Proteus pro forma combined per share data and translating the result into U.S. dollars at the noon buying rate as of and for the periods presented.

             COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION

  MARKET PRICE DATA

     Proteus ordinary shares are traded on the London Stock Exchange under the symbol "PTI." The following table sets forth for the periods indicated:

     (a) the high and low closing mid-market prices as reported in the Daily Official List of the London Stock Exchange for the Proteus ordinary shares; and

     (b) the equivalent United States dollar prices translated at the noon buying rate on the dates of these high and low quotations.

                            PROTEUS ORDINARY SHARES

                    QUARTER ENDING                       HIGH      LOW     HIGH      LOW
                    --------------                       -----    -----    -----    -----
                                                           L        L        $        $
June 30, 1997..........................................  0.675    0.415    1.101    0.686
September 30, 1997.....................................  0.485    0.355    0.814    0.567
December 31, 1997......................................  0.485    0.345    0.800    0.563
March 31, 1998.........................................  0.865    0.435    1.425    0.711
June 30, 1998..........................................  0.680    0.430    1.138    0.718
September 30, 1998.....................................  0.430    0.320    0.715    0.536
December 31, 1998......................................  0.410    0.325    0.687    0.547
March 31, 1999.........................................  0.495    0.320    0.806    0.529
June 30, 1999..........................................  0.460    0.365    0.739    0.586

     As of August 9, 1999, Proteus had 73,998,320 ordinary shares outstanding held by approximately 5,812 record holders. There are approximately three record holders of Proteus ordinary shares located in the U.S.

     Therapeutic Antibodies stockholders are advised to obtain current market quotations for the Proteus ordinary shares and the Therapeutic Antibodies common stock. No assurance can be given as to the market prices of Proteus ordinary shares at any future time, either before or after the effective time of the merger.

     Therapeutic Antibodies common stock is traded on the London Stock Exchange under the symbol "TAB." Therapeutic Antibodies common stock is not traded on any stock exchange or automated quotation system in the United States. The following table sets forth for the periods indicated:

     (a) the high and low closing mid-market prices as reported in the Daily Official List of the London Stock Exchange for the Therapeutic Antibodies common stock; and

     (b) the equivalent United States dollar prices translated at the noon buying rate on the dates of these high and low quotations.

                           THERAPEUTIC ANTIBODIES COMMON STOCK
                           -----------------------------------
                    QUARTER ENDING                       HIGH      LOW     HIGH      LOW
                    --------------                       -----    -----    -----    -----
                                                           L        L        $        $
June 30, 1997..........................................  3.740    3.325    6.165    5.536
September 30, 1997.....................................  3.325    1.800    5.511    2.852
December 31, 1997......................................  2.630    2.180    4.297    3.608
March 31, 1998.........................................  2.220    1.925    3.636    3.228
June 30, 1998..........................................  2.215    1.425    3.206    2.372
September 30, 1998.....................................  1.415    0.625    2.351    1.028
December 31, 1998......................................  0.860    0.465    1.466    0.774
March 31, 1999.........................................  0.580    0.495    0.941    0.820
June 30, 1999..........................................  0.565    0.475    0.909    0.767

     As of August 9, 1999, Therapeutic Antibodies had 52,057,219 shares of common stock outstanding held by approximately 1,415 record holders, of which 635 are record holders located in the U.S. and of which 780 are located outside the U.S.

     On May 19, 1999, the last full day of trading before the issuance of press releases by Proteus and Therapeutic Antibodies announcing the proposed merger, the closing mid-market price of Proteus ordinary shares was L0.395 per share and the closing mid-market price of Therapeutic Antibodies common stock was L0.490 per share. On August 11, 1999, the closing mid-market prices of Proteus ordinary shares and Therapeutic Antibodies common stock were L0.39 and L0.465, respectively.

  DIVIDENDS

     To date, Proteus has not paid dividends on its ordinary shares and Therapeutic Antibodies has not paid dividends on its common stock. Proteus intends to continue a policy of retaining all earnings to finance the expansion of its business and has no present intention to pay cash dividends. The declaration and payment of future dividends will be determined by the Proteus board in light of conditions existing in the future and are expected to depend upon earnings, financial condition, capital requirements, and other relevant factors not presently determinable.

                                  RISK FACTORS

     You should carefully consider the following factors, as well as the other information regarding Proteus, Therapeutic Antibodies and the merger contained in this proxy statement/prospectus in deciding how to vote.

RISKS RELATING TO THE COMPANIES

  IF WE ARE UNABLE TO DEVELOP COMMERCIALLY SUCCESSFUL PRODUCTS, WE WILL BE UNABLE TO GENERATE SIGNIFICANT REVENUES.

     Our limited product launches to date have not generated significant revenues and may not generate significant revenues in the future. We have a variety of product candidates in various stages of development and will need to undertake substantial additional research and development and preclinical and clinical testing of our product candidates. These efforts may not result in the development of any commercially successful products, in which case we will not be able to generate significant revenues.

     We may fail to successfully develop a product candidate for many reasons including:

     - a product candidate fails in preclinical studies;

     - a potential product is not shown to be safe and effective in clinical trials;

     - we fail to obtain regulatory approval for the product;

     - we fail to produce a product in commercial quantities at an acceptable cost; and

     - a product does not gain market acceptance.

  BECAUSE BOTH PROTEUS AND THERAPEUTIC ANTIBODIES ARE EARLY STAGE BIOTECHNOLOGY COMPANIES THAT HAVE A HISTORY OF OPERATING LOSSES, WE ANTICIPATE FUTURE LOSSES AND MAY NEVER BECOME PROFITABLE.

     To date, we have not been profitable. We expect to incur operating losses over the next several years and may never be profitable. Proteus and Therapeutic Antibodies had on a U.S. GAAP basis:

     - net losses of approximately L3.7 million and approximately $12.7 million for the fiscal years ended March 31, 1997 and December 31, 1996, respectively;

     - net losses of approximately L4.0 million and approximately $16.8 million for the fiscal years ended March 31, 1998 and December 31, 1997, respectively; and

     - net losses of approximately L3.9 million and approximately $15.9 million for the fiscal years ended March 31, 1999 and December 31, 1998, respectively.

     Losses result principally from costs associated with research, development and clinical testing activities before the marketing of products. Collaborative research, development and licensing arrangements, research grants and interest income have generated most of our revenue to date. Our profitability will depend on our ability to generate revenues from product candidates that are currently under development and to enter into new partnerships for the licensing of our product candidates while maintaining existing partnerships.

  IF WE ARE UNABLE TO MAINTAIN AND ENTER INTO NEW COLLABORATIVE ARRANGEMENTS, OUR ABILITY TO DEVELOP AND MARKET PRODUCT CANDIDATES WILL SUFFER AND WE WILL BE UNABLE TO SUSTAIN OUR BUSINESS.

     Our primary focus will continue to be on the research and development of new pharmaceutical products and, therefore, we will be dependent on our existing alliances and new alliances with third parties to provide development, manufacturing, marketing and sales capabilities. Our ability to obtain new agreements will depend, in part, on the success of our clinical trials. Collaborators and licensees have significant discretion over the resources they devote to these efforts. Our success, therefore, will depend on the ability and intention of these outside parties to perform their responsibilities and devote sufficient resources to collaborations with us. We cannot guarantee that:

     - we will be able to establish additional collaborative arrangements or license agreements;

     - any collaborative arrangement or agreement will be on favorable terms; or

     - any existing or future collaborative arrangement or agreement will result in a successful product and/or generate significant revenue.

     In addition, there can be no assurance that our collaborators and licensees will not pursue alternative technologies either on their own or in collaboration with others, including our competitors.

  IF WE FAIL TO OBTAIN ADEQUATE INTELLECTUAL PROPERTY RIGHTS FOR OUR PRODUCT CANDIDATES, COMPETITORS MAY BE ABLE TO TAKE ADVANTAGE OF OUR RESEARCH AND DEVELOPMENT EFFORTS. WE MAY ALSO BE SUBJECT TO CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT BY THIRD PARTIES.

     Our success will depend, in large part, on our ability to obtain and maintain patent or other proprietary protection for our technologies, products and processes. If we are not able to obtain patent protection for certain of our products or secure patents that are sufficiently broad in their scope, competitors may be able to take advantage of our research and development efforts. Legal standards relating to the validity of patents covering pharmaceutical or biotechnological inventions and the scope of claims made under such patents are still developing. There is no consistent policy regarding the breadth of claims allowed in biotechnology patents. The patent position of a biotechnology company is highly uncertain and involves complex legal and factual questions.

     There can be no assurance that competitors will not develop substantially equivalent techniques or otherwise gain access to our technologies. We may have to initiate litigation to enforce our patent and license rights. If our competitors file patent applications that claim technology also claimed by us, we may have to participate in interference or opposition proceedings to determine the priority of invention. An adverse outcome could subject us to significant liabilities to third parties and require us to cease using technology owned by, or to license disputed rights from, third parties.

     Our success also depends on our ability to operate without infringing the proprietary rights of third parties with respect to products that facilitate our ability to develop and exploit our own products. If infringement occurs, we may have to develop an alternative technology or reach an agreement for the license of the necessary rights from the third party. Should this be necessary, we cannot assure you that we can obtain or develop those technologies or obtain those licenses, and as a result, may be unable to develop and market our product candidates.

     The cost to us of any litigation or proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of litigation more effectively than us because of their substantially greater resources.

  IF WE ARE UNABLE TO GENERATE SIGNIFICANT REVENUES FROM OPERATIONS, WE WILL REQUIRE ADDITIONAL FINANCING. THIS FINANCING MAY NOT BE AVAILABLE OR MAY BE AVAILABLE ON TERMS THAT DILUTE OUR SHAREHOLDERS' INTERESTS.

     We will require significant revenue from product sales, collaborative and licensing arrangements and strategic alliances to fund our ongoing operations. If we are unsuccessful in generating this revenue or this revenue is insufficient to fund proposed projects, then we will require additional financing. Additional financing may not be available to us on favorable terms or at all. If we have insufficient funds or are unable to raise additional funds, we may be required to delay, reduce or cease certain of our programs and may be unable to continue our operations at their current level.

     Future financings may result in the substantial dilution of shareholders' interests and may result in future investors being granted rights superior to those of existing shareholders. For a discussion of our liquidity, see "Proteus Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Therapeutic Antibodies Management's Discussion and Analysis of Financial Condition and Results of Operations."

  REGULATION BY GOVERNMENT AGENCIES IMPOSES SIGNIFICANT COSTS AND RESTRICTIONS ON OUR BUSINESS ACTIVITIES.

     The production and sale of pharmaceutical products is highly regulated. Our ability and the ability of our partners to secure regulatory approval for our products and to continue to satisfy regulatory requirements will determine our future success. We may not receive required regulatory approvals for our products or receive approvals in a timely manner. In particular, the U.S. Food and Drug Administration and comparable agencies in foreign countries, including the European Medicines Evaluation Agency and the Medicine Control Agency in the U.K., must approve human therapeutic and preventive products before they are marketed. This approval process can involve lengthy and detailed laboratory and clinical testing, sampling activities and other costly and time-consuming procedures. While the time required to obtain approval varies, it can take several years. Delays in obtaining or the failure to obtain regulatory approvals or the restriction, suspension or revocation of regulatory approvals could adversely affect the marketing of products and our ability to receive product revenues or royalties. We cannot guarantee that we will be able to obtain the necessary approvals for clinical testing or for the manufacturing and marketing of any products that we develop.

     We are also subject to ongoing regulatory review. Discovery of previously unknown problems with a product, manufacturer or facility or other violations of regulatory requirements may result in:

     - fines;

     - suspensions of regulatory approvals;

     - product recalls; and

     - criminal prosecution.

     For further discussion of regulations and potential penalties, see "Government Regulation."

  OUR COMPETITORS MAY HAVE GREATER RESOURCES FOR DEVELOPING PRODUCTS AND AS A RESULT MAY BE ABLE TO DEVELOP PRODUCTS THAT ARE SUPERIOR TO OUR PRODUCT CANDIDATES OR LAUNCH COMPETING PRODUCTS BEFORE WE DO.

     The pharmaceutical industry is highly competitive. We compete with pharmaceutical companies in the United States, the United Kingdom, Europe and elsewhere for both our existing products and those currently under development. Many of these companies have research, development, marketing, financial and personnel resources greater than ours. Competitors may develop and receive regulatory approval for a marketable product before we do. Competitors may also develop a product that is more effective or economically viable than our product candidates, rendering our product candidates obsolete. We anticipate that we will face increased competition in the future as new companies enter our markets and alternative drugs and technologies become available.

  ANNOUNCEMENTS, DEVELOPMENTS AND/OR REGULATORY CHANGES IN THE BIOTECHNOLOGY SECTOR MAY CAUSE OUR SHARE PRICES TO FLUCTUATE.

     The market price of each of Therapeutic Antibodies common stock and Proteus ordinary shares may be affected by announcements from or about other companies in the biotechnology sector. Factors that could cause the combined company's stock price to fluctuate in the future may include:

     - announcements by other biotechnology companies of clinical trial results and other product developments;

     - adverse developments in the protection of intellectual property or other legal matters;

     - announcements in the scientific and research community;

     - changes in treatment recommendations or guidelines by private health organizations or science foundations;

     - regulatory changes that affect our products; and

     - changes in third-party reimbursement policies or in medical practices.

  THIRD-PARTY REIMBURSEMENT AND HEALTH CARE COST CONTAINMENT INITIATIVES MAY CONSTRAIN OUR FUTURE REVENUES.

     Our ability to market successfully any product we may develop will depend in part on the level of reimbursement that government health administration authorities, private health coverage insurers and other organizations provide for the cost of our products and related treatments. We may not be able to sell our products profitably if reimbursement is unavailable or limited in scope. Increasingly, third-party payors are attempting to contain health care costs in ways that are likely to impact our development of products including:

     - challenging the prices charged for health care products;

     - limiting both coverage and the amount of reimbursement for new therapeutic products;

     - denying or limiting coverage for products that are approved by the regulatory agencies but are considered experimental or investigational by third-party payors; and

     - refusing to provide coverage when an approved product is used in a way that has not received regulatory marketing approval.

  WE FACE PRODUCT LIABILITY RISKS AND MAY NOT BE ABLE TO OBTAIN ADEQUATE INSURANCE.

     The testing, marketing and sale of our products involve significant product liability risks. We may be held liable for damages for product failures or adverse reactions resulting from the use of our products. Although we maintain product liability insurance, this insurance may not provide adequate coverage against product liability claims. Furthermore, in the future, we may not be able to obtain insurance on acceptable terms and any insurance we do obtain may not provide adequate coverage against any asserted claims.

  IF THERAPEUTIC ANTIBODIES' LIVESTOCK DEVELOP DISEASES, THERAPEUTIC ANTIBODIES MAY BE UNABLE TO SUSTAIN ITS CURRENT OR FUTURE ANTIBODY PRODUCTION CAPACITIES.

     Therapeutic Antibodies supplies all of the antisera required for the production of its antibody products from its own flocks of sheep. Therapeutic Antibodies takes stringent precautions to minimize the risk of animal diseases, including scrapie, that could affect its sheep or the safety of its products. All of the sheep used by Therapeutic Antibodies to produce its antisera are located in Australia, which the office of the Australian Chief Veterinary Officer has acknowledged as being scrapie free. However, animal diseases, including scrapie, could affect Therapeutic Antibodies' flocks and therefore its ability to produce antisera.

  YEAR 2000 ISSUES COULD CAUSE INTERRUPTION OR FAILURE OF OUR OR OTHER COMPUTER SYSTEMS.

     We use a significant number of computer systems and software programs in our operations, including applications used in our accounting and administrative functions and our computer-aided molecular design application used to support research and development activities. Although we believe that our internal systems and software applications contain or will contain source codes that are able to interpret appropriately the dates following December 31, 1999, our failure to make or obtain necessary modifications to our systems and software could result in an interruption in or failure of normal business activities and operations. Failure by our key service providers, vendors and worldwide research and development, manufacturing and clinical trial partners to make their computer software programs and operating systems Year 2000 compliant could have a similar effect. For a discussion of our Y2K readiness, see "Proteus Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000" and "Therapeutic Antibodies Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness."

RISKS RELATING TO THE MERGER

  INTEGRATION OF PROTEUS AND THERAPEUTIC ANTIBODIES MAY NOT SUCCEED.

     We have entered into the merger agreement with the expectation that the merger will result in benefits to both companies through the integration of our operations. The integration of operations will require, among other things:

     - coordinating or combining research and development efforts,

     - identifying and allocating collaborative relationships in a coherent manner, and

     - aligning the strategic plans of two previously independent management teams.

The difficulties of this integration may be increased by the geographical separation of the two companies and our employees. This integration will require the dedication of management resources that may temporarily distract management's attention from the day-to-day business of the combined company. If we fail to integrate the companies quickly and efficiently, we may incur unanticipated costs or lose opportunities to advance our business.

  THE LOSS OF KEY EMPLOYEES COULD WEAKEN OUR SCIENTIFIC AND MANAGEMENT EXPERTISE AND DELAY THE DEVELOPMENT OF OUR PRODUCT CANDIDATES.

     In connection with the merger, Proteus will enter into or assume employment agreements with key personnel with the aim of securing their services for a minimum period. Nevertheless, we cannot guarantee the retention of their services. The loss of certain key personnel could weaken our scientific and management expertise and delay the development of our product candidates.

  EXCHANGE RATE FLUCTUATIONS MAY REDUCE THE VALUE OF PROTEUS SHARES FOR U.S. HOLDERS.

     Individuals and entities located in the U.S. who hold Proteus ordinary shares will bear exchange rate risk. The Proteus shares issued in the merger will be traded on the London Stock Exchange. As a result, U.S. holders of Proteus ordinary shares who would like to sell their shares must sell them on the London Stock Exchange and have the proceeds of the sale converted into dollars. Holders may receive a reduced dollar value upon the sale of their shares as the result of the dollar/pound sterling exchange rate in effect at that time.

  THE VALUE OF PROTEUS ORDINARY SHARES TO BE RECEIVED IN THE MERGER WILL FLUCTUATE.

     The number of Proteus ordinary shares that Therapeutic Antibodies stockholders will receive in the merger for each share of Therapeutic Antibodies common stock is fixed at 1.163 and the merger agreement does not contain a mechanism to adjust the exchange ratio in the event the market price of Proteus ordinary shares declines. Equally, the number of Proteus ordinary shares that will be received by Therapeutic Antibodies stockholders in the merger will not be reduced if there is an increase in the market price of Proteus ordinary shares between the signing of the merger agreement and the closing of the merger.

     Because the market price of Proteus ordinary shares will fluctuate, the value at the time of the merger of the consideration to be received by Therapeutic Antibodies stockholders will also fluctuate. There can be no assurance as to the market value of the Proteus ordinary shares at the time of the merger. For historical and current market prices of Proteus ordinary shares, see "Summary -- Comparative Market Price Data and Dividend Information."

  UNITED STATES JUDGMENTS MAY NOT BE ENFORCEABLE AGAINST PROTEUS.

     Judgments of United States courts, including those predicated on the civil liability provisions of the federal securities laws of the United States, may not be enforceable in English courts. As a result, stockholders of Proteus who obtain a judgment against it in the United States may not be able to require Proteus to pay the amount of the judgment. See "Enforceability of Civil Liabilities."

  BECAUSE PROTEUS SHARES ARE NOT TRADED ON A U.S. STOCK EXCHANGE, THE SALE OF PROTEUS SHARES MAY BE MORE TIME CONSUMING AND EXPENSIVE FOR U.S. SHAREHOLDERS THAN SHARES OF COMPANIES LISTED ON U.S. STOCK EXCHANGES.

     Like Therapeutic Antibodies common stock, Proteus ordinary shares trade on the London Stock Exchange only. Proteus currently does not intend to list its ordinary shares on any U.S. stock exchange or automated quotation system. Proteus also has no current plans to create an American depository share program for its ordinary shares. Many U.S. brokerage firms may be unable to effect transfers of Proteus shares on the London Stock Exchange and must engage U.K. brokerage firms or branches to effect these trades. This process may make the sale of Proteus shares more time consuming and expensive for U.S. shareholders than shares of companies listed on U.S. stock exchanges.

     Quotations for Proteus ordinary shares are not generally available in U.S. newspapers; however, quotations are available in the U.S. edition of the Financial Times and on the Nasdaq-Amex Web site at http://www.nasdaq-uk.com. Some U.S. brokerage firms may add a surcharge to their customary commissions for trades executed offshore, although Proteus understands the major U.S. brokerage firms do not. Like Therapeutic Antibodies common stock, trading of Proteus ordinary shares will result in U.K. stamp duty of 50p per 100 pounds sterling, or portions of these amounts, on the value of shares traded. This tax is paid by the purchaser.

                           FORWARD LOOKING STATEMENTS

     We have made forward-looking statements in this proxy statement/prospectus that are based on the beliefs of our respective managements as well as assumptions made by and information currently available to each of us. These statements include the completion of certain clinical trials involving our products, the receipt of regulatory approvals, the adequacy of our capital resources, trends relating to the biopharmaceutical industry and others. When used in this document, the words "anticipate," "believe," "estimate," "expect," "plan," and "intend" and similar expressions, as they relate to Proteus and Therapeutic Antibodies or their respective managements, are intended to identify forward-looking statements.

     Forward-looking statements reflect the current view of Therapeutic Antibodies and/or Proteus with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of Proteus or Therapeutic Antibodies to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements, including, among others, those set forth in "Risk Factors" and "Government Regulation" and the following:

     - the results of pre-clinical and clinical trials involving Proteus' and Therapeutic Antibodies' products;

     - the failure to receive regulatory approvals on a timely basis or at all;

     - the failure to maintain adequate capital resources;

     - the introduction of competing products by other companies;

     - the lack of acceptance of any new products we may develop;

     - changes in currency exchange rates;

     - changes in general economic and business conditions;

     - changes in business strategy; and

     - any significant delay in the expected completion of the merger and risks that the synergies anticipated from the merger may not be fully realized.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected, planned or intended.

                   THE THERAPEUTIC ANTIBODIES ANNUAL MEETING

GENERAL

     This proxy statement/prospectus is being sent to the Therapeutic Antibodies stockholders in connection with the solicitation of proxies by the board of directors of Therapeutic Antibodies for use at the 1999 annual meeting of stockholders to be held on September 13, 1999, at the University Club of Nashville, 2402 Garland Avenue, Nashville, Tennessee, commencing at 8:00 a.m., Central Time, and at any adjournment or postponement of the meeting.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

     At the annual meeting, Therapeutic Antibodies stockholders will consider and vote on:

     (1) Approval and adoption of the merger agreement;

     (2) The election of four directors;

     (3) The ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for 1999; and

     (4) Such other business as may properly come before the annual meeting.

     Therapeutic Antibodies' bylaws and Delaware law provide that Therapeutic Antibodies must hold an annual meeting of stockholders to elect directors and to conduct other routine business. In addition to the merger proposal, you will also be asked to consider and vote on proposals to elect four directors of Therapeutic Antibodies and to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 1999. The persons elected to the Therapeutic Antibodies board of directors at the annual meeting will serve on the Therapeutic Antibodies board of directors only until the merger becomes effective. In the merger, Therapeutic Antibodies will merge with and into a wholly-owned subsidiary of Proteus, PI Merger Sub, Inc., with PI Merger Sub surviving the merger. As a result, Proteus, as the sole stockholder of PI Merger Sub, will have the right to determine the size and membership of the PI Merger Sub board and Proteus' independent auditors will audit the financial statements of the consolidated group following the merger.

RECORD DATE; VOTING RIGHTS; VOTING AT THE MEETING

     The Therapeutic Antibodies board has fixed August 9, 1999 as the record date. Accordingly, only holders of record shares of Therapeutic Antibodies common stock at the close of business on August 9, 1999 are entitled to notice of and to vote at the annual meeting. Each holder of record of shares of Therapeutic Antibodies common stock on the record date is entitled to cast one vote per share, either in person or by a properly executed proxy, at the annual meeting. As of the record date, there were 52,057,219 shares of Therapeutic Antibodies common stock outstanding and entitled to vote held by approximately 1,415 holders of record.

     Under Therapeutic Antibodies' bylaws, the holders of one third of the shares of Therapeutic Antibodies common stock outstanding and entitled to vote at the annual meeting will constitute a quorum. Shares of Therapeutic Antibodies common stock represented in person and by proxy will be counted for purposes of determining whether a quorum is present.

VOTING OF PROXIES

     Properly executed proxies that have not been revoked will be voted at the annual meeting in accordance with the instructions indicated in the proxies. If a proxy is returned with no instructions indicated, such proxies will be voted in accordance with the recommendations of the Therapeutic Antibodies board.

     If any other matters are properly presented at the annual meeting, including consideration of a motion to adjourn the meeting to another time or place for the purpose of soliciting additional proxies, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their best judgment, unless authorization to use discretion is withheld in the executed proxy. Therapeutic Antibodies is not aware of any matters expected to be presented at the annual meeting other than those listed above.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

     - filing with the Secretary of Therapeutic Antibodies, including by telegram or facsimile, a written notice of revocation dated later than the date of the proxy or by giving notice of revocation at the annual meeting;

     - duly executing a later-dated proxy relating to the same shares and delivering it, including by telegram or facsimile, to the Secretary of Therapeutic Antibodies; or

     - attending the annual meeting and voting in person.

     In order to vote in person at the annual meeting, Therapeutic Antibodies stockholders must attend the meeting and vote in accordance with the voting procedures established for the meeting. Attendance at the annual meeting will not in and of itself revoke a proxy. Any written notice of revocation or subsequent proxy must be sent to:

                          Therapeutic Antibodies Inc.
                             1207 17th Avenue South
                                   Suite 103
                         Nashville, Tennessee 37212 USA
                              Attention: Secretary

     Shares of Therapeutic Antibodies common stock held of record by a broker that are present in person or represented by proxy will be counted for purposes of determining a quorum. If a broker does not have discretionary voting authority to vote on any matter at the annual meeting in the absence of instructions from the beneficial owners, then these shares, which we refer to as broker non-votes, will not be considered entitled to vote on the matter. Broker non-votes and abstaining votes will not be counted in favor of approval and adoption of the merger agreement.

SOLICITATION OF PROXIES

     Therapeutic Antibodies and Proteus will share equally the cost of printing and mailing this proxy statement/prospectus. Therapeutic Antibodies will pay the expenses of the solicitations for the annual meeting. In addition to solicitation by mail, directors, officers and employees of Therapeutic Antibodies or their agents may solicit proxies in person or by telephone, telegram, facsimile or other means of communication. Therapeutic Antibodies will not pay these persons additional compensation for solicitation of proxies but may reimburse them for reasonable out-of-pocket expenses. Therapeutic Antibodies has retained Corporate Investor Communications, Inc. at an estimated cost of $17,000, plus reimbursement of expenses, to assist in its solicitation of proxies. Therapeutic Antibodies also will make arrangements with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by the custodians, nominees and fiduciaries, and Therapeutic Antibodies will reimburse the custodians, nominees and fiduciaries for their reasonable expenses.

     You will be asked to consider and vote upon the following proposals at Therapeutic Antibodies' 1999 annual meeting:

PROPOSAL 1: APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

     The proposal to approve and adopt the merger agreement is discussed in more detail in this proxy statement/prospectus beginning on page 50. The affirmative vote of the holders of a majority of the outstanding shares of Therapeutic Antibodies common stock is required to approve and adopt the merger agreement. Proteus has entered into voting agreements with executive officers and directors of Therapeutic Antibodies and certain of their affiliates who, in the aggregate, owned approximately 10.65% of the outstanding shares as of the record date. These stockholders have agreed to vote to approve and adopt the merger agreement.

     For the reasons discussed in the section of this proxy statement/prospectus under the heading, "Background of and Reasons for the Merger," the Therapeutic Antibodies board of directors believes that the merger is in the best interests of Therapeutic Antibodies stockholders and recommend that Therapeutic Antibodies stockholders vote FOR the approval and adoption of the merger agreement. In the event that holders of a majority of shares of Therapeutic Antibodies common stock entitled to vote at the annual meeting do not vote to approve and adopt the merger agreement, the merger cannot be completed. The Therapeutic Antibodies board does not anticipate that the company will have sufficient capital resources, or have entered into arrangements for additional financing, to permit the company to continue operation in the event the merger cannot be completed for any reason. In such event, the company may have to institute actions to protect the company from its creditors through formal insolvency proceedings or pursue alternative courses of action which may result in there being negligible remaining stockholder value.

PROPOSAL 2: ELECTION OF DIRECTORS

     Therapeutic Antibodies' bylaws provide that the Therapeutic Antibodies board of directors shall consist of the number of directors that are fixed by action of the board of directors, but not less than three nor more than fifteen. The board of directors has nominated the four individuals named below as nominees for election as directors to serve until the merger becomes effective or, if the merger is not completed for any reason, until the 2000 annual meeting of stockholders or until their successors are elected in accordance with Therapeutic Antibodies' bylaws. All of the nominees are members of the current Therapeutic Antibodies board of directors. If any nominee or nominees should be unable to accept nomination or election as a director, which is not expected, the proxies may be voted with discretionary authority for a substitute or substitutes designated by the board of directors. Directors are elected by a plurality of the votes cast by the shares entitled to vote at a meeting at which a quorum is present. The Therapeutic Antibodies bylaws do not permit stockholders to cumulate their votes in the election of directors. Therefore, each stockholder may cast one vote per share for each nominee.

  NOMINEES

     The following table sets forth the names, ages and principal occupations of the nominees to become directors and the year in which each nominee was first elected to the board of directors. Additional biographical information for each nominee is set forth under "Management of Proteus After the Merger."

                                                                                      DIRECTOR
                NAME                  AGE             PRINCIPAL OCCUPATION             SINCE
                ----                  ---             --------------------            --------
Stuart M. Wallis....................  53    Chairman of the Board                       1998
Andrew J. Heath, M.D., Ph.D. .......  51    Vice Chairman of the Board, Chief           1998
                                            Executive Officer
Martin S. Brown.....................  61    Secretary                                   1987
Tim Chard, M.D. ....................  62    Senior Vice President -- Research and       1984
                                            Development Administration

     There are no family relationships between any directors or executive officers of Therapeutic Antibodies.

     The board of directors of Therapeutic Antibodies recommends that the stockholders vote FOR the election of the nominees listed above.

  MEETINGS OF DIRECTORS AND COMMITTEES

     During the last fiscal year, the board of directors held seven regular and two special meetings. Additionally, the board of directors took two actions by unanimous written consent. The board of directors does not currently have a standing audit, nominating or compensation committee.

  COMPENSATION OF DIRECTORS

     Other than stock options, directors not otherwise employed by Therapeutic Antibodies historically have received no compensation for attending the meetings of the board of directors or any committee meetings, although all directors receive reimbursement for necessary travel expenses incurred in attending board of directors or committee meetings. All directors are eligible to participate in Therapeutic Antibodies' 1990 stock incentive plan and the 1997 stock option plan. Therapeutic Antibodies has historically granted stock options to its directors. In addition, Mr. Wallis receives L10,000 annually for his services as Chairman of the Board. See "Therapeutic Antibodies Executive Compensation Information -- Employment/Consultancy Agreements."

PROPOSAL 3: SELECTION OF INDEPENDENT ACCOUNTANTS

     The board of directors has appointed the firm of PricewaterhouseCoopers LLP as independent auditors of Therapeutic Antibodies and its subsidiaries for the 1999 fiscal year, subject to the approval of the stockholders. This firm, formerly known as Coopers & Lybrand, LLP, prior to its merger with Price Waterhouse, LLP in 1998, has served as the independent auditors of Therapeutic Antibodies since 1989. Representatives of this firm are expected to be present at the meeting and will have an opportunity to make a statement if they desire. These representatives will be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast at the meeting is needed to ratify the appointment of PricewaterhouseCoopers LLP as auditors of Therapeutic Antibodies for 1999. If the appointment is not approved, the matter will be referred to the board of directors for further review.

     The board recommends that the stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as auditors of Therapeutic Antibodies and its subsidiaries for Therapeutic Antibodies' 1999 fiscal year.

                   THE PROTEUS EXTRAORDINARY GENERAL MEETING

     In connection with the merger, the board of directors of Proteus has convened an extraordinary general meeting of the shareholders of Proteus for September 13, 1999.

RESOLUTIONS PROPOSED

     At the meeting, Proteus will propose the following resolutions to its shareholders:

  RESOLUTION 1

      (i) to approve the merger and the terms of the merger agreement;

      (ii) to increase the authorized share capital of Proteus from L2,000,000 to L5,000,000 by the creation of an additional 150,000,000 ordinary shares; and

     (iii) to authorize the directors of Proteus to allot new ordinary shares to be issued pursuant to the merger agreement and the equity financing and to issue options and warrants over new ordinary shares to holders of options and warrants in Therapeutic Antibodies in accordance with the terms of the merger agreement, which authority relates to up to an aggregate nominal amount of L1,760,711.02, which represents 118.97 per cent of the issued share capital of Proteus as at August 16, 1999.

  RESOLUTION 2

     to approve the termination fee of $1,900,000 payable by Proteus to Therapeutic Antibodies, in certain circumstances, pursuant to the merger agreement.

  RESOLUTION 3

     to increase the limit on the maximum number of directors of Proteus, as contained in the Proteus Articles of Association, from ten to fifteen.

  RESOLUTION 4

     to increase the limit on the maximum aggregate amount of fees payable to non-executive directors of Proteus, as contained in Proteus' articles of association, from L100,000 per annum to L200,000 per annum.

  RESOLUTION 5

     to amend the rules relating to performance conditions contained in the Proteus' approved share option scheme and to extend the use of Proteus' unapproved share option scheme to allow options which qualify for favorable taxation treatment to be granted to employees not resident in the U.K. particularly those resident in the U.S.

  RESOLUTION 6

     to empower the directors of Proteus to disapply statutory pre-emption rights in respect of the allotment of ordinary shares in respect of the equity financing and the exercise of options and warrants over Proteus' ordinary shares to be granted to holders of options and warrants in Therapeutic Antibodies in accordance with the terms of the merger agreement, which disapplication is in respect of an aggregate nominal amount of L524,222.50, representing 26,211,125 ordinary shares.

  RESOLUTION 7

     to authorize the directors of Proteus to issue options over ordinary shares to Stuart M. Wallis pursuant to his option agreement with Proteus which authority relates to up to an aggregate nominal amount of L127,323.82 which represents 8.6 percent of the issued share capital of Proteus as at the date of this document, and to empower the directors of Proteus to disapply statutory pre-emption rights in respect of the allotment of ordinary shares pursuant to the exercise of the options, which disapplication is in respect of up to an aggregate nominal amount of L127,323.82 representing 6,366,191 ordinary shares.

  RESOLUTION 8

     to authorize the directors of Proteus to allot relevant securities following completion of the merger and the equity financing in accordance with section 80 of the Companies Act 1985 up to an aggregate nominal value of L1,052,439.08 being 33% of the enlarged issued share capital following completion of the merger and the equity financing and to empower the directors of Proteus to disapply statutory pre-emption rights in respect of allotments of equity securities for cash either in connection with a rights issue or up to an aggregate nominal value of L157,865.86 being 5% of the enlarged issued share capital following completion of the equity financing.

  RESOLUTION 9

     to change the name of Proteus following the merger.

REQUIRED VOTE

     At the Proteus extraordinary general meeting, on a show of hands, every shareholder of Proteus who is present in person shall have one vote and on a poll, every shareholder of Proteus who is present in person or by proxy shall have one vote for every Proteus ordinary share held. Resolutions 1 to 4 (inclusive) are ordinary resolutions and will require the approval of a majority of the votes cast by Proteus shareholders present in person or, if on a poll, in person or by proxy at the Proteus shareholders' meeting. The remaining resolutions are special resolutions and will require the approval of at least 75% of the votes cast by Proteus shareholders present in person or, if on a poll, in person or by proxy at the Proteus shareholders' meeting. The quorum for the shareholders' meeting is three shareholders.

RESOLUTIONS REQUIRED FOR THE MERGER

     Proteus shareholders must approve resolutions 1 and 6 in order to complete the merger. The passing of these resolutions is a condition to Therapeutic Antibodies' obligation to consummate the merger, and the merger will not become effective unless these resolutions are approved by the necessary votes. Resolutions 2, 3, 4, 5, 7, 8 and 9 are not required to complete the merger. Resolutions 2 to 9 will not take effect unless resolution 1 has been duly passed and the merger agreement has become unconditional, save to the extent that such conditions relate to the passing of the above resolutions or admission of Proteus ordinary shares to the Official List of the London Stock Exchange.

                    BACKGROUND OF AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

     In July 1996, Therapeutic Antibodies completed an initial public offering of approximately 4.2 million shares of its common stock on the London Stock Exchange at a share price of L5.25 per share and thereby raised approximately L19.7 million net of expenses.

     In March 1998, Therapeutic Antibodies commenced a period of restructuring with the appointment of Andrew Heath as Chief Executive Officer. This restructuring included the appointment of Stuart Wallis as Chairman, the resignation of seven directors and a strategic review of Therapeutic Antibodies' drug development portfolio which led to a revised development priority and the cessation of several development programs.

     In November 1998, Therapeutic Antibodies completed a L11.5 million refinancing transaction, during difficult market conditions. The refinancing consisted of the sale of 21.3 million new shares of common stock at a price of L0.40 per share to raise L7.5 million, net of expenses, and the conversion of $3.4 million of outstanding debt and shares of preferred stock into approximately 7.4 million new shares of common stock. The sale price of the new shares represented a 53% discount to the market price of the shares on the last business day before the announcement of the refinancing.

     Following Therapeutic Antibodies' refinancing, its board of directors decided that it was appropriate to pursue strategies that would lead to the growth of Therapeutic Antibodies through mergers or acquisitions. Therapeutic Antibodies' board also determined that, in order to enhance shareholder value, Therapeutic Antibodies needed to increase its market capitalization and the liquidity in its shares.

     In addition, the Therapeutic Antibodies board instructed its legal and financial advisors to explore the feasibility of converting Therapeutic Antibodies from a Delaware corporation into a company incorporated in England and Wales. The Therapeutic Antibodies board believed the change of domicile would make Therapeutic Antibodies shares more attractive to certain institutional investors and thereby increase liquidity in its shares. The Therapeutic Antibodies board determined in January 1999 that the change of domicile could not be achieved without substantial adverse tax consequences to either Therapeutic Antibodies or its shareholders.

     In December 1998, Mr. Wallis and Dr. Heath met with representatives of WestLB Panmure Limited and other investment banks to request assistance in identifying suitable strategic business combinations. Between December and February, Mr. Wallis and Dr. Heath had discussions with these investment banks concerning a number of potential candidates for a business combination. The banks discussed a number of candidates with Mr. Wallis and Dr. Heath during this period. These discussions led to the introduction of Therapeutic Antibodies to Proteus and one other potential merger candidate. Preliminary discussions with the other candidate ceased.

     On January 18, 1999, a WestLB Panmure Limited representative had a meeting with David Gration, Chairman of the Board of Proteus, to discuss a potential combination of Proteus and Therapeutic Antibodies. On January 22 and February 2, 1999, Dr. Heath and Mr. Gration met to discuss a possible combination. Following these meetings, each of Dr. Heath and Mr. Gration met with their respective board members to discuss the transaction. Mr. Gration had a further meeting on January 24, 1999 with Mr. Wallis to discuss a possible combination of Proteus and Therapeutic Antibodies at which they discussed the structure of the board and agreed that each company would cooperate in providing additional information to the other. After this meeting, executive officers of both companies held a series of meetings between January and March 1999 to better understand each others' companies. Following these meetings, the Therapeutic Antibodies board authorized the engagement of The British Linen Bank Limited and the Proteus board authorized the engagement of WestLB Panmure Limited to provide independent financial advice to them on a possible combination of the two companies.

     On March 17, 1999, the Therapeutic Antibodies board met and discussed the merits of a possible combination with Proteus. The Therapeutic Antibodies board authorized Mr. Wallis and Dr. Heath to continue pursuing discussions with members of Proteus' management and to continue with their review of Proteus' operations and prospects.

     On March 18, 1999, the Proteus board met and considered management's presentation on its scientific and financial review of Therapeutic Antibodies and then instructed management to continue its review of Therapeutic Antibodies and to consider the appropriate structure for a possible combination.

     On March 31, 1999, Therapeutic Antibodies announced its results for the year ended December 31, 1998 and filed its annual report on Form 10-K with the SEC. The announcement stated that due to the cessation of a clinical development program with G.D. Searle & Co., Therapeutic Antibodies would require additional financing by mid-1999 to fund its operations and that it was pursuing various financing options including a possible merger.

     On April 6, 1999, Proteus and Therapeutic Antibodies management, together with their legal and financial advisors, met in New York to discuss the regulatory requirements applicable to a possible combination and commenced discussion of the appropriate structure for a possible combination. During the remainder of April and early May 1999, management of the two companies continued their due diligence activities and began negotiating a definitive agreement.

     During April and May 1999, Therapeutic Antibodies held discussions with a number of commercial lenders regarding the provision of a bridge financing arrangement to fund its operations between the signing of any merger agreement with Proteus and the closing of such a transaction.

     On May 4, 1999, Proteus and Therapeutic Antibodies directors commenced meeting with a series of non-U.S. institutional investors to determine their interest in participating in a proposed equity financing for the combined company.

     During the week of May 10, 1999, members of Proteus' and Therapeutic Antibodies' management and their respective legal and financial advisors met in London to complete negotiation of a definitive merger agreement and ancillary documents, including the number of Proteus ordinary shares to be issued upon completion of the merger.

     On May 14, 1999, each of the Therapeutic Antibodies and Proteus boards met with their respective legal and financial advisors in London to consider the proposed combination, including the number of Proteus ordinary shares to be issued upon completion of the merger. At each of the Proteus and Therapeutic Antibodies meetings, WestLB Panmure Limited reported on the status of the equity financing, which Proteus and Therapeutic Antibodies had agreed would be a condition to entering into a definitive merger agreement. WestLB Panmure Limited advised that, as of that date, several U.K. institutions had given strong indications of interest in participating in the equity placing and that additional indications of interest were expected within the next few days.

     At its May 14 meeting, the Proteus board of directors, together with its legal and financial advisors, discussed the proposed transaction, including the merger agreement, the equity financing, the Stuart Wallis option agreement, the bridge financing to be secured by Therapeutic Antibodies and the operations of Therapeutic Antibodies. The Proteus board determined that before making a decision on the proposed combination it required additional information from Therapeutic Antibodies on certain matters including the status of product development, regulatory approvals, the proprietary position of Therapeutic Antibodies and working capital. The Proteus board scheduled a meeting for May 17 to consider the additional information obtained by Proteus management and the Proteus legal and financial advisors.

     At the May 14 Therapeutic Antibodies board meeting, the Therapeutic Antibodies board, with its legal and financial advisors present, held extensive discussions regarding the terms of the merger agreement and the proposed equity financing. The board discussed the company's cash position and the extent to which financing alternatives were available to the company and the feasibility of such alternatives in the event the merger and the equity financing became delayed or unachievable. The board concluded that the merger and the equity financing presented the best strategic alternative for the company and addressed a number of the board's strategic objectives for the company, including the company's near-term cash needs. The board acknowledged that it had not yet agreed to a number of Proteus ordinary shares to be issued upon completion of a merger and discussed a range of possible conversion numbers on which it would consider entering into the transaction. The board requested that The British Linen Bank Limited consider the conversion numbers that the board was discussing and stated that, if the Board were to reach agreement with Proteus on a conversion number, it would request that The British Linen Bank Limited deliver to the board an opinion as to the fairness of the agreed conversion number from a financial point of view to holders of Therapeutic Antibodies common stock. The board considered and tentatively approved the form of merger agreement, and authorized Mr. Wallis and Dr. Heath to continue negotiating with Proteus to reach agreement on a conversion number and a definitive agreement, provided that The British Linen Bank Limited could give an opinion as to the fairness of the conversion number ultimately agreed to.

     Members of Proteus and Therapeutic Antibodies management and their respective legal and financial advisors continued to meet over the weekend of May 15 - 16 to negotiate the merger agreement and to address the questions raised by the Proteus board on May 14 concerning Therapeutic Antibodies' products, proprietary rights and working capital. On Monday, May 17, the Proteus board of directors convened and received an update from, and discussed with, its financial and legal advisors, the status of the merger agreement, the equity financing, the Stuart Wallis option agreement, the Therapeutic Antibodies bridge financing, the operations of Therapeutic Antibodies and the Therapeutic Antibodies working capital position. The board determined that it required further information on certain of these matters. To this end, the Proteus board invited members of the Therapeutic Antibodies board of directors and management to appear and detail for the Proteus board certain matters including the status of product development, regulatory approvals, its proprietary position and working capital. Following these discussions, the Proteus board determined it would conduct further business due diligence and reconvene on May 19, 1999.

     On May 19, 1999, WestLB Panmure Limited reported to both Proteus and Therapeutic Antibodies that they had obtained commitments to purchase Proteus ordinary shares in the equity financing that would provide for net proceeds to the combined company of L7.0 million. The Proteus board met, at which time it was apprised of the status of the negotiations with Therapeutic Antibodies and discussed the additional information gathered since May 17. Proteus' legal counsel reviewed with the board of directors the status of, and changes to, the merger agreement and other transaction documents since the previous board meeting. The Proteus board again considered valuation and, following advice of WestLB Panmure Limited, the board concluded that it would proceed with the transaction based on an exchange ratio of 1.163 Proteus ordinary shares for each share of Therapeutic Antibodies common stock. Following further discussions with, and advice from, its legal and financial advisors, the Proteus directors approved the merger agreement presented to them and the transactions and documents contemplated by the merger agreement based on the 1.163 exchange ratio.

     On the morning of May 20, 1999, the Therapeutic Antibodies board discussed the Proteus proposal, the terms of the merger agreement and considered the alternatives available to Therapeutic Antibodies. At this meeting, The British Linen Bank Limited delivered its oral opinion to the board that, as of May 20, 1999, the proposed conversion number of 1.163:1 was fair from a financial point of view to holders of Therapeutic Antibodies common stock, other than Proteus and its affiliates, taking into account the circumstances as of May 20, 1999 and, in particular, Therapeutic Antibodies' immediate cash constraints and the unlikelihood of raising financing by alternative means on acceptable terms. The British Linen Bank Limited advised the board that this presentation superseded any earlier presentation or oral opinion made to the board. Based on the board's deliberations, which it considered to be consistent with its analysis of the reasons for and benefits of the merger discussed at its May 14 meeting, the Therapeutic Antibodies board elected to approve the merger agreement and related transactions.

     On May 20, 1999, Proteus and Therapeutic Antibodies signed a definitive agreement. On the same day, Proteus entered into a conditional underwriting agreement with WestLB Panmure Limited for the equity financing, to raise approximately L7.0 million ($11.3 million) net of expenses through the issuance of up to 23,325,000 Proteus ordinary shares to U.K. institutional investors.

REASONS FOR THE MERGER

     The board of directors of each of Proteus and Therapeutic Antibodies considered the following potential benefits of the merger:

CORPORATE BENEFITS

     - ADDRESS MUTUAL FUNDING REQUIREMENTS FOR NEAR TERM AND LONGER TERM PROJECTS -- Therapeutic Antibodies' portfolio of product candidates is further along in the development cycle than Proteus' development portfolio. Proteus' existing resources, together with the proceeds from the equity financing, will assist with the funding necessary for Therapeutic Antibodies to complete the development of its near-term product candidates. Proteus has a number of projects in research and early clinical development that will require funding in the long term if they are to progress. If Therapeutic Antibodies is able to launch commercially saleable products in the near term, revenues from the sale of these products could be available to contribute to the continued development of Proteus' product candidates.

     - ABILITY TO ACHIEVE CERTAIN COST SAVINGS -- it is anticipated that the merger will result in cost savings by eliminating duplicative corporate administrative expenses.

     - COMPLEMENTARY AND INDUSTRY EXPERIENCED MANAGEMENT TEAMS -- the management teams of each of Proteus and Therapeutic Antibodies are complementary. All key management positions for the combined company are expected to be held by persons experienced in the industry.

SCIENTIFIC AND DEVELOPMENT BENEFITS

     - BROADER IMMUNOTHERAPY RESEARCH BASE -- Proteus and Therapeutic Antibodies have common expertise in immunology to support the development of products for the treatment of disease. The directors of Proteus and Therapeutic Antibodies believe that there will be benefits to combining and sharing each company's knowledge base in this area.

     - BROADER BASE OF CLINICAL DEVELOPMENT AND REGULATORY SKILLS -- Proteus has focused its activities on research and early stage development of products. It currently has two products in clinical trials in the U.K. Therapeutic Antibodies complements Proteus' expertise in conducting clinical trials, particularly in the U.S., and in preparing regulatory dossiers for the approval of new drugs. The combination of the
      Therapeutic Antibodies and Proteus clinical trials and regulatory experience will provide a broader base of skills for the clinical development of new drugs.

CORPORATE DEVELOPMENT AND DIRECT SHAREHOLDER BENEFITS

     - INCREASED MARKET CAPITALIZATION AND LIQUIDITY -- following the merger, the combined company is expected to have a larger market capitalization. The boards believe that, by increasing the size of the company, the merger may increase the combined company's ability to attract investors and, thus, improve liquidity in its shares.

     - CONVERSION OF THERAPEUTIC ANTIBODIES TO A COMPANY INCORPORATED IN ENGLAND AND WALES -- Therapeutic Antibodies has been hampered in its ability to raise financing and attract investors in the U.K. due, in part, to its incorporation in Delaware. At the time of the November 1998 refinancing, Therapeutic Antibodies explored the feasibility of converting its legal domicile to an English holding company to match the location of its sole stock exchange listing. The merger will in effect achieve this in a tax efficient manner to Therapeutic Antibodies.

     - INCREASED ACCESS TO ADDITIONAL CAPITAL -- the boards considered that the merger will assist the combined company in funding growth and further mergers and acquisitions. As a result of its increased size and any increased liquidity in its shares that may result from the merger, the combined company may be in a better position to use its equity to fund acquisitions.

     In reaching its decision to approve the merger agreement, the board of directors of Proteus consulted with its legal, accounting and financial advisors as well as with its management and considered, in addition to the factors set forth above, the following additional factors:

     - the financial condition, results of operation, cash flow and business of Therapeutic Antibodies and the operational, financial and legal due diligence performed by Proteus' management and advisors;

     - the terms and conditions of the merger agreement, including the conversion number and the termination fee payable to Proteus;

     - economic and market conditions relating to the biotechnology industry.

     The Proteus board also considered factors which may be characterized as countervailing considerations:

     - Therapeutic Antibodies' shortage of working capital;

     - the transaction costs and financing arrangements associated with the merger;

     - the termination fee payable by Proteus;

     - the employee benefit provisions of the merger described under "-- Interests of Certain Persons in the Merger" which would give some individuals interests in the combination in addition to their interests as stockholders of Therapeutic Antibodies generally;

     - the diversion of management's attention and resources in consummating the merger; and

     - the risks inherent in attempting to integrate successfully the management and operations of Therapeutic Antibodies and Proteus and the risk that the anticipated benefits of the merger, including cost savings, may not be realized.

     The foregoing discussion of the information and factors considered by the Proteus board is not intended to be exhaustive but includes all material factors considered by the Proteus board.

     In the course of reaching its decision to approve the merger agreement, the board of directors of Therapeutic Antibodies consulted when relevant with its legal, accounting and financial advisors as well as with its management and considered, in addition to the factors set forth above, the following additional factors:

     - the opinion of The British Linen Bank Limited to the Therapeutic Antibodies board of directors, as to the fairness of the conversion number of 1.163 Proteus ordinary shares for each Therapeutic Antibodies share;

     - the structure of the business combination as a "merger of equals" with five current directors and officers of Therapeutic Antibodies becoming directors of Proteus upon consummation of the merger and the management structure and operations of the combined company following the merger;

     - the terms and conditions of the merger agreement, including the conversion number, and the termination fee payable to Therapeutic Antibodies;

     - Proteus' proposed financing to raise approximately L7.0 million net of expenses by issuing ordinary shares and the ability of the combined company to fund near term projects of Therapeutic Antibodies;

     - economic and market conditions relating to the biotechnology industry;

     - the financial condition, results of operation, cash flow and business of Proteus and the operational, financial and legal due diligence performed by Therapeutic Antibodies' management and advisors; and

     - its shortage of working capital, the lack of alternative sources of finance and the possible effects of insolvency.

     The Therapeutic Antibodies board also considered factors which may be characterized as countervailing considerations:

     - the transaction costs associated with the merger;

     - the termination fee payable by Therapeutic Antibodies;

     - the diversion of Therapeutic Antibodies senior management's attention and resources in consummating the merger;

     - the severance arrangements of executive officers and employees of Proteus and Therapeutic Antibodies and other employee benefit provisions of the transactions described below under the heading, "Background of and Reasons for the Merger -- Interests of Certain Persons in the Merger;"

     - that under English law, an agreement by a company to recommend that its shareholders approve a business combination with another company must be made subject to the directors' determination that their fiduciary duties to shareholders permit such a recommendation;

     - that London Stock Exchange regulations provide that the termination fee provisions of the merger agreement are not enforceable unless approved by the shareholders of the company against whom they are sought; and

     - the risks inherent in attempting to integrate successfully the management and operations of Proteus and Therapeutic Antibodies.

     The foregoing discussion of the information and factors considered by the Therapeutic Antibodies board is not intended to be exhaustive but includes all material factors considered by the Therapeutic Antibodies board. On balance, considering all factors and risks, the Therapeutic Antibodies board concluded that the terms of the merger are fair to, and in the best interests of, the Therapeutic Antibodies stockholders. Accordingly, the Therapeutic Antibodies board recommends that the Therapeutic Antibodies stockholders vote FOR adoption of the merger agreement.

OPINION OF FINANCIAL ADVISOR TO THERAPEUTIC ANTIBODIES

     The Therapeutic Antibodies board of directors engaged The British Linen Bank Limited to act as its financial adviser in connection with the merger and to render an opinion as to the fairness from a financial point of view to the holders of Therapeutic Antibodies common stock of the conversion number provided for in the merger agreement of 1.163 Proteus ordinary shares for each share of Therapeutic Antibodies common stock. On May 20, 1999, The British Linen Bank Limited rendered its oral opinion to the board of directors of Therapeutic Antibodies that, as of that date, the conversion number is fair from a financial point of view to the holders of Therapeutic Antibodies common stock, other than Proteus and its affiliates, taking into account the circumstances as of May 20, 1999, in particular Therapeutic Antibodies' immediate cash constraints and the unlikelihood of raising financing by alternative means on acceptable terms. The British Linen Bank subsequently confirmed its oral opinion in writing on May 27, 1999.

     A COPY OF THE BRITISH LINEN BANK LIMITED'S OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, THE SCOPE AND LIMITATIONS OF THE REVIEW UNDERTAKEN AND THE PROCEDURES FOLLOWED BY THE BRITISH LINEN BANK LIMITED, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED INTO THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE. THERAPEUTIC ANTIBODIES STOCKHOLDERS ARE ADVISED TO READ THAT OPINION IN ITS ENTIRETY.

     The following summary is qualified in its entirety by reference to the full text of such opinion. The opinion of The British Linen Bank Limited is directed only to the fairness of the conversion number to the holders of Therapeutic Antibodies common stock, other than Proteus and its affiliates, from a financial point of view, and has been provided for the use of the board of directors of Therapeutic Antibodies in connection with its evaluation of the merger, and the opinion does not address any other aspect of the merger, the additional equity financing by Proteus or any other transaction related to the merger.

     Therapeutic Antibodies stockholders should note that the opinion expressed by The British Linen Bank Limited does not address the merits of the underlying decision of the Therapeutic Antibodies board of directors to proceed with or effect the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger agreement. No limitations were placed on The British Linen Bank Limited by the Therapeutic Antibodies board of directors with respect to the investigation made or the procedures followed in preparing or rendering its opinion. The conversion number was determined through negotiations between Proteus and Therapeutic Antibodies and approved by the Therapeutic Antibodies board of directors. The British Linen Bank Limited provided advice to Therapeutic Antibodies during the course of such negotiations.

     In arriving at its opinion, The British Linen Bank Limited, among other things:

     - reviewed certain publicly available business and financial information relating to Therapeutic Antibodies and Proteus that The British Linen Bank Limited considered relevant, including Therapeutic Antibodies' quarterly report on Form 10-Q filed on May 17, 1999;

     - reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Therapeutic Antibodies and Proteus, as well as projected cost savings attributable to the combination of the two companies, furnished to The British Linen Bank Limited by Therapeutic Antibodies and Proteus;

     - was informed by the board of directors of Therapeutic Antibodies that, in the absence of additional financing, working capital is not expected to be available to Therapeutic Antibodies to continue operations after mid-June 1999, a period of approximately four weeks from May 20, 1999;

     - was informed by the board of directors of Therapeutic Antibodies of the progress of negotiations between Therapeutic Antibodies and Proteus as of May 20, 1999, in particular the opinion of the board of directors that Proteus would not agree to a merger on a conversion number more favorable to Therapeutic Antibodies and that there could be no assurance that the share placing of Proteus shares could be accomplished successfully if the merger agreement as proposed were not accepted;

     - was informed by the board of directors of Therapeutic Antibodies of the availability of alternative sources of finance to Therapeutic Antibodies, including the unlikelihood that alternative financing could be arranged during the next four weeks on acceptable terms;

     - was informed by the board of directors of Therapeutic Antibodies of the potential effects of insolvency on Therapeutic Antibodies, including the termination of certain principal collaboration agreements, and the effect an insolvency could be expected to have with respect to the value of Therapeutic Antibodies common stock;

     - conducted discussions with members of senior management and representatives of Therapeutic Antibodies and Proteus concerning the matters described in the first two bullet points above as well as their respective businesses and prospects before and after giving effect to the merger and the projected cost savings attributable to the combination of the two companies, and conducted discussions with members of senior management and representatives of Therapeutic Antibodies concerning the matters described in the third, fourth, fifth and sixth bullet points above;

     - reviewed the market prices and valuation multiples for Therapeutic Antibodies common stock and Proteus shares and compared them with those of certain publicly traded companies that The British Linen Bank Limited considered relevant;

     - compared the proposed financial terms of the merger with the financial terms of certain other recent business combinations, to the extent publicly available, that The British Linen Bank Limited considered to be comparable and relevant;

     - participated in certain discussions and negotiations among representatives of Therapeutic Antibodies and Proteus and their financial and legal advisers;

     - reviewed a draft of the merger agreement dated May 19, 1999; and

     - reviewed other financial studies and analyses and took into account other matters that The British Linen Bank Limited considered necessary, including The British Linen Bank Limited's assessment of general economic, market and monetary conditions.

     In rendering its opinion, The British Linen Bank Limited assumed and relied upon the accuracy and completeness of all of the information concerning Therapeutic Antibodies and Proteus considered in connection with its review of the financial circumstances of Therapeutic Antibodies and the proposed transaction, and The British Linen Bank Limited did not assume any responsibility for independent verification of such information. The British Linen Bank Limited did not prepare any independent evaluation or appraisal of any of the assets or liabilities of Therapeutic Antibodies or Proteus, nor did it conduct a physical inspection of the properties and facilities of Therapeutic Antibodies or Proteus. With respect to information provided to The British Linen Bank Limited by the board of directors of Therapeutic Antibodies in relation to:

     - the time period for which working capital is available to continue operations;

     - the availability of alternative financing;

     - the unlikelihood that alternative financing could be arranged on acceptable terms in time to provide working capital to continue operations; and

     - the consequences of insolvency

The British Linen Bank Limited assumed that the preceding information is accurate, complete and represents the best judgments of the management and board of directors of Therapeutic Antibodies with respect to any of those matters and The British Linen Bank Limited did not assume any responsibility for independent verification or assessment of any of this information. With respect to the financial projections made available to The British Linen Bank Limited and used in its analyses, The British Linen Bank Limited assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of Therapeutic Antibodies' and Proteus' managements as to the expected future financial performance of Therapeutic Antibodies and Proteus, respectively, and any synergies arising from the merger including the projected cost savings attributable to the combination of the companies. The British Linen Bank Limited further assumed, with the consent of the board of directors of Therapeutic Antibodies, that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and that the merger will be accounted for using merger accounting methods under generally accepted accounting principles in the United Kingdom and as a pooling of interests under generally accepted accounting principles in the United States.

     For purposes of rendering its opinion, The British Linen Bank Limited assumed, in all respects material to its analyses, that

     - the representations and warranties of each party to the merger agreement and all related documents and instruments contained in these documents were or will be at the time they are executed true and correct in all material respects;

     - each party to these documents and instruments will perform all of the covenants and agreements required to be performed by each party under these documents and instruments; and

     - all conditions to the consummation of the merger will be satisfied without waiver.

The British Linen Bank Limited also assumed that in the course of obtaining the necessary regulatory or other consents or approvals, contractual or otherwise, for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger. The British Linen Bank Limited also assumed that the final form of the merger agreement, as and when executed, would be substantially similar to the draft reviewed by it on May 19, 1999. For purposes of its opinion, The British Linen Bank Limited assumed that neither Proteus nor Therapeutic Antibodies was a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the merger and those activities disclosed to The British Linen Bank Limited or undertaken in the ordinary course of conducting their respective businesses. The British Linen Bank Limited necessarily based its opinion upon market, economic, financial and other conditions as they existed and could be evaluated as of May 20, 1999 and any material change in these conditions would require a re-evaluation of its opinion. The British Linen Bank Limited expressed no opinion as to the price at which Proteus ordinary shares would trade subsequent to the effective time of the merger.

     The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, an opinion is not necessarily susceptible to partial analysis or summary description. The summary of The British Linen Bank Limited analyses set forth below does not purport to be a complete description of the analyses underlying the presentation made by The British Linen Bank Limited to the Therapeutic Antibodies board of directors or the opinion of The British Linen Bank Limited. In arriving at its opinion, The British Linen Bank Limited did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.

     Accordingly, The British Linen Bank Limited believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the summary set forth below, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in the presentation of The British Linen Bank Limited to the Therapeutic Antibodies board of directors and the opinion of The British Linen Bank Limited. In performing its analyses, The British Linen Bank Limited made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of The British Linen Bank Limited, Therapeutic Antibodies and Proteus. The analyses performed by The British Linen Bank Limited and summarized below are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

     Additionally, analyses and estimates relating to the values of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. The opinion of The British Linen Bank Limited and the presentation of The British Linen Bank Limited to the Therapeutic Antibodies board of directors were among several factors taken into consideration by the Therapeutic Antibodies board of directors in making its determination to approve the merger agreement. Consequently, the analyses of The British Linen Bank Limited described below should not be viewed as determinative of the decision of the Therapeutic Antibodies board of directors or Therapeutic Antibodies' management to engage in the merger.

  ANALYSIS OF MERGER TERMS

     The British Linen Bank Limited reviewed and analyzed the proposed terms of the merger. Based on the closing price per Proteus ordinary share of L0.395 ($0.69) and the closing price per share of Therapeutic Antibodies common stock of L0.490 ($0.86) on May 19, 1999 and a foreign exchange rate of L1 to $1.617, The British Linen Bank Limited observed that:

     - In accordance with the conversion number, holders of Therapeutic Antibodies common stock will receive 1.163 Proteus ordinary shares for each share of Therapeutic Antibodies common stock;

     - Holders of Therapeutic Antibodies common stock will receive approximately $38.7 million of value in Proteus ordinary shares, which will represent approximately 45.0% of the equity of Proteus immediately following the merger and prior to the equity financing; and

     - The total acquisition consideration would equate to approximately $38.7 million or approximately L0.4594 ($0.74) per share of Therapeutic Antibodies common stock, based on a closing price per share of Proteus ordinary shares of L0.395 ($0.64) on May 19, 1999, representing a discount of approximately 6.2% to the closing price per share of Therapeutic Antibodies common stock of L0.490 ($0.79) on May 19, 1999.

  HISTORICAL STOCK PRICE COMPARISON

     The British Linen Bank Limited examined the comparable price performance of Therapeutic Antibodies common stock and Proteus ordinary shares. The British Linen Bank Limited reviewed the ratios of Therapeutic Antibodies' to Proteus' per share daily closing stock prices for the period commencing on the day following completion of Therapeutic Antibodies' placing on November 9, 1998 and ending May 12, 1999 and computed the premium or discount of the conversion number in relation to these ratios. The ratios of the various stock prices of Therapeutic Antibodies to Proteus for the period ending May 12, 1999 ranged from
1.80 : 1 to 1.16 : 1 and The British Linen Bank Limited observed that the conversion number represented a discount of approximately 35% and a premium of approximately 0.3% respectively to those ratios.

                                              HIGHEST          LOWEST
                                            ------------    ------------
Ratio of Therapeutic Antibodies stock
  price to Proteus share price between
  November 9, 1998 and May 12, 1999.......     1.80:1          1.16:1
Implied discount or premium represented by
  the conversation number of 1.163:1......  35% discount    0.3% premium

  COMPARABLE COMPANY ANALYSIS

     Using publicly available information, The British Linen Bank Limited reviewed and compared selected historical financial, operating and stock market performance data of Therapeutic Antibodies and Proteus to the corresponding data of 14 companies with financial and operating characteristics that The British Linen Bank Limited considered to be comparable to Therapeutic Antibodies and Proteus. Eight of the companies had shares listed on the London Stock Exchange and the other six had common stock listed on the NASDAQ National Market. The comparable companies were: Alizyme plc, British Biotech plc, Cambridge Antibody Technology Group plc, Cortecs plc, Peptide Therapeutics Group plc, PPL Therapeutics plc, Vanguard Medica Group plc, Xenova Group plc, Corixa Corporation, La Jolla Pharmaceutical Co, Magainin Pharmaceuticals Inc, Pharmacyclics Inc, Techniclone Corporation Inc and Xoma Inc. None of the comparable companies is identical to Therapeutic Antibodies or Proteus. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of Therapeutic Antibodies, Proteus and the comparable companies.

     The British Linen Bank Limited compared:

        - market value;

        - cash balances;

        - technology value, being market value plus debt less cash;

        - revenues for the latest reported 12 month period;

        - net income for the latest reported 12 month period;

        - the ratio of market value to cash balances; and

        - the ratio of market value to net asset value.

     This analysis indicated mean market value to cash multiples of 3.2x and mean market value to net asset multiples of 3.3x.

     Applying the mean market value to cash multiple to corresponding financial data of Therapeutic Antibodies and Proteus resulted in an implied conversion number of 0.45 : 1. Applying the ratio of market value to net asset value to corresponding financial data of Therapeutic Antibodies and Proteus resulted in an implied conversion number of 0.96 : 1.

                                              AVERAGE MULTIPLE OF    AVERAGE MULTIPLE OF
                                               MEAN MARKET VALUE     MARKET VALUE TO NET   CONVERSION NUMBER
                                                    TO CASH              ASSET VALUE        FOR THE MERGER
                                              --------------------   -------------------   -----------------
Implied conversion number...................         0.45:1                0.96:1               1.163:1

     None of Proteus, Therapeutic Antibodies or the comparable companies generated net income during their latest reported period and therefore a comparison of technology value to revenue is not considered appropriate.

     The British Linen Bank Limited noted that the technology value of Therapeutic Antibodies and Proteus at March 31, 1999 was approximately L27 million for each company. This implies a conversion number of 1.42 : 1.

  COMPARABLE TRANSACTION ANALYSIS

     The British Linen Bank Limited reviewed and analyzed the terms, to the extent publicly available, of 16 announced or completed "merger of equals" transactions in various sectors such as biotechnology, utilities, financial services and consumer products. These precedent transactions were all transactions valued at between $20 million and $176 million. For each of the precedent transactions, The British Linen Bank Limited reviewed and analyzed the stock price premium or discount compared with the price one day prior to the announcement of the transaction.

     Using the stock market prices from one day prior to public announcement, The British Linen Bank Limited's analysis indicated varying premiums and discounts for the conversion numbers for the precedent transactions relative to the market conversion number implied by recent pre-announcement stock market prices. For the 16 precedent transactions the premiums and discounts ranged from a premium of 44% to a discount of 9%.

                                                                                             IMPLIED DISCOUNT OF
                                                                                             CONVERSION NUMBER TO
                                                                                            HOLDERS OF THERAPEUTIC
                                                                                              ANTIBODIES COMMON
                                            HIGHEST PREMIUM OF      GREATEST DISCOUNT OF     STOCK BASED ON SHARE
                                          PRECEDENT TRANSACTIONS   PRECEDENT TRANSACTIONS         PRICES ON
                                                 REVIEWED                 REVIEWED               MAY 19, 1999
                                          ----------------------   ----------------------   ----------------------
Premium (Discount)......................           44%                      (9%)                     (6%)

     The British Linen Bank Limited noted that none of the precedent transactions was identical to the proposed merger and that, accordingly, any analysis of the precedent transactions necessarily involved complex considerations and judgments concerning differences in industry dynamics, stock market valuation parameters, financial and operating characteristics and various other factors that would necessarily affect the conversion number for the precedent transactions.

  RELATIVE DISCOUNTED CASH FLOW ANALYSIS

     Applying a relative discounted cash flow methodology to Therapeutic Antibodies and Proteus, The British Linen Bank Limited calculated a range of implied conversion numbers based on publicly available analyst projections for the two companies for the years 1999 to 2008 and ranges of terminal values using multiples of 7x to 10x applied to final year income and ranges of discount rates from 10% to 20%. Cash balances disclosed in the balance sheets of Therapeutic Antibodies and Proteus, as reported for each company as at March 31, 1999, were added to the respective present values derived from the discounted cash flow calculations. The implied conversion numbers resulting from the relative discounted cash flow analysis ranged from 1.30 : 1 to 1.42 : 1.

                                                      IMPLIED RANGE OF CONVERSION
                                                         NUMBERS FROM RELATIVE       CONVERSION NUMBER FOR
                                                      DISCOUNTED CASHFLOW ANALYSIS        THE MERGER
                                                      ----------------------------   ---------------------
Implied conversion number...........................        1.30:1 - 1.42:1                 1.163:1

ANALYSIS OF CIRCUMSTANCES SURROUNDING THE MERGER

     The British Linen Bank Limited noted Therapeutic Antibodies' statement in its quarterly report on Form 10-Q filed on May 17, 1999 that:

        "[Therapeutic Antibodies] must raise additional financing by mid-1999 to fund operations. The Company is currently pursuing several financing alternatives and is engaged in late stage discussions with a strategic partner that may lead to a business combination on a share exchange basis at a value that approximates the current market value of the Company. The Company has also entered into discussions with third parties relating to sales of additional debt or equity securities, the disposal of certain non-core investments and additional product licensing or collaboration arrangements. There can be no assurance that the Company will obtain the required financing and, if none of these financing alternatives are successfully implemented, the Company will not have sufficient funds to continue operations. The Company believes that in the absence of additional financing, it will have to take action to protect the Company from its creditors through formal insolvency proceedings, or pursue alternative courses of action which may result in there being negligible remaining shareholder value."

     The board of Therapeutic Antibodies also informed The British Linen Bank Limited that in its opinion Proteus would not agree to a merger on a conversion number more favorable to Therapeutic Antibodies and that there could be no assurance that the share placing of Proteus shares could be accomplished successfully if the merger agreement terms were not agreed to promptly.

  ALTERNATIVE SOURCES OF FINANCE -- SALE OF ADDITIONAL DEBT AND EQUITY
  SECURITIES

     The board of directors of Therapeutic Antibodies informed The British Linen Bank Limited that the board had held discussions with three commercial banks about the possibility of obtaining additional secured loans and that the board considered it unlikely that any of these banks would provide a sufficient amount of financing on terms acceptable to Therapeutic Antibodies. The board also advised that a secured lender had exercised its right to prepayment of an $800,000 loan in April 1999, even though Therapeutic Antibodies had requested that the loan be continued.

     The board of directors of Therapeutic Antibodies informed The British Linen Bank Limited that Therapeutic Antibodies had continued its effort to identify potential private investors since its share placing in November 1998 and at the time Therapeutic Antibodies was in discussions with one individual, which had been ongoing since February 1999 and which Therapeutic Antibodies did not anticipate concluding before mid-June 1999.

     The board of directors of Therapeutic Antibodies informed The British Linen Bank Limited that Therapeutic Antibodies had approached two of Therapeutic Antibodies' largest U.K. institutional investors in order to assess the possibility of raising equity finance in the event that the merger did not take place. The board of directors of Therapeutic Antibodies informed The British Linen Bank Limited that, of the institutions approached, one institution indicated a preparedness to consider making funds available, provided that any funds invested by it were matched by other investors, and that the other was unwilling to take part in such a fundraising.

     The British Linen Bank Limited noted that Therapeutic Antibodies announced a placing of its common stock in October 1998 and that the placing shares were priced at 40p each, a discount of 53% to the mid-market price of 85p at the close of business at October 23, 1998, the last business day before the placing was announced.

  ALTERNATIVE SOURCES OF FINANCE -- POSSIBLE DISPOSAL OF NON-CORE INVESTMENTS

     The board of directors of Therapeutic Antibodies informed The British Linen Bank Limited that it had been considering the possible disposal of non-core assets since September 1998. The board of directors of Therapeutic Antibodies informed The British Linen Bank Limited that discussions had taken place with four parties with respect to disposing of selected assets of Therapeutic Antibodies. Of the four parties approached, two parties had expressed no further interest in acquiring the assets and discussions are continuing with the other two parties. Therapeutic Antibodies informed The British Linen Bank Limited that neither of the discussions was likely to be concluded before mid-June 1999.

     The board of directors of Therapeutic Antibodies informed The British Linen Bank Limited that Therapeutic Antibodies held discussions earlier this year with merger and acquisition intermediaries with the view of identifying potential merger partners and that, of the potential parties identified, discussions were held with Proteus and one other company. The board of directors of Therapeutic Antibodies informed The British Linen Bank Limited that the discussions with the other company to explore a potential business combination ceased at an early stage.

     The British Linen Bank Limited noted that Therapeutic Antibodies announced on March 31, 1999 that it was in preliminary discussions which may lead to a merger and that since that date neither Therapeutic Antibodies nor The British Linen Bank Limited had received any expression of interest in opening or reopening discussions relating to a possible transaction involving Therapeutic Antibodies.

  EFFECTS OF INSOLVENCY PROCEEDINGS

     The board of directors of Therapeutic Antibodies informed The British Linen Bank Limited that in the event of insolvency Therapeutic Antibodies may be deprived of a significant part of its asset base and its prospective income, including pursuant to the termination of its principal collaboration agreements. The British Linen Bank Limited noted that the net asset value of Therapeutic Antibodies as at March 31, 1999 as reported in its quarterly report on Form 10-Q was $16.6 million, which is equal to approximately $0.33 per common stock unit. The board of directors of Therapeutic Antibodies informed The British Linen Bank Limited that, in the board's view, it was unlikely

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

Therapeutic Antibodies would obtain the book value of the assets in the event of a liquidation of its assets.

  CERTAIN RELATIONSHIPS; TERMS OF ENGAGEMENT

     The British Linen Bank Limited, as part of its merchant banking services, is regularly engaged in the valuation of businesses and their securities in connection with public and private mergers and acquisitions, strategic transactions, initial public offerings and valuations for corporate and other purposes. The British Linen Bank Limited has also performed investment banking services for Therapeutic Antibodies for which it has received customary fees, including acting as sponsor for the initial public offering of 21,407,979 shares of common stock on July 15, 1996 and for the placing of 28,690,561 shares of common stock on October 26, 1998. The British Linen Bank Limited received a retainer fee during the period from January 1997 to September 1998. The British Linen Bank Limited and/or its affiliates currently own 1,383,105 shares of Therapeutic Antibodies common stock.

     The Therapeutic Antibodies board of directors selected The British Linen Bank Limited to serve as its financial adviser in connection with the proposed transaction with Proteus on the basis of its experience and expertise in transactions similar to the merger and its knowledge and familiarity with Therapeutic Antibodies resulting from the investment banking services it has previously provided for Therapeutic Antibodies. The British Linen Bank Limited was not retained to, nor did it, advise Therapeutic Antibodies or the board of directors of Therapeutic Antibodies with respect to alternatives to the merger or Therapeutic Antibodies' underlying decision to proceed with or effect the merger. Furthermore, the Therapeutic Antibodies board did not request The British Linen Bank Limited to, nor did The British Linen Bank Limited, solicit or assist the board of directors of Therapeutic Antibodies in soliciting indications of interest for the acquisition of Therapeutic Antibodies. In the ordinary course of business, The British Linen Bank Limited and its affiliates may hold or actively trade in debt and equity securities of Therapeutic Antibodies and Proteus for its own account or for its customers. The British Linen Bank Limited and its affiliates anticipate holding and trading in the securities of the combined company following consummation of the merger. The British Linen Bank Limited may continue in the future to provide additional merchant banking or other financial advisory services to the combined company.

     Under the terms of The British Linen Bank Limited's engagement, Therapeutic Antibodies has agreed to pay The British Linen Bank Limited for its financial advisory services in connection with the proposed merger a transaction fee, payable upon effectiveness of the merger, of 0.8% of the aggregate consideration payable in the merger less any fees previously paid. If the merger fails to be approved by the Therapeutic Antibodies stockholders, or if the shareholders of Proteus fail to approve any of the merger, the increase in the authorized share capital of Proteus, the issuance of ordinary shares in the merger or the related share placing, if the merger agreement is terminated, or in any event, if the merger has not become effective prior to February 14, 2000, then Therapeutic Antibodies will pay a transaction fee, payable upon the occurrence of the applicable foregoing event, of 0.2% of the aggregate consideration that would have been payable in the merger less any fees previously paid. Therapeutic Antibodies has agreed, subject to certain conditions, to reimburse The British Linen Bank Limited for all reasonable costs and expenses, including its legal fees and expenses, and to indemnify The British Linen Bank Limited and certain related persons against certain liabilities, including liabilities under the federal securities laws, or relating to or arising out of The British Linen Bank Limited's engagement as financial adviser. The British Linen Bank Limited may agree with Therapeutic Antibodies that the excess of The British Linen Bank Limited's recoverable expenses over L12,000 be payable in shares to be issued by Proteus following consummation of the merger at a value per share equal to that of shares expected to be issued in the share placing.

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

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Therapeutic Antibodies board, stockholders of Therapeutic Antibodies should be aware that, as described below, certain members of Therapeutic Antibodies' management and the Therapeutic Antibodies board may have interests in the merger that are different from, or in addition to, the interests of Therapeutic Antibodies stockholders generally, and that these interests may create potential conflicts of interest. The Therapeutic Antibodies board was advised of these interests and considered them, among other factors, in approving the merger and related transactions. These interests are summarized below.

  PROTEUS GOVERNANCE ARRANGEMENTS

     The merger agreement contains provisions relating to the corporate governance of Proteus after the merger. See, "Management of Proteus After the Merger."

  WALLIS OPTION AGREEMENT

     Pursuant to a Consultancy Agreement, dated August 21, 1998, between Therapeutic Antibodies and Mr. Wallis, Chairman of the Board of Therapeutic Antibodies, Mr. Wallis may, subject to various conditions, be entitled to receive shares of Therapeutic Antibodies common stock upon the achievement of various performance criteria, as more fully described in "Therapeutic Antibodies Executive Compensation Information -- Employment/Consultancy Agreements." At the time the merger agreement was executed, Mr. Wallis entered into an agreement with Proteus providing that, if the merger is consummated, the existing Therapeutic Antibodies option shall expire and he shall have a new option to subscribe for a number of Proteus ordinary shares equal to up to 4.5% of the Proteus ordinary shares outstanding following the merger but prior to the completion of the Proteus equity financing. The exercise price will be L0.395 per share. Mr. Wallis will become entitled to subscribe for the maximum 4.5% of Proteus ordinary shares only if the growth in the market capitalization of Proteus, when compared with the growth in market capitalization of the companies constituting the FTSE Smallcap Index between the completion of the merger and exercise, ranks in the top quartile. Mr. Wallis will receive nothing if Proteus is in the median position or below, but his entitlement will increase on a straight-line basis between the median position and the position representing the 25th percentile. The option shall be exercisable once during each of the 90-day periods commencing on December 31, 2001 and December 31, 2002, and expires on March 31, 2003.

  CONTINUATION OF HEATH AND CHRISTIE EMPLOYMENT AGREEMENTS

     Dr. Heath, the Chief Executive Officer of Therapeutic Antibodies, and James Christie, Therapeutic Antibodies' Director of Global Operations, currently have employment agreements with Therapeutic Antibodies, as described in "Therapeutic Antibodies Executive Compensation Information -- Employment/Consultancy Agreements." Proteus and PI Merger Sub have agreed to assume and continue the existing employment agreements with Dr. Heath and Mr. Christie following the merger.

     The key benefits afforded to Dr. Heath under his employment agreement are as follows:

     - an annual base salary of $215,000 per year, subject to periodic review, and a bonus; and

     - severance compensation in the amount of his annual salary in the event of termination without cause.

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

     The key benefits afforded to Mr. Christie under his employment agreement are as follows:

     - an annual base salary of L85,000, subject to periodic review; and

     - his employment agreement is terminable only upon six months written notice unless the termination is for cause.

  GRATION SEVERANCE ARRANGEMENT

     Conditional on the merger becoming effective, David Gration, the Chairman of Proteus, has agreed to the termination of his employment agreement with Proteus and will receive a sum not to exceed L90,000 as compensation for the loss of remuneration and benefits. He will, however, continue as a non-executive director of Proteus, with the designation of Deputy Chairman, and it is anticipated that he will receive an annual fee of L54,600 in this capacity.

  THERAPEUTIC ANTIBODIES OPTION PLANS

     If the merger is consummated, each outstanding option to purchase or acquire shares of Therapeutic Antibodies common stock under Therapeutic Antibodies' 1990 stock incentive plan, whether vested or unvested, shall be converted into an option to purchase Proteus ordinary shares in accordance with the formula described under the heading "The Merger and Merger Agreement -- Treatment of Therapeutic Antibodies Stock Options, Warrants and Convertible Notes." As of August 1, 1999, five Therapeutic Antibodies executive officers and directors held an aggregate of 655,000 options to purchase shares of Therapeutic Antibodies common stock under the 1990 stock incentive plan. The exercise price of these options exceeded the market price of Therapeutic Antibodies common stock on August 1, 1999.

     Under the terms of the Therapeutic Antibodies 1997 stock option plan, all unvested stock options to purchase Therapeutic Antibodies common stock under the 1997 stock option plan become exercisable prior to the time of the merger. All outstanding options under this plan, if not exercised prior to the time the merger becomes effective, shall terminate. As of August 1, 1999, three directors and/or executive officers of Therapeutic Antibodies held an aggregate of 205,000 of these options. The exercise price of these options exceeded the market price of Therapeutic Antibodies common stock on August 1, 1999.

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

                        THE MERGER AND MERGER AGREEMENT

     The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference in this proxy statement/prospectus. The summary is qualified in its entirety by reference to the merger agreement. We urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

THE MERGER

     The merger agreement provides that Therapeutic Antibodies will be merged with and into PI Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Proteus. At the effective time of the merger, PI Merger Sub will continue as the surviving corporation in accordance with the Delaware General Corporation Law. The merger agreement provides that the closing of the merger will take place as soon as practicable after the satisfaction or waiver of the conditions in the merger agreement and the merger will become effective when Proteus and Therapeutic Antibodies file a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as the parties may agree and specify in the certificate of merger.

MERGER CONSIDERATION

     At the effective time of the merger, each issued and outstanding share of Therapeutic Antibodies common stock, excluding shares of Therapeutic Antibodies common stock owned by Therapeutic Antibodies, Proteus, any of their wholly owned subsidiaries or by Therapeutic Antibodies stockholders who have properly exercised appraisal rights, will be converted into the right to receive 1.163 ordinary shares of Proteus, subject to adjustment as described below. Each share of Therapeutic Antibodies common stock owned by Therapeutic Antibodies, Proteus or any of their wholly owned subsidiaries will be cancelled.

     The exchange ratio described above may be adjusted by Proteus and Therapeutic Antibodies to preserve the economic benefits reasonably expected to be received by Proteus and Therapeutic Antibodies as a result of the consummation of the merger in the event of any subdivision, consolidation or reclassification of Proteus ordinary shares or the issuance or the authorization of issuance of any other securities in exchange or in substitution for Proteus ordinary shares.

TREATMENT OF THERAPEUTIC ANTIBODIES STOCK OPTIONS, WARRANTS AND CONVERTIBLE
NOTES

     OPTIONS ISSUED UNDER THERAPEUTIC ANTIBODIES' 1990 STOCK INCENTIVE PLAN. At the effective time of the merger, each outstanding option to purchase shares of Therapeutic Antibodies common stock under Therapeutic Antibodies' 1990 stock incentive plan will be assumed by Proteus and converted into an option to purchase Proteus ordinary shares. The number of Proteus ordinary shares subject to each assumed Therapeutic Antibodies stock option will be adjusted in accordance with the exchange ratio. Any fractional ordinary shares of Proteus resulting from such adjustment will be rounded down to the nearest share. The exercise price per ordinary share of Proteus under each assumed Therapeutic Antibodies stock option will be determined by dividing the aggregate exercise price that would have been payable upon exercising the assumed Therapeutic Antibodies stock option in full immediately prior to the effective time of the merger by the number of Proteus ordinary shares subject to the assumed Therapeutic Antibodies stock option. The exercise price per ordinary share of Proteus will be rounded up to the nearest whole cent.

     OPTIONS ISSUED UNDER THERAPEUTIC ANTIBODIES' 1997 STOCK OPTION PLAN. At the effective time of the merger, Therapeutic Antibodies' 1997 stock option plan will terminate and each outstanding
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

option to purchase shares of Therapeutic Antibodies common stock under the 1997 stock option plan will terminate. Any holder of an option under the 1997 stock option plan has the right, immediately prior to the effective time of the merger, to exercise his or her option in whole or in part whether or not the vesting requirements have been satisfied.

     WARRANTS. At the effective time of the merger, each outstanding warrant to purchase shares of Therapeutic Antibodies common stock will be assumed by Proteus and converted into a warrant to purchase Proteus ordinary shares. The number of Proteus ordinary shares subject to each assumed Therapeutic Antibodies warrant will be adjusted in accordance with the exchange ratio. Any fractional ordinary shares of Proteus resulting from such adjustment will be rounded down to the nearest whole number. The exercise price per ordinary share of Proteus under each assumed Therapeutic Antibodies warrant will be determined by dividing the aggregate exercise price that would have been payable upon exercising the assumed Therapeutic Antibodies warrant in full immediately prior to the effective time of the merger by the number of Proteus ordinary shares subject to the assumed Therapeutic Antibodies warrant. The exercise price per ordinary share of Proteus will be rounded up to the nearest whole cent.

     CONVERTIBLE NOTES. At the effective time of the merger, each of Therapeutic Antibodies' 6% convertible notes, due October 1, 2000, will become obligations of PI Merger Sub.

PROCEDURES FOR EXCHANGE OF STOCK CERTIFICATES; FRACTIONAL SHARES

     The conversion of Therapeutic Antibodies common stock into the right to receive Proteus ordinary shares will occur automatically at the time of the merger. As soon as reasonably practicable after the effective time of the merger, an exchange agent designated by Proteus and Therapeutic Antibodies will mail a transmittal letter to each former Therapeutic Antibodies stockholder. The transmittal letter will contain instructions with respect to the surrender of certificates previously representing Therapeutic Antibodies common stock to be exchanged for certificates representing Proteus ordinary shares.

     THERAPEUTIC ANTIBODIES STOCKHOLDERS SHOULD NOT FORWARD THERAPEUTIC ANTIBODIES STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. THERAPEUTIC ANTIBODIES STOCKHOLDERS SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     After the merger, each certificate that previously represented shares of Therapeutic Antibodies common stock will represent only the right to receive, upon surrender of that certificate, a certificate representing the number of Proteus ordinary shares into which the shares of Therapeutic Antibodies common stock were converted in the merger, based upon the exchange ratio, and cash instead of fractional Proteus ordinary shares as described below.

     In the event of a transfer of ownership of Therapeutic Antibodies common stock which is not registered in the transfer records of Therapeutic Antibodies, a certificate representing the proper number of Proteus ordinary shares may be issued to a person other than the person in whose name the certificate so surrendered is registered, if:

     - that certificate is properly endorsed or otherwise is in proper form for transfer; and

     - the person requesting such issuance pays any transfer or other taxes required by reason of the issuance of Proteus ordinary shares to a person other than the registered holder of such certificate or shall establish to the satisfaction of Proteus that such tax has been paid or is not applicable.

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

     All Proteus ordinary shares issued upon the surrender for exchange of shares of Therapeutic Antibodies common stock, including any cash paid instead of any fractional Therapeutic Antibodies common shares, will be deemed to have been issued in full satisfaction of all rights pertaining to shares of Therapeutic Antibodies common stock.

     No fractional ordinary shares of Proteus will be issued in the merger. Each holder of Therapeutic Antibodies shares who would otherwise have been entitled to receive a fraction of a Proteus ordinary share will receive an amount in cash, without interest, equal to the product of such fraction multiplied by the average of the closing of the mid-market prices of the Proteus ordinary shares on the London Stock Exchange on each of the last five trading days immediately preceding the date on which the effective time of the merger occurs.

     Following approval of the merger of both Proteus' and Therapeutic Antibodies' shareholders meetings on September 13, 1999, Therapeutic Antibodies will make an application for the cancellation of the listing of its common stock on the London Stock Exchange at the close of business on September 15, 1999.

REPRESENTATIONS AND WARRANTIES

     Proteus and Therapeutic Antibodies have made representations and warranties in the merger agreement relating to, among other things:

     - their organization and the organization of their subsidiaries;

     - their capital structures;

     - the authorization, execution, delivery and enforceability of the merger agreement and related matters;

     - the accuracy of information supplied for inclusion in this proxy statement/prospectus and the Class 1 shareholder circular to be mailed to shareholders of Proteus;

     - compliance with laws;

     - litigation;

     - taxes and tax returns;

     - the absence of certain changes or events;

     - the shareholder votes required to approve the merger;

     - disclosure of material agreements and commitments;

     - employee benefit plans;

     - brokers' and finders' fees incurred in connection with the merger;

     - environmental matters;

     - labor matters;

     - proprietary rights;

     - insurance;

     - permits and licenses;

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

     - the absence of undisclosed liabilities;

     - the accuracy of books and records;

     - title to properties;

     - regulatory requirements for products; and

     - year 2000 compliance.

     The merger agreement also contains representations and warranties made by Proteus relating to the filing of documents and announcements with the London Stock Exchange and the accuracy of the information in those documents and announcements.

     The merger agreement also contains representations and warranties made by Therapeutic Antibodies relating to:

     - the filing of reports with the SEC and the accuracy of the information in those reports;

     - the receipt of a fairness opinion from The British Linen Bank Limited;
       and

     - its DigiTAb(R) and CroTAb(R) products.

CERTAIN COVENANTS

     CONDUCT OF BUSINESS PRIOR TO THE MERGER. Proteus and Therapeutic Antibodies have agreed that, during the period from the date of the merger agreement and continuing until the effective time of the merger, each of Proteus and Therapeutic Antibodies and their respective subsidiaries will, among other things:

     - carry on its business in the ordinary course; and

     - preserve intact its present business organization and its relationships with customers, suppliers and others with which it has business dealings.

     During the same period, Proteus and Therapeutic Antibodies have agreed that each of Proteus and Therapeutic Antibodies and their respective subsidiaries will not, without the consent of the other and subject to certain exceptions specified in the merger agreement, among other things:

     - amend its charter or organizational documents;

     - issue additional shares of its capital stock or securities convertible into or exchangeable for capital stock;

     - acquire any corporation or business organization or make any investment in any other individual or entity except in the ordinary course of business;

     - incur any indebtedness for borrowed money other than in the ordinary course of business;

     - take any action with respect to the grant of severance or termination pay;

     - adopt, enter into or amend any bonus or compensation plan or increase in any manner the compensation or benefits of any director, officer or employee;

     - make any tax election, settle or compromise any tax liability or change its method of accounting unless required by generally accepted accounting principles;

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

     - enter into any contract except in the ordinary course of business or amend, terminate or modify any existing material contract;

     - enter into, amend, modify or terminate any agreement with an affiliate;

     - settle or compromise any pending or threatened suit for an amount in excess of $50,000 per suit; and

     - authorize or make capital expenditures except as specified in its capital budget.

     During the same period, Therapeutic Antibodies has agreed that each of Therapeutic Antibodies and its subsidiaries will not declare or pay any dividend or other distribution or redeem, purchase or otherwise acquire any capital stock of Therapeutic Antibodies or any of its subsidiaries.

     STOCKHOLDERS MEETINGS. Each of Therapeutic Antibodies and Proteus have agreed to duly call, give notice of, convene and hold meetings of their stockholders for the purpose of obtaining the required stockholder votes to approve the merger agreement and the merger. Each of Therapeutic Antibodies and Proteus have agreed, subject to their fiduciary duties to their respective stockholders, as determined in good faith by their boards of directors based upon the advice of counsel, to recommend to their stockholders that they approve the merger. Proteus has also agreed, subject to its fiduciary duties to its stockholders, to recommend that Proteus stockholders approve the terms of Mr. Wallis' option deed with Proteus.

     NO SOLICITATION. Each of Proteus and Therapeutic Antibodies has also agreed that, prior to the effective time of the merger, it will not:

     - solicit, initiate, facilitate or encourage any acquisition proposal;

     - negotiate, explore or otherwise communicate or provide any information to any person with respect to an acquisition proposal; or

     - enter into any agreement requiring it to abandon, terminate or fail to consummate the merger.

     An "acquisition proposal" is defined in the merger agreement to mean any proposal with respect to any tender offer, exchange offer, merger, consolidation, sale of assets, sales of capital stock or other business combination or the acquisition of 15% or more of the assets or capital stock of a party and its subsidiaries taken as a whole.

     However, each of Proteus and Therapeutic Antibodies may, in response to an unsolicited written binding offer with respect to an acquisition proposal which contains no financing condition, furnish non-public information to, and participate in discussions or negotiations with, any third party regarding an acquisition proposal if its board of directors:

     - determines in good faith, after consultation with its outside counsel and financial advisors, that the acquisition proposal would result in a transaction which is more favorable to its shareholders from a financial point of view than the merger and that the acquisition proposal is likely to be consummated; and

     - determines in good faith, after advice of its outside counsel, that failing to take such action would constitute a breach of fiduciary duties under applicable law.

     Such an acquisition proposal is referred to in the merger agreement as a "superior proposal."

     The merger agreement provides that each of Proteus and Therapeutic Antibodies will advise the other in writing within 24 hours of receipt of a superior proposal and within 48 hours of receipt of an

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

acquisition proposal. Each of Proteus and Therapeutic Antibodies has agreed to advise the other at least three business days prior to entering into an agreement regarding a superior proposal.

     DIRECTOR AND OFFICER INSURANCE AND INDEMNIFICATION. For six years after the effective time of the merger, the surviving corporation will indemnify and hold harmless each person serving as a director or officer of Therapeutic Antibodies as of the date of the merger agreement against any costs, expenses or liabilities pertaining to acts or omissions occurring at or prior to the effective time of the merger to the extent provided for in Therapeutic Antibodies' certificate of incorporation and bylaws. For six years after the effective time of the merger, the surviving corporation will maintain in effect the policies of directors' and officers' liability insurance maintained by Therapeutic Antibodies or will enter into new policies with similar terms with respect to claims arising from facts or events that occurred before the effective time of the merger. The surviving corporation is not obligated to spend more than 150% of the insurance premiums paid by Therapeutic Antibodies on the date of the merger agreement for such directors' and officers' liability insurance.

CONDITIONS TO OBLIGATIONS TO EFFECT THE MERGER

     The obligations of each party to effect the merger are subject to the satisfaction or waiver of certain conditions, including:

     - the shareholders of Proteus shall have passed (A) ordinary resolutions to

      - approve the merger agreement and the merger;

      - increase the authorized share capital of Proteus;

      - authorize the board of Proteus to allot Proteus ordinary shares to be issued in the merger and the financing; and

      (B) a special resolution disapplying the statutory pre-emption rights in respect of the Proteus ordinary shares to be allotted pursuant to the equity financing;

     - the stockholders of Therapeutic Antibodies shall have adopted the merger agreement and approved the consummation of the merger;

     - the registration statement for the Proteus ordinary shares of which this proxy statement/ prospectus is a part shall have become effective and shall not be the subject of any stop order, and no proceedings for that purpose shall have been initiated or threatened by the SEC;

     - no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other entity of competent jurisdiction shall be in effect which prohibits the consummation of the merger;

     - all required governmental authorizations, orders, approvals and filings shall have been obtained or made;

     - the London Stock Exchange shall have agreed to admit to the Official List, subject to allotment, the Proteus ordinary shares to be issued in the merger and the financing and such agreement shall not have been withdrawn;

     - the placing agreement between Proteus and WestLB Panmure Limited, dated May 20, 1999, shall be unconditional in all respects except that the placing agreement may still be conditional on the consummation of the transactions contemplated by the merger agreement and the admission of the Proteus ordinary shares described above to the Official List; and

     - all consents necessary under the Exon-Florio Act shall have been received.

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

     The obligation of Proteus to effect the merger is also subject to the satisfaction or waiver by Proteus of additional conditions, including the following:

     - the representations and warranties of Therapeutic Antibodies set forth in the merger agreement that are qualified as to materiality shall have been true and correct when made and shall be true and correct on the closing date and each of the representations and warranties that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on the closing date;

     - Therapeutic Antibodies shall have performed or complied with its agreements and covenants under the merger agreement that are qualified as to materiality and shall have performed or complied in all material respects with its other agreements and covenants that are not so qualified as to materiality;

     - Proteus shall have received an opinion from PricewaterhouseCoopers LLP that the merger will constitute a reorganization within the meaning of
       Section 368(a) of the Internal Revenue Code and no gain or loss will be recognized by Proteus, PI Merger Sub or Therapeutic Antibodies as a result of the merger for U.S. federal income tax purposes;

     - Therapeutic Antibodies shall have received all written consents, assignments, waivers or other certificates contemplated by the merger agreement or reasonably determined necessary by Proteus' legal counsel to provide for the continuation of Therapeutic Antibodies' material contracts and leases;

     - holders of not more than 2.5% of the shares of Therapeutic Antibodies common stock outstanding on the closing date of the merger shall have exercised appraisal rights;

     - Proteus shall have received a written opinion of legal counsel to Therapeutic Antibodies;

     - the voting agreements entered into in connection with the execution of the merger agreement shall be in full force and effect;

     - Proteus shall have received a letter from the U.K. Treasury that it consents to the merger for purposes of the Income and Corporations Taxes Act 1988;

     - no event of default shall have occurred under Therapeutic Antibodies' bridge financing and the borrowings under the bridge financing shall have not been repaid, except through the application of proceeds of a financing approved by Proteus;

     - the option agreement with Stuart Wallis entered into on May 20, 1999 shall not have been amended or supplemented and Therapeutic Antibodies shall not have any other arrangement with Mr. Wallis regarding the subject matter of the option agreement; and

     - there shall not have occurred since the date of the merger agreement any material adverse effect on Therapeutic Antibodies.

     As used in the merger agreement, a "material adverse effect" is defined as any change, circumstance or effect that:

     - is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities, financial condition or results of operations of an entity and its subsidiaries, taken as a whole; or

     - would materially and adversely affect the ability of Proteus or Therapeutic Antibodies, as the case may be, to perform its obligations under the merger agreement or consummate the transactions contemplated by the merger agreement.

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

     The obligation of Therapeutic Antibodies to effect the merger is also subject to the satisfaction or waiver by Therapeutic Antibodies of additional conditions, including the following:

     - the representations and warranties of Proteus set forth in the merger agreement that are qualified as to materiality shall have been true and correct when made and shall be true and correct on the closing date and each of the representations and warranties that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on the closing date;

     - Proteus shall have performed or complied with its agreements and covenants under the merger agreement that are qualified as to materiality and shall have performed or complied in all material respects with its other agreements and covenants that are not so qualified as to materiality;

     - Therapeutic Antibodies shall have received an opinion from PricewaterhouseCoopers LLP that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and no gain or loss will be recognized by Proteus, PI Merger Sub or Therapeutic Antibodies as a result of the merger for U.S. federal income tax purposes;

     - Proteus shall have received all written consents, assignments, waivers or other certificates contemplated by the merger agreement or reasonably determined necessary by Therapeutic Antibodies' legal counsel to provide for the continuation of Proteus' material contracts and leases;

     - Proteus shall not have declared or paid any dividend or redeemed, purchased or otherwise acquired any capital stock of Proteus or any of its subsidiaries since the date of the merger agreement; and

     - there shall not have occurred since the date of the merger agreement any material adverse effect on Proteus.

TERMINATION; TERMINATION FEES

     The merger agreement may be terminated at any time prior to the effective time of the merger:

     - by mutual written consent of Proteus and Therapeutic Antibodies;

     - by either Proteus or Therapeutic Antibodies if:

        (a) the merger is not consummated by December 20, 1999, so long as the terminating party did not prevent consummation by failing to fulfill any of its obligations under the merger agreement;

        (b) any court or other governmental entity has issued an order, decree or ruling which cannot be appealed and which makes the merger illegal or prohibits the consummation of the merger, so long as the terminating party shall not have been the cause of such order or injunction;

        (c) the Therapeutic Antibodies stockholder approval shall not have been obtained at a duly held stockholders meeting of Therapeutic Antibodies or at any adjournment of the meeting at which the merger is voted upon; or

        (d) the Proteus shareholders shall not have passed the necessary resolutions at a duly held shareholders meeting of Proteus or at any adjournment of the meeting at which the merger is voted upon.

     The merger agreement may be terminated by Proteus at any time prior to the effective time of the merger:

     (1) if the Therapeutic Antibodies board shall have withdrawn or adversely modified its recommendation that stockholders adopt the merger agreement and approve the consummation of the merger;

     (2) if the Therapeutic Antibodies board shall have failed to recommend to its stockholders that they adopt the merger agreement and approve the merger or shall have recommended that they approve an acquisition proposal other than the merger;

     (3) if the Therapeutic Antibodies board shall have failed to oppose, or recommends approval of, a tender offer or exchange offer that, if successful, would result in any person becoming a beneficial owner of 15% or more of the outstanding Therapeutic Antibodies common stock;

     (4) if the Therapeutic Antibodies board shall have failed, under certain circumstances, to call and hold a stockholder's meeting to vote on the merger prior to December 20, 1999;

     (5) if the Therapeutic Antibodies board shall have determined to accept a superior proposal; or

     (6) upon a material breach of any covenant or agreement on the part of Therapeutic Antibodies set forth in the merger agreement or if any representation or warranty of Therapeutic Antibodies that is qualified as to materiality shall have become untrue or any representation or warranty that is not so qualified shall have become untrue in any material respect, provided that such breach has not been cured prior to the effective time of the merger and within 10 days of notice to Therapeutic Antibodies.

     In the event that Proteus terminates the merger agreement:

     - for any of the reasons specified under paragraphs (1) - (5) above, Therapeutic Antibodies has agreed to pay Proteus a cash fee of $1,900,000 by wire transfer of immediately available funds no later than two business days after such termination;

     - for the reasons specified under paragraph (6) above or because the Therapeutic Antibodies stockholder approval shall not have been obtained at a duly held stockholders meeting of Therapeutic Antibodies or at any adjournment of the meeting at which the merger is voted upon, Therapeutic Antibodies has agreed to pay Proteus a cash fee of $1,500,000 by wire transfer of same day funds no later than three business days after such termination; or

     - for the reasons specified under paragraph (6) above or because the Therapeutic Antibodies stockholder approval shall not have been obtained at a duly held stockholders meeting of Therapeutic Antibodies or at any adjournment of the meeting at which the merger is voted upon and during the 12 month period following such termination Therapeutic Antibodies shall have entered into a binding agreement regarding an acquisition proposal with a party that Therapeutic Antibodies had discussions with within six months after the merger agreement is terminated, Therapeutic Antibodies has agreed to pay Proteus $1,900,000 less the amount of any fees previously paid by Therapeutic Antibodies to Proteus.

     The merger agreement may be terminated by Therapeutic Antibodies at any time prior to the effective time of the merger:

     (1) if the Proteus board shall have withdrawn or adversely modified its recommendation that shareholders adopt the merger agreement and approve the consummation of the merger;

     (2) if the Proteus board shall have failed to recommend to its shareholders that they adopt the merger agreement and approve the merger or shall have recommended that they approve an acquisition proposal other than the merger;

     (3) if the Proteus board shall have failed to oppose, or recommends approval of, a tender offer or exchange offer that, if successful, would result in any person becoming a beneficial owner of 15% or more of the outstanding Proteus ordinary shares;

     (4) if the Proteus board shall have failed, under certain circumstances, to call and hold a shareholder's meeting to, among other things, vote on the merger prior to December 20, 1999;

     (5) if the Proteus board shall have determined to accept a superior proposal; or

     (6) upon a material breach of any covenant or agreement on the part of Proteus set forth in the merger agreement or if any representation or warranty of Proteus that is qualified as to materiality shall have become untrue or any representation or warranty that is not so qualified shall have become untrue in any material respect, provided that such breach has not been cured prior to the effective time of the merger and within 10 days of notice to Proteus.

     In the event that Therapeutic Antibodies terminates the merger agreement:

     - for any of the reasons specified under paragraphs (1) - (5) above, Proteus has agreed to pay Therapeutic Antibodies a cash fee of $1,900,000 by wire transfer of immediately available funds no later than two business days after such termination;

     - for the reasons specified under paragraph (6) above or because Proteus' shareholders shall not have passed the necessary ordinary resolutions or special resolution at a duly held shareholders meeting of Proteus or at any adjournment of the meeting at which the merger is voted upon, Proteus has agreed to pay Therapeutic Antibodies a cash fee of $900,000 by wire transfer of same day funds no later than three business days after such termination; or

     - for the reasons specified under paragraph (6) above or because Proteus' shareholders shall not have passed the necessary resolutions at a duly held shareholders meeting of Proteus or at any adjournment of the meeting at which the merger is voted upon and during the 12 month period following such termination Proteus shall have entered into a binding agreement regarding an acquisition proposal with a party that Proteus had discussions with within six months after the merger agreement is terminated, Proteus has agreed to pay Therapeutic Antibodies $1,900,000 less the amount of any fees previously paid by Proteus to Therapeutic Antibodies.

     The provisions of the merger agreement regarding the termination fees payable by Therapeutic Antibodies to Proteus and by Proteus to Therapeutic Antibodies, each as described above, will be effective only if:

     - Therapeutic Antibodies' stockholders approve and adopt the merger agreement; and

     - Proteus' shareholders pass resolutions to, among other things, approve the merger agreement and the merger.

     In the event the merger agreement is terminated, no provision of the merger agreement survives, except for the provisions relating to confidentiality, termination, expenses and miscellaneous provisions of general application.

FEES AND EXPENSES GENERALLY; AMENDMENT AND WAIVER

     PAYMENT OF EXPENSES OF THE MERGER GENERALLY. Except as described above, all fees and expenses incurred in connection with the preparation, execution and performance of the merger agreement and the consummation of the merger will be paid by the party incurring such fees and expenses.

     AMENDMENT AND WAIVER. Proteus and Therapeutic Antibodies may amend the merger agreement by written agreement at any time prior to approval of the merger agreement by the stockholders of Therapeutic Antibodies. After this approval, no amendment that alters or changes the consideration to be received by the Therapeutic Antibodies stockholders or that changes the provisions of the merger agreement if such change would materially adversely effect the Therapeutic Antibodies stockholders may be made without the further approval of the stockholders of Therapeutic Antibodies.

     At any time prior to the effective time, to the extent legally allowed, Proteus and Therapeutic Antibodies may

     - extend the time for performance of any of the obligations or other acts of the other parties to the merger agreement;

     - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered in connection with the merger agreement; and

     - waive compliance with any of the agreements or conditions contained in the merger agreement.

Extensions or waivers must be in writing and signed by the party granting the extension or waiver.

VOTING AGREEMENTS

     As an inducement to the willingness of Proteus to enter into the merger agreement, executive officers and directors of Therapeutic Antibodies and certain of their affiliates who collectively held, at the record date, 10.65% of the outstanding shares of Therapeutic Antibodies common stock entered into voting agreements for the benefit of Proteus. These stockholders are:

     - Andrew J. Heath, Chief Executive Officer;

     - Stuart M. Wallis, Chairman of the Board of Directors;

     - Tim Chard, Senior Vice President -- Research and Development Administration;

     - Saul Komisar, Director of Business Development;

     - Martin S. Brown, Director; and

     - Family members and affiliated trusts of Martin S. Brown.

     The form of the voting agreement entered into by each of these stockholders is attached as Annex D to this proxy statement/prospectus.

     In each voting agreement, each stockholder has agreed, among other things:

     - to vote all of the stockholder's shares of Therapeutic Antibodies common stock in favor of the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement; and

     - to vote all of the stockholder's shares of Therapeutic Antibodies common stock in favor of any other matter necessary to the consummation of the transactions contemplated by the merger agreement.

     Each stockholder also agreed to appoint Barry Riley and David Gration, or any other designee of Proteus, as the sole and exclusive proxy and attorney-in-fact of the stockholder, with full power to vote or deliver written consents or otherwise act with respect to the stockholder's shares of Therapeutic Antibodies common stock. This proxy is irrevocable until the termination of the voting agreement. Each voting agreement terminates automatically upon the earliest to occur of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

APPRAISAL RIGHTS OF THERAPEUTIC ANTIBODIES STOCKHOLDERS

     If the merger is completed, a Therapeutic Antibodies stockholder who

     - continues to hold shares through the effective time of the merger;

     - strictly complies with the procedures set forth under Section 262 of the Delaware General Corporation Law; and

     - has not voted in favor of the merger;

may obtain an appraisal of those shares from the Delaware Court of Chancery under Section 262 of the Delaware General Corporation Law and receive payment for the "fair value" of those shares instead of the merger consideration.

     Therapeutic Antibodies stockholders considering seeking appraisal of their shares of Therapeutic Antibodies common stock should note that the fair value of their shares determined under Section 262 could be more, the same or less than the merger consideration they would receive if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the Chancery Court and allocated among the parties as the Chancery Court deems equitable in the circumstances. Upon application of a Therapeutic Antibodies stockholder, the Chancery Court may order all or a portion of the expenses incurred by any Therapeutic Antibodies stockholder in connection with the appraisal proceeding including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Therapeutic Antibodies common stock entitled to appraisal. In the absence of this type of determination or assessment, each Therapeutic Antibodies stockholder bears his or her own expenses.

     The statutory right of appraisal granted by Section 262 requires strict compliance with the procedures set forth in Section 262. Failure to follow any of those procedures may result in a termination or waiver of appraisal rights under Section 262. The following is a summary of Section 262 and is qualified by reference to Section 262. We have attached a copy of Section 262 as Annex C. Therapeutic Antibodies stockholders should carefully read Section 262 as well as the information discussed below to determine their rights to appraisal.

     A Therapeutic Antibodies stockholder who elects to exercise the right to an appraisal under Section 262 must deliver a written letter demanding appraisal of the stockholder's shares to Therapeutic Antibodies prior to the vote on the adoption of the merger agreement. The written letter must identify the record owner of the shares and expressly request an appraisal. All written letters should be delivered to the following address:

                          Therapeutic Antibodies Inc.
                             1207 17th Avenue South
                                   Suite 103
                         Nashville, Tennessee 37212 USA
                              Attention: Secretary

     The written letter demanding appraisal must be in addition to any proxy or vote against adoption of the merger agreement. Neither voting against, abstaining from voting or failing to vote on the adoption of the merger agreement will constitute a demand for appraisal within the meaning of Section 262.

     The record owner must sign the written letter demanding appraisal, fully and correctly, as that person's name appears on the common stock certificate(s). If the shares are owned of record by a trustee, guardian or custodian on behalf of another person, the trustee, guardian or custodian must sign the letter. If the shares are owned of record by or for more than one person, all the joint owners must sign the letter. An authorized agent, including an agent for two or more joint owners, may execute the letter demanding appraisal for a record owner; however, the agent must identify the record owner(s) and expressly disclose that, in exercising the demand, he is acting as agent for the record owner(s).

     A record owner, such as a broker, who holds shares of Therapeutic Antibodies common stock as a nominee for others may exercise his right of appraisal with respect to the shares for all or less than all such persons. In this case, the letter must set forth the number of shares covered by the demand. Where the number of shares is not expressly mentioned, the demand will be presumed to cover all shares outstanding in the name of the record owner.

     Stockholders electing to exercise their appraisal rights under Section 262 must not vote for adoption of the merger agreement. If a stockholder returns a signed proxy but does not specify a vote against adoption of the merger agreement or a direction to abstain, the proxy will be voted FOR adoption of the merger agreement, which will have the effect of waiving that stockholder's appraisal rights.

     Within 10 days after the effective time of the merger, Therapeutic Antibodies will give written notice of the effective time of the merger to each stockholder who has satisfied the requirements of Section 262. Within 120 days after the effective time of the merger, Therapeutic Antibodies or any of these dissenting stockholders may file a petition in the court demanding a determination of the fair value of the shares of Therapeutic Antibodies common stock of all dissenting stockholders. Any dissenting stockholder who desires the petition to be filed should file a petition on a timely basis unless the dissenting stockholder receives notice that Therapeutic Antibodies or another dissenting stockholder has filed a petition.

     If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights and thereafter will determine the fair value of the shares of Therapeutic Antibodies common stock held by dissenting stockholders, together with a fair rate of interest on this amount. Fair value does not include any element of value arising from the accomplishment or expectation of the merger, but the court takes into account all relevant factors.

     From and after the effective time of the merger, no dissenting stockholder has any rights of a Therapeutic Antibodies stockholder with respect to his shares, except the right to receive

     - the fair value payment and

     - payment of any dividends or other distributions payable to Therapeutic Antibodies record holders as of a date prior to the effective time of the merger.

If a dissenting stockholder delivers to Therapeutic Antibodies a written withdrawal of the demand for an appraisal within 60 days after the effective time of the merger, or after that date with the written approval of Therapeutic Antibodies, or if no petition for appraisal is filed within 120 days after the effective time, then the right of the dissenting stockholder to an appraisal will cease, and the dissenting stockholder will be entitled to receive only the merger consideration.

ACCOUNTING TREATMENT

     Proteus will account for the merger using the merger accounting method under U.K. GAAP and as a pooling of interests under U.S. GAAP.

REGULATORY MATTERS

  EXON-FLORIO ACT

     Section 721 of the Exon-Florio Act empowers the President of the United States to prohibit or suspend an acquisition of, or investment in, a U.S. company by a foreign person if the President finds:

     - after investigation, credible evidence that the foreign person might take action that threatens to impair the national security of the U.S. and

     - that other provisions of existing law do not provide adequate and appropriate authority to protect the national security.

     Any determination that an investigation is called for must be made within 30 days of notice of the proposed transaction. In the event this determination is made, the investigation must be completed within 45 days of the determination. Thereafter, any decision to take action must be announced within 15 days of completion of the investigation. Authority under Exon-Florio Act has been delegated to the Committee on Foreign Investment in the United States, the organization charged with administering the Exon-Florio Act. In June 1999, Proteus and Therapeutic Antibodies made a voluntary filing to the Committee on Foreign Investment in the United States seeking a finding that the merger does not impair the national security of the U.S. On July 29, 1999, the Committee on Foreign Investment in the United States determined that there are no issues of national security sufficient to warrant an investigation under section 721 and concluded action under section 721 with respect to the merger.

  OTHER LAWS

     Proteus and Therapeutic Antibodies conduct operations in a number of countries where regulatory filings or approvals may be required or advisable in connection with the consummation of the merger. Proteus and Therapeutic Antibodies are currently in the process of reviewing whether other filings or approvals may be required or desirable in other countries which may be material to Proteus and Therapeutic Antibodies and its subsidiaries. Filings and approvals that are not as a matter of practice required to be obtained prior to effectiveness of a merger transaction may not be obtained prior to the effective time of the merger.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following unaudited pro forma financial statements give effect to the proposed merger of Proteus and Therapeutic Antibodies as a pooling of interests under U.S. GAAP. The unaudited pro forma condensed consolidated balance sheet presents the combined financial position of Proteus and Therapeutic Antibodies as of March 31, 1999 assuming that the proposed merger had occurred as of March 31, 1999. Such pro forma information is based upon the historical consolidated balance sheet data of Proteus and unaudited historical consolidated balance sheet of Therapeutic Antibodies as of that date. The unaudited pro forma condensed consolidated statements of operations give effect to the proposed merger of Proteus and Therapeutic Antibodies by combining the results of operations of Proteus for each of the three years in the period ended March 31, 1999 with the results of operations of Therapeutic Antibodies for each of the three years in the period ended December 31, 1998, on a pooling of interests basis under U.S. GAAP. The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying notes of Proteus and Therapeutic Antibodies included elsewhere in this proxy statement/prospectus. Since the pro forma financial statements which follow are based upon the financial condition and operating results of Proteus and Therapeutic Antibodies for periods when they were not combined, the information presented may not be indicative of the results which would have actually occurred had the merger been completed at the periods presented in the unaudited pro forma financial statements, nor are they indicative of future financial operating results.

     The translation of pro forma combined information from pounds sterling into U.S. dollars has been made at the rate of L1.00 = $1.6140 based upon the noon buying rate on March 31, 1999. This translation is provided solely for the convenience of the reader and does not reflect financial information in accordance with U.S. GAAP or U.K. GAAP principles for foreign currency translations.

                           PROTEUS INTERNATIONAL PLC

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1999
                             (AMOUNTS IN THOUSANDS)

                                                        HISTORICAL
                                    ---------------------------------------------------
                                                 ADJUSTMENTS
                                    PROTEUS ON   TO CONVERT    PROTEUS ON                                            PRO FORMA
                                       U.K.      PROTEUS TO       U.S.      THERAPEUTIC    PRO FORMA       PRO       COMBINED
                                       GAAP       U.S. GAAP       GAAP      ANTIBODIES    ADJUSTMENTS     FORMA     AS ADJUSTED
                                      BASIS       (NOTE 1)       BASIS       (NOTE 2)      (NOTE 3)     COMBINED     (NOTE 5)
                                    ----------   -----------   ----------   -----------   -----------   ---------   -----------
                                        L             L            L             L             L            L            L
ASSETS
Current assets:
  Cash and cash equivalents.......     7,403       (5,345)        2,058         2,167           --         4,225       13,145
  Short-term investments..........                  5,305         5,305                                    5,305        5,305
  Other current assets............       393                        393           861                      1,254        1,254
                                     -------       ------       -------       -------       ------       -------      -------
        Total current assets......     7,796          (40)        7,756         3,028           --        10,784       19,704
Property and equipment............     1,859         (809)        1,050         6,770                      7,820        7,820
Other assets......................                    155           155           481                        636          636
                                     -------       ------       -------       -------       ------       -------      -------
        Total assets..............     9,655         (694)        8,961        10,279           --        19,240       28,160
                                     =======       ======       =======       =======       ======       =======      =======
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current liabilities:
  Accounts payable and accrued
    expenses......................     1,381          (40)        1,341           969                      2,310        2,310
  Current portion of long-term
    debt..........................       385                        385           973                      1,358        1,358
                                     -------       ------       -------       -------       ------       -------      -------
        Total current
          liabilities.............     1,766          (40)        1,726         1,942           --         3,668        3,668
  Long-term debt..................       207                        207         2,922                      3,129        3,129
  Other liabilities...............        --                                      201                        201          201
                                     -------       ------       -------       -------       ------       -------      -------
        Total liabilities.........     1,973          (40)        1,933         5,065           --         6,998        6,998
                                     -------       ------       -------       -------       ------       -------      -------
Shareholders' equity
  Common stock
    Proteus.......................     1,480                      1,480                      1,211         2,691        3,157
    Therapeutic Antibodies........                                   --            32          (32)           --           --
  Capital in excess of par
    value.........................    47,171                     47,171        53,957       (1,179)       99,949      108,403
  Accumulated deficit.............   (40,969)        (654)      (41,623)      (48,748)                   (90,371)     (90,371)
  Other...........................        --                                      (27)                       (27)         (27)
                                     -------       ------       -------       -------       ------       -------      -------
        Total shareholders'
          equity..................     7,682         (654)        7,028         5,214           --        12,242       21,162
                                     -------       ------       -------       -------       ------       -------      -------
        Total liabilities and
          shareholders' equity....     9,655         (694)        8,961        10,279           --        19,240       28,160
                                     =======       ======       =======       =======       ======       =======      =======


                                     PRO FORMA
                                     COMBINED
                                    AS ADJUSTED
                                    -----------
                                         $
ASSETS
Current assets:
  Cash and cash equivalents.......     21,216
  Short-term investments..........      8,562
  Other current assets............      2,024
                                     --------
        Total current assets......     31,802
Property and equipment............     12,621
Other assets......................      1,027
                                     --------
        Total assets..............     45,450
                                     ========
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current liabilities:
  Accounts payable and accrued
    expenses......................      3,728
  Current portion of long-term
    debt..........................      2,192
                                     --------
        Total current
          liabilities.............      5,920
  Long-term debt..................      5,050
  Other liabilities...............        324
                                     --------
        Total liabilities.........     11,294
                                     --------
Shareholders' equity
  Common stock
    Proteus.......................      5,095
    Therapeutic Antibodies........         --
  Capital in excess of par
    value.........................    174,962
  Accumulated deficit.............   (145,858)
  Other...........................        (43)
                                     --------
        Total shareholders'
          equity..................     34,156
                                     --------
        Total liabilities and
          shareholders' equity....     45,450
                                     ========

The accompanying notes are an integral part of the pro forma financial statements

                           PROTEUS INTERNATIONAL PLC

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED MARCH 31, 1999
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                        HISTORICAL
                                    ---------------------------------------------------
                                                 ADJUSTMENTS
                                                 TO CONVERT
                                    PROTEUS ON   PROTEUS TO    PROTEUS ON   THERAPEUTIC    PRO FORMA
                                    U.K. GAAP     U.S. GAAP    U.S. GAAP    ANTIBODIES    ADJUSTMENTS    PRO FORMA     PRO FORMA
                                      BASIS       (NOTE 1)       BASIS       (NOTE 2)      (NOTE 4)      COMBINED      COMBINED
                                    ----------   -----------   ----------   -----------   -----------   -----------   -----------
                                        L             L            L             L             L             L             $
Revenues..........................         696                        696        2,047                        2,743         4,427
                                    ----------     ------      ----------   ----------     ---------    -----------   -----------
Operating expenses:
  Research and development........                  3,607           3,607        6,856                       10,463        16,887
  Other...........................       5,103     (3,698)          1,405        3,989                        5,394         8,706
                                    ----------     ------      ----------   ----------     ---------    -----------   -----------
    Total operating expenses......       5,103        (91)          5,012       10,845            --         15,857        25,593
                                    ----------     ------      ----------   ----------     ---------    -----------   -----------
Loss from operations..............      (4,407)        91          (4,316)      (8,798)           --        (13,114)      (21,166)
  Foreign currency losses.........          --                         --         (145)                        (145)         (234)
  Interest income.................         540                        540          144                          684         1,104
  Interest expense................         (80)                       (80)        (788)                        (868)       (1,401)
                                    ----------     ------      ----------   ----------     ---------    -----------   -----------
Net loss..........................      (3,947)        91          (3,856)      (9,587)           --        (13,443)      (21,697)
Preferred stock dividends.........                                     --          (20)                         (20)          (32)
                                    ----------     ------      ----------   ----------     ---------    -----------   -----------
Net loss applicable to common
  shareholders....................      (3,947)        91          (3,856)      (9,607)           --        (13,463)      (21,729)
                                    ==========     ======      ==========   ==========     =========    ===========   ===========
Basic and diluted net loss per
  common share (Note 4)...........       (0.06)                     (0.05)       (0.36)                       (0.13)        (0.21)
                                    ==========                 ==========   ==========                  ===========   ===========
Weighted average shares
  outstanding.....................  71,205,296                 71,205,296   26,910,291     4,386,377    102,501,964   102,501,964
                                    ==========                 ==========   ==========     =========    ===========   ===========

The accompanying notes are an integral part of the pro forma financial statements

                           PROTEUS INTERNATIONAL PLC

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED MARCH 31, 1998
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                         HISTORICAL
                                     ---------------------------------------------------
                                                  ADJUSTMENTS
                                                  TO CONVERT
                                     PROTEUS ON   PROTEUS TO    PROTEUS ON   THERAPEUTIC    PRO FORMA
                                     U.K. GAAP     U.S. GAAP    U.S. GAAP    ANTIBODIES    ADJUSTMENTS    PRO FORMA    PRO FORMA
                                       BASIS       (NOTE 1)       BASIS       (NOTE 2)      (NOTE 4)      COMBINED      COMBINED
                                     ----------   -----------   ----------   -----------   -----------   -----------   ----------
                                         L             L            L             L             L             L            $
Revenues...........................         178                        178        1,094                        1,272        2,053
                                     ----------     ------      ----------   ----------     ---------    -----------   ----------
Operating expenses:
  Research and development.........                  3,087           3,087        6,999                       10,086       16,279
  Other............................       4,526     (3,224)          1,302        3,754                        5,056        8,160
                                     ----------     ------      ----------   ----------     ---------    -----------   ----------
    Total operating expenses.......       4,526       (137)          4,389       10,753            --         15,142       24,439
                                     ----------     ------      ----------   ----------     ---------    -----------   ----------
Loss from operations...............      (4,348)       137          (4,211)      (9,659)           --        (13,870)     (22,386)
  Foreign currency losses..........          --                         --         (558)                        (558)        (901)
  Interest income..................         353                        353          542                          895        1,445
  Interest expense.................        (132)                      (132)        (612)                        (744)      (1,201)
                                     ----------     ------      ----------   ----------     ---------    -----------   ----------
Net loss...........................      (4,127)       137          (3,990)     (10,287)           --        (14,277)     (23,043)
                                     ==========     ======      ==========   ==========     =========    ===========   ==========
Basic and diluted net loss per
  common share (Note 4)............       (0.07)                     (0.07)       (0.45)                       (0.17)       (0.27)
                                     ==========                 ==========   ==========                  ===========   ==========
Weighted average shares
  outstanding......................  55,439,533                 55,439,533   22,888,226     3,730,781     82,058,540   82,058,540
                                     ==========                 ==========   ==========     =========    ===========   ==========

The accompanying notes are an integral part of the pro forma financial statements

                           PROTEUS INTERNATIONAL PLC

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED MARCH 31, 1997
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                          HISTORICAL
                                      ---------------------------------------------------
                                                   ADJUSTMENTS
                                                   TO CONVERT
                                      PROTEUS ON   PROTEUS TO    PROTEUS ON   THERAPEUTIC    PRO FORMA
                                      U.K. GAAP     U.S. GAAP    U.S. GAAP    ANTIBODIES    ADJUSTMENTS   PRO FORMA    PRO FORMA
                                        BASIS       (NOTE 1)       BASIS       (NOTE 2)      (NOTE 4)      COMBINED     COMBINED
                                      ----------   -----------   ----------   -----------   -----------   ----------   ----------
                                          L             L            L             L             L            L            $
Revenues............................         573                        573          595                       1,168        1,885
                                      ----------     ------      ----------   ----------     ---------    ----------   ----------
Operating expenses:
  Research and development..........                  3,238           3,238        5,885                       9,123       14,725
  Other.............................       4,682     (3,346)          1,336        3,092                       4,428        7,147
                                      ----------     ------      ----------   ----------     ---------    ----------   ----------
    Total operating expenses........       4,682       (108)          4,574        8,977            --        13,551       21,872
                                      ----------     ------      ----------   ----------     ---------    ----------   ----------
Loss from operations................      (4,109)       108          (4,001)      (8,382)           --       (12,383)     (19,987)
  Foreign currency gains............          --                         --        1,110                       1,110        1,792
  Interest income...................         404                        404          389                         793        1,280
  Interest expense..................        (119)                      (119)        (770)                       (889)      (1,435)
  Debt conversion expense...........          --                         --         (514)                       (514)        (829)
                                      ----------     ------      ----------   ----------     ---------    ----------   ----------
Net loss............................      (3,824)       108          (3,716)      (8,167)           --       (11,883)     (19,179)
                                      ==========     ======      ==========   ==========     =========    ==========   ==========
Basic and diluted net loss per
  common share (Note 4).............       (0.07)                     (0.07)       (0.44)                      (0.16)       (0.26)
                                      ==========                 ==========   ==========                  ==========   ==========
Weighted average shares
  outstanding.......................  52,326,238                 52,326,238   18,821,524     3,067,908    74,215,670   74,215,670
                                      ==========                 ==========   ==========     =========    ==========   ==========

The accompanying notes are an integral part of the pro forma financial statements

                           PROTEUS INTERNATIONAL PLC

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  1. ADJUSTMENTS TO CONVERT PROTEUS HISTORICAL FINANCIAL STATEMENTS FROM U.K. GAAP TO U.S. GAAP:

     The following represent the adjustments made to the Proteus historical financial statements to convert them from U.K. GAAP to U.S. GAAP: a) adjustments to record as expenses costs incurred to develop software during the development period previously capitalized by Proteus, b) adjustments to record goodwill and related amortization associated with previous acquisitions of Proteus, and c) adjustment to properly classify short-term investments and cash overdraft. Goodwill is being amortized on a straight-line basis over its estimated useful life of 10 years.

  2. ADJUSTMENTS TO CONVERT THERAPEUTIC ANTIBODIES HISTORICAL FINANCIAL STATEMENTS TO U.K. POUNDS STERLING BASIS:

     The Therapeutic Antibodies historical balance sheet information and related pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of March 31, 1999, have been translated into pounds sterling at the March 31, 1999 noon buying rate of $1.00 = L0.6196. The Therapeutic Antibodies historical statements of operations for the years ended December 31, 1998, 1997 and 1996, have been translated into pounds sterling at the weighted average noon buying rate for the years ended December 31, 1998, 1997 and 1996 of $1.00 = L0.6034, L0.6106 and L0.6407, respectively. Certain reclassifications have been made to the Therapeutic Antibodies historical statement of operations information to conform with the financial statement presentation of Proteus.

  3. BALANCE SHEET PRO FORMA ADJUSTMENTS:

     The capital accounts have been adjusted to reflect the issuance in the merger of 60,542,545 shares of Proteus 2p par value ordinary shares upon conversion of all outstanding shares of Therapeutic Antibodies common stock.

  4. NET LOSS PER COMMON SHARE ADJUSTMENTS:

     Combined net loss per common share amounts are based on the weighted average number of common/ordinary shares of the companies outstanding during each period. Shares of Therapeutic Antibodies have been adjusted to the equivalent shares of Proteus for each period based on the exchange ratio. Shares of Proteus for the year ended March 31, 1999 reflect the 1998 rights issue. See
Note 8 to the 1999 Proteus audited financial statements included elsewhere in this proxy statement/prospectus and Note 5 to the Proteus Unaudited Pro Forma Financial Statements below.

  5. IMPACT OF THE EQUITY FINANCING OF PROTEUS:

     The pro forma combined as adjusted amounts in the pro forma condensed consolidated balance sheet reflect the estimated net proceeds from the equity financing of Proteus. Total net proceeds from the equity financing will approximate L8.9 million, assuming the issuance of 23,325,000 ordinary shares at L0.40 per share less estimated expenses of L410,000. The equity financing will occur simultaneously with the merger.

     Assuming that the issuance of 23,325,000 ordinary shares by Proteus in the equity financing had occurred as of the beginning of the periods presented, the pro forma combined basic and diluted loss

                           PROTEUS INTERNATIONAL PLC
per common share amounts for the years ended March 31, 1999, 1998 and 1997, would have been L0.11, L0.14 and L0.12, respectively, based on adjusted weighted average shares of the combined companies of 125,826,964, 105,383,540 and 97,540,670, respectively.

  6. MERGER EXPENSES:

     The Proteus unaudited pro forma financial statements do not reflect expenses expected to be incurred by Proteus and Therapeutic Antibodies directly related to the merger. These expenses, consisting primarily of professional fees and expenses and expenses for printing and distributing proxy materials, are estimated at L1.9 million and will be charged as expense upon consummation of the merger.

                           MATERIAL TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences of the merger and the material U.S. federal income tax and U.K. tax consequences of the ownership and disposition of Proteus ordinary shares. In the opinion of PricewaterhouseCoopers LLP, which is attached as Exhibit 8.1 to the registration statement for the Proteus ordinary shares of which this proxy statement/prospectus is a part, the tax consequences set forth in this "Material Tax Consequences" section are the material U.S. federal income tax and U.K. tax consequences of the transactions described in this section. The opinion of PricewaterhouseCoopers LLP is based upon certain assumptions which are noted in the opinion. This summary is based on current law, is for general information only, and is not tax advice. Your tax treatment will vary depending on your particular situation, and this discussion does not purport to deal with all aspects of taxation that may be relevant to a holder of Therapeutic Antibodies common stock or Proteus ordinary shares in light of his or her personal investments or tax circumstances, or to stockholders who receive special treatment under the federal income tax laws or U.K. tax laws. Stockholders who receive special treatment include, without limitation:

     - stockholders whose stock was acquired through the exercise of an employee stock option or otherwise as compensation;

     - insurance companies;

     - financial institutions or broker-dealers;

     - tax-exempt organizations;

     - stockholders holding securities as part of a conversion transaction, or a hedge or hedging transaction, or as a position in a straddle for tax purposes; and

     - persons that, as a result of the merger, will own, directly or indirectly, 10% or more of the total combined voting power of Proteus following the merger.

     In addition, other than as set forth below under the headings "United Kingdom Tax Consequences of the Ownership of Proteus Ordinary Shares," "U.K. Taxation of Chargeable Gains -- U.K. Holders of Proteus Shares," "U.K. Taxation of Chargeable Gains -- U.S. Holders of Proteus Shares" and "U.K. Stamp Duty and Stamp Duty Reserve Tax," the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to you as a holder of Therapeutic Antibodies common stock or Proteus ordinary shares.

     The information in this section is based:

     - on the Internal Revenue Code;

     - current, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code;

     - the legislative history of the Internal Revenue Code;

     - current administrative interpretations and practices of the Internal Revenue Service; and

     - court decisions.

     In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the Internal Revenue Service or if challenged, will not be sustained by a court.

     For purposes of this discussion, the term "U.S. stockholder" means a holder of shares of common stock or ordinary shares who is for United States federal income tax purposes:

     - an individual citizen or resident of the United States;

     - a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust which is subject to the supervision of a court within the U.S. and is under the control of one or more U.S. fiduciaries.

     Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. stockholders. The term "non-U.S. stockholder" means a holder of common stock or ordinary shares who is not a U.S. stockholder as defined above. The discussion assumes that you hold your Therapeutic Antibodies stock as a capital asset, which is generally property held for investment.

     YOU ARE STRONGLY ADVISED TO CONSULT YOUR TAX ADVISOR AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF PROTEUS ORDINARY SHARES IN LIGHT OF YOUR PARTICULAR SITUATION, AS WELL AS THE TAX CONSEQUENCES UNDER APPLICABLE ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX LAWS.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO U.S. STOCKHOLDERS OF THE MERGER AND EXCHANGE OF THERAPEUTIC ANTIBODIES COMMON STOCK FOR PROTEUS ORDINARY SHARES

     Based on certain factual representations made by the parties to the transaction as of the closing date, the merger and exchange of Therapeutic Antibodies common stock for Proteus ordinary shares will be treated as a reorganization described in Internal Revenue Code Section 368(a). Consequently, neither Proteus nor Therapeutic Antibodies will recognize taxable gain or loss for U.S. federal income tax purposes as a result of the merger. However, if a transaction involves the merger of a U.S. corporation with and into a U.S. subsidiary controlled by a foreign corporation, and stock of the foreign corporation is issued in exchange for stock of the surviving U.S. corporation in a reorganization described in Internal Revenue Code Section 368(a), then exchanging U.S. stockholders are considered to have made a transfer of stock which is subject to Internal Revenue Code Section 367. Internal Revenue Code
Section 367 provides that, subject to certain exceptions, if a U.S. person transfers stock to a foreign corporation in a reorganization, the foreign corporation is not treated as a corporation for purposes of determining whether the exchanging U.S. person recognizes gain on the exchange. Accordingly, unless an applicable exception to Internal Revenue Code Section 367 is available, you will be required to treat the merger and exchange of

Therapeutic Antibodies common stock for Proteus ordinary shares as a taxable exchange of stock for U.S. federal income tax purposes.

     An exception to the taxable treatment mandated by Internal Revenue Code
Section 367 which is potentially available requires that, among other things, at the time of the merger, the total value of Proteus equal or exceed the total value of Therapeutic Antibodies. This test is referred to in the applicable Treasury Regulations and in this summary as the "Substantiality Test." Because the total value of Proteus is very close to the total value of Therapeutic Antibodies, and their respective stock prices are relatively volatile, it is not possible to determine in advance which entity will have a greater fair market value on the date of the merger and, hence, whether the parties will satisfy the Substantiality Test. Therefore, Therapeutic Antibodies is not able to determine prior to the date of the merger whether you will be entitled to the protection of the foregoing exception to Internal Revenue Code Section 367 or will instead be required to treat the exchange of your Therapeutic Antibodies common stock for Proteus ordinary shares as a taxable transaction for U.S. federal income tax purposes. Accordingly, the following discussion describes both of these alternative possible tax treatments. After completion of the merger and exchange of Therapeutic Antibodies common stock for Proteus ordinary shares, we will notify you whether the Substantiality Test was satisfied as of the date of the merger and, consequently, which set of tax consequences set forth below applies.

  ALTERNATIVE 1: TOTAL VALUE OF PROTEUS EQUALS OR EXCEEDS TOTAL VALUE OF THERAPEUTIC ANTIBODIES

     The U.S. federal income tax consequences set forth below in this "Alternative 1" section assume that, at the time of the merger, the total value of Proteus equals or exceeds the total value of Therapeutic Antibodies.

     In general, for your exchange of Therapeutic Antibodies common stock for Proteus ordinary shares in the merger to qualify for non-recognition of gain treatment:

     - we must complete and attach to our timely filed U.S. income tax return for the taxable year of the merger a statement entitled "Section 367(a) -- Reporting of Cross-Border Transfer Under Reg.
       sec. 1.367-3(c)(6);"

     - shares representing no more than 50% of both the total voting power and the total value of the stock of Proteus may be received, in the aggregate, by U.S. stockholders exchanging Therapeutic Antibodies common stock for Proteus ordinary shares in the merger;

     - shares representing no more than 50% of the total voting power and the total value of the stock of Proteus may be owned, in the aggregate, immediately after the merger by U.S. persons who are either officers or directors of Therapeutic Antibodies or who own, directly, indirectly or constructively, 5% or more of the total voting power or value of Therapeutic Antibodies immediately prior to the merger;

     - any U.S. stockholders of Therapeutic Antibodies common stock who own, immediately following the merger, ordinary shares representing 5% or more of the voting power or value of Proteus must enter into "gain recognition agreements" with the IRS; and

     - an active trade or business test, of which the Substantiality Test is one component, must be satisfied.

     Under applicable Treasury Regulations, persons who transfer Therapeutic Antibodies common stock in exchange for Proteus ordinary shares are, for purposes of the foregoing tests, presumed to be U.S. stockholders. As described above, shares representing no more than 50% of both the total voting power and the total value of the stock of Proteus may be received, in the aggregate, by U.S. stockholders exchanging Therapeutic Antibodies common stock for Proteus ordinary shares in the merger. This presumption may be rebutted by obtaining ownership statements from a sufficient number of persons who transfer Therapeutic Antibodies common stock in the merger who are not U.S. stockholders to demonstrate that the 50% threshold is not exceeded. We expect to obtain a sufficient number of ownership statements to demonstrate that the 50% threshold is not exceeded.

     We believe that, if at the time of the merger, the total value of Proteus equals or exceeds the total value of Therapeutic Antibodies, subject to the discussion below under the heading "Special Filing Requirement Applicable to Five-Percent Shareholders," you will not be required to recognize gain or loss for U.S. federal income tax purposes as a result of the merger, except if you receive cash in lieu of fractional shares. In this event:

     - the aggregate tax basis of the Proteus ordinary shares you receive in the merger, including any fractional share interests in Proteus ordinary shares not actually received, will be the same as the aggregate adjusted tax basis of the shares of Therapeutic Antibodies common stock you surrendered; and

     - the holding period of the Proteus ordinary shares you receive in the merger will include the period during which you held the shares of Therapeutic Antibodies common stock that you exchanged.

     The payment of cash in lieu of a fractional share interest in Proteus ordinary shares will be treated as if the fractional interest had been distributed to you as part of the consideration in the merger and then redeemed by Proteus for cash. As a result, if you receive a payment of this kind, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and your adjusted tax basis in the fractional share interest.

     SPECIAL FILING REQUIREMENT APPLICABLE TO FIVE-PERCENT SHAREHOLDERS. If you are a "five-percent shareholder" of Proteus immediately after the merger, you must file a "gain recognition agreement" with the IRS in order for your exchange of Therapeutic Antibodies common stock for Proteus ordinary shares to qualify for non-recognition of gain treatment. For this purpose, Treasury Regulations define a "five-percent shareholder" as someone who owns at least 5% of either the total voting power or the total value of the stock of Proteus immediately after the merger. The "gain recognition agreement" would require you to recognize gain, fully or on a pro rata basis, if prior to the close of 60 months following the close of the taxable year in which the merger occurs, Proteus:

     - in a taxable transaction, disposes of all or part of the Therapeutic Antibodies common stock it acquired in the merger; or

     - disposes of substantially all of the assets of Therapeutic Antibodies.

     In this event, if you are a "five-percent shareholder" who has entered into a "gain recognition agreement":

     - within 90 days of the triggering disposition of Therapeutic Antibodies common stock or assets, you would be required to file an amended U.S. federal income tax return recognizing the additional gain; or

     - if you so elected when you entered into the gain recognition agreement, you would recognize the additional gain in the taxable year in which the triggering disposition of Therapeutic Antibodies common stock or assets occurred, and you would pay interest as if the resulting tax liability had been incurred at the time of the merger.

     If you are a "five-percent shareholder" of Proteus immediately after the merger and you do not file a gain recognition agreement with the IRS, you will be treated as if you had sold all of your Therapeutic Antibodies common stock in a fully taxable transaction on the date of the merger and employed the proceeds to acquire the Proteus ordinary shares you received in the exchange.

  ALTERNATIVE 2: TOTAL VALUE OF PROTEUS LESS THAN TOTAL VALUE OF THERAPEUTIC ANTIBODIES

     The U.S. federal income tax consequences set forth below in this "Alternative 2" section assume that, at the time of the merger, the total value of Proteus is less than the total value of Therapeutic Antibodies.

     In this case, the exceptions under Section 367 of the Internal Revenue Code will not apply, and therefore:

     - you will recognize gain in an amount equal to the excess, if any, of the fair market value of the Proteus ordinary shares and any cash in lieu of fractional shares you receive over your adjusted tax basis in your Therapeutic Antibodies common stock surrendered; but

     - you will not recognize loss in the merger, except with respect to cash received in lieu of fractional shares.

     Any gain or loss must be computed separately for blocks of Therapeutic Antibodies common stock you acquired at different times or for different amounts.

     Any gain or loss you recognize as a result of the merger will be capital gain or loss, and will constitute long-term capital gain or loss if your holding period for your Therapeutic Antibodies common stock is greater than twelve months as of the date of the merger. Your tax basis in the Proteus ordinary shares you receive in the merger will equal the fair market value of those ordinary shares on the date of the merger. The holding period for the Proteus ordinary shares you receive will begin on the date following the date of the merger.

     The receipt of cash or stock as a result of the merger or the exercise of dissenters' appraisal rights may be subject, under certain circumstances, to "backup withholding" at a 31% rate. Backup withholding generally applies only if the you:

     - fail to furnish your social security or other taxpayer identification number within a reasonable time after the request;

     - furnish an incorrect taxpayer identification number;

     - are notified by the Internal Revenue Service that you have failed to report properly interest or dividends; or

     - fail, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number your have provided is the correct number and that you are not subject to backup withholding.

     Backup withholding is not an additional tax, and amounts withheld are refundable or allowed as a credit against your U.S. federal income tax liability.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO U.S. STOCKHOLDERS OF THE OWNERSHIP OF PROTEUS ORDINARY SHARES

  TAXATION OF DISTRIBUTIONS

     Distributions paid out of the current or accumulated earnings and profits of Proteus, including the amount of any refunds received from the U.K. Inland Revenue, will constitute dividends taxable to U.S. stockholders as foreign-source dividend income. Any U.K. tax refunds will be included in income in the year the U.S. stockholder becomes entitled to the payment. To the extent that Proteus makes distributions in excess of its earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted basis which each U.S. stockholder has in his or her shares of stock for tax purposes, but not below zero. Distributions in excess of a U.S. stockholder's adjusted tax basis in his or her Proteus ordinary shares will be taxable as capital gain, provided the shares have been held as capital assets. This gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends paid by Proteus generally will not be eligible for the dividends received deduction otherwise available to corporate shareholders.

     The amount of any distribution paid in pounds sterling will equal the U.S. dollar value of the pounds sterling received calculated using the exchange rate in effect on the date the dividend is received by the U.S. stockholder, regardless of whether the pounds sterling are converted into U.S. dollars on this date. If the pounds sterling received as a distribution are not converted into U.S. dollars on the date of receipt, the recipient U.S. stockholder will have a basis in the pounds sterling equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the pounds sterling will be taxable as ordinary income or loss.

  TAXATION OF CAPITAL GAINS

     If you are a U.S. stockholder and you sell or dispose of your Proteus ordinary shares, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive and your adjusted tax basis in the ordinary shares sold or disposed of. This gain or loss will be capital if you held the Proteus ordinary shares as a capital asset. This gain or loss will be long-term capital gain or loss if you held the Proteus ordinary shares sold or disposed of for more than one year. Under current law, long-term capital gains realized by individuals are taxed at lower rates than items of ordinary income or short-term capital gain. Also, for U.S. federal income tax purposes, capital losses are subject to limitations on deductibility.

  BACKUP WITHHOLDING

     We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the shareholder is a corporation or is otherwise exempt and:

     - when required, demonstrates this fact or provides a taxpayer identification number;

     - certifies as to no loss of exemption from backup withholding; and

     - otherwise complies with the backup withholding rules.

     If you do not provide us with your correct taxpayer identification number, you may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount you pay as backup withholding will be creditable against your income tax liability.

  UNITED STATES ANTI-DEFERRAL FEDERAL TAXATION ISSUES

     As of the date of this proxy statement/prospectus, Proteus believes that it is not, and does not as a result of the merger or otherwise expect to become, a "passive foreign investment company" or a "foreign personal holding company."

     In the event that:

     - 75% or more of its gross income in a taxable year were passive; or

     - at least 50% of the average percentage of its assets, by value, produced or were held for the production of passive income,

then Proteus would be a passive foreign investment company. For this purpose, if Proteus were to own, directly or indirectly, at least 25% by value of the stock of another company, it would be treated as if it held its proportionate share of the assets, and received directly its proportionate share of the income, of that company. Passive income generally includes dividends, interest, royalties, rents other than rents and royalties derived in the active conduct of a trade or business and derived from a related person, annuities, and gains from assets which would produce income of this type other than sales of inventory.

     If Proteus were to be classified as a passive foreign investment company, the U.S. federal income tax consequences to you with respect to your Proteus ordinary shares would change significantly from the consequences presented in this discussion. For example, special rules would apply to direct and certain indirect U.S. stockholders upon disposition of their ordinary shares, receipt of an "excess distribution," certain non-recognition transactions, or use of ordinary shares as security for a loan. You could be subject to tax as if any gain or distribution were ordinary income earned ratably over the period of time during which you held your Proteus ordinary shares, including an interest charge on the deferred tax, and other adverse tax consequences. If you were to make a timely filed mark-to-market election with respect to the Proteus ordinary shares you owned or were treated as having owned, at the close of your taxable year, you would include as ordinary income in that taxable year any excess of the fair market value of your Proteus ordinary shares as of the close of the year over your adjusted tax basis in those shares. In turn, you would be allowed a deduction for the taxable year in the amount of any excess of the adjusted basis of your Proteus ordinary shares over their fair market value at the close of the taxable year, limited to the amount of the net mark-to-market gains you previously included in your income. If you were to make a timely qualified election fund election, the above-described rules generally would not apply. If a qualified election fund election were made, you would be currently taxable on your pro-rata share of Proteus' ordinary earnings and profits and net capital gains, regardless of whether the income or gain was actually distributed to you. Neither Proteus nor its advisors have a duty or will undertake to inform you of changes in circumstances that would cause Proteus to become a passive foreign investment company. You should consult your tax advisors concerning the status of Proteus as a passive foreign investment company at any point in time after the date of this proxy statement/prospectus.

     If at least 60% of Proteus' gross income for any taxable year were "foreign personal holding company income," and if, at any time during the taxable year, more than 50% of the stock by vote or by value were owned, directly, indirectly, or constructively, by or for five or fewer individuals who are citizens or residents of the United States, then Proteus would be a foreign personal holding company.

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

For this purpose, "foreign personal holding company income" consists generally of certain types of interest, dividend or other types of passive income.

     If Proteus were to be classified as a foreign personal holding company, then U.S. stockholders who owned Proteus ordinary shares on the last day of the taxable year when the five or fewer U.S. citizens or residents owned, directly, indirectly or constructively, 50% or more, by vote or by value, of Proteus' stock, would be taxed upon their pro rata shares of the undistributed foreign personal holding company income. In addition, under the circumstances described in the preceding sentence:

     - Proteus would be required to make adjustments in its accumulated earnings and profits, and paid in surplus accounts; and

     - affected U.S. shareholders would be required to adjust the tax bases in their Proteus ordinary shares.

     U.S. stockholders owning 5% or more of the value of Proteus' stock on the last day on which the five or fewer U.S. stockholders owned, directly, indirectly or constructively, 50% or more, by vote or value, of Proteus' stock, would also be required to include significant addition information on their federal income tax returns.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. STOCKHOLDERS

  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. STOCKHOLDERS OF THE MERGER AND EXCHANGE OF THERAPEUTIC ANTIBODIES COMMON STOCK FOR PROTEUS ORDINARY SHARES

     As discussed above, based on certain factual representations made by the parties to the transaction as of the closing date, we expect that the merger and exchange of Therapeutic Antibodies common stock for Proteus ordinary shares will be treated as a reorganization described in Internal Revenue Code Section 368(a). Consequently, non-U.S. stockholders who receive Proteus ordinary shares in exchange for Therapeutic Antibodies common stock will not be required to recognize gain or loss for U.S. federal income tax purposes as a result of the merger, except possibly for cash received in lieu of fractional shares as described below. In this event:

     - the aggregate tax basis of the Proteus ordinary shares you receive in the merger, including any fractional share interests in Proteus ordinary shares not actually received, will be the same as the aggregate adjusted tax basis of the shares of Therapeutic Antibodies common stock you surrendered; and

     - the holding period of the Proteus ordinary shares you receive in the merger will include the period during which you held the shares of Therapeutic Antibodies common stock that you exchanged.

     The payment of cash in lieu of a fractional share interest in Proteus ordinary shares will be treated as if the fractional interest had been distributed to you as part of the consideration in the merger and then redeemed by Proteus for cash. As a result, if you receive a payment of this kind, you will realize gain or loss in an amount equal to the difference, if any, between the amount of cash you receive and your adjusted tax basis in the fractional share interest, and consequently, you may be subject to U.S. federal income taxation on such a gain or loss as described below in the section entitled "United States Federal Income Tax Consequences to Non-U.S. Stockholders of the Ownership and Disposition of Proteus Ordinary Shares -- Disposition."

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

  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. STOCKHOLDERS OF THE OWNERSHIP AND DISPOSITION OF PROTEUS ORDINARY SHARES

     OWNERSHIP. If you are a non-U.S. stockholder and you receive distributions on your Proteus ordinary shares which are effectively connected with the conduct of a trade or business in the United States, those distributions will be taxed at regular U.S. federal income tax rates as described above in the section entitled "United States Federal Income Tax Consequences to U.S. Stockholders of the Ownership of Proteus Ordinary Shares." If you are a non-U.S. stockholder and you receive distributions on your Proteus ordinary shares which are not effectively connected with the conduct of a trade or business in the United States, those distributions will be treated as "sourced outside of the United States," and hence not taxable for U.S. federal income tax purposes, so long as no more than 25% of Proteus' income is treated as effectively connected with a United States trade or business under the Internal Revenue Code. We believe that as of the date of this proxy statement/prospectus, no more that 25% of Proteus' income is effectively connected with a United States trade or business within the meaning of the Internal Revenue Code. Neither Proteus nor its advisors have a duty or will undertake to inform you of changes in circumstances that would cause the amount of Proteus' income that is effectively connected to a United States trade or business to exceed this threshold. You should consult your tax advisors concerning the extent to which Proteus' income is effectively connected with a United States trade or business at any point in time after the date of this proxy statement/prospectus.

     DISPOSITION. If you are a non-U.S. stockholder and you realize a gain upon a sale or other disposition of Proteus ordinary shares, you will generally not be subject to U.S. federal income tax unless:

     - the gain is effectively connected with your conduct of a trade or business in the United States;

     - you are an individual who is present in the U.S. for 183 days or more during the taxable year and you meet certain other conditions; or

     - you are subject to tax under provisions of U.S. tax law applicable to U.S. expatriates, including former citizens or residents of the United States.

     If you are a non-U.S. stockholder who is subject to U.S. tax on a sale or other disposition of Proteus ordinary shares, you should consult your tax advisor concerning the amount of the resulting tax liability, which will depend on your individual circumstances.

UNITED KINGDOM TAX CONSEQUENCES OF THE OWNERSHIP OF PROTEUS ORDINARY SHARES

     The statements below are intended only as a general rule and do not constitute advice to any Therapeutic Antibodies stockholder on his or her personal tax position and may not apply to certain classes of investor such as dealers, charities or pension providers. The comments are based on existing law and what is understood to be current Inland Revenue practice. Levels of taxation may change from time to time.

     ANY HOLDER OF THERAPEUTIC ANTIBODIES SHARES WHO IS IN ANY DOUBT ABOUT HIS OR HER OWN TAX POSITION IS STRONGLY RECOMMENDED TO CONSULT HIS OR HER INDEPENDENT PROFESSIONAL ADVISER IMMEDIATELY.

  PROTEUS

     Depending on the level of Proteus' profits for each accounting period, Proteus will be liable to U.K. corporation tax at current rates of between 20% and 31%.

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

     Proteus may be required to pay its corporation tax liabilities by a system of accelerated quarterly installments which will be phased in over a period of four years commencing with accounting periods ending after June 30, 1999.

     Under current United Kingdom tax legislation, Proteus is not required to withhold tax at source when paying a dividend. Proteus is also no longer required to account for Advance Corporation Tax on its dividends.

  DIVIDENDS -- U.K. HOLDERS OF PROTEUS SHARES

     U.K. resident individual shareholders are generally entitled to a tax credit in respect of any dividend on their ordinary shares, which they can set against their total income tax liability. The amount of a dividend received by such a shareholder and the associated tax credit are both included in computing the shareholder's income for United Kingdom tax purposes and will be regarded as the top slice of the shareholder's income. The tax credit attaching to dividends is equal to one-ninth of the cash dividend (i.e., 10% of the aggregate of the tax credit and the cash dividend).

     It is not possible to obtain repayment of the surplus tax credit in respect of a dividend when an individual's tax credits exceed his or her total U.K. tax liability. U.K. individuals who are not liable to tax at the higher rate will be taxed at 10% on the amount of the dividend plus associated tax credit, with the tax credit therefore being equal to the liability. U.K. individuals subject to higher rate tax will pay tax at 32.5%, resulting in further tax of 25% of the net dividend.

     Non-U.K. resident shareholders who are Commonwealth citizens, European Economic Area nationals, residents of the Isle of Man or Channel Islands and certain other classes of person should be entitled to a tax credit in respect of a dividend which they may set against their total United Kingdom income tax to the same extent as if they were resident in the U.K. Non-U.K. resident shareholders who do not fall within the above categories may be able to claim a repayment from the Inland Revenue in respect of part of the tax credit attaching to a dividend depending on the provisions of any relevant double taxation convention or agreement. The reduction in the tax credit attaching to dividends, which came in to effect from April 6, 1999, will affect the amounts that may be paid under double tax conventions or agreements between the United Kingdom and other jurisdictions. Shareholders resident in jurisdictions outside the United Kingdom should consult their own tax advisers about their position.

     In general, a United Kingdom resident corporate shareholder will not be liable to corporation tax in respect of a dividend received. However, if such a shareholder has surplus ACT brought forward at April 6, 1999, it will need to take into account the receipt of any dividend when calculating shadow ACT for the purpose of the surplus ACT set off calculation. This determines the level of surplus ACT a company can set against its tax liability going forward. The calculation involves first offsetting the shadow ACT that would have arisen on the net dividends paid and received, as if ACT was still accounted for. The shadow ACT is then notionally set against the corporation tax liability before utilizing any actual surplus ACT brought forward, up to the maximum offset available. The effect of this is therefore to restrict the utilization of any surplus ACT.

     United Kingdom pension funds are generally exempt from tax on dividends which they receive but they are not entitled to obtain repayments of the tax credit attaching to those dividends.

  DIVIDENDS -- U.S. HOLDERS OF PROTEUS SHARES

     Under the provisions of the Income Tax Convention currently in force between the U.K. and the U.S., a U.S. corporate holder of Proteus shares which broadly controls at least 10% of the voting

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

stock of Proteus will be entitled to receive from the U.K. Inland Revenue a refund in respect of dividends paid by Proteus to such shareholders. The amount of this refund will be equal to one-half of the tax credit to which an individual resident in the U.K. would have been entitled had he or she received the dividend, less a sum of not more than 5% of the aggregate amount of the dividend and the credit due to such a corporation. The reduction in the value of the tax credit paid to U.K. individuals to one-ninth of the dividend paid from April 6, 1999 means that the amount of any refund will be relatively small. Under the terms of the Income Tax Convention, U.S. resident individuals and corporations controlling less than 10% of the voting stock of Proteus are technically entitled to a refund calculated by reference to the amount of the tax credit available to a U.K. individual. However, the reduction in the value of the tax credit on dividends paid to U.K. individuals to one-ninth of the dividend from April 6, 1999 means that no refund will be made to those holding less than 10% of the voting stock of Proteus.

U.K. TAXATION OF CHARGEABLE GAINS -- U.K. HOLDERS OF PROTEUS SHARES

  RECEIPT OF PROTEUS SHARES IN THE MERGER

     Assuming that no appraisal rights are exercised by holders of Therapeutic Antibodies common stock, a U.K. holder of Therapeutic Antibodies stock will not be treated as making a disposal for purposes of U.K. taxation on chargeable gains to the extent that he or she receives Proteus shares in exchange for the Therapeutic Antibodies shares in the merger. To the extent that such a stockholder receives Proteus shares in the merger, any gain or loss that would otherwise have arisen on the exchange of his or her Therapeutic Antibodies shares will be "rolled over" into the Proteus shares and the Proteus shares will be treated as the same asset as his or her shares of Therapeutic Antibodies common stock acquired at the same time and for the same price as the Therapeutic Antibodies shares.

     Therapeutic Antibodies has received a letter of clearance from the Board of Inland Revenue pursuant to Sections 136 to 138 of the Taxation of Chargeable Gains Act 1992, in which the Board of Inland Revenue has raised an issue as to whether the exercise by a Therapeutic Antibodies stockholder of Delaware appraisal rights might cause the merger to fall outside the strict criteria of
Section 136. If Inland Revenue were to take the position following any exercise of appraisal rights that "roll-over" relief was not available under Section 136, then U.K. holders of Therapeutic Antibodies common stock who receive Proteus shares in the merger would be treated as making a disposal for purposes of U.K. taxation on chargeable gains, and the difference between the original cost or value of the Therapeutic Antibodies shares and the market value of the Proteus shares at the time of the merger, if any, would be treated as chargeable gain. Such gain would be reduced by indexation allowance and/or taper relief where appropriate and may be covered by a carveout exemption where available.

  DISPOSAL OF PROTEUS SHARES FOLLOWING THE MERGER

     A subsequent disposal of all or any of the Proteus shares may, depending on individual circumstances, give rise to a liability to U.K. taxation on chargeable gains.

     U.K. holders of Proteus ordinary shares will be subject to the chargeable gains provisions on the disposal of their shares. Such shareholders who dispose of their Proteus shares may be liable to U.K. taxation on chargeable gains, based on the gain realized as reduced by indexation allowance and/or taper relief. The indexation allowance is computed as being the original cost or value of the shares multiplied by the increase in the Index of Retail Prices over the period of ownership.

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

     The Finance Act 1998 provides that on a disposal by an individual shareholder or trustee, indexation allowance will be available to reduce any chargeable gain only in respect of acquisition costs and allowable expenditure incurred up to and including April 1, 1998 and taper relief, which replaces indexation allowance, will be available from April 6, 1998 in respect of the shares. Taper relief will apply in a way which will reduce the amount of any capital gains realized by an individual on a disposal of shares according to how long those shares have been held.

     An annual exemption is available, and a shareholder's total chargeable gains in any tax year, up to a level of the annual exemption, will be tax-free.

     On a disposal by a corporate shareholder, indexation will continue after April 1, 1998 to be available to reduce any chargeable gain on the acquisition costs of the shares.

U.K. TAXATION OF CHARGEABLE GAINS -- U.S. HOLDERS OF PROTEUS SHARES

  RECEIPT OF PROTEUS SHARES IN THE MERGER

     U.S. holders of Therapeutic Antibodies common stock who are not resident, or ordinarily resident, for tax purposes in the U.K. will not be subject to U.K. tax upon the receipt of Proteus ordinary shares in exchange for Therapeutic Antibodies common stock in the merger.

  DISPOSAL OF PROTEUS SHARES FOLLOWING THE MERGER

     A U.S. holder of Proteus shares who is not resident, or ordinarily resident, for tax purposes in the U.K. will not generally be liable for U.K. tax on capital gains on the disposal of Proteus ordinary shares.

U.K. STAMP DUTY AND STAMP DUTY RESERVE TAX

     Generally, no stamp duty or stamp duty reserve tax will be payable by Therapeutic Antibodies stockholders on the issue to them of Proteus shares pursuant to the merger agreement.

     The conveyance or transfer on sale of Therapeutic Antibodies shares held outside the CREST system will usually be subject to stamp duty on the instrument of transfer, generally at the rate of 50p per L100 or part L100 of the amount or value of the consideration. An obligation to account for stamp duty or stamp duty reserve tax at the rate of 0.5% of the amount or value of the consideration may also arise if an unconditional agreement to transfer such shares is not completed by a duly stamped instrument before the stamp duty or stamp duty reserve tax "accountable date" (being the seventh day of the month following that in which the agreement was made).

     The transfer of Therapeutic Antibodies shares in uncertificated form will generally attract liability to stamp duty or stamp duty reserve tax at the rate of 0.5% of the amount or value of the consideration, payable by the fourteenth day following the date of the unconditional agreement for transfer of those shares.

     The above statements are intended as a general guide to the current position. Certain categories of persons are not liable to stamp duty or stamp duty reserve tax, and others may be liable at a higher rate or may, although not primarily liable for the tax, be required to notify and account for it under the Stamp Duty Reserve Tax Regulations 1986.

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                              THE EQUITY FINANCING

     On May 20, 1999, Proteus entered into a conditional placement agreement to raise approximately L7.0 million net of expenses by issuing 23,325,000 ordinary shares at 40p per share which on that date represented 31.5% of Proteus' existing issued share capital and 14.7% of the enlarged share capital assuming completion of the merger. The shares have been conditionally placed by WestLB Panmure Limited on a non-preemptive basis with non-U.S. institutional investors. WestLB Panmure Limited has fully underwritten the financing.

     The placement is conditional on completion of the merger by December 20, 1999, and will be subject to the passing of the necessary resolutions of shareholders at Proteus' Extraordinary General Meeting. Proteus will use the proceeds from the equity financing for working capital and the repayment of Therapeutic Antibodies' bridge financing. The terms of the bridge financing are described in "Therapeutic Antibodies Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

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

                        DESCRIPTION OF PROTEUS BUSINESS

     The following discussion regarding Proteus' business, product candidates and technologies includes certain scientific and technical terms and abbreviations that are defined in the "Glossary" on page 175. This section should also be read in connection with "Government Regulation."

GENERAL

     Proteus' business was founded in 1987 and Proteus International plc was incorporated in England and Wales under the Companies Act 1985 on January 12, 1990 as a public company limited by shares with the registered number 2459087 under the name of Powerfirst Public Limited Company. Its name was changed to Proteus International plc on April 18, 1990. Proteus' registered office is Beechfield House, Lyme Green Business Park, Macclesfield, Cheshire SK11 0JL, England.

OVERVIEW AND RECENT DEVELOPMENTS

     Proteus is a biopharmaceutical company engaged in research for the discovery of novel drugs using two technologies: immunotherapeutic vaccines and computer aided molecular design, both of which are described more fully below.

     Proteus has undergone significant restructuring in the last few years. Proteus' new management team, installed in 1996, refined Proteus' strategy and streamlined its research and development activities.

     Under the new management team, Proteus has completed two equity financings. In July 1996 and June 1998, it raised L9.45 million net of expenses and L7.6 million net of expenses, respectively. Since completion of the June 1998 financing, Proteus has achieved the following commercial and scientific milestones:

     - Angiotensin Immunotherapeutic for the management of high blood pressure -- this product candidate has entered Phase I clinical development in the U.K. and the vaccine injections have been well tolerated at all dose levels in two Phase I trials undertaken to date.

     - Factor Xa Inhibitor for the treatment of thrombosis -- Proteus has undertaken further in-vivo and in-vitro testing. Proteus has now identified several potent orally active compounds and is pursuing the selection of a development candidate.

     - Tryptase Inhibitor for the treatment of allergic diseases -- Proteus has completed further pre-clinical testing and has demonstrated proof of concept in animal models of asthma and other inflammatory diseases. In addition, it is currently considering the use of these compounds in the treatment of eczema and hay fever.

     - Computer aided molecular design commercialization -- historically, Proteus has used its computer aided molecular design technology for its own drug discovery programs. Proteus is expanding the application of its computer aided molecular design technology and plans to provide drug discovery services to third parties. As part of this strategy in December 1998, Proteus and ChemBridge Corporation entered into an alliance to bring together Proteus' computer aided molecular design expertise and ChemBridge's extensive chemical libraries. Proteus and ChemBridge plan to offer clients an approach to identifying and optimizing drug leads.

     - New immunotherapeutic vaccines -- Proteus has commenced several new immunotherapeutic projects targeted at inflammatory disease, asthma and cancer.

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     - New computer aided molecular design cancer project -- Proteus has commenced a project to develop enzyme inhibitors for a cancer target.

CORE TECHNOLOGIES

  IMMUNOTHERAPEUTIC VACCINES

     Traditional vaccines stimulate the body's immune system to produce antibodies to protect against potential external infections. Immunotherapeutic vaccines are drugs that stimulate the body's immune system to create antibodies against an internal disease causing substance. Immunotherapeutic vaccines have potential broad ranging benefits in the treatment of chronic diseases. They may offer benefits to patients because of their specificity of action and their long-lasting effects. In addition, the duration of action may result in a reduction in patient management costs for healthcare providers. There can be no assurance, however, that these benefits will be achieved.

     Proteus has developed two immunotherapeutic vaccines to the stage of clinical trials: the GnRH Human Vaccine for prostate cancer and the Angiotensin Immunotherapeutic for the treatment of high blood pressure, both of which are described in more detail below.

  COMPUTER-AIDED MOLECULAR DESIGN

     Computational techniques can be used in a number of ways to improve both the speed and quality of small molecule drug design. Proteus has focused its drug design efforts on a structure-based approach whereby a drug is designed to fit a particular target based on its known three dimensional shape. Proteus has chosen enzymes as those targets because, in certain diseases, there is an established link between specific enzymes and disease progression. Therefore, blocking these enzymes may prove effective in treating the disease. In addition, there is an abundance of structural information relating to enzymes which make them an obvious choice for this approach.

     Proteus has made a significant investment in the development of a suite of drug discovery software called Prometheus, which consists of both proprietary and commercially available software running under a common language. The main feature of Prometheus is that it is designed to use the structural information about the chosen enzyme to model the binding of a molecule as a potential inhibitor of that enzyme. Moreover, Prometheus is also designed to suggest molecules that will be relatively easy to synthesize.

     To date, Proteus has used its computer aided molecular design for its own projects and this has led to a pipeline which includes the Factor Xa and the Tryptase Inhibitors, each of which is discussed below. Furthermore, it is now Proteus' intention to commercialize its computer aided molecular design technology by providing drug discovery services, either directly or through alliances such as the ChemBridge alliance. Further details of the alliance are described below under "Principal Licensing and Other Agreements -- ChemBridge Agreement."

  PRODUCT PORTFOLIO

     Set out below is a summary of Proteus' product portfolio together with a description of each product indicating its stage of development. The table should be read in conjunction with the product descriptions set forth below in order to understand Proteus' product portfolio more fully.

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

                                                  STAGE OF RESEARCH                             NEXT SIGNIFICANT
         PRODUCT                 INDICATION        AND DEVELOPMENT         LICENSEE               MILESTONE(3)
--------------------------  --------------------  -----------------  ---------------------  ------------------------
HUMAN PHARMACEUTICALS
GnRH Human Vaccine          prostate cancer       Phase II(1)        ML Laboratories        Completion Phase II
                                                                                            trial -- late 2000
Angiotensin                 hypertension          Phase I(1)         --                     Results of Phase I
Immunotherapeutic                                                                           trials -- 2nd half 1999
Factor Xa Inhibitor         thrombosis            preclinical        --                     Selection of lead
                                                  research                                  molecule for final
                                                                                            preclinical
                                                                                            testing --late 1999
Tryptase Inhibitor          asthma                preclinical        --                     Selection of lead
                                                  research                                  molecule for final
                                                                                            preclinical
                                                                                            testing -- late 1999
Cancer Immunotherapeutic    cancer                exploratory        --                     --
                                                  research
Inflammatory Disease        rheumatoid arthritis  exploratory        --                     --
  Immunotherapeutic                               research
Asthma Immunotherapeutic    asthma                exploratory        --                     --
                                                  research
Cancer Enzyme Inhibitor     cancer                exploratory        --                     --
                                                  research
OTHER PRODUCTS
Bovine Spongiform           Presence of bovine    launched           Enfer Scientific       --
Encephalopathy Diagnostic   spongiform
Test                        encephalopathy
                            in meat
GnRH Animal Vaccine         animal castration     Phase II(2)        Janssen                Commencement
                                                                                            of field trials

-------------------------
Notes

(1) To date all clinical trials have been conducted in the U.K.

(2) Equivalent stage of development for animal health products.

(3) Each of the dates of next significant milestones represents the board of Proteus' expected dates based on progress to date. There can be no assurance, however, that any of these dates or milestones will be achieved.

HUMAN PHARMACEUTICALS

  GNRH HUMAN VACCINE

     GnRH is a hormone that controls sexual development and function in both males and females, including the secretion of male and female sex steroid hormones. Suppression of GnRH activity has been shown to be of benefit in a number of diseases, including prostate cancer and pre-menopausal breast cancer. Proteus has developed an immunotherapeutic vaccine which is undergoing clinical trials and is designed to stimulate the production of antibodies that block GnRH.

     Under a license agreement with ML Laboratories plc, ML Laboratories is responsible for the development of Proteus' GnRH Human Vaccine technology. Proteus retains manufacturing rights and

                                       86
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know how for the active ingredient for human applications of the vaccine. It supplies the active ingredient, through subcontractors, to ML Laboratories.

     ML Laboratories is conducting a dose ranging Phase IIa clinical trial in prostate cancer. This trial has completed several dose increments. ML Laboratories recently announced that the trial will be extended to incorporate alternative formulations.

     The license agreement with ML Laboratories provides for the payment to Proteus of milestone payments of up to L6.0 million during clinical development and royalties on eventual product sales, if any. ML Laboratories has made milestone payments of L1.5 million to date. Further payments from ML Laboratories are contingent on the product's progress through clinical development and on registration in various jurisdictions. See "Principal Licensing and Other Agreements -- ML Laboratories Agreement" for further information concerning Proteus' agreement with ML Laboratories.

     Proteus and the University of Strathclyde originally conducted a research project in this area. If the results of that project are ultimately used by ML Laboratories, the University of Strathclyde may seek to recover a portion of the payments received from ML Laboratories up to a maximum of 20% of the payments with respect to the commercial exploitation of such results, if any.

  ANGIOTENSIN IMMUNOTHERAPEUTIC

     Angiotensin II is a peptide hormone which plays an important role in the control of blood pressure and in the maintenance of fluid balance in the body. It is formed from a slightly larger peptide, angiotensin I, by the action of an enzyme, the angiotensin converting enzyme. Drugs that prevent the action of this enzyme are known as angiotensin converting enzyme inhibitors and were discovered in the late 1970's and have become market leaders in the treatment of high blood pressure and heart failure. More recently, drugs that block the action of angiotensin II have been developed and marketed and these appear to be as effective as angiotensin converting enzyme inhibitors in those indications. A number of satisfactory therapies exist for the control of high blood pressure, including those which target angiotensin. However, these therapies require the patient to take the medication regularly and the failure to do so is one of the major reasons for the poor control of blood pressure.

     In August 1996, Proteus commenced its Angiotensin Immunotherapeutic project for the treatment of high blood pressure and during 1997, Proteus completed preclinical proof of concept and optimization studies and selected a clinical candidate formulation for progression into clinical trials. In 1999, Proteus commenced Phase I clinical development in the U.K. All participants have been recruited to two of the Phase I trials and the vaccine following injection has been well tolerated at all dose levels. Proteus expects to report results in the second half of 1999.

     To Proteus' knowledge, at present, there are no immunotherapeutics on the market which target angiotensin nor is there any other company which is developing an angiotensin immunotherapeutic.

     Proteus believes that the following factors may make its Angiotensin Immunotherapeutic an attractive product if successfully developed and launched:

     - long duration of action -- the product is designed to be effective for several months between doses;

     - improved patient compliance -- the drug will be administered by injection under medical supervision thereby avoiding the need for the patient to take medication daily;

     - smooth onset of action -- there should be a gradual reduction in blood pressure over a period of weeks, which is particularly important in elderly patients; and

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     - sustained effect -- as the drug will produce a long term antibody response it should provide improved control across the day and night, avoiding peaks and troughs in drug effect and blood pressure.

  FACTOR XA INHIBITOR (ANTI-THROMBOTIC)

     Blood clots are responsible for a range of serious and often fatal conditions such as heart attacks, strokes and pulmonary embolisms. Currently, a number of drugs are used to prevent or limit clot formation. Several of the more effective drugs are limited in their use, either because of potentially serious side effects or because they require daily injections. Proteus believes that a significant opportunity exists for an effective product which can be orally administered and has an improved safety profile.

     Factor Xa is an enzyme which has a key role in the clotting process. Inhibition of Factor Xa results in a reduced tendency for blood to clot in animal models. In 1996, Proteus commenced the design of Factor Xa inhibitors as sufficient information about the structure of the Factor Xa enzyme was known. This provided a basis for the application of Proteus' computer aided molecular design approach to the identification of novel inhibitors.

     Proteus has discovered three distinct series of potent Factor Xa inhibitors. During the last year, several of the compounds developed have been shown in animals to be well absorbed after oral dosing and to inhibit the formation of clots. Proteus has made patent filings for these series of compounds. Proteus is continuing development of these compounds with a view to identifying a clinical candidate for full scale development.

  TRYPTASE INHIBITOR (ASTHMA AND ALLERGIC DISEASES)

     Asthma and related inflammatory diseases are common and serious diseases in the developed world. The major current treatments for asthma are bronchodilators, aimed at relieving wheezing, and anti-inflammatory steroids, which are used on a longer term basis to reduce the frequency of attacks and to slow damage to the lungs. There are, nevertheless, substantial numbers of patients whose asthma is not well treated with these or other therapies. Moreover, there is concern that long-term steroid treatment has the potential for side-effects.

     There is evidence, from both animal and clinical studies, which indicates that an enzyme called tryptase is released during the development of an asthma attack and contributes both to the wheezing and to the inflammation of the lungs. Proteus commenced work in 1997 on the discovery of inhibitors of tryptase, with a view to a possible new approach to treating asthma. Recently, a detailed three dimensional structure of the enzyme became available and now guides Proteus' current research. Proteus' first series of tryptase inhibitors is being developed for delivery directly to the site of inflammatory disease. Based upon the new structural information on tryptase, the project is now focused on developing further series of tryptase inhibitors which may be suitable as an oral treatment for asthma.

NEW PROJECTS

     Proteus has selected several new targets in cancer, rheumatoid arthritis and asthma for treatment with immunotherapeutic vaccines. Feasibility studies have commenced and Proteus intends to select the most promising of these for further development.

     Over the past year, Proteus has initiated a new enzyme inhibitor project based on a published three dimensional structure of the target enzyme. The project is aimed at slowing the growth and spread of cancers. Proteus has discovered a series of compounds that inhibit the target enzyme and intends to develop these to improve potency and selectivity in the series.

OTHER PROJECTS

  BOVINE SPONGIFORM ENCEPHALOPATHY DIAGNOSTIC TEST

     There is significant public concern in Europe with respect to bovine spongiform encephalopathy, commonly known as "mad cow disease." As part of a program to address the political, commercial and health issues, a European Union validation study has undertaken a review of a number of alternative bovine spongiform encephalopathy detection tests of which four companies' tests were accepted for detailed evaluation. On June 25, 1999, the European Union announced the results of its evaluation. The results showed that three of the four tests, including the Enfer Scientific test, were 100% accurate in detecting the presence of bovine spongiform encephalopathy in samples from known affected animals. Enfer's test proved to be the fastest and also performed well on diluted samples, which may provide some indication of its possible effectiveness in detecting pre-clinical disease.

     Proteus has licensed its intellectual property in transmittable spongiform encephalopathy diagnosis to Enfer Scientific Limited for application in the worldwide development and marketing of a test to determine whether beef carcasses are infected by bovine spongiform encephalopathy. Enfer has developed a high throughput test and established a dedicated laboratory and logistic support to provide a testing service on beef carcasses in the slaughterhouse prior to release of the carcasses into the food chain. In early 1997, the Irish government's veterinary research laboratory announced that the test had been validated in studies which they carried out. In January 1998, Enfer commercialized the test and tested samples from beef carcasses on behalf of the SuperValu supermarket chain in Ireland from January to August 1998.

  GNRH ANIMAL VACCINE

     The GnRH hormone has the same structure and overall function in humans and animals and, therefore, the same approach to block its effects is applicable to both human and animal applications. In animal health and husbandry, the potential applications encompass fertility and behavior control and improvement in meat quality.

     Proteus has entered into a licensing agreement with Janssen Pharmaceutica NV to develop a GnRH Animal Vaccine. Janssen is responsible for the manufacture of both the active ingredient and any formulated vaccines. Janssen has made encouraging progress in applying the GnRH Animal Vaccine across a range of target species, in particular for feline castration. The development program has demonstrated proof of concept. Optimization studies are in progress in both companion and farm animals. For additional information on the Janssen agreement, see "Principal Licensing and Other Agreements -- Janssen Pharmaceutica Agreement."

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

INTELLECTUAL PROPERTY

     Proteus seeks to protect all its intellectual property, principally by way of patent protection. Set out below is a summary of Proteus' key intellectual property.

     - TRANSMITTABLE SPONGIFORM ENCEPHALOPATHIES -- Proteus has been granted patents for its transmittable spongiform encephalopathy diagnostic technology in the U.S., Europe (European Patent Office), South Africa, Australia and New Zealand. These patents will expire between 2012 and 2015. Patent applications are pending in Canada and Japan, claiming a priority date of December 3, 1991.

     - GNRH VACCINES -- Proteus has been granted patents for GnRH analogues and their use in vaccines in the U.S., U.K., New Zealand and Australia and a patent application is pending in Canada, claiming a priority date of June 5, 1987.

      A European patent application has been refused owing to partial publication of the invention in the scientific literature prior to the filing of the Proteus application. Proteus has appealed the decision, a process which could take several years. Proteus believes that if this appeal is not successful, although the partial publication will not affect the validity of the patents in the U.S. and Canada, this may prejudice the patents granted in the U.K., New Zealand and Australia.

     - ANGIOTENSIN VACCINE -- Proteus has filed a patent application for angiotensin peptide analogues and vaccine uses in the U.K. claiming a priority date of June 24, 1997. The patent cooperation treaty patent application was filed by June 24, 1998 and published on December 30, 1998. A separate application was filed in Argentina.

     - FACTOR XA INHIBITORS -- Proteus filed a U.K. patent application, claiming a priority date of August 29, 1997. The scope of this application was extended on February 13, 1998 and Proteus filed two patent cooperation treaty patent applications in August 1998, published in March 1999. A U.K. patent application has been filed claiming a third series of Factor Xa Inhibitors and a similar U.S. patent has been filed. Proteus is aware of co-pending patent applications by third parties that may challenge the ability of some aspects of the August 1998 filing to proceed to grant. Proteus has, however, been advised that its application has novelty and inventive steps that support patentability.

     - TRYPTASE INHIBITORS -- Proteus filed a patent application in the U.K. claiming a priority date of April 23, 1998. Proteus filed a patent cooperation treaty patent application on April 23, 1999.

     - NON-IONIC SURFACTANT VESICLES (VACCINE ADJUVANT) -- Proteus has been granted a patent for use of non-ionic surfactant vesicles as a vaccine adjuvant in Europe (European Patent Office), U.S., Japan, South Africa and New Zealand. Proteus has assigned responsibility for these patents to British Technology Group, plc.

     - NON-IONIC SURFACTANT VESICLES (THERAPEUTIC) -- Proteus has been granted a patent for use of non-ionic surfactant vesicles in the treatment of inflammatory and other human diseases in South Africa. Proteus has submitted a patent application in the U.K. claiming a priority date of August 2, 1995 and Proteus filed a patent cooperation treaty patent application on September 1, 1996.

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

PRINCIPAL LICENSING AND OTHER AGREEMENTS

     Proteus has entered into licensing and collaborative agreements with pharmaceutical companies and other entities with established distribution capabilities. The following is a summary of Proteus' existing agreements:

  ML LABORATORIES AGREEMENT

     On March 27, 1996, Proteus entered into a minimum ten year licensing agreement with ML Laboratories plc for the development of its GnRH Human Vaccine for the treatment of prostate and breast cancer and other human ailments. Under the terms of the agreement, Proteus granted ML Laboratories the right to develop, manufacture, use, deal in and sell the vaccine and related products for use in humans worldwide. However, Proteus has retained manufacturing rights and technological know-how for the vaccine's active ingredient for human applications. The active ingredient is supplied to ML Laboratories via Proteus' subcontractors, but ML Laboratories has the right to obtain access to the know-how in certain circumstances, for example, if Proteus does not fulfill its obligations under the agreement. The agreement provides for milestone payments by ML Laboratories to Proteus of up to L6.0 million. Proteus is also entitled to royalties on the net sales value of vaccine products sold by ML Laboratories or on royalties received by ML Laboratories from its licensees. To date, Proteus has received an initial payment of L1,000,000 and a subsequent milestone payment of L500,000. Proteus has also received L371,000 in total for the supply of vaccine materials for use in clinical trials and for the supply of laboratory and advisory services. No royalties have been received under the agreement.

     The agreement further provides that if Proteus wishes to license, sell or otherwise dispose of new technology it must notify ML Laboratories and provide it with brief non-confidential information to enable ML Laboratories to decide whether it wishes to enter into negotiations with Proteus with a view to licensing the new technology. The agreement sets out a framework for good faith negotiations between the parties including:

     - time limits within which ML Laboratories needs to notify Proteus that it wishes to enter into negotiations with it or discuss the taking of a licence;

     - an obligation on Proteus to provide ML Laboratories with further information on a confidential basis relating to the new technology, in the event that it wishes to take a licence; and

     - a right for ML Laboratories to make a final offer to license the new technology once Proteus has agreed heads of terms with a third party.

     Proteus is, however, under no obligation to license the new technology to ML Laboratories if in its commercial judgement ML Laboratories' offer to take a licence does not match that of a third party. This judgment is made in Proteus' sole discretion.

  JANSSEN PHARMACEUTICA AGREEMENT

     On April 16, 1996, Proteus entered into a licensing agreement with Janssen Pharmaceutica NV for Janssen's development of a GnRH animal vaccine across a range of target animal species. Under the terms of the agreement, Proteus granted Janssen the rights to produce, manufacture, use, sell or otherwise deal in products developed or produced using Proteus' technical information related to its animal vaccine. The agreement provides for milestone and royalty payments by Janssen to Proteus. Additionally, Proteus is also entitled to royalties that increase based on net sales per calendar year. The agreement's term continues in effect for so long as Janssen is under an obligation to pay royalties on the net sales of value of products commercially exploited under the agreement which,

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

     - with respect to countries where there is no valid and existing patent right, is seven years after the first product is commercially exploited, or

     - with respect to countries where there is a valid and existing patent right, for so long as that certain patent right remains in force and/or is extended.

     With respect to products for the domestic cat species, the agreement provides for milestone payments by Janssen to Proteus of up to $469,000. With respect to products for other species, the agreement provides for milestone payments by Janssen to Proteus of up to a similar amount, subject to further negotiation by Proteus and Janssen and subject to a determination of future sales revenue. To date, Proteus has received an initial payment of $200,000 under the agreement. No further milestone or royalty payments have been received. L29,000 has been received for the supply of vaccine materials.

  ENFER SCIENTIFIC AGREEMENT

     On May 1, 1996, Proteus licensed its immunological expertise in the recognition of prion proteins to Enfer Scientific Limited for application in Enfer's development and marketing of post-mortem tests for bovine spongiform encephalopathy in Ireland, Belgium, the Netherlands, Luxembourg, Germany and France.

     On April 3, 1997, Proteus and Enfer entered into a new licensing agreement whereby Proteus granted Enfer worldwide rights for the development and marketing of the test, with increased royalties payable to Proteus. Under the terms of the agreement, Proteus receives 12.5% of the net sales quarterly. After the end of the second year of the agreement's term, the total royalties paid to Proteus will not be less than L65,000 for any year. The agreement has a term of ten years.

     Pursuant to a letter of agreement with the University College Dublin and Pharmapro Limited, a joint venture between Proteus and the University College Dublin, Proteus is obligated to share each quarter's income from Enfer with the other parties to the letter agreement. The income is divided in two. The first half shall be applied first in repaying Proteus' loan to Pharmapro, second in repaying to Proteus and the University their out of pocket expenses on a pro rata basis and third in repaying to Proteus its cost incurred in obtaining and maintaining related patents. The remaining income will then be shared 80% to Proteus and 20% to the University College Dublin.

     An initial payment of L28,000 was received under the agreement. A total of L30,000 has been received in royalty payments.

  CHEMBRIDGE AGREEMENT

     On December 10, 1998, Proteus entered into an alliance agreement with ChemBridge Corporation whereby the parties agreed to collaborate in obtaining research contracts from third parties for the design and synthesis of drug compound libraries and compounds directed at biological targets specified by the third party. As a result of this collaboration, Proteus will access ChemBridge's chemical libraries to facilitate identification of compounds for the design of new drug candidates. For any third party contracts obtained pursuant to this agreement, milestone payments and royalties to ChemBridge and Proteus under those contracts are to be apportioned, in the case of projects based on compounds from ChemBridge's libraries, 75% to ChemBridge and 25% to Proteus and, in the case of any newly originated compound, 50% to ChemBridge and 50% to Proteus. The agreement's term is for an initial period of twelve months and thereafter for such subsequent periods as the parties may agree to prior to the expiration of the initial period. No revenues have been generated under the agreement to date.

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

  BRITISH TECHNOLOGY GROUP AGREEMENT

     On September 8, 1998, Proteus entered into a patent assignment agreement with British Technology Group for the non-ionic surfactant vesicles vaccine adjuvant technology. Under the terms of the agreement, British Technology Group will be responsible for the maintenance of the intellectual property and commercialization of the technology.

COMPETITION

     Proteus' product candidates will generally, if successfully developed, enter large pharmaceutical markets like cardiorespiratory, cancer and arthritis. While these markets are highly competitive, as evidenced by a range of existing drug therapies, Proteus believes there are opportunities for the introduction of new treatments that offer efficacy, safety or health economic benefits. Proteus selected its disease targets carefully, with emphasis on novelty and the potential to deliver improved product profiles. Competitive analyses are presented below for the four therapeutic sectors in which Proteus' product pipeline is most advanced.

  HORMONAL CONTROL OF PROSTATE CANCER

     Prostate cancer is treated by a wide variety of drugs and, while there is no immunotherapeutic currently available on the market which targets GnRH, Proteus is aware of another GnRH immunotherapeutic vaccine presently under development. In addition, there are drugs called GnRH 'superagonists' which are marketed by several major pharmaceutical companies which block the action of GnRH. Furthermore, there are a number of alternative treatments which are designed as anti-hormonal treatments to block the actions of certain hormones which promote prostate cancer. Any of these treatments may be used in conjunction with cytotoxic drugs which are designed to target the destruction of tumor cells.

     Proteus believes that, notwithstanding the maturity of the market for products to treat prostate cancer, this market may offer commercial opportunities.

  MANAGEMENT OF HIGH BLOOD PRESSURE

     The market for drugs to manage high blood pressure is serviced by a range of different drugs including angiotensin converting enzyme inhibitors, angiotensin II receptor antagonists, beta blockers, calcium channel blockers and diuretics. Many of these drugs are no longer subject to patent protection and competition is intense. However higher priced, recently introduced drugs, for example, angiotensin II receptor antagonists, are now gaining market shares.

     Proteus is not aware of any other immunotherapeutic vaccine under development for the management of high blood pressure.

  ANTI-BLOOD CLOTTING AGENTS

     The market for anti-coagulant drugs to prevent the formation or growth of blood clots is significant and is dominated by warfarin based drugs and heparins. These have efficacy limitations and require careful monitoring to minimize serious side-effects like bleeding. Newer drugs have been launched such as the low molecular weight heparin. These are effective and safer, however they are more expensive and require daily injection.

     Proteus considers that there is a significant unmet need for an orally available, safer compound to control blood clotting.

  ASTHMA AND ALLERGIC CONDITIONS

     The market for drugs to relieve symptoms of allergic conditions and/or suppress flare-ups of inflammation in those conditions encompasses bronchodilators for treatment of asthma, antihistamines for treatment of hay fever, and steroids for all conditions. Steroids have potent anti-inflammatory effects, but should be used carefully to avoid or limit a range of possible adverse effects, such as growth slowing in children.

     Recently, a new class of anti-inflammatory drugs, called leukotriene antagonists, has been introduced for the treatment of asthma. These drugs can be administered by mouth for chronic treatment, unlike steroids, but are less effective than steroids. Leukotriene antagonists may also prove to be of value in treating hay fever.

     Proteus considers that there are needs for new anti-inflammatory drugs for these conditions and intends to apply its tryptase inhibitor candidates to address the spectrum of allergic conditions.

PROPERTIES

     The basic terms of the lease for Proteus' principal facility in Macclesfield are:

        Property:             Beechfield House, Plot 10B, Lyme Green Business Park,
                              Macclesfield SK11 0JL
        Commencement Date:    December 11, 1992
        Expiration Date:      December 10, 2017
        Term:                 25 years
        Current rent:         L166,667 per annum

     Proteus agreed to surrender the second floor of the property and therefore now holds a lease over the ground and first floors.

     On December 4, 1998, the landlord agreed to extend Proteus' option to terminate the lease to March 10, 2000 instead of at the end of the seventh term of the lease, as was previously the case. The option has been further extended to June 10, 2000.

EMPLOYEES

     As of June 1, 1999, Proteus had 53 employees, of whom approximately 38 were engaged in research and development and 15 in administration and management.

LITIGATION

     In correspondence, the University of Strathclyde has made claims that it is entitled to receive 20% of Proteus' revenue for the commercial development of its LH-RH analogue. For further information regarding this dispute, please see "Human Pharmaceuticals -- GnRH Human Vaccine" above. Other than the dispute with the University of Strathclyde, there are no material legal proceedings pending to which Proteus or any of its subsidiaries is a party.

                         PROTEUS SHARE OWNERSHIP TABLE

BENEFICIAL OWNERSHIP BY MANAGEMENT OF PROTEUS

     The following tables set forth information with respect to the Proteus ordinary shares owned of record and beneficially:

     - as of August 1, 1999 by each current executive and/or non-executive director of Proteus; and

     - by each person who will be an executive director and/or non-executive director of Proteus following the merger, assuming the merger occurred on August 1, 1999.

     The computations in the tables are based on a total of 73,998,320 Proteus ordinary shares issued and outstanding as of August 1, 1999. The table showing share ownership following the merger assumes the issuance of 60,542,545 Proteus ordinary shares in the merger and 23,325,000 Proteus ordinary shares in the equity financing. The computations do not include shares issuable upon the exercise of outstanding options or warrants.

                                                ORDINARY SHARES
                                            -----------------------
              BEFORE MERGER                  NUMBER      % OF CLASS
              -------------                 ---------    ----------
EXECUTIVE DIRECTORS
David W. Gration..........................     40,897       0.06%
J. Allen Miller...........................     42,962       0.06
Barrington M. Riley.......................     14,814       0.02
Arthur Rushton............................         --         --

NON-EXECUTIVE DIRECTORS
Erik Anggard..............................         --         --
James Everitt.............................     17,402       0.02
Michael R.B. Gatenby......................     26,666       0.04
All executive and non-executive directors
  as a group..............................    142,741       0.19

                                                ORDINARY SHARES
                                            -----------------------
               AFTER MERGER                  NUMBER      % OF CLASS
               ------------                 ---------    ----------
EXECUTIVE DIRECTORS
Andrew J. Heath...........................    288,691       0.18%
Barrington M. Riley.......................     14,814       0.01
Arthur Rushton............................         --         --
J. Allen Miller...........................     42,962       0.03
James C. Christie.........................         --         --

NON-EXECUTIVE DIRECTORS
Stuart M. Wallis..........................    436,125       0.28
David W. Gration..........................     40,897       0.03
Martin S. Brown...........................  4,216,577       2.67
Tim Chard.................................  1,169,733       0.74
Michael R.B. Gatenby......................     26,666       0.02
Erik Anggard..............................         --         --
James Everitt.............................     17,402       0.01
All executive and non-executive directors
  as a group..............................  6,253,867       3.96

     The business address of each of the Proteus directors and executive officers is Beechfield House, Lyme Green Business Park, Macclesfield Cheshire SK11 0JL, England.

     As of August 1, 1999, no person or entity owned 10% or more of the outstanding capital stock of Proteus. After giving effect to the merger and the related equity financing, Nomura Asset Management and its affiliates would have owned 20,093,590 shares of Proteus, representing approximately 12.73% of Proteus' outstanding capital stock as of August 1, 1999.

                   SELECTED FINANCIAL INFORMATION OF PROTEUS

     The following table sets forth selected consolidated financial data for Proteus as of March 31, 1999, 1998, 1997, 1996 and 1995 and for each of the five fiscal years in the period ended March 31, 1999 which have been derived from the audited consolidated financial statements of Proteus and related notes thereto. The audited consolidated financial statements have been prepared in accordance with U.K. GAAP, which differs in certain material respects from U.S. GAAP. The principal differences between U.K. GAAP and U.S. GAAP are summarized in Note 22 to Proteus' audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected consolidated financial information should be read in conjunction with the consolidated financial statements and notes and with "Proteus Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Financial Statements" included elsewhere in this proxy statement/prospectus.

     The translation of pounds sterling into U.S. dollars at and for the year ended March 31, 1999 has been made at the rate of L1.00 = $1.6140 based upon the noon buying rate on March 31, 1999. This translation is provided solely for the convenience of the reader and does not necessarily reflect financial information in accordance with U.S. GAAP or U.K. GAAP for foreign currency translations.

                                                         YEAR ENDED MARCH 31,
                                       ---------------------------------------------------------
                                        1999      1999      1998      1997      1996      1995
                                       -------   -------   -------   -------   -------   -------
                                          $         L         L         L         L         L
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
U.K. GAAP
Turnover.............................    1,123       696       178       573     1,063        --
Research and administration
  expenses...........................   (8,236)   (5,103)   (4,526)   (4,682)   (6,590)   (8,136)
Share of results of joint ventures...       --        --        --        --        (9)      (15)
Interest receivable..................      872       540       353       404       207       375
Interest payable.....................     (129)      (80)     (132)     (119)      (66)     (149)
                                       -------   -------   -------   -------   -------   -------
Net loss.............................   (6,370)   (3,947)   (4,127)   (3,824)   (5,395)   (7,925)
                                       =======   =======   =======   =======   =======   =======
Net loss per ordinary share..........   (0.089)   (0.055)   (0.072)   (0.071)   (0.140)   (0.216)
U.S. GAAP
Net loss.............................   (6,224)   (3,856)   (3,990)   (3,716)
Net loss per ordinary share..........   (0.087)   (0.054)   (0.069)   (0.069)

BALANCE SHEET DATA:
(AT END OF PERIOD)
U.K. GAAP
Cash and cash equivalents............   11,948     7,403     3,327     6,937     2,288     6,189
Total assets.........................   15,583     9,655     5,858     9,976     5,590    10,516
Long-term debt net of current
  portion............................      334       207       455       629       690       880
Shareholders' equity(1)..............   12,399     7,682     4,016     8,027     2,435     7,830
U.S. GAAP
Cash and cash equivalents............    3,322     2,058     2,829
Total assets.........................   14,463     8,961     4,689
Long-term debt net of current
  portion............................      334       207       455
Shareholders' equity.................   11,343     7,028     3,271

-------------------------
(1) On May 24, 1996, Proteus issued 21,805,256 ordinary shares of 2p each, in a rights issue, for cash at a price of L0.45 per share and on May 11, 1998 Proteus issued 18,498,354 ordinary shares of 2p each, in a rights issue, for cash at a price of L0.45 per share.

      PROTEUS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis of the financial condition and results of operations of Proteus should be read in conjunction with Proteus' consolidated financial statement and notes thereto.

OVERVIEW

     Proteus' business was founded in 1987. Since then, Proteus' principal activities have been the research and development of novel drugs and vaccines, and the development and application of computer software to aid the design of potential drugs. Proteus is deriving modest revenues from licensees for use of the GnRH Immunotherapeutic in clinical trials and from a diagnostic test for bovine spongiform encephalopathy. Proteus has received some royalties from the use of the diagnostic test. The human application of the GnRH Immunotherapeutic is in Phase II trials and the animal application is in an equivalent stage. Proteus has licensed these projects to collaborative partners, and, if successfully developed, further revenues are anticipated from royalties and the supply of product. Proteus has received initial fees and milestone payments on those projects which have been licensed to collaborative partners. Proteus expects that significant operating losses will be incurred for several years due to ongoing research and development expenditure, preclinical testing and clinical trials of its current projects. The results of operations may vary significantly from quarter to quarter depending on the progress of research and development, the receipt of milestone payments, if any, the establishment of further collaborative agreements, if any, the timing of expense payments, and the overall level of resources required by the projects.

     On May 20, 1999, Proteus entered into the merger agreement with Therapeutic Antibodies. The merger would result in a larger biopharmaceutical company with a wider portfolio of products and research and development projects. The combined company is expected to create a more stable base from which to develop the newer projects, and an enhanced market presence from which to expand collaborative agreements and partnerships.

RESULTS OF OPERATIONS

  YEAR ENDED MARCH 31, 1999 COMPARED TO YEAR ENDED MARCH 31, 1998

     Proteus' total revenues increased by 291% to L696,000 in the year ended March 31, 1999 from L178,000 in the year ended March 31, 1998. In the year ended March 31, 1999, licensing fees of L500,000 were received from ML Laboratories in respect of the GnRH Human Vaccine. There were no licensing fees received in the year ended March 31, 1998. Royalties of L28,000 were received in the year ended March 31, 1999 from the licensing of a bovine spongiform encephalopathy diagnostic test and related technologies. Royalties in the year ended March 31, 1998 amounted to L2,000. Product sales, largely for supplies of material to ML Laboratories for use in clinical trials, decreased by 30% to L100,000 in the year ended March 31, 1999 from L142,000 in the year ended March 31, 1998. Revenue from laboratory and advisory services amounted to L17,000 in the year ended March 31, 1999 which was a 23% decrease over the corresponding figure of L22,000 for the previous year. Other revenues in the year ended March 31, 1999 amounted to L51,000, largely consisting of receipts from a U.K. Government Spur Plus grant. The amount received for other revenues in the year ended March 31, 1998 was L12,000.

     The cost of goods sold decreased by 28% to L59,000 in the year ended March 31, 1999 from L82,000 in the year ended March 31, 1998, reflecting lower sales of materials for use by Proteus' licensees, ML Laboratories, in the clinical trials of the GnRH Human Vaccine. The cost of service revenues decreased by 27% to L16,000 from L22,000 in the prior year, reflecting lower requirements by Proteus' licensees for laboratory and advisory support. Research and development expenditure increased by 18% to L3,532,000 in the year ended March 31, 1999 from L2,983,000 in the year ended March 31, 1998. The increase resulted from the progression of Proteus' projects from earlier stage research to the development stage at which more extensive testing is required. Marketing expenditure increased by 53% to L150,000 in the year ended March 31, 1999 from L98,000 in the year ended March 31, 1998, as increased resources were employed in promoting Proteus' projects and technology. General and administrative expenses were largely constant between the two years, totalling L1,346,000 in the year ended March 31, 1999 and L1,341,000 in the year ended March 31, 1998.

     Interest income increased by L187,000 to L540,000 in the year ended March 31, 1999 from L353,000 in the year ended March 31, 1998 reflecting an increase in cash and liquid investments following the receipt of funds from the issue of shares announced on April 22, 1998.

     Interest expense declined by L52,000 to L80,000 in the year ended March 13, 1999 from L132,000 in the year ended March 31, 1998 owing to the decreasing component of interest cost in total lease payments.

     Net loss reduced by L180,000 to L3,947,000 from L4,127,000 due to increased revenues and net interest receipts more than offsetting the increased research and administration expenditure.

  YEAR ENDED MARCH 31, 1998 COMPARED TO YEAR ENDED MARCH 31, 1997

     Proteus' total revenues decreased by 69% to L178,000 in the year ended March 31, 1998 from L573,000 in the year ended March 31, 1997. No license fees were received in the year ended March 31, 1998 while license fees of L398,000 were received in the year ended March 31, 1997. These consisted primarily of L200,000 from Janssen in respect of the GnRH Animal Vaccine, L158,000 from Genelabs in respect of the dissolution of a partnership and L28,000 from Enfer in respect of bovine spongiform encephalopathy diagnostic technology. Royalties of L2,000 were received in the year ended March 31, 1998. No royalty income was received in the year ended March 31, 1997. Product sales, largely for supplies of material to ML Laboratories for use in clinical trials, amounted to L142,000 in the year ended March 31, 1998 and L139,000 in the year ended March 31, 1997. Laboratory and advisory services revenue amounted to L22,000 in the year ended March 31, 1998, and was zero in the year ended March 31, 1997. Other income amounted to L12,000 in the year ended March 31, 1998 and L36,000 in the year ended March 31, 1997.

     The cost of goods sold increased by 8% to L82,000 in the year ended March 31, 1998 from L76,000 in the year ended March 31, 1997 reflecting a small increase in materials supplied to Proteus' licensee, ML Laboratories, for use by them in the clinical trials of the GnRH Human Vaccine. The cost of service revenues was L22,000 in the year ended March 31, 1998 and was zero in the prior year. The majority of this cost represented a requirement from ML Laboratories for analytical capability in support of the clinical trial of the GnRH Human Vaccine. Research and development expenditure decreased by 6% to L2,983,000 in the year ended March 31, 1998 from L3,162,000 in the year ended March 31, 1997. The decrease resulted from a continued tight control on expenditure. Marketing expenses also decreased by 29% to L98,000 from L139,000 due to decreased staff costs. General and administrative expenses showed a small increase to L1,341,000 in the year ended March 31, 1998 from L1,305,000 in the year ended March 31, 1997, in line with overall inflation rates in the U.K.

     Interest income declined by L51,000 to L353,000 in the year ended March 31, 1998 from L404,000 in the year ended March 31, 1997. This reduction reflected a lower average of cash and liquid investments, offset to some extent by increased interest rates.

     Interest expense increased by L13,000 to L132,000 in the year ended March 31, 1998 from L119,000 in the year ended March 31, 1997. The increase reflected a higher level of leasing of assets.

     Proteus incurred a net loss of L4,127,000 in the year ended March 31, 1998 compared to a net loss of L3,824,000 in the year ended March 31, 1997. The increased loss reflected the reduced revenues, which more than offset the reduced levels of expenditure.

  YEAR ENDED MARCH 31, 1997 COMPARED TO MARCH 31, 1996

     Proteus' total revenues decreased by 46% to L573,000 in the year ended March 31, 1997 from L1,063,000 in the year ended March 31, 1996. Licensing fees reduced by 60% to L398,000 in the year ended March 31, 1997 from L1,000,000 in the year ended March 31, 1996. The income in the year ended March 31, 1997 consisted primarily of L200,000 from Janssen in respect of the GnRH Animal Vaccine, L158,000 from Genelabs in respect of the dissolution of a partnership and L28,000 from Enfer in respect of bovine spongiform encephalopathy diagnostic technology. The income in the year ended March 31, 1996 represented the initial payment from ML Laboratories under the GnRH Human Vaccine technology license agreement. There was no royalty income or revenues from laboratory and advisory services in either year. Product sales amounted to L139,000 in the year ended March 31, 1997 and was largely for supplies of material to ML Laboratories for use in clinical trials. Product sales amounted to L7,000 in the year ended March 31, 1996. Other revenues were L36,000 in the year ended March 31, 1997 and L56,000 in the year ended March 31, 1996.

     Cost of goods sold increased by 533% to L76,000 in the year ended March 31, 1997 from L12,000 in the year ended March 31, 1996 as initial supplies of material were required by Proteus' licensee, ML Laboratories, for use by them in the clinical trials of the GnRH Human Vaccine. Research and development expenditure decreased by 28% to L3,162,000 in the year ended March 31, 1997 from L4,404,000 in the year ended March 31, 1996. This decrease resulted from Proteus' major reorganization in 1996 in which it reduced both its number of projects and staff numbers. Also, the amount of research and development being undertaken by external organizations was reduced and brought in-house, which produced further cost savings. This reorganization affected all areas of Proteus' operations. As a result, marketing expenses decreased by 14% to L139,000 from L161,000 while general and administrative expenses decreased by 35% to L1,305,000 from L2,013,000, largely as a result of reduced staff numbers.

     Interest income increased to L404,000 in the year ended March 31, 1997 from L207,000 in the year ended March 31, 1996, reflecting income earned on the funds received from an ordinary share issuance in May 1996.

     Interest expense increased to L119,000 in the year ended March 31, 1997 from L66,000 in the year ended March 31, 1996, reflecting increased leasing of fixed assets.

     The net loss for the year ended March 31, 1997 decreased by 29% to L3,824,000 from L5,395,000 in the year ended March 31, 1996, as a result of significant reductions in research and development and administrative expenses, and despite a reduction in revenues.

LIQUIDITY AND CAPITAL RESOURCES

     Proteus has financed its activities primarily by issuing ordinary shares since its initial incorporation in 1990, with a total of L48,651,000 net of expenses raised to date. Proteus has earned L1,898,000 from licensing fees and milestone payments, L388,000 from product sales, L30,000 from royalties, L39,000 from laboratory and advisory services and L186,000 from U.K. government grants and other income. As of March 31, 1999, Proteus had cash, cash equivalents and marketable securities totaling L7,347,000. Future milestone payments and royalties may be payable to Proteus upon successful development, registration of products, and sales of the products, if any, by the licensees in due course.

     Since its incorporation, Proteus has acquired fixed assets with a book value of L1,859,000 at March 31, 1999. These assets include laboratory facilities, computer equipment, software and fixtures and fittings. Fixed assets are generally acquired under finance leases, the liability for which totaled L592,000 at March 31, 1999. Office and laboratory premises are provided under an operating lease and Proteus is currently negotiating to acquire alternative premises with larger laboratory facilities at a similar annual rental to the present premises, which amounts to L167,000 per annum. Proteus estimates that capital expenditures of L400,000 will be required to fit out the proposed facilities.

     Proteus has incurred expenditures as follows in funding the operations of the joint ventures referred to in Note 11 on page F-14:

P.C. Aquascience Limited....................................  L322,000
ProDeva Limited.............................................  L373,000
Pharmapro Limited...........................................  L200,000

     Proteus has no commitments to future funding and has given no guarantees with respect to joint venture obligations, other than a letter of agreement with the University College Dublin and Pharmapro Limited to share revenues from the agreement with Enfer Scientific Limited as set out on page 92.

     Cash used by operations for the year ended March 31, 1999 was L3,156,000 which principally supported research and development activities. Net cash outflow to finance capital investment totalled L454,000 and payments for finance leases and hire purchase agreements totalled L363,000. Net interest receipts amounted to L405,000. Receipts from a share issue in the year ended March 1999 amounted to L7,613,000 after expenses, and cash, cash equivalents and marketable securities increased by L4,045,000 in the year ended March 31, 1999.

     Since its incorporation, Proteus' cash expenditures have exceeded its revenues on an annualized basis. Future capital requirements will depend on many factors, including, but not limited to, the progress of Proteus' research and development programs, the progress of preclinical and clinical testing, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and marketing developments, changes in Proteus' existing research relationships, the ability of Proteus to establish collaborative arrangements, receipt of any license fees and royalties and the acquisition of additional facilities and capital equipment.

     Proteus has entered into an agreement to raise approximately L7.0 million after expenses through the issuance of ordinary shares, subject to the completion of the merger. This financing will result in the receipt by Proteus of sufficient working capital for the present requirements of the combined company. Successful completion of the equity financing is a condition to the merger. Proteus believes, assuming the financing is successful, that it will have sufficient cash to fund its operations through mid-2000. The non-achievement of planned revenues, changes in Proteus' research and development plans or other events affecting Proteus' operations, however, may result in accelerated or unexpected depletion of cash resources. If additional funds are raised by issuing equity securities in the financing discussed above or otherwise, existing stockholders may experience substantial dilution and future investors may be granted rights superior to those of existing stockholders.

YEAR 2000

     The Year 2000 issue refers to the problem affecting embedded computer chips and software systems which only hold two character date fields and are, therefore, unable to distinguish between 20th and 21st century dates. This inability may result in system faults ranging in severity from miscalculations to complete system failure.

     In February 1998, Proteus organized a Y2K task force under the direction of its Head of Computational Chemistry, which began with the complete audit of all potentially affected systems including, but not limited to, computer hardware, operating systems, application software, laboratory equipment, telecommunications equipment and building infrastructure. This audit included specific testing, where appropriate, of system compliance for date awareness, problems associated with year rollover and leap year compliance. As a result, a number of systems were identified as not being Y2K compliant and were scheduled for upgrade or replacement.

     At this time, it is estimated that over 98% of such systems are now compliant with the remaining systems scheduled for replacement before the end of September 1999.

     With regard to material third party suppliers, Proteus has begun the process of requesting assurances regarding Y2K compliance from those suppliers who have not volunteered such statements.

     Proteus' greatest risk is the failure of critical research and development, manufacturing or clinical trial related service contractors not being Y2K compliant. Because of the significant number of these external service contractors and the vast number of business systems used by these parties, Proteus may experience some disruption in its business operations. At this time, Proteus is unable to determine whether the consequences of Y2K failures by these parties will have a material impact on Proteus' business operations. Proteus believes that with the implementation of contingency plans, including identifying alternative service contractors, the possibility of material interruptions of normal operations should be reduced. However, there is no assurance that Proteus will be successful in finding alternative service contractors. In the event that Proteus is unable to replace Y2K non-compliant service contractors, Proteus' business operations could be adversely affected.

     In addition, contingency planning for unforeseen Y2K problems has been carried out and in addition to the securing of internal data prior to the date change, Proteus is preparing to secure relevant electronic data held by third parties.

     Proteus has incurred costs to date in relation to Y2K compliance of approximately L50,000 and Proteus expects additional costs to be approximately L20,000.

     Proteus is using its reasonable efforts to ensure internal and external Y2K compliance. However, there can be no guarantee that Proteus' assessment and correction efforts will prove accurate. Key external business partners may be unsuccessful in solving their Y2K issues and Proteus may be unsuccessful in identifying alternative critical service providers and contractors, vendors and suppliers. As a result, Y2K problems may adversely impact Proteus' business operations.

MARKET RISK

     Proteus invests its cash balances with a number of substantial U.K. financial institutions and banks to minimize the risks from default from any one institution. No such losses have occurred to date. Individual deposits are placed at a fixed rate of interest at market rates prevailing at the time, which depend on the credit rating of the institution, the time to maturity of the deposit and the general level of interest rates as determined by the Bank of England, which is the U.K. central bank. To the extent that the general level of interest rates changes over time, Proteus' interest income will vary as replacement contracts are entered into.

     Proteus has small purchases, and has had small sales of product, in currencies other than the pound sterling. However, any potential gain or loss on foreign currency transactions is negligible within the context of overall levels of expenditure or revenues.

                     MANAGEMENT OF PROTEUS AFTER THE MERGER

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the persons who are expected to be the executive and non-executive members of the Proteus board of directors following the effective time of the merger and their expected positions at Proteus:

EXECUTIVE BOARD MEMBERS                  POSITION
Andrew J. Heath                          Chief Executive Officer
Barrington M. Riley                      Finance Director
Arthur Rushton                           Chief Operating Officer
J. Allen Miller                          Research Director
James C. Christie                        Production Director
NON-EXECUTIVE BOARD MEMBERS              POSITION
Stuart M. Wallis                         Chairman
David W. Gration                         Deputy Chairman
Martin S. Brown                          --
Tim Chard                                --
Michael R.B. Gatenby                     --
Erik Anggard                             --
James E. Everitt                         --

     The following individuals will serve as the executive officers and directors of Proteus following the effective time of the merger:

     STUART M. WALLIS, FCA ATII. Mr. Wallis has held a number of senior management and board positions in the automotive, publishing, packaging and pharmaceutical industries. Mr. Wallis currently holds chairmanships with SSL International plc, Yorkshire Group PLC, John Mansfield Group PLC, Euramax plc and is a director of Informa Group PLC. He is also Chairman of several private companies. Mr. Wallis served as Chairman of Sheffield Forgemasters Ltd. from 1996 to 1998 and as the Chief Executive Officer of the pharmaceutical group Fisons from 1994 to 1995. He became Chairman of the Board of Therapeutic Antibodies in September 1998.

     DAVID W. GRATION, FRPHARMS. Mr. Gration has over 30 years' experience in the pharmaceutical industry. He joined the board of Proteus in December 1992. Mr. Gration has held senior positions at The Boots Company, Wyeth Laboratories, and Celltech Group. He currently holds three other non-executive directorships.

     ANDREW J. HEATH, M.D., PH.D. Dr. Heath holds a science degree in pharmacology from the University of London and an M.D. from Sweden's Gothenberg University. He has considerable experience in the pharmaceutical industry with Glaxo Inc. and Astra. From 1993 until 1996, he was responsible for more than 500 sales and marketing professionals for Astra U.S. as Vice President Marketing and Sales. In that post, he had profit and loss responsibility for Astra United States' pharmaceutical portfolio. He served as Chief Executive Officer at AeroGen, Inc., a privately held drug delivery company, from 1996 until 1998. Dr. Heath joined Therapeutic Antibodies as a director, Vice Chairman of the Board and Chief Executive Officer in March 1998.

     ARTHUR RUSHTON, M.B., CH.B., M.R.C.P., F.F.P.M., D.M.S. Dr. Rushton joined Proteus in January 1994 having gained over 20 years' experience in the pharmaceutical industry with, among others, Zeneca. He is the Chief Operating Officer of Proteus, with direct responsibilities for product and business development and the management of existing commercial agreements. Dr. Rushton joined the board of Proteus in September 1996.

     J. ALLEN MILLER, B.Sc., Ph.D., F.R.S.E. Dr. Miller was previously head of the chemical division of The Wellcome Foundation where he was responsible for all chemistry based research. He is an honorary professor of medicinal chemistry at Dundee University. He joined Proteus in December 1995 and was appointed to the board of Proteus in March 1996. Dr. Miller is responsible for discovery research at Proteus.

     JAMES C. CHRISTIE. Mr. Christie has management responsibility for research and development, quality control, Therapeutic Antibodies' Australian operations and its manufacturing facility in Wales. Mr. Christie joined Therapeutic Antibodies in 1998. From 1995 to 1998, Mr. Christie was Director of Operations at Centocor BV, a subsidiary of Centocor Inc., a United States biopharmaceutical company. He has extensive experience in taking products from research and development stages to market and has particular knowledge in the production of biological pharmaceutical products.

     BARRINGTON M. RILEY, B.A., F.C.A. Mr. Riley was previously a divisional finance and administration manager and the company secretary of the U.K. operations of FMC Corporation, the Chicago based group. Mr. Riley joined Proteus in April 1995 as its Finance Director.

     ERIK ANGGARD, M.D., Ph.D. Professor Anggard is currently the Director General of the William Harvey Research Institute. He was previously Director of Research and Development with Bristol Myers U.K. and a member of the Nobel Assembly at the Karolinska Institute, Sweden. Professor Anggard joined the board of Proteus in September 1998.

     MARTIN S. BROWN. Mr. Brown joined Jack Daniel Distillery Lem Motlow Prop, Inc., as Vice President in 1965, was elected President in 1973 and became chief executive in 1977. In 1983, he was elected Vice-Chairman of the parent company of Jack Daniel Distillery, Brown-Forman Corporation, a consumer goods company in which capacity he served until 1986. Mr. Brown is currently a director of Micro Craft, a privately held corporation. Mr. Brown served as Chairman of the Board of Therapeutic Antibodies from 1987 to August 1998, and served as Chief Executive Officer from 1987 to February 1998. He is currently a director of Therapeutic Antibodies.

     TIM CHARD, M.D. Professor Chard has been associated with the Medical College of St. Bartholomew's Hospital in London, England since 1968 where he currently serves as Professor and Chairman of the Department of Reproductive Physiology, and as honorary consultant to the Royal Hospitals Trust. He was a co-founder of Therapeutic Antibodies in 1984 and is responsible for patent affairs of the research and development work of Therapeutic Antibodies. Professor Chard is a recognized authority in the field of immunochemistry and is the author of a standard textbook on laboratory immunology, as well as more than 400 scientific articles. He is a member of the editorial board of a number of medical journals. He is also a member of a World Health Organization expert panel on vaccines and a director of Transatlantic Capital Limited, a member of the British Venture Capital Association. He is currently Senior Vice President-Research and Development Administrator and a director of Therapeutic Antibodies.

     JAMES EDMUND EVERITT, M.A., C.Eng., M.I.E.E., O.B.E. Mr. Everitt has spent the last 24 years in health care, including leading positions at Glaxo and Vickers. He was until July 31, 1999 the Chairman of the Center Micro-biological Research Authority and holds six other non-executive directorships. Mr. Everitt joined the board of Proteus in December 1996.

     MICHAEL RICHARD BROCK GATENBY, M.A., F.C.A. Mr. Gatenby was previously Vice-Chairman of Charterhouse Bank, and holds four other non-executive directorships. Mr. Gatenby joined the board of Proteus in May, 1997.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, for the year ended March 31, 1999, the compensation paid to or accrued by or on behalf of all of Proteus' executive and non-executive directors.

                                              BASIC                       BENEFITS    TOTAL
                                             SALARY     FEES    PENSION   IN KIND     1999
                                             -------   ------   -------   --------   -------
                                                L        L         L         L          L
EXECUTIVE
David W. Gration...........................   91,000       --   13,650      6,394    111,044
Barrington M. Riley........................   65,000       --    6,180      8,571     79,751
J. Allen Miller............................   97,335       --    9,734      9,146    116,215
Arthur Rushton.............................   92,872       --    8,240      7,427    108,539

NON-EXECUTIVE
R. N. Boyes................................       --   12,500       --         --     12,500
  (Resigned July 31, 1998)
Geoffrey Peter Fothergill..................       --   15,000       --         --     15,000
  (Resigned August 18, 1999)
James E. Everitt...........................       --   15,000       --         --     15,000
Michael R. B. Gatenby......................       --   15,000       --         --     15,000
Erik Anggard...............................       --    6,653       --         --      6,653
  (Appointed October 2, 1998)
                                             -------   ------   ------     ------    -------
                                             346,207   64,153   37,804     31,538    479,702
                                             =======   ======   ======     ======    =======

OPTIONS TO SUBSCRIBE FOR PROTEUS ORDINARY SHARES

     The following table sets forth information regarding stock options to subscribe for Proteus ordinary shares held by Proteus executive and non-executive directors as of June 1, 1999.

                                NUMBER OF      EXERCISE
                                 OPTIONS       PRICE (L)             EXPIRATION DATE
                                ---------    -------------    ------------------------------
APPROVED OPTIONS
Arthur Rushton................     23,535        1.547        July 20, 2004
Barrington M. Riley...........     52,955        0.688        July 24, 2005

UNAPPROVED OPTIONS
David W. Gration..............    318,987    0.417 - 2.635    March 27, 2001 - June 21, 2008
J. Allen Miller...............    315,033    0.417 - 0.667    July 18, 2003 - June 21, 2008
Barrington M. Riley...........    215,022    0.417 - 0.667    July 18, 2003 - June 21, 2008
Arthur Rushton................    297,962    0.417 - 0.667    July 18, 2003 - June 21, 2008

SAVINGS RELATED OPTIONS
J. Allen Miller...............     26,712        0.365        March 31, 2002
Barrington M. Riley...........     26,712        0.365        March 31, 2002
                                ---------
TOTAL:........................  1,276,918
                                =========

     As of June 1, 1999, there were a total of 2,762,050 options to purchase Proteus ordinary shares outstanding, with purchase prices ranging from L0.365 to L2.635 and expiration dates ranging from March 27, 2001 to June 21, 2008.

                 DESCRIPTION OF THERAPEUTIC ANTIBODIES BUSINESS

     The following discussion regarding Therapeutic Antibodies' business, product candidates and technologies includes certain scientific and technical terms and abbreviations that are defined in the "Glossary" on page 175. This section should also be read in connection with "Government Regulation."

OVERVIEW AND RECENT DEVELOPMENTS

     Therapeutic Antibodies is a development stage biopharmaceutical company specializing in the development and production of polyclonal antibodies for the treatment of disease and life threatening conditions for which satisfactory therapies have, generally, not previously existed. Therapeutic Antibodies has developed systems for the production and purification of a new generation of polyclonal antibodies that management believes can produce suitable therapies for neutralizing a variety of toxins. Therapeutic Antibodies' antibody products are in various stages of development, ranging from preclinical testing to commercial distribution. Therapeutic Antibodies has its headquarters in Nashville, Tennessee and has operations in the United States, the United Kingdom, and Australia. Therapeutic Antibodies was incorporated in Delaware in 1984.

     Therapeutic Antibodies has developed proprietary processes for the preparation of unique immunogens, the purification of specific antibodies and the digestion of antibodies into fragments. Therapeutic Antibodies' management believes that these capabilities enable Therapeutic Antibodies to produce specific products that have applications across a broad range of diseases.

     During 1998, Therapeutic Antibodies underwent a period of management restructuring. In March 1998, Dr. Andrew Heath joined Therapeutic Antibodies as Chief Executive Officer and Vice Chairman. Dr. Heath has significant commercial experience in the pharmaceutical industry, with previous positions at Glaxo plc and Astra AB. In September 1998, Stuart M. Wallis was appointed as non-executive Chairman of the Therapeutic Antibodies board. Mr. Wallis has held a number of senior management and board positions in the automotive, publishing, packaging and pharmaceutical industries and served as the Chief Executive Officer of the pharmaceutical group, Fisons, from 1994 to 1995.

     Beginning with Dr. Heath's appointment in 1998, Therapeutic Antibodies completed a strategic review of its product development, research and other activities. This review has resulted in a more focused product portfolio. Through its previous research and development and associated investment, Therapeutic Antibodies has developed a highly flexible technology platform and advanced production facilities which have together been used to develop a range of products. In the near term, Therapeutic Antibodies' resources are primarily focused on CroTAb(R), its crotalid antivenom product, which Therapeutic Antibodies expects to be marketed in 1999, and DigiTAb(R), its digoxin antidote, which Therapeutic Antibodies expects to begin marketing in the United States in late 2000. In the mid-term, Therapeutic Antibodies anticipates the launch of TriTAb(R), an antidote to tricyclic antidepressant toxicity, and CytoTAb(TM), a product designed to neutralize the effects of tumor necrosis factor alpha, commonly known as TNFa. For further discussion of Therapeutic Antibodies' products, please see "Products" below.

     Therapeutic Antibodies operates its research and development laboratories at the facilities of The Medical College of St. Bartholomew's Hospital in London. Therapeutic Antibodies' antibody production operations are located in both Llandysul, Wales and Adelaide, Australia. Therapeutic Antibodies has affiliated itself with scientists at academic institutions in the United States and Europe to assist in the testing and development of antibody products.

TECHNOLOGY AND PRODUCTION

     There are two general classes of antibodies for use as immunotherapeutic agents. The first, at the heart of Therapeutic Antibodies' technology, is polyclonal antibodies, which contain a variety of antibodies directed to different sites, known as epitopes, on the target molecule. The second type, monoclonal antibodies, consists of a population of identical antibodies all directed to a single epitope.

  POLYCLONAL ANTIBODIES

     Therapeutic Antibodies has focused its development resources on polyclonal antibodies. These may be effective for a number of therapeutic applications in humans, where Therapeutic Antibodies believes that many clinically significant target molecules have multiple epitopes and are therefore better treated by polyclonal antibodies. Unlike Therapeutic Antibodies, most immunotherapy companies in recent years have focused on monoclonal antibodies. Therapeutic Antibodies believes that the advantages of processed and purified polyclonal antibodies over monoclonals in many circumstances are that polyclonals:

     - bind multiple sites, resulting in more effective neutralization of toxic molecules;

     - usually bind more strongly;

     - are often more robust and can generally better withstand the fragmentation and purification process; and

     - can be developed at less expense using a common technology.

     Therapeutic Antibodies believes that the combination of the following factors differentiates it from its competitors:

     - the use of polyclonal antibodies;

     - the production of purified specific fragments of polyclonal antibodies;
       and

     - the use of production systems common among Therapeutic Antibodies' products.

  ANTIBODY FRAGMENTS

     The basic structure of an antibody molecule is shown in the following diagram. An antibody can be divided into two identical components known as antibody binding Fab fragments and an additional Fc fragment. Each Fab fragment has a binding site which attaches to a specific epitope on the target molecule in order to neutralize its toxic effects. The Fc fragment is potentially harmful and can cause hypersensitivity and other adverse events. Therapeutic Antibodies' technology allows for this harmful Fc fragment to be removed and discarded.

     The diagram below shows how Therapeutic Antibodies uses the cleavage enzyme, papain, to split an antibody into its three components.

                           [GRAPHIC SHOWING ANTIBODY]

     Therapeutic Antibodies separates and discards the potentially harmful Fc fragment and retains the two beneficial Fab fragments, unimpaired in their ability to bind and neutralize the target molecule. Their small size ensures that the Fab fragment products are rapidly and evenly distributed throughout the body. This means that, following injection, they quickly reach the various tissues where a target molecule may be causing toxic effects. The small size of Fab fragments means that once they have bound to the target molecule they can be excreted by the kidneys. Because of its smaller size and purity, the Fab fragment is less immunogenic and less likely to form immune complexes, thereby significantly reducing the incidence of serum sickness.

COMMON PRODUCTION PROCESS

     All of Therapeutic Antibodies' products are prepared using a very similar series of manufacturing steps. Therapeutic Antibodies believes this common production platform simplifies the development process and the obtaining of regulatory approval.

     Products for preclinical and clinical trials are prepared in Therapeutic Antibodies' production site in Wales. The Welsh facility includes a 20,000 square foot manufacturing plant. This plant has been inspected by the FDA as part of the process of obtaining approval for the manufacture of CroTAb(R). Therapeutic Antibodies' Australian facilities produce serum which is then sent to the manufacturing plant in Wales for further processing. The facilities in Australia have been licensed by the Australian Therapeutic Goods Administration, the Australian national regulatory authority.

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     Therapeutic Antibodies' technical know-how can be separated into three stages:

     - the creation of product specific immunogens. These, together with the immunization techniques developed by Therapeutic Antibodies, ensure high yields of antibodies. Once suitable levels of circulating high affinity antibodies have been obtained, collection of antisera commences on a regular basis;

     - the removal of unwanted serum proteins and the subsequent cleavage with papain to produce Fab fragments of the remaining antibodies; and

     - the use of chromatography to select Fab fragments specific to the target molecule, thus minimizing the amount of foreign protein present in the drug.

     Therapeutic Antibodies has selected sheep as its source of polyclonal antibodies. Sheep antibody based products have a proven safety record when used therapeutically in patients with limited adverse events resulting from immunogenicity and allergenicity. Therapeutic Antibodies supplies all of the antisera required for the production of its antibody products from its own flocks of sheep. All animal handling procedures are subject to stringent regulations with which Therapeutic Antibodies complies.

PRODUCT DEVELOPMENT PORTFOLIO

     The table below presents the key products Therapeutic Antibodies is currently developing. Therapeutic Antibodies believes the next expected major milestones are reasonably based on information available at the date of this proxy statement/prospectus. They are, however, subject to the progress and results of the various clinical trial programs and the regulatory review process, and there can be no assurance that these milestones will be achieved at all. The information contained in the table must be read in conjunction with the more detailed information set out below on each of Therapeutic Antibodies' products.

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TABLE OF KEY PRODUCTS

                 PRINCIPAL      PRINCIPAL                    LICENSEES &        NEXT EXPECTED
  PRODUCT          USES        TERRITORIES    STATUS         TERRITORIES       MAJOR MILESTONE
------------  ---------------  -----------  -----------  -------------------  -----------------
PRODUCTS UNDER DEVELOPMENT
CROTAB(R)     Rattlesnake         U.S.        Product    Altana (U.S.)        Product license
              antivenom                       license    Swedish Orphan       application
                                            application  (Scandinavia)        approval --
                                             submitted                        1999
DIGITAB(R)    Reversal of        U.S. &       Product    Altana (U.S.)        Product license
              digoxin            Europe       license    Swedish Orphan       application
              toxicity                      application  (Scandinavia)        approval --
                                             submitted   FH Faulding          2000
                                            in the U.S.  (Australia/SE Asia)
TRITAB(R)     Reversal of        U.S. &     Phase I/II   Altana (U.S.)        Phase I/II
              antidepressant     Europe                  Swedish Orphan       results -- 1999
              toxicity                                   (Scandinavia)
                                                         FH Faulding
                                                         (Australia/SE Asia)
CYTOTAB(TM)   Treatment of      U.S. and     Phase IIb   --                   Agreement with
              sepsis             Europe                                       strategic partner
CYTOTAB(TM)   Treatment of     Southeast     Phase II    FH Faulding          Phase II
              severe malaria      Asia                   (Australia/SE Asia)  results -- 1999
CYTOTAB(TM)   Treatment of       U.S. &        Pilot     --                   Complete Pilot
              Crohn's            Europe      Clinical                         Study - 1999
              Disease
CYTOTAB(TM)   Bypass surgery     U.S. &       On hold    --                   --
                                 Europe
POLONGATAB(TM) Russell's viper Southeast    Provisional  FH Faulding          Submission of
              antivenom           Asia      registration (Southeast Asia)     full registration
                                                                              application --
                                                                              2000

PRODUCTS LAUNCHED
VIPERATAB(R)  Common adder     Scandinavia   On market   Swedish Orphan       Expansion of
              antivenom                      on named    (Scandinavia)        sales to European
                                              patient                         Union
                                               basis
ECHITAB(TM)   Carpet viper     West Africa   On market   Nigerian Ministry    --
              antivenom                                  of Health (Nigeria)

PRODUCTS

  CROTAB(R)

     CroTAb(R) is Therapeutic Antibodies' product for the treatment of bites from North American crotalids such as the rattlesnake. Clinical trials of CroTAb(R) were completed in 1997 and Therapeutic Antibodies submitted its FDA product license application and FDA establishment license application to the FDA in April 1998. In June 1998, the FDA accepted the applications for filing and the product received a standard twelve month review by the FDA. The initial review of the product license application and establishment license application by the FDA has now been completed. Therapeutic Antibodies is now addressing the issues raised by the FDA in response to its product license application submission and full FDA approval and product launch are expected in 1999. Pursuant to an agreement with Altana, Inc., Altana will distribute this product within the United

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States, primarily to hospital emergency rooms. In 1994, CroTAb(R) was granted orphan drug status by the FDA and will therefore receive seven years of marketing exclusivity once the product license application is approved.

     Therapeutic Antibodies believes that the safety profile will be seen as superior to the existing antivenom, which has a relatively high incidence of serious side-effects.

  DIGITAB(R)

     Therapeutic Antibodies has developed DigiTAb(R) for treating digoxin intoxication. Digoxin is a drug widely prescribed to treat various cardiac conditions on a long-term support basis. Digoxin has a narrow therapeutic range and can cause life-threatening toxicity as a result of both acute overdose and chronic poisoning. In 1986, Wellcome plc (now Glaxo Wellcome plc), a major multinational pharmaceutical company, introduced in the United States a specific sheep-derived polyclonal antibody product, Digibind(R), to treat life-threatening digoxin intoxication. DigiTAb(R) will therefore be competing directly with a similar established product in this market.

     Therapeutic Antibodies completed enrollment for the pivotal clinical study for DigiTAb(R) in December 1997. In this study, Therapeutic Antibodies tested normal volunteers comparing DigiTAb(R) to Digibind(R). The data from this study, in conjunction with data obtained from an ongoing study of DigiTAb(R) in overdose patients in the United States and Europe was submitted to the FDA in a product license application in August 1999. If approved, this product will be marketed in the United States under the agreement with Altana.

  TRITAB(R)

     Therapeutic Antibodies is developing TriTAb(R) to treat tricyclic antidepressant toxicity. Tricylic antidepressants are a family of structurally related compounds used in the treatment of severe clinical depression and are one of the major causes of death by drug overdose in the United States and Europe. Despite the introduction of safer non-tricylic antidepressant drugs, tricylic antidepressants as a group, continue to hold a large share of the antidepressant market because of their efficacy in treating depression. Because tricylic antidepressants are typically generic and their patents have expired, they are much less expensive than the newer antidepressants. Therapeutic Antibodies believes that tricylic antidepressants will continue to remain in use for some time. At present, no specific antidote for tricylic antidepressant poisoning is available.

     On the basis that preclinical tests demonstrated TriTAb(R) to be effective in reversing tricylic antidepressants toxicity, Phase I/II clinical studies were initiated under investigator investigational new drug applications. The first overdose patient was treated in June 1998 and nine patients have been treated to date. The first clinical data is expected to be announced during the third quarter of 1999. Therapeutic Antibodies plans to submit an investigational new drug application to the FDA and expects to commence a Phase II/III clinical study in overdose patients by the end of 1999. This product will be targeted to hospital emergency rooms and will be marketed in the United States under the agreement with Altana. Therapeutic Antibodies is not aware of any other competing products in development.

  CYTOTAB(TM)

     The body's inflammatory response to trauma, certain infections and disorders often involves the release of high levels of cytokines, such as tumor necrosis factor alpha, which themselves may have serious or even life-threatening effects. Therapeutic Antibodies' CytoTAb(TM) product is designed to neutralize the effects of TNFa. Initial clinical tests have demonstrated that CytoTAb(TM) effectively

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neutralizes TNFa which indicates it could be useful for treating or preventing a number of disease states. Therapeutic Antibodies has focused its research and development efforts for CytoTAb(TM) initially on four areas: sepsis, Crohn's disease, cerebral malaria and coronary artery bypass graft surgery.

     - SEPSIS -- In June 1998, Therapeutic Antibodies terminated its Phase IIb trial early, having recruited 81 out of 300 patients required for this study. This trial was terminated as the board believed that the commercial risk it posed to the company was too great. Recently available data from the 81 patients enrolled in the Phase IIb trial coordinated by Vanderbilt University shows that CytoTAb(TM) demonstrated a statistically significant reduction in two of the clinical endpoints being studied: the amount of time patients remained in the intensive care unit and the amount of time patients required assisted ventilation. Therapeutic Antibodies will not continue any further development itself and is now seeking a collaborative partner to enable further clinical evaluation of CytoTAb(TM) for this indication.

     - CROHN'S DISEASE -- Therapeutic Antibodies is currently enrolling patients into a 10-patient Phase I/II study of CytoTAb(TM) in Crohn's disease. The symptoms of this disease include abdominal pain, frequent and protracted diarrhea, fever, malaise, chronic fatigue and signs and symptoms of nutritional deficiency. The relationship of TNFa neutralization to the clinical response of this disease has been recognized with the FDA's approval of Centocor Inc.'s Remicade(R), a monoclonal antibody product. Therapeutic Antibodies believes that CytoTAb(TM) will result in a more rapid neutralization of TNFa and a similar safety profile. Therapeutic Antibodies commenced enrollment in this study in January 1999 and seven patients have been enrolled to date.

     - CEREBRAL MALARIA -- Severe cerebral malaria is associated with mortality and elevated concentrations of TNFa. Therapeutic Antibodies is investigating the use of CytoTAb(TM) in mitigating the morbidity and mortality associated with the treatment of cerebral malaria. In June 1997, Therapeutic Antibodies completed its Phase I study conducted in 28 severely ill patients suffering from malaria. This study met its objectives and demonstrated a reduction in the levels of TNFa. In early 1998, Therapeutic Antibodies launched an expanded 100-patient Phase II clinical trial in Thailand. Enrollment was completed in September 1998 and the results of this study are expected in the final quarter of 1999.

     - CORONARY ARTERY BYPASS GRAFT SURGERY -- There is data to suggest that TNFa levels in the plasma are elevated in patients undergoing cardiac surgery involving cardiopulmonary bypass. The bypass machine often induces an inflammatory response, which may lead to increased post surgical morbidity and mortality. Therapeutic Antibodies believes that CytoTAb(TM) could reduce the incidence of these surgical side effects, making the procedure safer and less expensive. Therapeutic Antibodies decided not to pursue this indication in the short term due to a lack of funds.

  POLONGATAB(TM)

     PolongaTAb(TM) is an antivenom for the Sri Lankan Daboia russelli ("Russell's viper"). The pivotal clinical study for this product was completed in December 1997. The Sri Lankan authorities granted provisional registration for this product in March 1999 which will allow sales in Sri Lanka prior to full registration. Therapeutic Antibodies is currently working in collaboration with F.H. Faulding & Co. Limited to prepare the full registration application for the approval of this product in various Southeast Asian markets.

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

  LAUNCHED PRODUCTS

  VIPERATAB(R)

     Therapeutic Antibodies produces and sells ViperaTAb(R) to treat bites from the European Vipera berus ("common adder") snake. This product is currently being sold on a named patient basis in Sweden, Norway, Finland and Denmark under an agreement with Swedish Orphan AB. Furthermore, Therapeutic Antibodies supplies ViperaTAb(R) to the United States Department of Defense. ViperaTAb(R) has been shown to be over eight times more potent on a weight for weight basis than an equine-derived antivenom available in Europe. Therapeutic Antibodies intends to broaden product sales in the European Union in 1999, making ViperaTAb(R) available on a named patient basis, and will pursue the approval process when resources permit.

  ECHITAB(TM)

     EchiTAb(TM) is sold by Therapeutic Antibodies as an antivenom against the West African Echis ocellatus ("carpet viper") snake. Therapeutic Antibodies has entered into an agreement with the Federal Ministry of Health on behalf of the Nigerian Government under which the Nigerian Government has contributed to the costs of development and clinical trials of EchiTAb(TM). Therapeutic Antibodies has supplied the Nigerian Government with this product since 1995.

INTELLECTUAL PROPERTY

     Therapeutic Antibodies' policy is to protect and defend the intellectual property associated with its technology and products. Therapeutic Antibodies seeks patents whenever appropriate. Therapeutic Antibodies also believes that sufficient steps have been taken to ensure that trade secrets such as animal husbandry techniques and processes for the large-scale production of polyclonal antibodies are protected.

     Therapeutic Antibodies has optimized the production and purification of polyclonal antibodies and has developed extensive proprietary knowledge in this area, combining scientific, veterinary and large-volume processing skills. Therapeutic Antibodies has been granted patents and has applied for additional patents in the United States, Europe, and other relevant jurisdictions covering several key aspects of its proprietary techniques. However, some parts of the production and purification process are non-patentable, and Therapeutic Antibodies has policies and procedures designed to protect proprietary information concerning manufacturing techniques.

  PATENTS

     Therapeutic Antibodies is pursuing a multinational patent strategy for the protection of intellectual property associated with its technology and products. Therapeutic Antibodies holds the following patents:

     - European, Australian, Russian Federation and New Zealand patents for use of Fab fragments of anti-TNFa antibodies in medicine;

     - United States and European patents for a method of preparing Fab fragments from whole blood in a closed sterile environment;

     - European, United Kingdom, Australian and Russian Federation patents on the use of mixed monospecific polyclonal antivenoms. These patents are projected to expire on April 24, 2012, other than the Australian patent which is projected to expire on April 24, 2008; and

     - a United States patent in respect of an antidote to poisoning with tricyclic antidepressants; this patent is expected to expire on October 26, 2010.

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

     In addition, United States and European patents for use of anti-human TNFa antibodies to prevent or treat shock-related conditions arising from antilymphocyte antibody therapy were assigned to Therapeutic Antibodies by Nutrition Toxicology and Environment Research Institute Maastricht in a 1996 agreement. A confirmatory assignment is currently being arranged in order to ensure that Therapeutic Antibodies is able to record itself as proprietor of the patents.

     Therapeutic Antibodies is pursuing the following patent applications:

     - use of Fab fragments of anti-TNFa antibodies in medicine in other territories including the United States, Canada and Japan;

     - a United States divisional for various steps in the process of production of Fab fragments;

     - a European divisional for a method of accelerated clotting of blood in the production of polyclonal antibodies; and

     - the use of mixed monospecific antivenoms in the United States and Japan; the U.S. and Japanese applications have an effective filing date of April 24, 1992.

     United States applications remain confidential and are only published if a patent is granted, whereas international applications are published within 18 months even if they do not proceed to grant. In order to ensure the protection of know-how, no international equivalent of the United States application in respect of an antidote to poisoning with tricyclic antidepressants was filed.

     There can be no assurance that Therapeutic Antibodies will receive the requested approval of the pending patent applications.

THIRD PARTY PATENT RIGHTS

     Rockefeller University has two European patents which could be construed to cover uses of anti-TNFa antibodies. If valid, these European patents could be used to attempt to limit Therapeutic Antibodies' freedom to use anti-TNFa antibodies and, therefore, Therapeutic Antibodies' ability to market CytoTAb(TM) in various European countries. Therapeutic Antibodies successfully filed oppositions to both European patents and, following oral hearings before the Oppositions Division of the European Patent Office, both patents were revoked in their entirety. Rockefeller University has now filed a notice of appeal against revocation of one of the patents and the management of Therapeutic Antibodies anticipates that Rockefeller will also file an appeal with respect to the other patent. The effect of the appeals is to suspend the decision to revoke the patents. The appeals could take a number of years to resolve, but based on the outcome of the opposition proceedings Therapeutic Antibodies has good reason to expect success.

     Rockefeller University also holds patent rights related to the European patents in the United States, Canada, Australia and Japan. Therapeutic Antibodies believes that, due to the precise nature of these patent rights in Australia and the United States, commercial exploitation of CytoTAb(TM) in these territories will not infringe any valid claims of the U.S. and Australian patents. Therapeutic Antibodies has, itself, applied for specific patents in the United States and other territories covering the use of Fab fragments of anti-TNFa antibodies and methods for their preparation, as summarized above.

     In January 1999, following a routine search by its patent attorneys, Therapeutic Antibodies was alerted to two United States patents granted in August 1998 in the name of Genentech, Inc. that cover anti-TNFa antibodies. One patent relates to a TNFa antagonist comprising an antibody that neutralizes cytotoxic activity of human TNFa. There are also claims to Fab fragments of a variable region of the antibody. The second patent relates to a method of treatment of graft versus host reaction that comprises administering to a patient a therapeutically effective dose of a TNFa antagonist. Therapeutic Antibodies is in the process of obtaining an opinion of patent counsel relating

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to the validity of these two patents. If valid, these patents could be used to restrict Therapeutic Antibodies' development of anti-TNFalpha products, including CytoTAb(TM), in the United States and other territories in which equivalent rights exist.

     Therapeutic Antibodies has identified a series of European and Australian patents which correspond to the United States anti-TNFa antibody patents. These patents contain claims to recombinant human TNFa and consequently they could, if valid, be used to restrict Therapeutic Antibodies' use of recombinant human TNFa, in the form claimed by the patents, to produce anti-TNFa antibodies in the territories in which the patent is maintained. Therapeutic Antibodies is taking steps to ensure that its supplier of TNFa is appropriately licensed under the patents, failing which, it will consider its alternative options, such as contesting the validity of the patents.

     Professor Sean B. Carroll invented a family of patents relating to purified polyvalent antivenoms and methods of purifying antivenoms using immuno affinity techniques, which if valid could be used to attempt to limit exploitation of Therapeutic Antibodies' antivenom products. Professor Carroll applied for these patents in the United States, Australia and the European Patent Office. Therapeutic Antibodies has been advised that Professor Carroll has assigned all rights in the patents to Ophidian Pharmaceuticals, Inc. Therapeutic Antibodies successfully opposed the Australian version of the patent. As a result, Ophidian dropped its specific claims in the Australian patent that might have inhibited Therapeutic Antibodies' ability to exploit its antivenom products in Australia.

     Ophidian was granted and owns the United States patent, although Therapeutic Antibodies has been advised by its patent attorneys that the claims covered by the United States patent are sufficiently narrow so as not to be infringed by Therapeutic Antibodies' antivenom products. The European patent has also been granted, but has not been validated in any country other than the United Kingdom. Significant validation deadlines in several countries have recently expired. Therapeutic Antibodies has been advised by its patent attorneys that to the extent that any of Therapeutic Antibodies' mixed monospecific antivenom products fall within the scope of the claims of the patent, there are good grounds to argue the claims are invalid. Therapeutic Antibodies filed a Notice of Opposition to the European patent with the European Patent Office on May 26, 1999. Therapeutic Antibodies is not aware that either Professor Carroll or Ophidian has any ongoing development products with respect to the claims covered by the European patent.

  TRADEMARKS

     Therapeutic Antibodies has registered the following trademarks:

     - TAb(R) in the United States, Canada, Australia, Germany, France, Italy, Norway, Spain and Sweden;

     - DigiTAb(R), TriTAb(R), and ViperaTAb(R) in the United States, the United Kingdom and various countries worldwide;

     - CytoTAb(TM) in the United Kingdom, Australia, Canada, Denmark, Finland, France, Italy, Japan, Spain, Sweden and Norway (pending in the United States); and

     - CroTAb(R) in the United States.

     Therapeutic Antibodies has withdrawn or abandoned its attempts to register the DigiTAb(R) mark in Australia, Canada, Denmark, and Germany in the face of oppositions or prior registrations of Digibind(R). An application for the TAb mark in the United Kingdom is pending.

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PRINCIPAL LICENSING AGREEMENTS AND OTHER COLLABORATIVE AGREEMENTS

     To market its products, Therapeutic Antibodies has already secured, and intends to secure further collaborative agreements with pharmaceutical companies and other entities with established distribution capabilities. The following is a summary of agreements that have already been entered into:

  ALTANA, INC.

     In October 1997, Altana, Inc. entered into an agreement with Therapeutic Antibodies providing Altana with exclusive U.S. distribution rights for CroTAb(R), DigiTAb(R), and TriTAb(R). Under the agreement terms, Altana expects to pay $23 million in milestone and bonus payments. The agreement specifies that Therapeutic Antibodies will receive up to $10 million in payments upon the achievement of certain milestones, of which $2.5 million has been received to date.

  SWEDISH ORPHAN AB

     In January 1990, Swedish Orphan AB entered into an agreement with Therapeutic Antibodies, whereby Swedish Orphan was appointed as exclusive sales representative to market ViperaTAb(R) in certain territories. The agreement was subsequently amended to include CroTAb(R) and other antivenom products, and DigiTAb(R) and TriTAb(R). The territories are currently Sweden, Norway, Denmark and Finland.

  F.H. FAULDING & CO. LIMITED

     In September 1995, F.H. Faulding & Co. Limited entered into an exclusive distribution agreement with Therapeutic Antibodies. Under the agreement terms, F.H. Faulding received the right to obtain approval and to distribute DigiTAb(R), TriTAb(R) and PolongaTAb(TM) in Australia, New Zealand and certain Southeast Asian countries.

     In October 1996, F.H. Faulding entered into an agreement with Therapeutic Antibodies for F.H. Faulding to fund clinical trials and to seek registration and marketing approvals for CytoTAb(R) for treatment of cerebral malaria in Thailand and other countries in Southeast Asia. Subject to receipt of all necessary approvals, F.H. Faulding has been granted an exclusive option for ninety days after issuance of such regulatory approvals to enter into a ten-year distribution and profit-sharing agreement based upon commercial terms specified in the October 1996 agreement.

  FEDERAL MINISTRY OF HEALTH OF NIGERIA

     In August 1995, Therapeutic Antibodies entered into an agreement with the Federal Ministry of Health on behalf of the Nigerian Government under which the Nigerian Government has contributed to the costs of development and clinical trials of EchiTAb(TM), and undertook to purchase a minimum of 10,000 vials of antivenom. A royalty of 15% is payable to the Nigerian Government on sales of EchiTAb(TM) outside Nigeria.

  ACADEMIC AND CLINICAL AFFILIATIONS

     A proportion of Therapeutic Antibodies research and development and product testing activities are carried out through affiliations and consulting arrangements with clinical research organizations

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and scientists at academic institutions in the United Kingdom, Scandinavia and
North America. Research and development and product testing have been carried out in conjunction with the Medical College of St. Bartholomew's Hospital, the Karolinska Institute, the University of Arizona and Vanderbilt University Medical Center. These include arrangements in respect of preclinical and clinical research, consultancy, patents, royalties and facility leases. Where appropriate Therapeutic Antibodies has entered into formal agreements with such third parties which ensure ownership of any intellectual property rights arising out of such arrangements vests with Therapeutic Antibodies.

COMPETITION

     The pharmaceutical industry is highly competitive. In addition to the factors set forth below, see "Risk Factors."

     ANTIVENOMS. A number of organizations and companies manufacture snake antivenom throughout the world. However, Therapeutic Antibodies believes most are using equine-derived products based on older technology. Based on clinical results, Therapeutic Antibodies believes that its antivenom products are, in general, safer and have greater efficacy.

     There are two main European competitors to Therapeutic Antibodies' ViperaTAb(R) product. Both of the European viper antivenoms are equine-derived products. Therapeutic Antibodies believes that its product is superior, although both competing products are considerably cheaper. Notwithstanding the price differential, Therapeutic Antibodies has successfully competed with the products manufactured in Europe and has achieved an 80% market share in the markets in which ViperaTAb(R) has been launched.

     Only one crotalid antivenom product is currently approved in the United States, which is an equine-derived product. There are frequent toxicity problems associated with that product.

     Equine-derived antivenom products with which EchiTAb(TM) and certain other of Therapeutic Antibodies' potential antivenoms will compete are produced by, among others, Institut Pasteur and Haffkine BioPharmaceuticals.

     DIGOXIN ANTIDOTE. Therapeutic Antibodies has two competitors, one of which is well-established in Europe and the other in the United States. Glaxo Wellcome plc's Digibind(R) is available in the United Kingdom and the United States and Boehringer Mannheim GmbH's Digidote is available in Europe. Both of these products are Fab-based and derived from sheep polyclonal antibodies. However, Therapeutic Antibodies believes that DigiTAb(R) could compete effectively in this area.

     TRICYCLIC ANTIDEPRESSANT ANTIDOTE. No specific tricyclic antidepressant antidote exists and Therapeutic Antibodies does not know of any commercially competitive activity in this area. Therapeutic Antibodies intends to apply for orphan drug status in the United States which, if granted, will provide seven years of marketing exclusivity. Furthermore, Therapeutic Antibodies has been granted a United States patent which expires in October 2010 for the key immunogens, the production process, the resultant product and the use of the product to treat tricyclic antidepressant toxicity.

     ANTI-TNFalpha

          CROHN'S DISEASE. In August 1998, the FDA approved Remicade(R), a monoclonal antibody product manufactured by Centocor Inc. for the treatment of Crohn's disease. Therapeutic Antibodies is aware of several other companies pursuing clinical development of products for the indication.

          CORONARY ARTERY BYPASS GRAFT SURGERY. Therapeutic Antibodies is not aware of any anti-TNFalpha product currently approved in the United States for this indication. However,

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     Therapeutic Antibodies is aware of several companies pursuing clinical development of products for this indication.

EMPLOYEES

     As of April 30, 1999, Therapeutic Antibodies had 139 full-time employees, including 41 scientists, 21 management and 21 administrative personnel. In addition, Therapeutic Antibodies employed 27 part-time employees. Therapeutic Antibodies believes that its future success will depend, in part, on its ability to attract and retain highly skilled technical, marketing, support and management personnel. None of Therapeutic Antibodies' employees in the United States are subject to a collective bargaining agreement, and Therapeutic Antibodies has never experienced a work stoppage. Therapeutic Antibodies believes that its employee relations are good.

PROPERTIES

     Therapeutic Antibodies' physical properties are primarily owned or leased through its subsidiaries. Therapeutic Antibodies U.K. Limited operates Therapeutic Antibodies' research and development laboratories at St. Bartholomew's Hospital Medical College in London located at Charterhouse Square, London, EC1A 7BE. Therapeutic Antibodies U.K. leases 5,099 square feet of laboratory space from the trustees of St. Bartholomew's Medical School. The current lease term has an expiration date of September 30, 2003. Therapeutic Antibodies U.K. also leases approximately 4,000 square feet of office space at 14/15 Newbury Street in central London. The contractual terms of the lease came to an end on March 24, 1999. Under English law Therapeutic Antibodies U.K. is entitled to continue to occupy the premises and is entitled to a new tenancy of the premises. At present, Therapeutic Antibodies U.K. is in the process of negotiating terms with the landlord for a possible new lease.

     In addition, Therapeutic Antibodies U.K. owns and operates production offices, quality control laboratories and a manufacturing facility located at Blaenwaun Farm and Gernos Farm in Ceredigion, Wales. In 1992, Therapeutic Antibodies acquired these initial Welsh facilities, including approximately 220 acres of pasture land, animal stock, and production and ancillary facilities. The Welsh facilities were established with financial support of the Welsh Office and Welsh Development Agency in the form of grants and investments. In 1995, Therapeutic Antibodies U.K. completed construction of a 20,000 square foot manufacturing plant within its existing Welsh facilities.

     In 1995, Therapeutic Antibodies Australasia Pty Ltd. leased offices and laboratories and acquired grazing rights over 250 hectares of land at the Turretfield Research Centre in Adelaide, South Australia. The flocks of sheep were moved to this location and a bleeding shed was constructed. In the fourth quarter of 1996, Therapeutic Antibodies Australasia completed construction of new facilities on the property, which include offices, a cleanroom and a manufacturing plant, located adjacent to Therapeutic Antibodies' existing facilities. The lease of the Turretfield Research Centre property will expire on July 31, 2000, but Therapeutic Antibodies Australasia has an option to extend the term on prior written notice for a further period of five years. Therapeutic Antibodies Australasia has grazing rights at the Turretfield Research Centre until July 31, 2005 and has an option to further extend this right for a period of 10 years upon prior written notice.

     Therapeutic Antibodies' corporate headquarters is located at 1207 17th Avenue South, Suite 103, Nashville, Tennessee 37212. This property is 7,722 square feet of leased office space in the vicinity of Vanderbilt University Medical Center. Therapeutic Antibodies has options to renew the leases covering this space through January 31, 2004.

     All of Therapeutic Antibodies' laboratories, production facilities and farms are suitably equipped for their intended purposes.

LEGAL PROCEEDINGS

     Therapeutic Antibodies is not currently subject to any pending or threatened legal proceedings. From time to time, Therapeutic Antibodies must engage in formal opposition proceedings to protect its proprietary rights and to challenge patent claims of third parties.

                  THERAPEUTIC ANTIBODIES STOCK OWNERSHIP TABLE

     The following table sets forth the number of shares held beneficially, directly or indirectly, as of August 1, 1999, by:

     - each person known by Therapeutic Antibodies to own beneficially more than 5% of Therapeutic Antibodies' common stock;

     - each director of Therapeutic Antibodies;

     - each executive officer of Therapeutic Antibodies named below; and

     - all directors and executive officers as a group, together with the percentage of the outstanding shares which such ownership represents.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes shares of Therapeutic Antibodies common stock which an individual has a right to acquire within 60 days of the date of this proxy statement/prospectus upon the exercise of options. The table includes options granted under Therapeutic Antibodies' 1990 stock incentive plan and its 1997 stock option plan, together referred to as the option plans. These shares are deemed to be outstanding for the purposes of computing the percentage ownership of that individual but are not deemed outstanding for the purposes of computing the percentage of any other person. Unless otherwise noted in the following footnotes, the persons as to whom information is given had sole voting and investment power over the shares of common stock shown as beneficially owned. The computation of percentage ownership is based upon 52,057,219 shares of common stock outstanding on August 1, 1999.

                                                                                        PERCENT
                    NAME AND ADDRESS                        AMOUNT AND NATURE OF          OF
                   OF BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP         CLASS
                   -------------------                     -----------------------      -------
Stuart M. Wallis.........................................           375,000                  *
  69 - 77 Paul Street
  London EC2A 4LQ
Andrew J. Heath, M.D.(1).................................           454,730(2)               *
Martin S. Brown(1).......................................         3,909,604(3)            7.47%
Tim Chard, M.D.(1).......................................         1,055,790(4)            2.03
James C. Christie(1).....................................                 0                  *
Carol Clark-Evans(1).....................................            27,143(5)               *
R. Stephen Porter(1).....................................            49,361(6)               *
A.J. Kazimi..............................................           488,000(7)               *
  712 Overton Park
  Nashville, TN 37215
All directors and executive officers as a group (7
  persons)...............................................         6,167,961(8)           11.71
Nomura International plc.................................         7,216,010(9)           13.86
  Nomura House
  1 St. Martin-Le-Grand
  London EC1A 4NP
WestLB Panmure Limited...................................         4,528,123(10)           8.70
  35 New Broad Street
  New Broad Street House
  London EC2M 1NH
PPM America, Inc.........................................         4,761,900(11)           9.15
  225 West Wacker Drive, Suite 1200
  Chicago, Illinois 60606

-------------------------
  *  Indicates less than 1% ownership.

 (1) The address for Messrs. Heath, Brown, Chard, Christie and Porter and Ms. Clark-Evans is c/o Therapeutic Antibodies Inc., 1207 17th Avenue South, Suite 103, Nashville, Tennessee 37212.

 (2) Includes 194,000 shares of common stock issuable upon the exercise of options granted pursuant to the option plans and 12,500 shares of common stock upon the exercise of warrants outstanding.

 (3) Includes 179,804 shares of common stock owned by Mr. Brown's spouse, 79,000 shares of common stock issuable upon the exercise of warrants outstanding, 6,250 shares of common stock registered in the name of the Cockayne Fund, Inc., over which Mr. Brown shares investment control, 205,000 shares of common stock issuable upon the exercise of options granted pursuant to the option plans, 68,449 shares of common stock held in an Individual Retirement Account and 645,706 shares of common stock held by the Atticus Trust of which Mr. Brown is a trustee.

 (4) Includes 50,000 shares of common stock issuable upon the exercise of options granted pursuant to the option plans.

 (5) Includes 24,667 shares of common stock issuable upon the exercise of options granted pursuant to the option plans.

 (6) Includes 42,000 shares of common stock issuable upon the exercise of options granted pursuant to the option plans.

 (7) Includes 210,000 shares of common stock issuable upon the exercise of options granted pursuant to the option plans. Mr. Kazimi resigned as a director and executive officer of Therapeutic Antibodies in August 1998. His shareholdings are required to be included under SEC rules.

 (8) Includes 91,500 shares of common stock issuable upon the exercise of outstanding warrants and 515,667 shares of common stock issuable upon the exercise of options granted pursuant to the option plans.

 (9) Information is derived from a Schedule 13G filed with the Securities and Exchange Commission on December 31, 1998 and from the most recent information available from the Therapeutic Antibodies registrar.

(10) Information is derived from a Schedule 13G filed with the Securities and Exchange Commission on January 8, 1999 and from the most recent information available from the Therapeutic Antibodies registrar.

(11) Information is derived from a Schedule 13G filed with the Securities and Exchange Commission on February 12, 1999 and from the most recent information available from the Therapeutic Antibodies registrar.

            SELECTED FINANCIAL INFORMATION OF THERAPEUTIC ANTIBODIES

     The following table sets forth selected consolidated financial data as and for:

     - each of the five fiscal years in the period ended December 31, 1998; and

     - the six month periods ended June 30, 1998 and 1999.

     The selected financial data for Therapeutic Antibodies has been derived from the audited consolidated financial statements of Therapeutic Antibodies, except for the June 30, 1998 and 1999 financial data, which information has been derived from the unaudited condensed consolidated financial statements of Therapeutic Antibodies. These unaudited condensed consolidated financial statements include all normal recurring adjustments necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999. The selected consolidated financial data is qualified by, and should be read together with, the consolidated financial statements and accompanying notes included elsewhere in this proxy statement/prospectus and also with "Therapeutic Antibodies Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                    SIX MONTHS ENDED
                                        JUNE 30,                      YEAR ENDED DECEMBER 31,
                               ---------------------------   ------------------------------------------
                                   1999           1998           1998           1997           1996
                               ------------   ------------   ------------   ------------   ------------
                                       (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Operating revenues...........  $    391,319   $  2,086,074   $  3,392,447   $  1,791,420   $    927,532
Operating expenses:
  Research and development...     4,479,365      5,551,426     11,363,218     11,462,352      9,185,126
  General and administrative,
    marketing and
    distribution.............     1,370,829      2,282,116      4,598,073      4,176,139      3,083,151
  Depreciation and
    amortization.............       887,599        801,651      1,561,951      1,643,922      1,387,916
  Other(2)...................        85,206        384,032        451,243        328,158        355,360
                               ------------   ------------   ------------   ------------   ------------
        Total operating
          expenses...........     6,822,999      9,019,225     17,974,485     17,610,571     14,011,553
                               ------------   ------------   ------------   ------------   ------------
Operating loss...............  $ (6,431,680)  $ (6,933,151)  $(14,582,038)  $(15,819,151)  $(13,084,021)
                               ============   ============   ============   ============   ============
  Net loss...................  $ (6,759,034)  $ (7,234,865)  $(15,888,928)  $(16,847,718)  $(12,746,117)
                               ============   ============   ============   ============   ============
  Preferred stock
    dividends(5).............            --             --        (32,877)            --             --
                               ============   ============   ============   ============   ============
  Net loss applicable to
    common shareholders......  $ (6,759,034)  $ (7,234,865)  $(15,921,805)  $(16,847,718)  $(12,746,117)
                               ============   ============   ============   ============   ============
  Basic and diluted net loss
    per share................  $      (0.13)  $      (0.31)  $      (0.59)  $      (0.74)  $      (0.68)
                               ============   ============   ============   ============   ============
BALANCE SHEET DATA
  (AT END OF PERIOD):
  Cash and cash
   equivalents(1)(4)(5)(6)...  $    783,313   $  2,268,914   $  7,760,328   $  4,915,077   $ 20,502,536
  Total assets(3)(4)(5)(6)...    12,976,967     15,945,875     21,421,502     20,800,065     37,179,990
  Long term debt, net of
    current portion(3)(6)....     4,707,257      5,625,043      4,744,216      6,059,072      8,592,755
  Deficit accumulated during
    development stage........   (82,060,345)   (66,647,248)   (75,301,311)   (59,412,383)   (42,564,665)
  Stockholders'
    equity(4)(5)(6)..........     4,920,993      2,956,892     12,022,434      9,758,345     25,215,530


                                 YEAR ENDED DECEMBER 31,
                               ---------------------------
                                   1995           1994
                               ------------   ------------

STATEMENT OF OPERATIONS DATA:
Operating revenues...........  $    650,519   $  1,092,122
Operating expenses:
  Research and development...     6,321,674      5,107,894
  General and administrative,
    marketing and
    distribution.............     2,247,472      1,619,824
  Depreciation and
    amortization.............       856,756        864,288
  Other(2)...................        36,368        119,052
                               ------------   ------------
        Total operating
          expenses...........     9,462,270      7,711,058
                               ------------   ------------
Operating loss...............  $ (8,811,751)  $ (6,618,936)
                               ============   ============
  Net loss...................  $ (9,100,038)  $ (6,717,753)
                               ============   ============
  Preferred stock
    dividends(5).............            --             --
                               ============   ============
  Net loss applicable to
    common shareholders......  $ (9,100,038)  $ (6,717,753)
                               ============   ============
  Basic and diluted net loss
    per share................  $      (0.57)  $      (0.47)
                               ============   ============
BALANCE SHEET DATA
  (AT END OF PERIOD):
  Cash and cash
   equivalents(1)(4)(5)(6)...  $  3,397,082   $    593,154
  Total assets(3)(4)(5)(6)...    15,157,099     12,103,994
  Long term debt, net of
    current portion(3)(6)....     9,595,420      2,917,251
  Deficit accumulated during
    development stage........   (29,818,548)   (20,718,510)
  Stockholders'
    equity(4)(5)(6)..........       894,479      4,862,404

-------------------------
(1) At December 31, 1998, Therapeutic Antibodies held approximately U.S. $7,508,000 denominated in British pounds and U.S. $31,500 in Australian dollars. The decline in the exchange rate at year end between the British pound and Australian dollar versus the U.S. dollar resulted in a foreign currency transaction loss of U.S. $240,703. At December 31, 1997, Therapeutic Antibodies held approximately U.S. $2,960,000 which was denominated in British pounds. As a result of the decline in the exchange rate between the British pound and the U.S. dollar, Therapeutic Antibodies experienced a foreign currency transaction loss of U.S. $913,119 for the year ended December 31, 1997.

(2) Includes cost of goods sold and other expense items.

(3) In 1995 and 1994, Therapeutic Antibodies constructed a pilot production facility in London and a manufacturing facility in Wales. These facilities were funded through financing arrangements provided by Aberlyn Capital Management Company, Inc. and the Welsh Development Agency.

(4) On July 23, 1996, Therapeutic Antibodies completed an initial public offering of 4,190,477 shares of its common stock on the London Stock Exchange at L5.25 ($8.14 based on the noon buying rate on July 23, 1996) per share.

(5) 100 shares of Therapeutic Antibodies Series A Convertible Redeemable Preferred Stock, issued on September 28, 1998, together with dividends accrued thereon, were converted into 2,995,692 shares of Therapeutic Antibodies common stock on November 9, 1998.

(6) On October 26, 1998, Therapeutic Antibodies completed a placement of 21,300,000 shares of its common stock at L0.40 ($0.68 based on the noon buying rate on October 26, 1998) per share. At the same time it entered into agreements to convert $2.9 million of outstanding debt into 4,394,869 shares of common stock. A portion of the proceeds of the placement were used to repay further outstanding debt.

               THERAPEUTIC ANTIBODIES MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the financial condition and results of operations of Therapeutic Antibodies should be read in conjunction with Therapeutic Antibodies' consolidated financial statements and notes thereto.

GENERAL

     Since its inception, Therapeutic Antibodies has been in the development stage, devoting its efforts and resources to drug discovery and development programs relating to the development of highly purified, polyclonal antibodies for the treatment of disease. Therapeutic Antibodies' revenues have been primarily derived from licensing agreements with corporate partners, contract agreements, product sales, grant income, and interest income. Therapeutic Antibodies has incurred net losses each year since its incorporation and Therapeutic Antibodies expects to continue to incur operating losses during at least the next year due to continued spending on research, product development and the requirements for process development, preclinical and clinical testing, regulatory affairs, initial manufacturing activities and administration. To fund these activities, Therapeutic Antibodies will continue to evaluate opportunities to raise further funding which will be required to carry out the current business plan.

     Therapeutic Antibodies conducts its operations from its headquarters in the United States and through subsidiaries located in the United Kingdom and Australia. For a discussion of Therapeutic Antibodies' international operations for the past three fiscal years, see Note 11 to Therapeutic Antibodies' consolidated financial statements.

RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

     Therapeutic Antibodies' operating revenues for the six months ending June 30, 1999 decreased by 81% to $391,000 from $2,086,000 for the same period in 1998. No licensing revenue was earned during 1999 compared to $1,544,000 earned during 1998. Milestone payments received in the first half of 1998 included $500,000 received under the Altana, Inc. agreement and $1,000,000 received under an agreement with G. D. Searle & Co. Sales revenue decreased 58% during the six months ended June 30, 1999 to $182,000 from $435,000 during the same period in 1998, which included a $219,000 sale of EchiTab(TM). Contract income increased 225% in the six months ended June 30, 1999 compared to the same period for 1998 due to an increase in the number of sheep managed by Therapeutic Antibodies under contractual arrangements with third parties in the United Kingdom.

     Total operating expenses for the six months ended June 30, 1999 decreased by 24% to $6,823,000 from $9,019,000 for the same period in 1998. The overall decrease is due to Therapeutic Antibodies' cost cutting measures, instituted in late 1998, particularly in the areas of research and development and general and administrative expenses. Research and development expenses during the same periods decreased by 19% to $4,479,000 from $5,551,000 due to discontinuation of certain research and clinical projects that Therapeutic Antibodies determined were less likely to result in near-term commercial success.

     General and administrative expenses for the six months ended June 30, 1999 decreased by 43% to $1,148,000 from $2,023,000 for the six months ended June 30, 1998. This decrease reflects Therapeutic Antibodies' efforts to reduce costs and downsize the corporate structure.

     Marketing and distribution expenses decreased for the six months ended June 30, 1999 by 14% to $222,000 from $259,000 for the six months ended June 30, 1998. The Director of Business Development position was vacant from April to December of 1998 but the position has now been filled. The comparative six month decrease reflects cost reductions in consulting, travel and product distribution activity related to product sales during 1999.

     Depreciation and amortization expense for the six months ended June 30, 1999 increased by 11% to $888,000 from $802,000 for the six months ended June 30, 1998, as a result of added capital expenditures since June 30, 1998.

     Interest income during the first half of 1999 was $87,000, a decrease of 40% from $144,000 in the first half of 1998 reflecting lower cash holdings in 1999.

     Interest expense in the six months ended June 30, 1999, decreased by 47% to $248,000 from $470,000 in the six months ending June 30, 1998 as a result of the Therapeutic Antibodies' reduction of debt obligations from $10,924,000 at June 30, 1998 to $6,551,000 at June 30, 1999.

     Therapeutic Antibodies also recorded a foreign currency loss of $166,000 during the first six months of 1999 as compared to a foreign currency gain of $24,000 during the first six months of 1998.

     Therapeutic Antibodies' net loss for the six months ended June 30, 1999, was $6,759,000 compared to a net loss of $7,235,000 for the six months ended June 30, 1998.

  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Therapeutic Antibodies' operating revenues for 1998 increased by 89% to $3,392,000 from $1,791,000 for 1997. Licensing revenue increased 129% to $2,544,000 for the year ended December 31, 1998 from $1,113,000 for the year ended December 31, 1997. This increase is primarily attributable to milestone payments received from licensing agreements with pharmaceutical partners. Included in the 1998 milestone payments is $1,500,000 which was received under the Altana agreement. An additional $1,000,000 was received when Therapeutic Antibodies entered into an agreement with G. D. Searle & Co., as discussed under "Liquidity and Capital Resources" below. The 1997 licensing revenues consisted primarily of $1,000,000 in milestone payments from Altana. A 79% increase in sales revenue to $530,000 during the year ended December 31, 1998 from $295,000 during the year ended December 31, 1997 was due primarily to the recognition in 1998 of a $219,000 sale of Therapeutic Antibodies' Nigerian EchiTAb(TM) product. Contract revenue in 1998 increased 102% to $197,000 from $98,000 as a result of an increase in the number of sheep managed by Therapeutic Antibodies under contractual arrangements with third parties in the United Kingdom. Grant revenue decreased 80% in 1998. Therapeutic Antibodies received a $129,000 grant from the Welsh Government in 1997 for the expansion of Therapeutic Antibodies' Welsh operations.

     Therapeutic Antibodies' total operating expenses for the year ended December 31, 1998 were slightly more than 1997 expenses. Research and development expenses for 1998 decreased to $11,363,000 from $11,462,000 in 1997 due to cost reduction measures initiated by Therapeutic Antibodies in 1998. Research and development expenses had increased between 18% and 50% per year for the previous five years ending in 1997. In early 1998, management implemented a plan to conserve cash and to sharpen the focus of Therapeutic Antibodies' research and development efforts. As part of this streamlining, some of Therapeutic Antibodies' basic research activities and certain clinical trial programs, including research into the application of CytoTAb(TM) to treat the symptoms of sepsis syndrome, ceased. Therapeutic Antibodies is currently pursuing other applications for CytoTAb(TM). Therapeutic Antibodies began to realize the results of these cost reduction measures during late 1998.

     General and administrative expenses for the year ended December 31, 1998 increased by 14% to $4,051,000 from $3,562,000 for the year ended December 31, 1997. This increase was due to one-time costs of approximately $162,000 incurred for management changes, $35,000 for the development of an information systems department, and fees of $283,000 incurred for restructuring Therapeutic Antibodies' United Kingdom subsidiary entities.

     Marketing and distribution expenses decreased for the year ended December 31, 1998 by 11% to $547,000 from $615,000 for the year ended December 31, 1997 primarily as a result of a vacancy in the Director of Business Development position from April until December 1998. Marketing and distribution expenses exceeded sales and contract revenues for the years ended December 31, 1998 and December 31, 1997 primarily due to the fact that many of Therapeutic Antibodies' products were still in the development stage and not yet providing revenue.

     Depreciation and amortization expenses for the year ended December 31, 1998 decreased by 5% to $1,562,000 from $1,644,000 for the year ended December 31, 1997. Therapeutic Antibodies had significant capital expenditures in 1994 through 1996 for the establishment of the Welsh and Australian production facilities. Expenditures for production facilities incurred in 1997 and 1998 resulted in a leveling off and slight reduction in depreciation expense in 1998. In addition, the majority of 1998 expenditures occurred later in the year resulting in less depreciation during the year.

     Interest income for the year ended December 31, 1998, decreased 73% to $239,000 from $887,000 for 1997 due to lower cash and short-term investment holdings during 1998.

     Interest expense for the year ended December 31, 1998 increased by 30% to $1,306,000 from $1,002,000 for the year ended December 31, 1997. During 1998, Therapeutic Antibodies incurred an additional $516,000 in interest and warrant expense related to Therapeutic Antibodies' private placement of $4,025,000 principal amount of short-term bridge notes between June and September 1998.

     Changes in foreign currency exchange rates resulted in the recording of less foreign currency loss in 1998 than in 1997. Gains and losses are the result of fluctuations in the exchange rates of the currencies in which Therapeutic Antibodies conducts its business compared to the United States dollar.

     Therapeutic Antibodies' net loss for the year ended December 31, 1998, was $15,889,000 compared to a net loss of $16,848,000 for the year ended December 31, 1997. Therapeutic Antibodies' net loss applicable to common shareholders for the year ended December 31, 1998 was $15,922,000 compared to a net loss applicable to common shareholders of $16,848,000 for the year ended December 31, 1997.

  YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Therapeutic Antibodies' operating revenues for 1997 increased by 93% to $1,791,000 from $928,000 for 1996. Licensing revenue increased 676% to $1,113,000 for the year ended December 31, 1997 from $144,000 for the year ended December 31, 1996 primarily due to the receipt of $1,000,000 in milestone payments from Altana in the fourth quarter of 1997. Sales revenue for 1997 remained fairly consistent increasing 2% over the 1996 total. Contract revenue decreased during the year ended December 31, 1997 primarily because 1996 included a one time payment of $173,000 attributable to Therapeutic Antibodies' Nigerian EchiTAb(TM) contract. In 1997, grant revenue increased $87,000 due to a grant received from the Welsh Government for expansion of Therapeutic Antibodies' Welsh operations.

     Total operating expenses for the year ended December 31, 1997 increased by 26% to $17,611,000 from $14,012,000 for the same period in 1996. Research and development expenses during the same periods increased by 25% to $11,462,000 from $9,185,000 as a result of the following: advanced clinical trial activities for DigiTAb(R) and CytoTAb(TM); continued preparation for the regulatory review process for CroTAb(R); manufacturing Therapeutic Antibodies' products for clinical trials; and conducting and establishing the necessary quality control and assurance systems. Additionally, the expansion of the Australian facility was completed in early 1997 and Therapeutic Antibodies began devoting resources to that facility to meet the need for increased serum requirements for commercial production.

     General and administrative expenses for the year ended December 31, 1997 increased by 31% to $3,562,000 from $2,722,000 for the year ended December 31, 1996. This increase relates primarily to increased insurance requirements, stockholder relations and other activities required following Therapeutic Antibodies' initial public offering in the United Kingdom in 1996.

     Marketing and distribution expenses increased for the year ended December 31, 1997 by 70% to $615,000 from $361,000 in the year ended December 31, 1996.
This increase reflects additional staffing and associated expenses. Marketing and distribution expenses exceeded sales and contract revenues for the years ended December 31, 1997 and December 31, 1996 primarily due to the fact that many of Therapeutic Antibodies' products were still in the development stage and not yet providing revenue.

     Depreciation and amortization expenses for the year ended December 31, 1997 increased by 18% to $1,644,000 from $1,388,000 for the year ended December 31, 1996. This increase is the result of the depreciation of the capital expenditure for the Australian production facility, which was placed in service in February 1997.

     Interest income in the year ended December 31, 1997, increased 46% to $887,000 from $607,000 due to additional cash and short-term investment holdings from the proceeds of Therapeutic Antibodies' initial public offering in the United Kingdom in July 1996.

     Interest expenses for the year ended December 31, 1997 decreased by 17% to $1,002,000 from $1,201,000 in the year ended December 31, 1996. This decrease is a result of Therapeutic Antibodies' repayment in 1996 of approximately $4,750,000 in debt obligations.

     During the year ended December 31, 1996 Therapeutic Antibodies recorded a foreign currency transaction gain of $1,733,000 as a result of the United States dollar's improvement during 1996 against the British pound sterling compared to a loss of $913,000 for the year ended December 31, 1997.

     Therapeutic Antibodies' net loss for the year ended December 31, 1997, was $16,848,000 compared to a net loss of $12,746,000 for the year ended December 31, 1996. In addition to the factors described above, changes in foreign currency exchange rates used to translate the foreign subsidiaries financial statements into United States dollars resulted in higher expense levels.

LIQUIDITY AND CAPITAL RESOURCES

     Since its incorporation, Therapeutic Antibodies has been in the development stage, devoting its efforts and resources to drug discovery and development programs. Capital resources have been used for the establishment and expansion of production facilities, for product research and development activities, for clinical testing and to meet Therapeutic Antibodies' overall increased working capital requirements. Therapeutic Antibodies does not expect revenues from product sales to be a significant source of funding until additional products receive regulatory approval. Although Therapeutic

Antibodies anticipates the launch of its CroTAb(R) antivenom product following FDA approval in 1999, revenues from sales of CroTAb(R) are not expected to be significant in 1999. Future capital requirements will depend on numerous factors including, but not limited to, the progress of Therapeutic Antibodies' research programs and clinical trials, the development of regulatory submissions, the receipt of FDA approval of CroTAb(R), the commercial viability of Therapeutic Antibodies' products, the ability to attract collaborative partners with sales, distribution and marketing capabilities, and the terms of any new licensing arrangements.

     At June 30, 1999, Therapeutic Antibodies had cash and cash equivalents totaling $847,000. Therapeutic Antibodies' net cash used in operating activities during the six months ended June 30, 1999, totaled $5,806,000, a decrease of 13% from the six months ended June 30, 1998. Trade receivables increased $197,000 from December 31, 1998 due to sales of ViperaTAb(R). Capital expenditures decreased 16% to $467,000 in the first six months of 1999 from $555,000 in the first six months of 1998 due to restrictions on expenditures. Therapeutic Antibodies anticipates that total capital expenditures for 1999 will be approximately $1,900,000. During the remainder of 1999, Therapeutic Antibodies intends to replace certain equipment at its production facilities in Wales and Australia to attain greater efficiencies in the production process as well as continue needed upkeep of existing equipment.

     Contingent on closing of the merger, Proteus has obtained commitments for the placing of 23,325,000 Proteus ordinary shares for aggregate proceeds to the combined company of L7.0 million net of expenses. The equity financing is expected to close immediately following the closing of the merger.

     To provide working capital until the closing of the merger, Therapeutic Antibodies has obtained a short-term secured bridge facility from Barclays Bank Plc in the amount of up to L3.0 million ($4.89 million). Borrowings under the bridge facility may be drawn as need until maturity. The bridge facility is to be repaid in full on September 14, 1999, or at such earlier time as Barclays may demand, and bears interest at a rate of 2.0% per annum over Barclays' base rate (currently 5.25%). The bridge facility is secured by debentures and guarantees executed by its subsidiaries Polyclonal Antibodies Limited and TAb Wales Limited and by a second charge over Polyclonal Antibodies Limited's manufacturing facility in Wales. At August 9, 1999, Therapeutic Antibodies had drawn L1,800,000 ($2,898,000) on the bridge facility. It is anticipated that the bridge facility will be repaid in full from the proceeds of the equity financing.

     As discussed in this proxy statement/prospectus, the completion of the merger and the equity financing is subject to certain conditions, including approval by the shareholders of both Therapeutic Antibodies and Proteus. See "The Merger and the Merger Agreement" and "The Equity Financing." There can be no assurance that the merger and the equity financing will be completed. If the merger and the equity financing are not completed for any reason, and if additional financing cannot be obtained, Therapeutic Antibodies will not have sufficient funds to continue operations. Therapeutic Antibodies believes that in the absence of additional financing, it will have to take action to protect Therapeutic Antibodies from its creditors through formal insolvency proceedings, or pursue alternative courses of action which may result in there being negligible remaining shareholder value.

     On April 30, 1999, Therapeutic Antibodies repaid the outstanding balance of an $800,000 term loan, plus accrued interest, to Equitas, L.P. The loan bore interest at an annual rate of 11.5%.

     During 1998, Therapeutic Antibodies received milestone payments of $1,500,000 under the Altana agreement as a result of the FDA's acceptance of Therapeutic Antibodies' product license application and establishment license application for CroTAb(R). Therapeutic Antibodies is entitled to receive additional payments under the agreement based on achievement of certain milestones relating to CroTAb(R) and Therapeutic Antibodies' DigiTAb(R) and TriTAb(R) products. Therapeutic Antibodies anticipates receiving additional payments under the agreement of $2,000,000 in 1999 based on FDA approval of CroTAb(R) and progression of the DigiTAb(R) and TriTAb(R) regulatory filings with the FDA.

     In May 1998, Therapeutic Antibodies entered into an agreement with G. D. Searle & Co. for the identification, development and commercialization of a new antibody based drug designed to titrate the effects of Searle's new xemilofiban and orbofiban anticoagulent products. Searle anticipated that it would pay Therapeutic Antibodies up to $8,000,000 over the term of the agreement for research and development and product supplies based on achieving certain milestones. Therapeutic Antibodies received its first milestone payment of $1,000,000 upon execution of the agreement in May 1998. In January 1999, however, Searle made the decision to cease development of its xemilofiban and orbofiban projects and exercised its right to terminate its agreement with Therapeutic Antibodies.

     On November 9, 1998, Therapeutic Antibodies completed a $19,500,000 capital refinancing involving the issuance of 28,690,561 new shares of Therapeutic Antibodies' common stock on the London Stock Exchange at $.68 per share. The refinancing included the private placement of 21,300,000 shares of common stock for cash and the conversion of all outstanding shares of Therapeutic Antibodies' Series A Convertible Redeemable Preferred Stock and $2,900,000 of principal and interest on Therapeutic Antibodies' 15% subordinated promissory notes and certain other loan notes into a total of 7,390,561 shares of Therapeutic Antibodies' common stock. Of the approximately $12,600,000 in cash raised in the private placement, net of expenses, $1,730,000 was used to repay the outstanding balance of principal and interest on the 15% subordinated promissory notes. The remaining proceeds were and continue to be used to fund the ongoing development of Therapeutic Antibodies' products.

YEAR 2000 READINESS

  GENERAL

     Therapeutic Antibodies utilizes management information systems and software technology that may be affected by Year 2000 issues. During 1998, Therapeutic Antibodies implemented a plan called the Y2K project to ensure that its systems would be Year 2000 compliant. The Y2K project is addressing the issue of programmable logic controllers and computer programs being able to distinguish between dates in the 20th century and dates in the 21st century. The Y2K project is expected to make all of Therapeutic Antibodies' business systems Year 2000 compliant, or they will be retired.

  Y2K PROJECT

     Therapeutic Antibodies' Y2K project is divided into five phases. The project phases are:

     - Phase 1: compile an inventory of all equipment;

     - Phase 2: assign priorities to the equipment identified as being at risk for Year 2000;

     - Phase 3: assess the Year 2000 compliance of items identified as being significant to the operational activities of Therapeutic Antibodies;

     - Phase 4: repair or replace material items that are determined not to be Year 2000 compliant; and

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

     - Phase 5: test and validate material items. A task force has been established to carry out these tasks which includes subgroups at each of Therapeutic Antibodies' four locations, Nashville, USA; Adelaide, Australia; London, U.K.; and Llandysul, U.K.

     By the end of the first quarter of 1999, Therapeutic Antibodies had completed the inventory and priority assignment phases (phases 1 and 2) for each location.

     The assessment of Year 2000 compliance (phase 3) included the identification and prioritization of critical external suppliers. Therapeutic Antibodies has undertaken a detailed evaluation of critical suppliers by communicating with them about their commitment, plans and progress in addressing their Year 2000 issues. Detailed plans for this evaluation of material items and suppliers are in place and have been initiated. The assessment of critical suppliers was approximately 75% complete at the end of the second quarter of 1999. Phase 3 is due for completion by the end of the third quarter of 1999.

     Phase 4, the repair and replacement of equipment and application software that is not Year 2000 compliant, includes conversion, where available from the supplier, or replacement. The testing phase will be undertaken as the hardware and software is converted or replaced.

     During 1998, the Y2K task force determined that the accounting software used in Australia is not Year 2000 compliant. The software vendor released an upgrade during the first quarter of 1999 that is Year 2000 compliant. This upgrade will be installed at Therapeutic Antibodies' Australian facilities during the third quarter of 1999. In addition, Therapeutic Antibodies has identified a possible risk to Year 2000 compliance posed by some of the programmable logic controllers or embedded systems controlling the air handling units at each of the production sites in Wales and Australia. The extent of this risk and the optimal solution are currently being researched. The task force has also determined that the sheep planning aid software that is used in Australia is non-compliant. The software will require major code modification to achieve compliance with a cost estimated to be $7,200. The hardware and software controlling some of the manufacturing processes at the Welsh facility have been found to be non-compliant necessitating the installation of new hardware and software which will be installed and validated to FDA standards during the third quarter of 1999.

     All phases of the Y2K project are expected to be completed before the end of 1999. The phases are concurrent rather than consecutive; therefore, more than one phase is in progress at the same time.

  COSTS

     The total estimated cost associated with the required modifications to become Year 2000 compliant is not expected to be material to Therapeutic Antibodies' financial position. The total capital cost is estimated to be no more than $150,000. This figure may vary depending on the cost of the replacements needed after completion of the assessment phase of the Y2K project. The total operating cost incurred to date attributable to staff time and effort devoted to the Y2K project to date is $89,000. The estimated future operating cost of completing the project is $31,000.

  RISKS

     The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of normal business activities or operations. Due to the inherent uncertainty when dealing with the Year 2000 issues, and from the uncertainty of the Year 2000 readiness of suppliers, Therapeutic Antibodies is unable at this time to determine whether or not any Year 2000 failures will have a

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

material effect on Therapeutic Antibodies, its operations or its financial condition. This Year 2000 project is expected to significantly reduce the level of uncertainty about any Year 2000 problem posed to Therapeutic Antibodies by its compliance, or by the compliance of its material suppliers. Therapeutic Antibodies believes that with the implementation and completion of its Year 2000 project as scheduled the possibility of significant interruptions of normal operations should be minimal.

NET OPERATING LOSS CARRYFORWARDS

     As of December 31, 1998, Therapeutic Antibodies had approximately $70.5 million of net operating loss carryforwards for income tax purposes, of which $57.7 million are available to offset United States federal income taxes and expire from 1999 through 2018. In addition, Therapeutic Antibodies has approximately $307,000 of research and development tax credits available to offset future federal income tax, subject to limitations for alternative minimum tax. As a result of the capital refinancing in 1998, Therapeutic Antibodies experienced an "ownership change" within the meaning of Section 382 of the Internal Revenue Code. Consequently, Therapeutic Antibodies is subject to an annual limitation on the amount of net operating loss carryforwards that can be used to offset taxable income. The annual limitation is $1,502,000 plus certain gains included in taxable income attributable to Therapeutic Antibodies prior to the ownership change. No assets have been recognized in Therapeutic Antibodies' financial statements for these net operating loss carryforwards because management believes the criteria for recognition under generally accepted accounting principles have not been met.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and hedging Activities". In general, SFAS No. 133 requires that all derivatives be recognized as either assets or liabilities in the balance sheet at their face value, and sets forth the manner in which gains or losses thereon are to be recorded. The treatment of such gains and losses is dependent upon the type of exposure, if any, for which the derivative is designated as a hedge. This statement is effective for the Company on January 1, 2001. As the Company does not purchase derivative instruments or engage in hedging activities, the adoption of SFAS No. 133 is not expected to impact the Company's financial position or results of operations.

MARKET RISK

     Therapeutic Antibodies is exposed to market risk from changes in foreign currency exchange rates and interest rates. Therapeutic Antibodies' operations consist of manufacturing and sales activities in foreign countries exposing Therapeutic Antibodies to the effects of changes in foreign currency rates. Therapeutic Antibodies has exposure to changes in interest rates on certain floating rate debt instruments. Therapeutic Antibodies does not currently purchase derivative instruments or engage in hedging activities to mitigate the risks of fluctuations in foreign currency exchange rates or interest rates.

     The value of market risk sensitive financial instruments is subject to change as a result of movements in market rates and prices. For purposes of specific risk analysis, Therapeutic Antibodies uses sensitivity analysis to determine the impact that market risk exposures may have on Therapeutic Antibodies' debt and other financial instruments.

     Therapeutic Antibodies is exposed to foreign currency gains or losses from the translation of U.S. dollars into other foreign currencies and from sales and purchases transactions with certain customers and suppliers in foreign countries. For these transactions, currency exchange rates are agreed upon prior to the time of the actual transfer of cash. Therapeutic Antibodies realizes a transaction gain or loss based upon the actual currency exchange rate at the time the transaction is completed and records these gains and losses in operations. To reduce exposure to these fluctuations, Therapeutic Antibodies maintains cash balances in its primary foreign currencies. Historically, the primary net foreign currency market exposures have related to British pounds and Australian dollars. At June 30, 1998, Therapeutic Antibodies held cash balances of $531,000 denominated in British pounds and $140,000 denominated in Australian dollars.

     As of June 30, 1999, a hypothetical 10 percent weakening in the levels of foreign currency exchange rates against the U.S. dollar with all other variables held constant would result in a decrease in Therapeutic Antibodies' results of operations and the fair value of its financial instruments of $417,000, as compared to a decrease of $527,000 as of December 31, 1998. Actual results may differ.

     A hypothetical 10 percent movement in interest rates affecting Therapeutic Antibodies' floating rate debt instruments would have an immaterial effect on Therapeutic Antibodies' results of operations.

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

           THERAPEUTIC ANTIBODIES EXECUTIVE COMPENSATION INFORMATION

EXECUTIVE OFFICERS

     The current executive officers of Therapeutic Antibodies are as follows:

              NAME                AGE                          POSITION
              ----                ---                          --------
Andrew J. Heath, M.D............  51    Vice Chairman of the Board and Chief Executive Officer
Martin S. Brown.................  61    Secretary
Tim Chard, M.D..................  62    Senior Vice President -- Research and Development
                                          Administration
James C. Christie...............  41    Director, Global Operations
Carol Clark-Evans...............  39    Vice President of Regulatory and Clinical Affairs
R. Stephen Porter...............  49    Executive Director, Medical Affairs

     CAROL CLARK-EVANS, Vice President of Regulatory and Clinical Affairs. Ms. Clark-Evans joined Therapeutic Antibodies in 1996 and is responsible for its worldwide regulatory affairs. From 1995 to 1996, Ms. Clark-Evans was Manager, Regulatory Affairs at Corning Besselaar, Inc., which is one of the world's largest contract research organizations. From 1992 to 1995, Ms. Clark-Evans was a Regulatory Scientist and Regulatory Liaison at Solvay Pharmaceuticals, Inc. Ms. Clark-Evans was Manager, Regulatory Affairs at Pharmacia & Upjohn, Inc. from 1984 to 1992.

     R. STEPHEN PORTER, PHARM.D., Executive Director of Medical Affairs. Dr. Porter joined Therapeutic Antibodies in 1995 from American Cyanamid Company, where he served in its medical research division from 1991 to 1995. From 1987 to 1991, Dr. Porter served as Director of Cardiovascular Pharmacology and Assistant Professor of Medicine at the Likoff Cardiovascular Institute within the Hahnemann School of Medicine in Philadelphia. Dr. Porter received his doctorate in clinical pharmacy from the University of Michigan. In addition to his duties at Therapeutic Antibodies, he currently serves as assistant editor for the Rocky Mountain Drug Consultation Center in Denver, Colorado.

     Information regarding the background of Drs. Heath and Chard and Messrs. Brown and Christie can be found in the section of this proxy statement/prospectus entitled "Management of Proteus After the Merger."

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

SUMMARY COMPENSATION TABLE

     The following table sets forth for the years ended December 31, 1996, 1997 and 1998, the compensation paid to or accrued by or on behalf of Therapeutic Antibodies' Chief Executive Officer and the three other most highly compensated executive officers of Therapeutic Antibodies whose 1998 cash compensation was in excess of $100,000.

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                                ---------------------
                                                                                  AWARDS     PAYOUTS
                                                                ANNUAL          ----------   --------
                                                           COMPENSATION(1)      SECURITIES
                                                         --------------------   UNDERLYING     LTIP         ALL OTHER
          NAME AND PRINCIPAL POSITION             YEAR   SALARY($)   BONUS($)   OPTIONS(#)   PAYOUTS     COMPENSATION($)
          ---------------------------             ----   ---------   --------   ----------   --------    ---------------
Andrew J. Heath M.D.(2).........................  1998   $179,167    $     0     509,000     $      0       $100,634(5)(6)
  Vice Chairman and Chief Executive Officer
Carol Clark-Evans...............................  1998   $106,467    $10,000      20,000     $      0       $     61(6)
  Vice President of Regulatory and                1997     91,867      7,500           0            0             40(6)
  Clinical Affairs                                1996     76,923      3,000      26,000            0             40(6)
R. Stephen Porter...............................  1998   $105,402    $     0           0     $      0       $    157(6)
  Director of Medical Affairs                     1997     99,666      2,500           0            0            142(6)
                                                  1996     91,667      5,000      10,000            0            122(6)
A.J. Kazimi(3)..................................  1998   $131,042    $     0      95,000     $      0       $    275(6)
  President and Chief Operating Officer           1997    172,500          0           0      712,176(4)         250(6)
                                                  1996    155,000          0      60,000            0            139(6)

-------------------------
(1) These executive officers did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites or other benefits the aggregate incremental cost of which to Therapeutic Antibodies for each officer did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for each such officer.

(2) Information given is as of March 2, 1998, the date that Dr. Heath joined Therapeutic Antibodies, through December 31, 1998.

(3) Mr. Kazimi resigned as President of Therapeutic Antibodies effective September 1, 1998. SEC rules require the inclusion of his compensation information in the table.

(4) During 1997, Mr. Kazimi paid Therapeutic Antibodies $46,625 to exercise warrants to purchase 44,667 shares of Therapeutic Antibodies common stock. As of December 31, 1997, Mr. Kazimi continued to hold all of the shares of common stock received pursuant to the exercise of the warrants, which had an aggregate market value of $160,801. Mr. Kazimi also disposed of warrants to purchase an aggregate of 142,000 shares of Therapeutic Antibodies common stock for total consideration of $598,000.

(5) Therapeutic Antibodies granted Dr. Heath $100,000 in moving expenses upon joining the company in 1998.

(6) Group term life insurance.

     Therapeutic Antibodies has no long-term incentive plans, as that term is defined in Securities and Exchange Commission regulations, and has no defined benefit or actuarial plans covering employees of the company. Therapeutic Antibodies granted no stock appreciation rights in 1998.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding grants of stock options made during 1998 to the executive officers named in the summary compensation table.

                                                          INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                                    --------------------------------------------------------------     VALUE AT ASSUMED
                                      NUMBER     PERCENTAGE OF                                          ANNUAL RATES OF
                                        OF           TOTAL                                                STOCK PRICE
                                    SECURITIES      OPTIONS      EXERCISE     MARKET                   APPRECIATION FOR
                                    UNDERLYING    GRANTED TO      OR BASE    PRICE ON                   OPTION TERM(2)
                                     OPTIONS     EMPLOYEES IN      PRICE     DATE OF    EXPIRATION   ---------------------
               NAME                  GRANTED      FISCAL YEAR    ($/SH)(1)    GRANT        DATE        5%($)      10%($)
               ----                 ----------   -------------   ---------   --------   ----------   ---------   ---------
Andrew J. Heath, M.D..............   300,000(3)       36%          $3.37      $2.37      6/29/08     $147,144    $833,151
                                     200,000(4)       24            3.37       2.37      6/29/08       98,096     555,434
Carol Clark-Evans.................    20,000(5)        2            2.40       2.37      6/29/08       29,210      74,943
R. Stephen Porter.................         0           0             N/A        N/A          N/A          N/A         N/A
A.J. Kazimi.......................    95,000(6)       11            1.23       1.30      9/01/08       84,318     203,477

-------------------------
(1) All incentive stock options were granted at or above the fair market value on the date of grant, which value, prior to Therapeutic Antibodies' initial public offering in 1996, was determined by the board of directors.

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of Therapeutic Antibodies' securities that the actual stock price appreciation over the term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to these executive officers.

(3) 60,000 options vested on March 2, 1999. An additional 60,000 options become exercisable on March 2, 2000, 2001 and 2002. In addition, 57,500 and 2,500 options become exercisable on March 2 and June 29, 2003, respectively.

(4) 125,000 options vested on March 1, 1999. 75,000 options vest upon achievement of any one of the three following goals:

    1. A licensing deal on CytoTAb(TM) is concluded with a total value of at least $50,000,000 and with at least $5,000,000 in upfront signing payment, or $7,500,000 if equity investments are included;
   2. Total revenues of Therapeutic Antibodies are at least $18,000,000 in any one year, or are, cumulatively, $40,000,000 in 1998, 1999, and 2000; or
   3. The share price of Therapeutic Antibodies common stock gets to and stays above the 1996 initial public offering price ($8.11) for six months.

(5) 6,667 options become exercisable on each of June 29, 1999 and 2000; 6,666 options become exercisable on June 29, 2001.

(6) On September 1, 1998, Therapeutic Antibodies granted 95,000 options under the 1997 stock option plan to Mr. Kazimi as part of his severance package following his resignation as President effective September 1, 1998. All options were fully exercisable upon grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     None of the executive officers named in the summary compensation table exercised any stock options in 1998. The following table provides certain information, with respect to these executive officers, concerning the unexercised options at December 31, 1998.

                                         NUMBER OF SECURITIES         VALUE OF UNEXERCISED IN-THE-
                                        UNDERLYING UNEXERCISED        MONEY OPTIONS AT FISCAL YEAR
                                     OPTIONS AT FISCAL YEAR END(#)             END($)(1)
                                     -----------------------------    ----------------------------
               NAME                  EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
               ----                  -----------     -------------    -----------    -------------
Andrew J. Heath, M.D. .............      9,000          500,000           N/A             N/A
A.J. Kazimi........................    190,000           20,000           N/A             N/A
Carol Clark-Evans..................     12,000           34,000           N/A             N/A
R. Stephen Porter..................     34,000           16,000           N/A             N/A

-------------------------
(1) The exercise price of all of the stock options held by each of the named persons at fiscal year end exceeded the market value of the common stock underlying the options as reported on the London Stock Exchange.

EMPLOYMENT/CONSULTANCY AGREEMENTS

     Therapeutic Antibodies, through its subsidiary Therapeutic Antibodies U.K. Limited, entered into a Consultancy Agreement with Stuart M. Wallis dated August 21, 1998, pursuant to which Mr. Wallis agreed to provide certain consulting services generally relating to assessing Therapeutic Antibodies' operations. This agreement is terminable by Therapeutic Antibodies upon prior written notice at any time after June 27, 2001 or by Mr. Wallis upon one month's prior written notice. The agreement also provides that Mr. Wallis shall keep confidential certain information acquired in the course of his duties for Therapeutic Antibodies.

     Under the terms of a schedule to this agreement, Mr. Wallis was granted a performance based option to purchase shares of Therapeutic Antibodies common stock. Under the terms of the option, Mr. Wallis will become entitled to purchase a number of shares determined by dividing up to a maximum of 10% of the increase in the company's market capitalization between June 8, 1998 and the date of exercise by the market price of the common stock on the date of exercise. Mr. Wallis will become entitled to exercise the option only if the increase in the market price of Therapeutic Antibodies common stock between June 8, 1998 and the date of exercise, when compared to the increase in share price of the companies constituting the FTSE Smallcap Index over the same period, ranks in the top quartile. Mr. Wallis will receive nothing if Therapeutic Antibodies is at or below the median position, but his entitlement will increase on a straight-line basis between the median position and the position representing the 25th percentile. The award may be exercised in two tranches during the 90-day period following each of the second and third anniversaries of the date of commencement of Mr. Wallis' consultancy, but if Mr. Wallis exercises the award following the second anniversary, the comparative group and market capitalization are reset to June 9, 2000 for the purposes of calculating the entitlement. The award expires on September 8, 2002. The exercise price for each tranche is L1.

     Under the terms of an Option Deed, dated May 20, 1999, between Mr. Wallis and Proteus, the option contained in the August 21, 1998 Consultancy Agreement will expire upon effectiveness of the merger and Mr. Wallis will receive an option to purchase Proteus ordinary shares. The terms of the Proteus option are described in more detail under "Background of and Reasons for the Merger -- Interests of Certain Persons in the Merger."

     In addition, Therapeutic Antibodies, through Therapeutic Antibodies U.K. Limited, entered into a Consultancy Agreement with Mr. Wallis dated September 1, 1998 pursuant to which Mr. Wallis agrees to provide certain consulting services generally relating to the strategic development and growth of Therapeutic Antibodies. Mr. Wallis' base annual salary under this agreement is L60,000, subject to annual review. The agreement is terminable by either party upon not less than 12 months' prior written notice. The agreement also provides that Mr. Wallis shall keep confidential certain information acquired in the course of his duties for Therapeutic Antibodies.

     Therapeutic Antibodies also, through Therapeutic Antibodies U.K. Limited, entered into a letter agreement with Mr. Wallis dated September 1, 1998 pursuant to which Mr. Wallis agreed to serve as Chairman of the Board. Mr. Wallis' annual salary under the letter agreement is L10,000. The letter agreement is terminable by either party upon not less than 12 months' prior written notice; provided, however, that Therapeutic Antibodies may not terminate the letter agreement prior to August 31, 2001. The letter agreement also provides that Mr. Wallis shall keep confidential certain information acquired in connection with his services on behalf of Therapeutic Antibodies.

     Therapeutic Antibodies entered into an Employment Agreement with Andrew J. Heath, effective February 6, 1998, pursuant to which Dr. Heath is employed as Vice Chairman and Chief Executive Officer of Therapeutic Antibodies. Dr. Heath's base annual salary under the agreement is $215,000, subject to periodic review. In addition to the annual base salary, Dr. Heath is entitled to receive an annual bonus, the amount of which is determined by the Compensation Committee of the board of directors at its sole discretion. The agreement is terminable by either party upon thirty days' prior written notice. Upon termination by Therapeutic Antibodies without cause, Dr. Heath is entitled to severance compensation in the amount of his annual base salary. The agreement also provides that Dr. Heath keep confidential certain information acquired in connection with his services on behalf of Therapeutic Antibodies pursuant to the terms of a Confidentiality Agreement dated February 7, 1998 between Therapeutic Antibodies and Dr. Heath. In addition, during the term of his employment Dr. Heath agrees not to compete with Therapeutic Antibodies. If Dr. Heath voluntarily terminates his employment with Therapeutic Antibodies, the term of this noncompete expires 24 months from the date of termination. If Dr. Heath is terminated for cause, the term of the noncompete expires 18 months from the date of termination. If Dr. Heath is terminated without cause, the noncompete expires on the date of termination. Dr. Heath further agrees, for a period of one year after the termination of his employment with Therapeutic Antibodies, not to solicit the business or employees of Therapeutic Antibodies.

     Therapeutic Antibodies entered into an Executive Service Agreement with James Christie, effective October 1, 1998, pursuant to which Mr. Christie is employed as Director, Global Operations. Mr. Christie's base annual salary is L85,000, subject to annual review. The agreement provides that Mr. Christie shall be entitled to receive options to purchase 100,000 shares of Therapeutic Antibodies common stock, subject to unspecified performance criteria, although no options have been granted to Mr. Christie to date. The agreement may be terminated by either party upon not less than six months written notice, although Therapeutic Antibodies may pay to Mr. Christie the value of his salary over the notice period in lieu of giving notice. The agreement also provides that Mr. Christie shall keep confidential all trade or business secrets of Therapeutic Antibodies obtained during his employment and that he shall be restricted from competing with Therapeutic Antibodies or soliciting its employees or customers during and after a period following his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee of the board of directors established the compensation arrangements for executive officers of Therapeutic Antibodies for the year ended December 31, 1998. The compensation committee for 1998 consisted of Joseph Williams, Robert Hilton and Steven Stroup until August 31, 1998. Following the restructuring of the board on September 1, 1998 and the resignations of Messrs. Williams, Hilton and Stroup, the board of directors assumed responsibility for reviewing and setting executive compensation. There are no interlocking relationships among the former members of the compensation committee. Drs. Heath and Chard both serve as executive officers and members of the board of directors of Therapeutic Antibodies. Drs. Heath and Chard did not participate in deliberations concerning executive officer compensation during the last fiscal year.

1990 STOCK INCENTIVE PLAN

     The board of directors of Therapeutic Antibodies has adopted, with approval of Therapeutic Antibodies' stockholders, the 1990 stock incentive plan as amended. The 1990 stock incentive plan provides for the grant to

     - key employees of Therapeutic Antibodies of stock options complying with
       Section 422A of the Internal Revenue Code, called incentive stock options or

     - advisors, officers and directors of Therapeutic Antibodies of stock options not qualifying under this provision, called non-qualified options, for the purchase of an aggregate of up to 1,650,000 shares of common stock, as well as stock appreciation rights. The 1990 stock incentive plan provides for adjustment of the number of shares available under the plan in the event of stock splits, stock dividends and various other events. The 1990 stock incentive plan also provides that if Therapeutic Antibodies is not the surviving corporation in a business combination, the holder of an outstanding option will be entitled to purchase stock in the surviving corporation on the same terms and conditions as the option. Options are non-transferable, and options and stock appreciation rights are subject to any restrictions contained in the grant and applicable securities laws.

1997 STOCK OPTION PLAN

     In 1997, the board of directors of Therapeutic Antibodies adopted and Therapeutic Antibodies' stockholders approved at the 1997 Annual Meeting of Stockholders, Therapeutic Antibodies' 1997 stock option plan. The 1997 stock option plan provides for the grant of stock options and stock appreciation rights to directors, employees, consultants or advisors of Therapeutic Antibodies. The 1997 stock option plan distinguishes between stock options granted to

     - eligible plan participants, generally, and

     - plan participants who are residents of the United Kingdom and who are eligible to participate, and contains provisions applicable to the grant of options to each.

Options granted to eligible plan participants pursuant to the 1997 stock option plan may, at the discretion of the compensation committee, be incentive stock options or non-qualified options. A total of 1,100,000 shares of Therapeutic Antibodies common stock have been reserved for issuance under the 1997 stock option plan. The 1997 stock option plan provides for adjustment of the number of shares available under the plan in the event of stock splits, stock dividends and various other events. The 1997 stock option plan also provides that if Therapeutic Antibodies is not the surviving corporation in a business combination, all outstanding options will terminate, provided that, subject to certain limitations under the Internal Revenue Code, all outstanding options shall become exercisable immediately prior to such transaction whether or not the vesting requirements of such options have been satisfied, unless the compensation committee elects to convert all options into options to purchase stock of an acquiring corporation. Options are non-transferable, except by will or under the laws of descent and distribution. Non-qualified options, however, may be transferable to the extent provided in the applicable stock option agreement. Options and stock appreciation rights are also subject to any restrictions contained in the grant and applicable securities laws.

401(K) SAVINGS PLAN

     Therapeutic Antibodies has established the Therapeutic Antibodies 401(k) savings plan, which is a qualified retirement plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. All United States employees of Therapeutic Antibodies are eligible to participate in the 401(k) savings plan immediately upon employment. The 401(k) savings plan permits eligible employees to contribute from 1% to 15% of their earnings to the 401(k) savings plan by payroll deduction, subject to various statutory limits. The 401(k) savings plan permits Therapeutic Antibodies to make discretionary matching contributions or other employer contributions to the 401(k) savings plan each year. Therapeutic Antibodies currently does not make matching contributions to the 401(k) savings plan.

REPORT ON EXECUTIVE COMPENSATION

  GENERAL

     The compensation committee of the board of directors established the compensation arrangements for 1998. The compensation committee of the board of directors for 1998 consisted of Joseph Williams, Robert Hilton and Steven Stroup until August 31, 1998. Following the restructuring of the board on September 1, 1998 and the resignations of Messrs. Williams, Hilton and Stroup, the board of directors assumed responsibility for reviewing and setting executive compensation. As the compensation committee no longer exists, the entire board of directors of Therapeutic Antibodies is delivering the Report on Executive Compensation for 1998 as established by the prior committee. In this capacity, the board of directors has the responsibility for establishing and administering a general compensation policy and program for Therapeutic Antibodies. The board of directors is also responsible for administering all of Therapeutic Antibodies' employee benefit plans, including all stock option plans, bonus plans, retirement plans, medical and insurance plans. Subject to the provisions of these employee benefit plans, the board of directors must determine the individuals eligible to participate in each one of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised.

  EXECUTIVE COMPENSATION

     The board of directors intends for Therapeutic Antibodies' executive compensation program to attract, motivate and retain key executive officers of Therapeutic Antibodies, its subsidiaries and affiliated entities, and to provide for

     - base salaries competitive with those paid by comparable biotechnology companies,

     - variable annual incentives which would reflect executive officers' contributions to Therapeutic Antibodies' annual performance objectives and

     - a variable long-term incentive program utilizing equity ownership in Therapeutic Antibodies which would reflect executive officers' contributions to Therapeutic Antibodies' achievement of longer-term goals.

     Executive compensation for Therapeutic Antibodies in 1998 was comprised of three elements:

     - base salaries,

     - incentive bonus compensation and

     - equity-based compensation.

     BASE SALARY -- The board of directors endeavors to establish base salary levels for executives of Therapeutic Antibodies which are consistent with those provided for similarly situated executives of other biotechnology companies. In establishing these levels, the board considers compensation for executives of other publicly traded biotechnology companies, as well as other publicly traded companies of similar size and with a similar growth rate. As a development stage company without substantial earnings, however, the board must balance the need to attract and retain key scientists and executives with budgetary constraints. The annual salaries for the executive officers of Therapeutic Antibodies are usually approved by the board of directors, at the board of directors' annual meeting each spring. The 1998 salaries of Therapeutic Antibodies' executive officers were established or adjusted based on management's subjective assessment of the nature of their positions, the experience of the individuals filling the positions and the tenure of such individuals with and their general contribution to Therapeutic Antibodies.

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

     INCENTIVE BONUS COMPENSATION -- In addition to base salary, the board of directors may grant cash incentive compensation for certain executives of Therapeutic Antibodies, based upon each such executive's success in meeting qualitative and quantitative performance goals on an annual basis. Bonus determinations are made on a case-by-case basis, taking into account appropriate quantitative and qualitative factors, and there is no fixed relationship between any particular performance factor and the amount of a given executive's bonus.

     EQUITY-BASED COMPENSATION -- In addition to cash incentive compensation, Therapeutic Antibodies has always utilized equity-based compensation in the form of stock options as an incentive to encourage its executives to work to meet its operational goals. The board of directors reviews and administers the 1990 stock incentive plan and 1997 stock option plan, under which granted options typically vest over a one to ten-year period. Specific grants are determined taking into account an executive's current responsibilities and historical performance, as well as the executive's perceived contribution to Therapeutic Antibodies' results of operations. Options are also used to give incentive to newly-promoted officers at the time that they are asked to assume greater responsibilities. In evaluating option grants, the board considers prior grants and shares currently held, as well as the recipient's success in meeting operational goals and the recipient's level of responsibility. However, no fixed formula is utilized to determine particular grants. The board of directors believes that the opportunity to acquire a significant equity interest in Therapeutic Antibodies is a strong motivation for Therapeutic Antibodies' executives to pursue the long-term interests of Therapeutic Antibodies and its stockholders, and promotes the retention of key executives.

     In addition, Therapeutic Antibodies has a health benefits plan and a 401(k) plan in which all United States employees, including all executive officers, are permitted to participate. All employees and executive officers are subject to the same terms and conditions relating to eligibility and are subject to the same limitations as to amounts that may be contributed.

  CHIEF EXECUTIVE OFFICER COMPENSATION FOR FISCAL YEAR 1998

     As Chief Executive Officer of Therapeutic Antibodies during 1998, Dr. Heath's annual base salary for 1998 was set at $215,000 effective March 1998. This salary level was developed with regard to the progress made by Therapeutic Antibodies in the advancement of its various products and the board's review of executive compensation for executive officers of other biotechnology companies.

                                          Board of Directors

                                          Stuart M. Wallis
                                          Andrew J. Heath, M.D., Ph.D.
                                          Martin S. Brown
                                          Timothy Chard, M.D.

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

COMPARATIVE PERFORMANCE GRAPH

     The SEC rules require Therapeutic Antibodies to include in this proxy statement/prospectus a line graph which compares the yearly percentage change in cumulative total stockholder return on Therapeutic Antibodies common stock with
(a) the performance of a broad equity market indicator, and (b) the performance of a published industry index or peer group. The following graph compares the yearly percentage change in the return on Therapeutic Antibodies common stock since June 30, 1995, the effective date of Therapeutic Antibodies' registration statement on Form 10 filed with the Securities and Exchange Commission, with the cumulative total return on the CRSP Index for Nasdaq Stock Market Companies, U.S. and Foreign, and the CRSP Index for Nasdaq Stock Market Pharmaceutical Companies, U.S. and Foreign. The graph assumes the investment on June 30, 1995 of $100 in Therapeutic Antibodies common stock and that all dividends were reinvested at the time they were paid.

                                    [GRAPH]

                                                   6/30/95   12/31/95   12/31/96   12/31/97   12/31/98
                                                   -------   --------   --------   --------   --------
 X   Therapeutic Antibodies                        $100.00   $137.50    $152.00    $ 90.00    $ 22.25
 X   Nasdaq Stocks (SIC 2830-2839 U.S. and
     Foreign Pharmaceuticals)                      $100.00   $145.73    $146.18    $150.99    $192.86
 X   Nasdaq Stock Market, U.S. and Foreign         $100.00   $112.95    $138.31    $169.20    $233.77

NOTES:

A. The lines for Nasdaq indexes represent monthly index levels derived from compounded daily returns that include all dividends.

B. Prior to Therapeutic Antibodies' initial public offering on July 23, 1996, returns were calculated based on the offering price for Therapeutic Antibodies' common stock as determined by the board of directors and may not be indicative of the actual market price for the common stock or actual returns thereon.

C. Subsequent to July 23, 1996, returns were calculated based on the closing prices of Therapeutic Antibodies' common stock on the measurement dates as reported on the London Stock Exchange.

D. The indexes are reweighted daily, using the market capitalization on the previous trading day.

E. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

F. The index level for all series was set to $100.00 on 6/30/95.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1996, Mr. Brown purchased $750,000 principal amount of Therapeutic Antibodies' 15% Subordinated Promissory Notes due December 31, 1998. Also in 1996, Mr. Brown made a series of advances to Therapeutic Antibodies, which Therapeutic Antibodies evidenced by the issuance of a $250,000 12% Promissory Note due December 31, 1998. In October 1998, Mr. Brown agreed to extend the maturity dates of the 12% note and the balance of the 15% notes to December 31, 2000. On November 9, 1998, Mr. Brown converted $500,000 principal and interest of the 15% notes into 736,811 shares of Therapeutic Antibodies' common stock in connection with Therapeutic Antibodies' private placement. On January 11, 1999, Therapeutic Antibodies repaid Mr. Brown the entire outstanding principal balance, together with accrued interest, on the 12% note.

                             GOVERNMENT REGULATION

GENERAL

     Regulation by government authorities in the United States, Europe and other countries in which Proteus and Therapeutic Antibodies operate is a significant consideration in the development, production, marketing, labeling and reimbursement of their products and in the continuation of their research and development activities.

     In the United States, Europe and most other countries, in order to market and sell biological products, drugs, medical devices and diagnostic products, there is a requirement to obtain and to maintain an approval for a product from the appropriate regulatory authority, referred to as a marketing authorization. Proteus and Therapeutic Antibodies are also subject to various laws, regulations, policies, guidelines and recommendations relating to such matters as safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the protection of the environment. Furthermore, there has been a general trend towards greater regulation of the pharmaceutical industry and its products.

     The submission of a marketing authorization application to a regulatory authority does not guarantee that an authorization will be granted. Regulatory authorities require substantial data in connection with marketing authorization applications, resulting in a lengthy approval process. The time taken to obtain such approval varies depending upon the countries concerned and the nature of the product, but can take from a few months to several years and can involve substantial expenditure. This may be due to:

     - the lack of necessary results/data required by regulatory authorities;

     - changing or additional regulation; or

     - new scientific standards or other scientific developments arising during the product development process.

Furthermore, regulatory authorities of different countries may impose differing requirements and may refuse to grant, or may require additional data before granting an, approval even though the product may have been approved by the regulatory authority of another country. Even if approval is obtained, failure to comply with present or future regulatory requirements, or the emergence of new information reflecting adversely upon the safety or effectiveness of the approved drug, can lead the regulatory authority to suspend, vary or withdraw its approval to market the product.

     In the United States, the principal regulatory agency is the FDA. Nearly all other countries have similar national regulatory authorities. Proteus and Therapeutic Antibodies may have to satisfy different requirements from the FDA, European regulatory authorities and other national regulatory authorities. There is an ongoing initiative, the International Conference on Harmonization, among representatives from Japan, the United States and the European Union, to limit regulatory differences where possible, but it may be many years before its objective is achieved, if at all.

     In Europe, Proteus and Therapeutic Antibodies must take into consideration:

     (a) the regulatory climate within the European Union, including the influence of the International Conference on Harmonization, and the approach of the European Agency for the Evaluation of Medicinal Products and its expert advisory committee, the European Committee for Proprietary Medicinal Products, as well as

     (b) the position of the national regulatory authorities.

     New licensing procedures were introduced in the European Union in 1995 aimed at harmonizing the regulatory requirements and outcomes between member states in respect of the same products. The impact of these new procedures is scheduled for review by the European Commission. The system continues to have problems and medicine's regulation is not yet fully harmonized.

     Recognizing global regulatory differences, wherever practical, Proteus and Therapeutic Antibodies intend to design preclinical and clinical protocols which should generate sufficient data of a quality that will be acceptable to support applications for the same product in each country where it is intended to be marketed.

PRICE REGULATION

     In some countries it is necessary to obtain approval for the price to be charged for a medicinal product or device. This is true in a number of European Union member states. In the United Kingdom, the launch price of pharmaceuticals is set by the manufacturer but is subject to the constraints of the Pharmaceutical Price Regulation System which controls the profitability of a company's business with the United Kingdom's National Health Service.

     Governments may also influence the product price through the control of national healthcare systems and also organizations which may bear the cost of supply of such products. In the United States, government-funded or private medical care plans can influence prices, and there are a variety of indirect controls.

UNITED STATES REGULATION

     REGULATORY AUTHORITIES -- The production and marketing of Proteus' and Therapeutic Antibodies' products and their research and development activities are subject to regulation by federal and state governmental authorities in the United States. Although most states maintain one or more agencies with power to regulate products, they commonly defer to the federal agencies discussed below in matters relating to the development, production, marketing, labeling and reimbursement of their products.

     FDA REGULATION -- Biological products, drugs, medical devices and diagnostic products are subject to rigorous review by the FDA. The Federal Food, Drug and Cosmetic Act, the Public Health Service Act and other federal statutes and regulations govern or influence the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of such products. Product development and approval within this regulatory framework takes a number of years, involves the expenditure of substantial resources and is commercially risky. Many products ultimately do not reach the market because of toxicity or lack of effectiveness as demonstrated by required testing. Total development time for successful compounds often exceeds 10 years. However, under the provisions of recent legislation the FDA has committed to reduce the review time for applications. Although the agency has achieved some reductions, especially for high-priority medicines, the review process remains lengthy and complex. There has been little or no reduction in the testing required before applications are submitted, which consumes most of the time spent in developing new medicines for the United States market. In addition, there can be no assurance that this regulatory framework will not change or that additional regulations will not arise at any stage of product development that may affect approval, delay an application, or require additional expenditures.

     The steps required before a pharmaceutical product may be marketed in the United States include:

     (a) preclinical laboratory testing;

     (b) submission to the FDA of an investigative new drug application which must become effective before human clinical trials may be commenced;

     (c) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug;

     (d) submission of a new drug application to the FDA; and

     (e) FDA approval of the new drug application prior to any commercial sale or shipment of the drug.

     GOOD PRACTICE STANDARDS -- Various standards are applied either by law or custom to the activities of pharmaceutical companies. These include principally:

     - Good laboratory practice, applied to studies performed during preclinical developments to identify the compound's behavior and toxicity in animals;

     - Good clinical practice, intended to ensure the quality and integrity of clinical data and to protect the rights and safety of human subjects in clinical trials; and

     - Good manufacturing practice, intended to ensure the quality of drugs by setting minimum standards for all drug manufacturing facilities. Such standards have been developed by the FDA and by the United States National Committee for Clinical Laboratory Standards. Violation of these regulations can lead to invalidation of the relevant studies.

     Proteus and Therapeutic Antibodies have used consulting firms in the United Kingdom and in the United States for advice on compliance with existing regulations and guidelines.

     CLINICAL TESTING -- Clinical testing of new compounds in humans is designed to establish both safety and efficacy in treating a particular disease or condition. These studies are usually conducted in three phases of testing. The clinical trial process may take from two to six years or more to complete.

     Phase I trials are normally conducted in a small number of healthy human subjects or patients with the specific condition targeted. Their purpose is to provide a preliminary evaluation of the product candidate's safety, toxicity and behavior when administered to humans.

     In Phase II trials, the product candidate is assessed for its short-term safety and preliminary efficacy in a limited number of patients with the targeted disease or disorder. The appropriate dose ranges and regimens for Phase III are also determined during this phase.

     Phase III trials involve a comprehensive evaluation of safety, efficacy and toxicity that might not have been evident in smaller studies. The trials are carried out, typically on a multi-center basis, on a sufficient number of patients to obtain statistically significant results. All adverse reactions are investigated in detail and special features of the product candidate are explored.

     Clinical trials for existing and future products seek to develop safety data as well as efficacy data and will require substantial time and significant funding. There is no assurance that clinical trials related to these products will be completed successfully within any specified time period, if at all. Furthermore, the FDA may suspend clinical trials at any time if it believes that the subjects participating in such trials are being exposed to unacceptable health risks.

     If the drug is considered by the FDA and by prospective users to provide an important benefit in the treatment of a serious disease, the applicant may be faced with demands from patient groups, sometimes endorsed by the FDA, for release of the drug for treatment during the investigative stage. The supply of such treatment is termed treatment use. Supplying drugs on this basis can involve significant expense and resource demands for the sponsor of the drug, which must administer the pre-approval release program. This may, in some situations, interfere with the ability to complete controlled clinical trials of the drug.

     APPROVAL PROCEDURES AND CRITERIA -- The FDA generally applies the same requirements for approval of all products:

     - proof of safety and efficacy;

     - demonstration of adequate controls in the manufacturing process; and

     - conformity with requirements for labeling. Efficacy must usually be demonstrated by two well-controlled clinical trials carried out in accordance with FDA regulations.

     The FDA has discretion to determine whether the data submitted is adequate for approval. The time taken for this approval process is based on:

     - the quality of the submission;

     - the potential contribution of the compound in improving the treatment of the target disease; and

     - the workload at the FDA.

     There can be no assurance that any new drug will successfully proceed through this approval process or that it will be approved in any specific period of time.

     During its review, the FDA may ask for additional test data. If the FDA approves the product, it may require post-marketing testing, including potentially expensive post-market surveillance studies, known as Phase IV testing. This phase further assesses the product's therapeutic value and provides additional information about the safety and efficacy of the product across a broader patient base. In addition, the FDA can impose restrictions on the use of the drug that may be difficult and expensive to administer.

     ORPHAN DRUG STATUS -- The Orphan Drug Act encourages manufacturers to seek approval of products intended to treat diseases with a prevalence of under 200,000 patients in the United States. This Act provides tax incentives, FDA assistance with protocol design, and a period of seven years of marketing exclusivity for the product. Some proposed products of Proteus and Therapeutic Antibodies may be designated as orphan drugs by the FDA. Therapeutic Antibodies' crotalid antivenom, CroTAb(R), has already been designated by the FDA as an orphan drug.

     ACCELERATED APPROVAL -- The FDA may accelerate approval of medicines that offer a significant improvement in the treatment of fatal or life-threatening conditions, or conditions for which there is no alternative therapy. In certain cases, the FDA may permit Phase II and Phase III studies to be compressed into a single study. It is unusual for the FDA to base an approval on such compressed studies and, although many of Proteus' and Therapeutic Antibodies' products would be included in this category, there can be no assurance that such combined testing would be considered acceptable for any of their products.

     ACCEPTANCE OF FOREIGN CLINICAL DATA -- The FDA will accept reports of foreign clinical trials if they meet requirements for good clinical practice and are relevant to United States medical practice.

It is, however, uncommon for the agency to approve a product without some evidence from clinical trials conducted in the United States, and most sponsors carry out at least one pivotal trial there. Studies conducted outside the United States are subject to special audits by FDA inspectors and may be rejected if United States requirements for record-keeping, protection of human subjects and other matters relating to good clinical practice are not met.

     NON-PATENT MARKET EXCLUSIVITY -- Under United States law, there are two forms of non-patent market exclusivity. First, the law prohibits approval of abbreviated new drug applications or literature-based applications for copies of innovative products for a period of five years after the approval of a new chemical entity, and three years after the approval of a new indication or dosage form for which substantial clinical trials were required.

     Second, the law provides for a seven-year period of protection for orphan drugs (see above). During this period, the FDA is precluded, subject to complex exceptions, from approving any application for the same drug, even if it is based on original data. These provisions apply to all drugs, including antibiotics and biological products.

     POST APPROVAL -- After regulatory approval is obtained, products are subject to continual review. Manufacturing, labeling and promotional activities are continually regulated by the FDA and equivalent regulatory agencies of other countries, and the manufacturer also reports certain adverse events involving its drugs to these agencies. Previously unidentified adverse events or an increased frequency of adverse events that occur post-approval could result in labeling modifications of approved products, which could adversely effect future marketing of a drug. Finally, approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing.

     MANUFACTURING CONTROLS -- Certain manufacturers and suppliers are required by the Federal Food, Drug and Cosmetic Act and by FDA regulations to follow good manufacturing practice requirements and are subject to routine periodic inspections by the FDA and certain state and foreign regulatory agencies for compliance with good manufacturing practice and other applicable regulations. Upon routine inspection of these facilities, there can be no assurance that the FDA and other regulatory agencies will find the manufacturing process or facilities to be in compliance with good manufacturing practice and other regulations. Failure to achieve satisfactory good manufacturing practice compliance as confirmed by routine inspections could have a material adverse effect on a company's ability to continue to manufacture and distribute its products in the United States and, in the most serious case, result in the issuance of a regulatory warning letter or seizure or recall of products, injunction and/or civil fines or closure of a company's manufacturing facility until good manufacturing practice compliance is achieved.

     ADVERTISING AND PROMOTION -- The FDA regulates advertising and promotion of prescription drugs. Promotion for unapproved uses is prohibited, and sponsorship of medical symposia and publications is restricted. Financial incentives to prescribers are regulated under federal and state criminal laws as well as codes of practice for the medical professions.

     NONCOMPLIANCE -- Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. In addition, the marketing and manufacturing of pharmaceutical products are subject to continuing FDA and other regulatory review, and later discovery of previously unknown problems with a product, manufacturer or facility may result in the FDA and other regulatory agencies requiring further clinical research or restrictions on the product or the manufacturer, including withdrawal of the product from the market.

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

     PRODUCT LIABILITY -- Companies that market products in the United States are subject to suit in state and federal courts for personal injuries caused by these items. The risk of product liability litigation is significantly greater in the United States than in most European jurisdictions, and damage awards can be substantial. FDA approval is not a defense to liability, but failure to comply with FDA requirements may constitute evidence of negligence.

     REGULATION OF VETERINARY PRODUCTS -- A similar FDA regulatory system applies in the United States with regard to veterinary products. In particular, the safety and efficacy of new veterinary drugs must be demonstrated for FDA approval. The FDA requires controlled field experiments with the intended animal species using the new drug. FDA approval must be given before a new veterinary drug may be marketed in the United States.

     MEDICARE AND MEDICAID -- The Medicare program, a federal program that provides defined health benefits for the aged and disabled, may be an indirect source of revenue for products. Further, the Medicaid program, a joint federal and state program that provides defined health benefits to certain financially needy individuals, may also provide a source of revenue for products. Any restrictions on reimbursement, coverage or eligibility under the Medicare or Medicaid program could adversely affect the revenue generated by a product.

     To the extent the combined company participates in the Medicare and Medicaid programs, it will be subject to extensive federal and state regulation, including

     (a) the Medicare and Medicaid fraud and abuse laws which prohibit the offering or payment of any bribe, kickback, rebate or other remuneration in return for the referral or recommendation of patients for items and services covered by federal health care programs;

     (b) the Omnibus Budget Reconciliation Act of 1993, commonly known as "Stark II," which prohibits certain referrals of Medicare patients by a physician to an entity if the physician or a member of such physician's immediate family has a "financial relationship" with the entity, defined broadly to include any type of compensation arrangement or ownership interest; and

     (c) the federal False Claims Act which imposes civil and criminal liability on individuals or entities that submit false or fraudulent claims for payment to the government.

     GENERIC SUBSTITUTION STATUTES/STATUTORILY REQUIRED REBATES -- Many states have enacted generic substitution statutes which permit, and in some cases require, the substitution of a different manufacturer's version of a product than the one prescribed. In addition, many states require pharmaceutical companies to rebate a portion of their revenues from products sold to Medicaid beneficiaries back to the states concerned.

EUROPEAN UNION REGULATION

     The system of regulation of medicinal products for human use in Europe dates back to 1965. There is a broad range of European Community legislation, which has been implemented by European Union member states, governing all aspects of activities related to medicinal products. This legislation is supplemented by numerous guidelines, that are not legally binding in most cases. However, failure to comply with, or a departure from, the guidelines requires justification and may, for example, raise issues as to the adequacy of data submitted in support of an application to market a product.

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  PRECLINICAL RESEARCH

     European legislation (Directive 75/318/EEC, as amended) imposes certain specific requirements for preclinical testing of a product where the data generated will be used for an application for a product marketing authorization in the European Union. Basic provisions in legislation are expanded upon by a broad range of guidance documents issued by the European Committee for Proprietary Medicinal Products, which, while not usually incorporated into the legislation, are extremely important for companies to follow when products are under development. Deviation by companies from such guidance, particularly where they are specific to product groups, would generally require a strong justification upon application for a marketing authorization. Directive 86/609/EEC establishes pre clinical research standards to be met by research institutions engaged in animal research. These provisions are enforced through registration and inspection. Additionally, Good Laboratory Practice Directive L(87/18/EEC) establishes high standards of practice and associated legislation for laboratories, with compliance again monitored through a system of inspection.

  CLINICAL RESEARCH

     Directive 75/318/EEC establishes requirements for conducting research in human beings where the data is intended to be utilized in a marketing authorization application. The European Committee for Proprietary Medicinal Products has issued a number of guidance documents. In particular, these include guidelines on good clinical practice which adopt the texts recently developed by the International Conference for Harmonization. These guidelines became effective in January 1997 and take account of European Committee for Proprietary Medicinal Products guidelines on good clinical practice previously adopted in 1990. In addition, some general legislation, such as the recent Protection of Individuals Directive with regard to the Processing of Personal Data Directive (95/46/ EEC) are also relevant to the conduct of clinical research. Aside from these provisions, however, the conduct of research in the European Union is not yet subject to specific European Union legislation. As a result, the national laws and practices of member states still govern research conducted within the local jurisdiction. The variation in these laws and practices limits the extent to which the conduct of research projects can be streamlined across multiple sites throughout the European Union. As a result, the European Commission plans to introduce two directives governing the conduct of clinical research. The first proposal is currently making its way through the European legislative process but is not likely to be implemented until around 2001. The second planned directive on good clinical practice has not yet been published in draft. Their introduction will affect regulation and practice within member states. As with all European legislation, its aim will be to harmonize regulation by member states. Until then, the conduct of the research and the results produced are effectively regulated at the European Union level only through the requirements for the submission of application dossiers. Failure to satisfy these requirements, which include adherence to good clinical practice, may lead to a rejection of an application for a marketing authorization.

  MARKETING

     In 1995, the European Union introduced the "New Systems," also known as Centralized and Mutual Recognition Procedures, for authorization of medicinal products. In particular, Council Regulation 2309/93 established a process of European authorization for particular types of biotechnology and high technology products and new chemical entities. This centralized application system requires an application for a marketing authorization to be made by a person who is "established in the Community" and who will be responsible for placing the product on the market to the European Agency for the Evaluation of Medicinal Products. This agency coordinates the assessment process and procedure, while the European Committee for Proprietary Medicinal Products, a body of expert advisers drawn from the member states, undertakes, with the assistance of

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nominated external experts drawn from the European Union, the scientific assessment of the product dossier and produces an opinion as to whether a product satisfies the criteria for authorization. The criteria for authorization involve evaluating a potential product's safety, quality and efficacy. The European Commission then makes the final decision as to the grant or refusal of a marketing authorization. If successful, the application will result in a single authorization for the product concerned which is valid in all member states.

     This system is still in its relatively early stages of operation and, consequently, there are still matters at administrative and procedural levels which have yet to be clarified or established. The European Commission has recently commenced a review of the workings and achievements of the new system.

     Products processed through the centralized procedure are considered technologically advanced and the time limits prescribed for the assessment procedure are intended to ensure that the product is thoroughly evaluated as quickly as is reasonably possible to ensure early availability to the public. However, it is possible for an applicant's schedule to slip if an applicant delays in responding to queries or providing additional data causing the clock to stop and/or in the later stages of the European Commission's decision issuing process where there are no specific time limits and bureaucratic procedures may be time-consuming.

     The new European legislation also introduced a system of "mutual recognition" under which an authorization for a product gained in one member state can be used as the basis for gaining authorization in others without the repetition of the lengthy product assessment already carried out by the first member state authorizing the product. Objections to recognition may be made by member states within time limits set by the legislation. The process of dealing with objections, called arbitration, may significantly lengthen the time between the initial application and approval in the nominated member states. The European Committee for Proprietary Medicinal Products handles arbitrations and its decision, when adopted by the European Commission, is binding in all member states. The outcome of an arbitration may adversely affect marketing authorizations obtained prior to the arbitration. The mutual recognition procedure is an option for all products for which the centralized procedure is not compulsory under Regulation 2309/93.

     Some companies will have the option under the European Commission rules to use either procedure to authorize a new product. In some cases, the relative flexibility of certain aspects of the mutual recognition system may be preferable to the centralized process. In others, the perceived benefits of a single European Union-wide authorization and the relative simplicity of a single application in Europe will influence the system chosen by companies.

     The European Commission is currently pursuing a proposal for a regulation of "orphan drugs." Currently, the requirements for data that support marketing authorization applications, permit the submission of a more limited clinical data package when:

     - the indications for which a product is intended are rare conditions so that the applicant cannot reasonably be expected to provide comprehensive evidence;

     - the state of scientific knowledge does not enable the provision of comprehensive data; or

     - there are ethical reasons precluding the collection of completion of data.

     In such cases, marketing authorization may be obtained subject to conditions such as:

     - the completion of an agreed study program in a specific time;

     - strict limitation upon the basis of supply, administration and supervision of use; and

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     - the insertion of text into information provided with the product and to practitioners, alerting the practitioner to the limited nature of the available product data.

When the European Commission's regulation becomes effective, assuming it is in its current form, companies whose products fall within the scope of the regulation, such as for rare diseases and conditions with, generally, a prevalence of no more than five persons per 10,000 unless seriously debilitating, communicable or life threatening, may obtain:

     - pre-submission assistance from the European Agency for the Evaluation of Medicinal Products;

     - a reduced registration fee;

     - use of the centralized procedure;

     - 10 years exclusivity in the market; and

     - other incentives yet to be determined by the European Commission.

     When an authorization is granted and a product is brought to market, there are numerous obligations imposed upon the marketing authorization holder by the pharmaceutical legislation. These include the obligation to ensure that the product keeps pace with the state of scientific and technical knowledge, in particular, in terms of its manufacture and control. This means applying to vary the marketing authorization when the changes in the state of the art and relevant circumstances warrant its updating and amendment. Additionally, requirements for pharmacovigilance and the reporting of adverse reactions to products are central to the legislation. Within the European Union, advertising, and the production of labeling and patient information leaflets, are specifically regulated by directives, with local codes of conduct and practice, in some cases, providing additional controls on corporate activity. The provisions of the legislation require significant staff and expertise which may be provided in-house and/or by external service. Examples of such staffing requirements include the need for pharmacovigilance and an information services individual within the company responsible for compliance.

     The regulatory authorities have the power to suspend, revoke or vary a marketing authorization:

     - if the grant no longer satisfies safety, quality or efficacy standards;

     - for reasons relating to and omissions in the product dossier; and

     - for particulars or failures in relation to product manufacture.

     The requirements for the performance of comprehensive pharmacovigilance marketed products are designed for companies and regulators to detect product safety concerns and to take appropriate action in the interests of public health. The harmonization and streamlining of compulsory action and decision making on such matters in the European Union through the European Committee for Proprietary Medicinal Products means that, increasingly, a concern arising in one member state in relation to a product marketed in several states will be examined at the European Union level and the outcome of the examination will affect the product and its authorization across all member states in which it is sold and supplied.

  MANUFACTURING

     Manufacturing conducted within the European Union must meet good manufacturing practice requirements (Directive 91/356/EEC). The legislation (Directive 75/319/EEC) imposes precise obligations upon manufacturers, in particular with regard to control, batch testing and release of

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products in the European market and the qualifications for the personnel authorized to undertake such activities (the Qualified Person). Inspections of manufacturing site facilities and procedures are regularly undertaken, both by local inspectors and by inspectors from other countries in which the product is to be sold. Failing an inspection may result in:

     - product supplies being interrupted;

     - recall; or

     - plant closure pending elimination of defects.

     The legislation requires clear, contractual documentation regarding how manufacturing services are provided by one company to another when aspects of the manufacturing process are subcontracted to others by the marketing authorization holder and/or manufacturer.

  WHOLESALING

     Wholesale distribution in the European Union is governed by Directive 92/25/EEC and accompanying Good Distribution Practice Guidelines. Wholesalers must meet minimum requirements in terms of staff, facilities and procedure in order to obtain and retain authorization.

  PRICING

     In a number of member states, it is not possible to market a product until pricing negotiations with the responsible government authorities have been concluded. Authorization by the regulatory authorities does not guarantee the negotiation of a satisfactory price or of reimbursement terms under national public health systems for the products concerned.

  SUPPLEMENTARY PROTECTION CERTIFICATES

     The time taken to research and develop medicinal products reduces the marketing time provided by a product patent and, therefore, can reduce the period available to the developer to recoup investment through sales. In 1992, the European Union introduced Regulation 1768/92 creating a supplementary protection certificate for authorized products. While this regulation does not extend the patent, it does confer rights of a similar nature for the product after the product has expired. The period during which the certificates are effective depends on calculations based upon the date of the application for the patent and the grant of the first European Union marketing authorization for the product, with a maximum limit of five years.

  ABRIDGED APPLICATIONS -- "MARKET EXCLUSIVITY"

     In cases where the patent and supplementary protection certificate have expired or are not available, medicinal products can benefit from European Union provisions which are commonly described as the rules of "market exclusivity," but which in fact govern the making of abridged applications for marketing authorizations.

     Under European Union law, a third party is effectively prevented for a period of between six and ten years from authorization, or, in some cases, until expiration of the patent, if sooner, from relying upon data submitted in support of a prior full application by the originator, except in certain defined and limited circumstances.

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     The period is fixed at ten years for two types of products:

     - those derived from biotechnological processes specified in Part A of the Annex to Regulation 2309/93 for which the centralized procedure is compulsory; and

     - "high-technology" products, viewed by the competent regulatory authorities as representing significant innovation and falling within Part B of the Annex, for which the option to use the centralized procedure has been exercised.

Member states may elect to extend the period of "protection" from six to ten years for all products. They may also elect not to apply for an extension beyond the date of expiration of the patent covering the medicinal product.

     The rules do not, however, prevent a competitor from making a marketing authorization application accompanied by:

     - a full data package compiled by the competitor;

     - reference to published literature; or

     - with the consent of the owner of the original data, cross reference to the data held on file by the regulatory authorities.

     The rules are only intended to limit the circumstances in which a marketing authorization may be granted without submission of a full data package, in order to protect the interests of the originator of the filed data who undertook and resourced the original research necessary to support an application to market. The rules are unclear in some respects and their interpretation is subject to variation and dispute. Divergent views are taken by regulatory authorities on the availability of protection, for example, where new data is generated for a variation to an existing product involving substantial "investment" by the originator. This issue is the subject of pending litigation before the European Court of Justice.

  PROTEUS' AND THERAPEUTIC ANTIBODIES' PRODUCT CANDIDATES

     Several, if not all, of the human therapeutic products currently being developed by Proteus and Therapeutic Antibodies will fall within the ambit of Regulation 2309/93 (centralized authorization). All products developed by means of recombinant DNA technology or the controlled expression of gender coding for biologically active proteins in prokaryotes and eukaryotes including transformed mammalian cells or hybridoma and monoclonal antibody method, known as "List A" products, are subject to compulsory centralized authorization for the purposes of marketing within the European Union. In any remaining cases, there may be an option as to the approval process followed. Products falling within List B of the regulation, which can generally be summarized as products constituting significant innovation, based upon radioisotopes or of significant therapeutic interest, may be pursued centrally or through mutual recognition. Ten years "marketing exclusivity" will apply across all member states where centralized procedures are applied.

     During the development phases of the products, all clinical research programs must be conducted according to local and European Union requirements in order to ensure the acceptability of the data generated for European Union regulatory purposes. In the U.K., and rarely in the European Union, Phase I clinical studies, where there is no anticipated benefit to the volunteers arising out of their participation, do not require regulatory clearance. Nevertheless, ethical approval is required for good clinical practice compliance. Furthermore, the status of studies involving the first administration of a product, may, where the trial subjects are patients, be subject to regulatory clearance depending upon

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the objectives of the study as set out in the study protocol. This position is expected to change when the European Directives on clinical research are implemented.

  REGULATION OF VETERINARY PRODUCTS

     A very similar regulatory system applies in Europe with regard to veterinary medicinal products. In particular, hi-technology and biotechnology products are also subject to centralized review and registration under Regulation 2309/93 above. The regulatory systems to which these products may be subject also promulgates laws and guidelines with regard to appropriate testing which will be used in food production. As is the case with human pharmaceutical products, no unauthorized veterinary product may be marketed in the European Community, subject, in the case of veterinary products, to somewhat more limited exceptions than apply in relation to human pharmaceuticals.

REGULATION IN OTHER COUNTRIES

     In general, regulation is similar in countries outside the United States and Europe, with the approval system regulated by specific agencies in each geographic area. However, approval by one agency does not ensure approval in other countries.

     In Australia, successful marketing of a therapeutic substance may be dependent on receiving marketing approval from the Therapeutic Goods Administration and also on obtaining Commonwealth Government subsidy for use of the product via either the Pharmaceutical Benefit Scheme or the Special Access Scheme. Applications for listing on either of these Schemes requires additional information, in particular economic analysis data, and approval for this second step may lag behind obtaining marketing approval. The Australian Government is able to exercise considerable power over price control through this process.

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                                 EXCHANGE RATES

     The following table sets forth, for the periods indicated, certain information concerning the exchange rates in U.S. dollars per pound sterling based on the noon buying rate:

            YEAR ENDED MARCH 31,              PERIOD END    AVERAGE(1)     HIGH        LOW
            --------------------              ----------    ----------    -------    -------
1995........................................   $1.6190       $1.5649      $1,6440    $1.4621
1996........................................    1.5262        1.5625       1.6195     1.5037
1997........................................    1.6448        1.5988       1.6950     1.5030
1998........................................    1.6765        1.6463       1.7035     1.5827
1999........................................    1.6140        1.6518       1.7068     1.5980

-------------------------
(1) The average of the noon buying rates in effect on the last day of each month during the relevant period. On August 11, 1999, the noon buying rate was $1.6107 to L1.

     There are currently no laws, decrees or regulations in the U.K. that would restrict the export or import of capital by Proteus shareholders, including, but not limited to, U.K. foreign exchange control restrictions, or that affect the remittances of dividends or other payments to nonresident holders of Proteus' ordinary shares, except as otherwise set forth in "Material Tax Consequences -- Dividends -- U.K. Holders of Proteus Shares" and "-- Dividends -- U.S. Holders of Proteus Shares" and except in respect of the government of, or any resident of Iraq or Libya or any person treated as such a resident.

     There are no limitations under the laws of the U.K. restricting the right of nonresidents to hold or to vote shares in Proteus. Except for the general limitations described in "Description of Proteus Ordinary Shares -- Voting" and in "Comparison of Rights of Therapeutic Antibodies Stockholders and Proteus Shareholders (U.S. vs. English Law) -- Voting Rights," which apply to both residents and nonresidents, there are no limitations under Proteus' memorandum and articles of association restricting the right of nonresidents to hold or to vote shares in Proteus.

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                     DESCRIPTION OF PROTEUS ORDINARY SHARES

     The following summarizes certain rights of holders of the Proteus ordinary shares based on the Proteus memorandum and articles of association and English law in force as of the date of this proxy statement/prospectus. The summary does not purport to be complete and is qualified in its entirety by reference to the articles of association.

     The authorized share capital of Proteus is 100,000,000 ordinary shares of 2p each, of which 73,998,320 Proteus ordinary shares had been issued as of May 20, 1999. Each of the issued Proteus ordinary shares is fully paid and not subject to any further calls or assessments by Proteus. There are no conversion rights, redemption provisions or sinking fund provisions related to the Proteus ordinary shares. Proteus may by ordinary resolution convert any fully paid up shares into stock of the same class as the shares which shall be so converted. The Proteus ordinary shares are issued in registered form.

     At an extraordinary general meeting to be held on September 13, 1999, the Proteus shareholders will be asked to approve an increase of 150,000,000 ordinary shares in the authorized share capital of Proteus to 250,000,000 ordinary shares.

     In the following description, a shareholder is the person registered in the register of members of Proteus as the holder of the relevant share.

DIVIDENDS

     Proteus has never paid cash dividends on its ordinary shares. Any dividends on the Proteus ordinary shares must be declared and paid according to the amount paid up on the Proteus ordinary shares (otherwise than in advance of calls) but no dividend shall be declared in excess of the amount recommended by the directors. The directors may from time to time pay to the members of Proteus such interim dividends as appear to the directors to be justified by the profits of Proteus available for distribution. There are no fixed dates on which entitlement to dividends arises on the Proteus ordinary shares.

RIGHTS IN A WINDING UP

     In the event of a winding-up or reduction of capital of Proteus involving repayment, the assets of Proteus available for distribution among the members shall be divided between the holders of the Proteus ordinary shares according to the respective number of shares held by them and in accordance with the provisions of the Companies Act. The liquidator may, with the sanction of an extraordinary resolution of Proteus and subject to the Companies Act, divide among the members in specie the whole or any part of the assets of Proteus in such manner as he may determine.

VOTING

     Voting at any general meeting of the Proteus shareholders is by a show of hands unless a poll is duly demanded. A poll may be demanded by:

     - the chairman of the meeting;

     - at least five shareholders present in person or by proxy, and who are entitled to vote at the meeting;

     - any shareholder(s) present in person or by proxy, who represent in the aggregate at least 10% of the voting rights of all shareholders entitled to vote at the meeting; or

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

     - any shareholder(s) present in person or by proxy, who hold shares providing a right to vote at the meeting on which the aggregate sum paid up on such shares is equal to not less than 10% of the total sum paid upon all the shares providing that right.

     On a show of hands, every holder of Proteus ordinary shares who is present in person at a general meeting of Proteus will have one vote, and on a poll, every holder of Proteus ordinary shares who is present in person or by proxy will have one vote per share. The necessary quorum for a shareholder meeting is a minimum of three persons entitled to vote on the business to be transacted, each being a shareholder or a proxy for a shareholder or a duly authorized representative of a corporation. Unless otherwise required by law or the Articles of Association, voting in a general meeting is by ordinary resolution which includes among other matters:

     - resolutions for the election of directors;

     - the approval of financial statements;

     - the declaration of final dividends;

     - the appointment of auditors;

     - the increase of authorized share capital; or

     - the grant of authority to allot shares.

     An ordinary resolution requires the affirmative vote of a majority of the votes cast at a meeting at which there is a quorum. A special or extraordinary resolution relating, for example, to certain matters concerning, among other things, an alteration of the articles of association, or a winding-up of Proteus, or modifying the rights of any class of shares at a meeting of the holders of such class, requires the affirmative vote of not less than three-fourths of the votes cast. Meetings are generally convened upon advance notice of 21 or 14 clear days, not including the days of delivery or receipt of the notice or the day of the meeting and depending on the nature of the business to be transacted.

PREEMPTIVE RIGHTS

     Under the Companies Act, the issue of equity securities that are, or are to be, paid for wholly in cash, except shares held under an employees' share scheme, must be offered in the first instance to the existing shareholders in proportion to the respective nominal values of their holdings on the same or more favorable terms, unless a special resolution to the contrary has been passed in a general meeting of shareholders. In this context, equity securities generally means, in relation to Proteus, Proteus ordinary shares, or shares with no restrictions on the amounts receivable in a distribution of dividends or capital and all rights to subscribe for or convert into such shares.

VARIATION OF RIGHTS AND SHARE CAPITAL

     Proteus may by ordinary resolution increase its share capital or consolidate and divide all or any of its share capital into shares of larger amounts. Subject to the provisions of the Companies Act, Proteus may also subdivide its shares or any of them into shares of smaller amount or cancel or reduce the nominal value of any shares which have not been taken or agreed to be taken by any person. Subject to the provisions of the Companies Act, Proteus may by special resolution reduce its share capital, any capital redemption reserve and any share premium account. Proteus may also, subject to such approvals as are required by the Companies Act, purchase its own shares.

     Subject to the provisions of the Companies Act and unless otherwise provided by the terms of issue of that class, the rights attached to any class of shares may be varied with the written consent

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of the holders of three-fourths in nominal value of the issued shares of that class, or with the sanction of an extraordinary resolution passed at a separate meeting of the holders of the shares of that class.

DISCLOSURE OF INTERESTS

     The Companies Act gives Proteus power to require persons who it knows are, or has reasonable cause to believe to be, or to have been within the previous three years, interested in its relevant share capital to disclose prescribed particulars of those interests. For this purpose "relevant share capital" means issued share capital of Proteus carrying the right to vote in all circumstances at a general meeting of Proteus. Failure to provide the information requested within a prescribed period after the date of sending of the notice may result in sanctions being imposed against the holder of the relevant shares as provided in the Companies Act. The articles of association allow the board to impose such restrictions in their absolute discretion from the following: the withdrawal of voting and other rights of such shares and restrictions on the rights to receive dividends on and to transfer such shares. In this context, the term "interest" is broadly defined and will generally include an interest of any kind in shares, including the interest of a holder of a Proteus ordinary share. In addition, under the Companies Act, any person who acquires either alone or, in certain circumstances, with others a direct or indirect interest in the relevant share capital of Proteus in excess of the "notifiable percentage," currently 3% or 10% for certain types of interest, is obligated to disclose prescribed information to Proteus with respect to those shares within two business days. An obligation of disclosure also arises where such person's notifiable interest subsequently falls below the notifiable percentage or where, above that level, the percentage, expressed in whole numbers, of Proteus' relevant capital in which such person is interested increases or decreases.

MISCELLANEOUS

     There are currently no United Kingdom foreign exchange controls on the payment of dividends on the Proteus ordinary shares or the conduct of operations of Proteus. There are no restrictions under the articles of association or under English law that limit the right of non-resident or foreign owners to hold or vote in respect of Proteus ordinary shares.

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          COMPARISON OF RIGHTS OF THERAPEUTIC ANTIBODIES STOCKHOLDERS
                AND PROTEUS SHAREHOLDERS (U.S. VS. ENGLISH LAW)

     The rights of Therapeutic Antibodies stockholders are currently governed by the Delaware General Corporation Law, Therapeutic Antibodies' amended and restated certificate of incorporation and Therapeutic Antibodies' bylaws. The rights of Proteus shareholders are currently governed by English law, including the Companies Act and Proteus' memorandum and articles of association. As a result of the merger, stockholders of Therapeutic Antibodies will receive ordinary shares of Proteus, and thereby become Proteus shareholders whose rights will be governed by Proteus' memorandum and articles of association and English law. There are a number of differences between the rights of Therapeutic Antibodies stockholders and the rights of Proteus shareholders. The following is a summary of material differences between the rights of Therapeutic Antibodies stockholders and the rights of Proteus shareholders. To understand these differences fully, you should read the relevant provisions of the DGCL, the Companies Act, Therapeutic Antibodies' certificate of incorporation and bylaws, and Proteus' memorandum and articles of association. Therapeutic Antibodies' certificate of incorporation and bylaws may be obtained by writing or telephoning the Secretary of Therapeutic Antibodies at the following address:

           Therapeutic Antibodies Inc.
           Corporation Trust Center
           1209, Orange Street
           Wilmington, Delaware 19801
           United States

     Proteus' memorandum and articles of association may be obtained by writing or telephoning the Secretary of Proteus at the following address:

           Proteus International plc
           Beechfield House
           Lyme Green Business Park
           Macclesfield
           Cheshire SK11 0JL
           England

     Under Section 14 of the Exchange Act and the proxy rules promulgated under the Exchange Act, Therapeutic Antibodies is required to comply with certain notice and disclosure requirements relating to the solicitation of proxies in respect of stockholder meetings. Because Therapeutic Antibodies is listed on the London Stock Exchange, it is also subject to the listing rules of the London Stock Exchange. As a foreign private issuer, Proteus will not be subject to the proxy rules, except for certain rules relating to tender offers. Proteus is, and following the merger will continue to be, subject to the Companies Act as well as the listing rules of the London Stock Exchange.

     In the following comparison, a shareholder of Proteus is the person registered in the register of members of Proteus as the holder of the shares.

VOTING RIGHTS

     Under Section 212 of the DGCL, each stockholder is entitled to one vote per share unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting in the election of directors of the corporation. The Therapeutic Antibodies certificate of incorporation does not provide for cumulative voting at elections of directors. Under the Therapeutic Antibodies bylaws, a quorum consists of one-third of the shares entitled to vote, unless otherwise required by law or its certificate of incorporation.

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     Under English law, the voting rights of shareholders are governed by a company's articles of association, subject to the statutory right of shareholders to demand a poll at a general meeting. This poll is a vote by the nominal value of shares held. As described above in "Description of Proteus Ordinary Shares -- Voting," the Proteus articles of association provide that a poll may be demanded in certain circumstances. English law does not generally provide for cumulative voting. Under English law, two shareholders present in person constitute a quorum for purposes of a general meeting, unless the company's articles of association specify otherwise. Proteus' articles of association specify that three shareholders present in person or by proxy and entitled to vote constitute a quorum. Any Proteus shareholder on the register may vote in person or, assuming the proxy is received by Proteus at least 48 hours prior to the time set for the meeting, by proxy.

ACTION BY WRITTEN CONSENT

     Section 228 of the DGCL provides that any action required or permitted to be taken by stockholders may be effected by a written consent of a majority of the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote on the matter were present and voted, unless the corporation's certificate of incorporation or bylaws otherwise provides. The Therapeutic Antibodies bylaws permit action to be effected in writing in this manner.

     Under English law, a company's articles of association may provide that a resolution in writing executed by or on behalf of each shareholder who would have been entitled to vote upon it if it had been proposed at a general meeting at which he was present will be as valid and effectual as if it had been passed at a general meeting properly convened and held. Such a written resolution requires the unanimous consent of all such shareholders entitled to attend and vote. Proteus' articles of association do not contain such a provision.

SOURCES AND PAYMENT OF DIVIDENDS

     Section 170 of the DGCL permits a corporation to pay dividends on common stock, subject to any restrictions contained in the certificate of incorporation, either out of its surplus or if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year; except that no dividends may be paid out of such net profits if the net assets of the corporation are less than the aggregate amount of capital represented by the issued and outstanding stock having a preference upon the distribution of assets. The DGCL defines surplus as the amount by which net assets, exceeds the capital of the corporation. Net assets equals total assets less total liabilities. In accordance with the DGCL, capital is determined by the board of directors and shall not be less than the aggregate par value of the outstanding capital stock of the corporation having par value. The Therapeutic Antibodies certificate of incorporation and bylaws do not restrict the payment of dividends.

     Under English law, a company may pay dividends on its ordinary shares only out of its distributable profits and not out of share capital. Distributable profits equals accumulated realized profits, not previously utilized by distribution or capitalization, less accumulated realized losses. Share capital includes share premiums, also known as paid-in surplus. Amounts credited to the share premium account, representing the excess of the consideration for the issue of shares over the aggregate par value of such shares, may not be paid out as cash dividends. Amounts credited to the share premium account may be used, among other things, to pay up unissued shares which may then be distributed to shareholders in proportion to their holdings. A public company such as Proteus may make a distribution at any time only if, at that time and immediately after such distribution, the amount of its net assets is not less than the aggregate of its issued and paid-up share capital and

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undistributable reserves. Proteus has not historically paid dividends. Holders of Proteus ordinary shares must approve any final dividend to be paid by Proteus at a general meeting of Proteus but no dividend can exceed the amount recommended by the Proteus board. The Proteus board has the power under Proteus' articles of association to declare and pay interim dividends.

RIGHTS OF PURCHASE AND REDEMPTION

     Under Sections 151 and 160 of the DGCL, a corporation may purchase or redeem shares of any class of its capital stock, but subject generally to the availability of sufficient lawful funds and provided at all times that, at the time of any such redemption, the corporation shall have outstanding one or more shares of one or more classes or series of capital stock, which share, or shares together, have full voting powers.

     Under English law, a company may issue redeemable shares if authorized by its articles of association and subject to the conditions stated therein. Proteus' articles of association permit the issue of redeemable shares with the sanction of a ordinary resolution. Such shares may be redeemed only if fully paid and, in the case of public companies, only, subject as provided below, out of distributable profits or the proceeds of a new issue of shares issued for the purpose of the redemption. When redeemable shares are redeemed wholly out of profits, the amount by which the par value of the company's issued share capital is diminished on cancellation of the redeemed shares must be transferred to the capital redemption reserve, which is generally treated as paid-up share capital. In addition, any amount payable on redemption of any redeemable shares in excess of the par value of such shares may be paid out of the proceeds of a fresh issue of shares up to an amount equal to the lesser of (1) the aggregate of the premiums received by the company on the issue of those shares or (2) the amount of the company's share premium account as at the time of the redemption including any sum transferred to that account in respect of premiums on the new issue. A company may purchase its own shares, including any redeemable shares, if:

     - authorized by its articles of association and

     - previously approved by an ordinary resolution of its shareholders in the case of an on-market purchase, which, in the case of Proteus, means on the London Stock Exchange only, or a special resolution in other cases.

     As with a Delaware corporation, any such purchase is subject to the availability of sufficient lawful funds.

SPECIAL MEETING OF SHAREHOLDERS

     Under the DGCL, a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or bylaws. The Therapeutic Antibodies bylaws provide that special meetings of stockholders may be called by the president, a majority of the board of directors or stockholders owning a majority of the issued and outstanding voting stock.

     Under English law, an extraordinary general meeting of shareholders may be called by the board of directors. Notwithstanding any provision to the contrary in a company's articles of association, an extraordinary general meeting may also be called by a request from shareholders holding not less than one-tenth of the paid-up capital of the company carrying voting rights at general meetings. An ordinary resolution, other than an ordinary resolution to remove a director which requires 28 clear days' notice, or one to be proposed at an annual general meeting which requires 21 clear days' notice, requires 14 clear days' notice, and requires a majority vote of those present, in person or by proxy,

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and voting. An extraordinary or special resolution requires 21 clear days'
notice and a three-quarters majority vote of those present, in person or by proxy, and voting. An extraordinary resolution requires 14 clear days' notice, other than one to be proposed at an annual general meeting, which requires 21 clear days' notice, and a three-quarters majority of those voting and present, in person or by proxy. The term "clear days' notice" means calendar days and excludes the date of mailing, the deemed date of receipt of such notice, and the date of the meeting itself. Proteus' articles of association provide that if notice is served by post it will be deemed to have been served within 24 hours if sent by first class post and within 48 hours, if sent by second class post. Extraordinary resolutions are relatively unusual and are confined to certain matters out of the ordinary course of business such as a proposal to wind up the affairs of the company. Proposals which are the normal subject of special resolutions generally involve proposals to:

     - change the name of the company;

     - alter its capital structure;

     - change or amend the rights of shareholders;

     - permit the company to issue new shares for cash without applying the shareholder's statutory pre-emptive rights;

     - amend the company's objects, or purpose, clause in its memorandum of association and to amend the company's articles of association; and

     - carry out certain other matters where a special resolution is required by either the company's articles of association or the Companies Act.

All other proposals relating to the ordinary course of the company's business such as the election of directors would be the subject of an ordinary resolution.

APPRAISAL RIGHTS

     Under Section 262 of the DGCL, stockholders who follow prescribed statutory procedures are entitled, in the event of certain mergers or consolidations, to surrender their shares to the corporation in exchange for the judicially determined "fair value" of such shares. Such stockholders are entitled to such appraisal rights unless the shares of stock, or any depositary receipts, held by the stockholder are either

     - listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

     - held of record by more than 2,000 holders.

     No appraisal rights are available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in the DGCL. Regardless of this provision appraisal rights are available for the shares of any class or series of stock of a constituent corporation if its holders are required by the terms of an agreement of merger or consolidation to accept for such stock anything except the following:

     - shares of stock or depositary receipts of the surviving or resulting corporation in the merger or consolidation;

     - shares of stock or depositary receipts of any other corporation, which shares of stock or depositary receipts, at the effective date of the merger or consolidation will be either listed on

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       a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders;

     - cash in lieu of fractional shares or fractional depositary receipts described in the two above clauses; or

     - any combination of the shares of stock, depositary receipts and cash in lieu of fractional shares, or fractional depositary receipts described in all of the above clauses.

     English law does not generally provide for appraisal rights.

PREEMPTIVE RIGHTS

     Unless the certificate of incorporation expressly provides otherwise, stockholders of a Delaware corporation do not have preemptive rights. The Therapeutic Antibodies certificate of incorporation does not provide for preemptive rights.

     Under English law, the issue for cash of:

     - equity securities that, with respect to dividends or capital, carry a right to participate beyond a specified amount or

     - rights to subscribe for or convert into equity securities, other than pursuant to an employees' share scheme must be offered in the first instance to the existing equity shareholders in proportion to the respective nominal values of their holdings, unless a special resolution has been passed in a general meeting of shareholders to the contrary. As is the custom of many English companies listed on the London Stock Exchange, at its annual general meeting each year Proteus seeks general disapplication by special resolution of statutory preemption rights on an annual basis:

     - in respect of the entire unissued ordinary share capital where the equity securities are to be issued by way of rights to existing shareholders and

     - in respect of the issue for cash of equity securities representing no more than five percent of the company's then issued ordinary share capital.

AMENDMENT OF GOVERNING INSTRUMENTS

     Under Section 242 of the DGCL, a corporation's board of directors may propose, and its stockholders may adopt, one or more amendments to the corporation's certificate of incorporation. Unless the certificate of incorporation otherwise provides, such amendments may be adopted by the vote of holders of a majority of the outstanding shares entitled to vote on the matter, and a majority of the outstanding stock of each class entitled to vote as a class. The Therapeutic Antibodies certificate of incorporation and bylaws provide that amendments to the certificate of incorporation or bylaws that modify, vary or abrogate any of the special rights, privileges or preferences of any class of its capital stock require the vote of the holders of 75% of the shares entitled to vote at any meeting of such class. Under the DGCL, the power to amend the bylaws of a corporation is vested in the stockholders, but a corporation in its certificate of incorporation may also confer such power upon the board of directors. The Therapeutic Antibodies certificate of incorporation does not confer this power to its board of directors.

     Under English law, the shareholders have the authority to alter, delete, substitute or add to the objects clause in a company's memorandum and all provisions of its articles of association by a vote

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of not less than three-quarters of the shareholders entitled to vote and who do vote, either in person or by proxy, at a general meeting. In the case of certain alterations to the memorandum of association, the dissenting shareholders have a right to apply to the courts to cancel the alterations. Under English law, the board of directors is not authorized to change the memorandum or the articles of association. Amendments affecting the rights of the holders of any class of shares may, depending on the rights attached to such class and the nature of the amendments, also require approval of the classes affected in separate class meetings.

SHAREHOLDER VOTES ON CERTAIN TRANSACTIONS

     Under Section 251 of the DGCL, the vote of a majority of the outstanding shares of capital stock entitled to vote generally is necessary to approve a merger or other reorganization or a sale of all or substantially all of the assets of the corporation.

     Shareholder approval is usually required under the rules of the London Stock Exchange for an acquisition or disposition by a listed company, if the net assets of the company or business to be acquired or disposed of represent 25% or more of the net asset value of the company or 25% or more of the value of the company using any of the various other criteria prescribed by the listing rules of the London Stock Exchange. Where the size of the acquisition or disposal falls below that level, certain information may nevertheless be required to be published or circulated to shareholders. Shareholder approval may also be required for an acquisition or disposal of assets between, or a joint investment by, a listed company and certain parties including:

     - directors of the company or its subsidiaries;

     - holders of 10% of the nominal value of any class of the company's or any holding company's or subsidiary's shares having the right to vote in all circumstances at general meetings of the relevant company; or

     - any associate of the above.

     Under the Companies Act, fundamental corporate changes, such as the passing of a resolution for winding up, non pro rata issuances for cash, reduction of capital (subject to sanction by the court) and certain repurchases of shares may be authorized by a vote of not less than three-quarters of the shareholders entitled to vote and who do vote, either in person or by proxy at a general meeting. Subject to the provisions of the Companies Act, if at such time, the capital of Proteus is divided into different classes of shares and the amendment or other resolution would cause any of the special rights attached to any class of shares to be varied or abrogated, the amendment must also be sanctioned by the holders of at least three-quarters in nominal value of the issued shares of the class concerned.

     The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and (any class of) its shareholders or (any class of) its creditors and are used for certain types of reconstructions, amalgamations, capital reorganizations or takeovers. They require the approval at an extraordinary general meeting of the company convened by order of the court of a majority in number of the shareholders representing 75% in value of the capital or class of creditors or shareholders or class of shareholders present and voting, either in person or by proxy, and the sanction of the court. Once so approved and sanctioned, all creditors and shareholders (of the relevant class) are bound by the terms of the scheme. A dissenting shareholder would have no rights comparable to dissenter's rights described above. A scheme of reconstruction under Section 110 of the Insolvency Act may be made when a company is being wound up voluntarily under which, with the sanction of a special resolution of shareholders in a general meeting the whole or part of the company's business or property is transferred to a second company in consideration for the issue or

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transfer to them of shares in the second company. Any dissenting shareholder can require the liquidator to abstain from carrying the resolution into effect or to purchase his interest at a price agreed or determined by arbitration.

RIGHTS OF INSPECTION

     The DGCL allows any stockholder, upon written demand under oath, to have the right during the usual hours for business to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts from any such document. A proper purpose means a purpose reasonably related to such person's interest as a stockholder.

     Except when closed in accordance with the provisions of the Companies Act, the register and index of names of shareholders of a company, together with certain other registers required to be maintained by such company, may be inspected during business hours by its shareholders without charge and by other persons upon payment of a fee, and copies may be obtained on payment of a fee. The shareholders of an English public company may, without charge, also inspect the minutes of meetings of the shareholders during business hours and obtain copies upon payment of a fee. The published annual accounts of a public company are required to be laid before the shareholders in general meeting and a shareholder is entitled to a copy of such accounts. Copies are filed with the Registrar of Companies in England and Wales from whom copies are publicly available upon payment of the appropriate fee. The shareholders of Proteus have no rights to inspect its accounting records or minutes of meetings of its directors. Certain registers required to be kept by the company are open to public inspection. Service contracts of directors of the company which have more than 12 months unexpired or require more than 12 months' notice to terminate must be available for inspection during business hours. Rights of inspection during business hours mean that the company must make the register, index or document available for inspection for not less than two hours during the period between 9:00 a.m. and 5:00 p.m. on each business day. The rules of the London Stock Exchange require the service contracts of directors to be open for inspection at certain times for periods longer than two hours.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     Under the DGCL, the certificate of incorporation of a Delaware corporation may provide for the classification of the board of directors in order to stagger the terms of directors. The term "classified board" generally means the specification of selected board seats for a term of more than one year but not more than three years, with different classes of board seats coming up for election each year. The Therapeutic Antibodies bylaws provide that each director shall stand for reelection at each annual meeting.

     English law permits a company to provide for the classification of the board of directors with respect to the time for which directors severally hold office. Proteus' articles of association currently provide that unless otherwise determined by Proteus in a general meeting there shall not be less than three directors, nor more than ten. See "The Proteus Extraordinary General Meeting" as to the proposal to increase the number of directors to fifteen. All directors are subject to the general corporate law requirements concerning the removal of directors. One-third of the directors or the number nearest to but not greater than one-third are required to retire from office by rotation at each annual general meeting and are eligible to be re-elected by the shareholders. The directors to retire are selected on the basis of time in office since their last election. Any director appointed by the directors since the last annual general meeting is required to retire at the next following annual general meeting and is then eligible for election, but is not taken into account in determining which

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directors are to retire by rotation at such meeting. In addition to the provisions of Proteus' articles of association, Proteus is required by the Listing Rules of the London Stock Exchange to disclose its compliance with the terms of the Combined Code, which consists of the Principles of Good Governance and Code of Best Practice, in its annual report and accounts. The Combined Code provides that all directors should be subject to election by shareholders at the first opportunity after their appointment and reelection thereafter at intervals of no more than three years.

REMOVAL OF DIRECTORS

     Under the DGCL, the entire board of directors or any individual director of a corporation may be removed from office by the stockholders with or without cause. If a corporation has a classified board, directors may be removed only for cause, unless the certificate of incorporation provides otherwise. If the stockholders are entitled to cumulative voting in the election of directors, no individual director may be removed without cause if the number of votes cast against his removal would be sufficient if cumulatively voted to elect such director to the board. The Therapeutic Antibodies bylaws provide that directors may be removed from office with or without cause by the affirmative vote of holders of a majority of the shares entitled to vote for the election of directors. The Therapeutic Antibodies bylaws do not provide for a classified board and the certificate of incorporation does not provide for cumulative voting.

     Under the Companies Act, shareholders have the right to remove a director without cause by ordinary resolution of which special notice of 28 clear days has been given to the company, irrespective of the provisions of the articles of association of the company.

VACANCIES ON THE BOARD OF DIRECTORS

     Under the DGCL, the board of directors of a corporation may fill any vacancy on the board, including vacancies resulting from an increase in the number of directors. The Therapeutic Antibodies bylaws provide that vacancies on the board of directors may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director.

     Under English law, appointment of directors is primarily determined by a company's articles of association. Proteus' articles of association provide that it may, by ordinary resolution of a meeting at which any director retires by rotation, appoint a person who is willing to fill a vacancy. Without prejudice to the right of the company, Proteus' articles also provide that the directors shall have the power to fill a casual vacancy or as an addition to the board.

LIABILITY OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except for the following:

     - any breach of a director's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - liability under Section 174 of the DGCL which provides for director liability for unlawful payment of dividends or unlawful stock purchases or redemptions; or

     - any transaction from which a director derived an improper personal benefit.

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     The Therapeutic Antibodies certificate of incorporation does not contain this provision.

     English law does not permit a company to exempt any director or other officer of the company or any person employed by the company as auditor from any liability in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the DGCL provides that a corporation may, and in certain circumstances, must, indemnify its directors, officers, employees and agents for expenses, judgments or settlements actually and reasonably incurred by them in connection with suits and other legal actions or proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding had no reasonable cause to believe their conduct was unlawful. In any such suit or action brought by or on behalf of the corporation such indemnification is limited to expenses reasonably incurred in defense or settlement of the suit or action. The DGCL also permits a corporation to adopt procedures for advancing expenses to directors, officers and others without the need for a case-by-case determination of eligibility, so long as in the case of officers and directors, they undertake to repay the amounts advanced if it is ultimately determined that the officer or director was not entitled to be indemnified. The DGCL permits corporations to purchase and maintain insurance for directors and officers against liability for expenses, judgments or settlements whether or not the corporation would have the power to indemnify such persons. The Therapeutic Antibodies bylaws provide for the indemnification of its officers, directors, employees and agents to the extent permitted by the DGCL.

     English law does not permit a company to indemnify a director or an officer of the company or any person employed by the company as auditor against any liability in respect of negligence, default, breach of duty or breach of trust in relation to the company. This general rule does not apply where a director, officer or auditor incurs liability in defending any legal proceedings (whether civil or criminal) in which judgment is given in his favor or in which he is acquitted or in certain instances where, although he is liable, a court finds that such director, officer or auditor acted honestly and reasonably and that having regard to all the circumstances he ought fairly to be excused and relief is granted by the court. Section 310 of the Companies Act enables companies to purchase and maintain insurance for directors, officers and auditors against any liability which would otherwise attach to them in respect of any negligence, default, breach of duty or breach of trust in relation to the company.

SHAREHOLDERS' SUITS

     Under Delaware law, a stockholder may institute a lawsuit against one or more directors, either on his own behalf, or derivatively on behalf of the corporation. An individual stockholder may also commence a lawsuit on behalf of himself and other similarly situated stockholders when the requirements for maintaining a class action under Delaware law have been met.

     Section 459 of the Companies Act permits a shareholder whose name is on the register of members of the company (including U.S. persons) to apply for a court order when the company's affairs are being or have been conducted in a manner unfairly prejudicial to the interests of the shareholders, or when any actual or proposed act or omission of the company is or would be so prejudicial. A court when granting relief has wide discretion, including authorizing civil proceedings to be brought in the name of the company by a shareholder on such terms as the court may direct.

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     Judgments of United States courts, including judgments against Proteus, based on the civil liability provisions of the federal securities laws of the United States, may not be enforceable in English courts. See "Enforceability of Civil Liabilities."

CERTAIN PROVISIONS RELATING TO SHARE ACQUISITIONS

     Section 203 of the DGCL prohibits a corporation which has securities traded on a national securities exchange, designated on Nasdaq or held of record by more than 2,000 stockholders from engaging in certain business combinations with interested stockholders, including mergers, sales of substantial assets, loans or substantial issuances of stock with an interested stockholder. This prohibition is for a three-year period following the time the interested stockholder acquires 15% or more of the outstanding voting stock of the corporation.

     The restrictions on business combinations do not apply if

     - the board of directors gives prior approval to the transaction in which the 15% ownership level is exceeded;

     - the interested stockholder acquires, in the transaction pursuant to which the interested stockholder becomes the owner of 15% or more of the outstanding stock, 85% of the corporation's stock, excluding those shares owned by persons who are directors and also officers as well as employee stock plans in which employees do not have a confidential right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - the business combination is approved by the board of directors and authorized at a meeting of stockholders by the holders of at least two-thirds of the outstanding voting stock, excluding shares owned by the interested stockholder. Although a Delaware corporation may elect, pursuant to its certificate of incorporation or bylaws, not to be governed by this provision, the Therapeutic Antibodies certificate of incorporation and bylaws contain no such election. Therapeutic Antibodies does not have more than 2,000 record holders and therefore is not currently subject to Section 203.

     In the case of a company listed on the London Stock Exchange, shareholder approval must be obtained for certain acquisitions or disposals of assets involving directors or substantial shareholders or their associates. See
"-- Shareholder Votes on Certain Transactions." In addition, takeovers of public companies incorporated in England and Wales are regulated by the City Code on Takeovers and Mergers, non-statutory rules unenforceable at law but administered by the Panel on Takeovers and Mergers, a body comprising representatives of certain City of London financial and professional institutions. Although Proteus is subject to the City Code, Therapeutic Antibodies is not. One of the provisions of the City Code provides that

     - when any person acquires, whether by a series of transactions over a period of time or not, shares which (taken together with shares held or acquired by persons acting in concert with him) carry 30% or more of the voting rights of a public company; or

     - when any person, together with persons acting in concert with him, holds not less than 30% but not more than 50% of the voting rights and such person, or any person acting in concert with him, acquires additional shares, then such person must generally make an offer for all of the voting or non-voting equity shares of the company for cash, or accompanied by a cash alternative, at not less than the highest price paid for the relevant shares during the 12 months preceding the date of the offer.

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     The Companies Act also provides that where a takeover offer is made for the shares of a company incorporated in the U.K. and, within four months of the date of the offer the offeror has, by virtue of acceptances of the offer, acquired or contracted to acquire not less than nine-tenths in nominal value of the shares of any class to which the offer relates, the offeror may, within two months of reaching the nine-tenths level, by notice require shareholders who do not accept the offer to transfer their shares on the terms of the offer. A dissenting shareholder may apply to the court within six weeks of the date on which such notice was given objecting to the transfer or its proposed terms. The court is unlikely, in the absence of fraud or oppression to exercise its discretion to order that the acquisition not take effect, but it may specify such terms of the transfer as it finds appropriate. A minority shareholder is also entitled in these circumstances to require the offeror to acquire his shares on the terms of the offer.

ANTI-TAKEOVER PROVISIONS

     Neither Proteus nor Therapeutic Antibodies has any anti-takeover plan. Under English law, directors of a company have a fiduciary duty to take only those actions which are in the best interests of the company. Generally, anti-takeover provisions are not actions which under English law fall within this category. Under the City Code a company is generally prohibited from taking any action which could effectively result in a bona fide offer being frustrated or in the shareholders being denied an opportunity to decide on its merits.

DISCLOSURE OF INTERESTS

     Acquirors of shares of Therapeutic Antibodies common stock are subject to disclosure requirements under Section 13(d)(1) of the Exchange Act and Rule 13d-1 of the Exchange Act. These rules provide that any person who becomes the beneficial owner of more than 5% of the issued and outstanding shares of Therapeutic Antibodies common stock must file a Schedule 13D or Schedule 13G with the SEC disclosing certain specified information, and send a copy of the
Schedule 13D or Schedule 13G to Therapeutic Antibodies and to the securities exchange on which the security is traded within 10 days after the acquisition.

     After the merger, acquirors of Proteus ordinary shares will be required to comply with, among other things, the provisions of Section 13(d) of the Exchange Act and Rule 13d-1 thereunder.

     Section 198 of the Companies Act provides that a person, company and other legal entity who acquires an interest or becomes aware that he has acquired an interest of 3%, or for certain types of interest, 10%, or more of any class of shares comprised in a public company's "relevant share capital" is obliged to notify that company of his interest within two days following the day on which the interest was acquired. Relevant share capital means that company's issued share capital carrying rights to vote in all circumstances at general meetings of the company. Thereafter, notice must be given to the company of any changes in respect of whole percentage figure increases or decreases, rounded down to the next whole number or which reduce such interest below 3% or 10%, as appropriate. The Proteus ordinary shares are "relevant share capital" for this purpose.

     Under Section 212 of the Companies Act, a public company may by notice in writing require a person whom the company knows or has reasonable cause to believe to be, or have been within the previous three years, interested in the company's share capital to confirm that fact and to give particulars of that interest and any interest of any other person in this share capital.

     When a Section 212 notice is served by a company on a person who is or was interested in shares of the company and that person fails to give the company any information required by the notice within the time specified in the notice, the company may apply to the court for an order

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

directing that the shares in question be subject to restrictions prohibiting any transfer of those shares, the exercise of voting rights in respect of such shares, the issue of further shares in respect of such shares and, other than in a liquidation, payments, including dividends, in respect of such shares. Such restrictions may also void any agreement to transfer such shares. In addition, a person who fails to fulfill the obligations described above is subject to criminal penalties in the United Kingdom. Under the Proteus articles of association certain of the powers of imposing restrictions granted to the courts may be imposed by its board of directors in certain circumstances. The Therapeutic Antibodies bylaws provide that it is subject to Section 212 of the Companies Act.

CERTAIN LONDON STOCK EXCHANGE LISTING REQUIREMENTS

     Proteus and Therapeutic Antibodies are both subject to the Listing Rules of the London Stock Exchange made under Section 142 of the United Kingdom Financial Services Act 1986 and in particular to the continuing obligations under those rules. As an "overseas company," however, Therapeutic Antibodies is subject to the provisions of Chapter 17 of the Listing Rules which provide for certain exceptions to the Listing Rules. Among other things the Listing Rules require a listed company to notify the London Stock Exchange of any major new developments in its sphere of activities which are not public knowledge which may by virtue of the effect of these developments on its assets and liabilities or financial position or the general course of its business, lead to a substantial movement in the price of its listed securities. A company must ensure equality of treatment for all holders of listed securities who are in the same position. When its securities are listed on more than one stock exchange, a company must ensure that equivalent information is made available to the market on each exchange on which its securities are listed. In addition, the general law and/or the Listing Rules impose obligations on listed companies to send the following information to shareholders:

     - details relating to certain acquisitions, disposals, takeovers, mergers and offers either made by or in respect of the company; and

     - an explanatory circular, whenever a general meeting of the shareholders is convened. If the meeting includes any business other than routine business at an annual general meeting, it must specify the general nature of such business. For this specification, "routine business" means declarations of dividends, considering the report and accounts, election of directors in place of those retiring, appointment and fixing of remuneration of auditors or the manner in which fixed.

     In addition to the above requirements, a company is required to notify the London Stock Exchange of certain notifications received by the company of:

     - persons holding an interest in 3% or more of any class of the company's relevant share capital;

     - any changes on the company's board of directors;

     - any purchase or redemption by the company of its own equity securities;

     - any directors' interests, including changes in the shares or the debentures of their company; and

     - changes in the capital structure of the company.

     Unaudited half yearly reports of results for the first six months of any fiscal year must be published as soon as possible and in any event within four months of the end of the fiscal year to which it related and an unaudited preliminary announcement of results for each full fiscal year must also be made to the Company Announcements Office of the London Stock Exchange without delay after such results have been approved by the board. The annual audited financial statements must be published as soon as possible after the accounts been approved and, in any event, within six months of the end of the financial period to which may relate. In exceptional circumstances, the London Stock Exchange may grant an extension to this time limit.

     Under U.S. federal securities laws, Proteus will be required to file with the SEC audited financial statements within six months of the end of Proteus' fiscal year and unaudited half yearly reports when they are made available in the U.K. However, this requirement may be suspended after March 31, 2000 if the number of U.S. holders of Proteus ordinary shares decreases below a certain number.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     Proteus is a public limited company organized under the laws of England and Wales. All or most of Proteus' officers and directors reside principally in the United Kingdom. All or a significant portion of the assets of Proteus are located outside of the United States, although the combined company will have assets in the United States following completion of the merger. As a result, it may be difficult for investors:

     (1) to effect service of process upon Proteus within the United States, or

     (2) to enforce in United States courts, or courts outside of the United States, judgments obtained against Proteus in United States courts in any action, including actions predicated upon the civil liability provisions of U.S. federal securities laws.

     There is doubt as to the enforceability in England, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the U.S. federal securities laws.

     Individual shareholders of an English company, including U.S. persons, have the right under English law to bring lawsuits on behalf of the company in which they are a shareholder, and on their own behalf against the company, in certain limited circumstances. See "Comparison of Rights of Therapeutic Antibodies Stockholders and Proteus Shareholders (U.S. vs. English Law) -- Shareholders' Suits."

                                 LEGAL MATTERS

     The validity of the Proteus ordinary shares offered hereby will be passed upon by Cameron McKenna, English counsel for Proteus.

                                    EXPERTS

     The consolidated financial statements of Proteus as of March 31, 1999 and for each of the three fiscal years in the period ended March 31, 1999 included in this proxy statement/prospectus have been audited by Mazars Neville Russell, as indicated in their report with respect thereto, and included in this proxy statement/prospectus in reliance upon the authority of this firm as experts in giving these reports.

     The consolidated financial statements of Therapeutic Antibodies as of December 31, 1998 and for each of the three fiscal years in the period ended December 31, 1998 included in this proxy statement/prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report, which contains an explanatory paragraph relating to Therapeutic

Antibodies' ability to continue as a going concern as described in Note 1 to Therapeutic Antibodies' consolidated financial statements, and are included in this proxy statement/prospectus in reliance upon this report given upon the authority of this firm as experts in accounting and auditing.

                            U.K. LISTING PARTICULARS

     Proteus will deliver a copy of a document comprising the U.K. listing particulars relating to Proteus in accordance with the Listing Rules to the Registrar of Companies in England and Wales for registration and the document will be available for inspection at the offices of Cameron McKenna, Mitre House, 160 Aldersgate Street, London, EC1A 4DD, England until the date of Proteus' Extraordinary General Meeting of shareholders. The contents of such listing particulars do not form part of, nor are they incorporated into, this proxy statement/prospectus.

                          FUTURE STOCKHOLDER PROPOSALS

     If the merger is consummated as expected, Therapeutic Antibodies will not hold an annual meeting in 2000. If the merger agreement is not adopted by the holders of Therapeutic Antibodies common stock or is not consummated for any other reason, proposals submitted by stockholders for presentation at the 2000 annual meeting must be received by Therapeutic Antibodies no later than December 31, 1999 or a reasonable time before Therapeutic Antibodies begins to print and mail its proxy materials, for inclusion, if appropriate, in Therapeutic Antibodies' proxy statement for that annual meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Therapeutic Antibodies files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Therapeutic Antibodies' Commission file number is 0-25978. You may read and copy any reports, statements or other information filed by Therapeutic Antibodies at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Therapeutic Antibodies' SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     Proteus has filed with the SEC a registration statement on Form F-4 to register the Proteus ordinary shares to be issued to Therapeutic Antibodies stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Proteus in addition to being a proxy statement of Therapeutic Antibodies for the annual meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     Proteus has supplied all information contained in this proxy statement/prospectus relating to Proteus and Therapeutic Antibodies has supplied all information relating to Therapeutic Antibodies.

     You should rely on the information contained in this proxy statement/prospectus to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this
proxy statement/prospectus. This proxy statement/prospectus is dated August   ,
1999. You should not assume that the information contained in this proxy
statement/prospectus is accurate as of any date other than August   , 1999, and
neither the mailing of the proxy statement/ prospectus to holders of Therapeutic Antibodies common stock nor the issuance of Proteus ordinary shares in the merger shall create any implication to the contrary.

                                    GLOSSARY

     The discussion herein regarding Proteus' and Therapeutic Antibodies' product candidates and technologies includes certain scientific and technical terms and abbreviations. These terms include:

active site                                the part of the enzyme which promotes changes in other
                                           molecules
affinity                                   the strength of the binding between an antibody and its
                                           antigen or epitope
allergenicity                              the degree to which a substance can be deemed to be an
                                           allergen
angiotensin                                the term used to describe a family of peptide hormones
                                           that are involved in the control of blood pressure and
                                           body fluid levels
angiotensin converting enzyme              an enzyme that forms the peptide angiotensin I
antibody                                   substance produced by cells of the immune system which
                                           bind to parts of other substances in a highly specific
                                           way to neutralize their effect
antiserum(a)                               serum from an animal which has been injected with an
                                           immunogen
antithrombotic                             a drug or other active agent which degrades or prevents
                                           the formation of thromboses (blood clots)
assay                                      a quantitative or qualitative process used to measure
                                           or detect a particular substance
assay and bio assay                        a test for determining the level or extent of
                                           biological activity of a potential drug molecule
biological testing                         the process of testing potential drug molecules for
                                           activity against the molecular target
bovine spongiform encephalopathy           the abnormal prion protein disease of cattle
Cardiopulmonary Bypass                     the diversion of blood through a pump oxygenator
                                           (heart-lung machine); used in operations to maintain
                                           blood circulation
chemical synthesis                         the process of making substances (e.g., potential
                                           drugs) from simpler substances
chronic inflammatory conditions            a group of diseases in which one or more tissues show
                                           signs of inflammation and damage over a period of
                                           months or years
clinical candidate                         a preferred compound or formulation that merits
                                           evaluation in human clinical trials (i.e., entry into
                                           the clinical development stage)
clinical development                       the stage of pharmaceutical research and development in
                                           which potential drugs are studied in human clinical
                                           trials (or in the target species for animal health
                                           drugs)
coronary artery bypass graft               a surgical technique used on patients with blocked
                                           coronary arteries. This involves the use of the
                                           patient's own blood vessels which are grafted to the
                                           coronary arteries and the aorta, thus bypassing the
                                           diseased segment of the coronary arteries
cytokine                                   a cellular messenger, typically of the immune system

diagnostic test                            an assay used for the diagnosis of disease typically
                                           carried out on body fluids or tissues
digitalis                                  a drug that has a specific effect on the heart
drug research                              the stage of drug discovery and evaluation of lead
                                           compounds for their potential to be developed into
                                           pharmaceutical products
embolism                                   a condition in which an embolus (e.g., a blood clot)
                                           becomes lodged in an artery and obstructs blood flow
encephalopathies                           diseases of the brain which interfere with its normal
                                           functioning
enzymes                                    proteins that promote changes in other molecules (e.g.,
                                           in other proteins, sugars or fatty substances)
epitope                                    the part or parts of the target molecule which react
                                           with an antibody
equine                                     relating to or derived from the horse
factor Xa                                  a factor (enzyme) involved in blood clotting
fragment                                   part of an antibody molecule which can be split from
                                           the whole molecule and which still retains biological
                                           activity
GnRH                                       gonadotrophin releasing hormone, the 'boss' hormone
                                           that controls sexual development and function in both
                                           males and females
heart failure                              a condition in which the pumping action of the heart
                                           becomes inadequate
high blood pressure                        blood pressure that is above medically defined limits
                                           and which is associated with increased risks of stroke
                                           and heart disease
high throughput assay                      a test system capable of processing large number of
                                           samples per day
HIV integrase                              an HIV enzyme that catalyses integration of virtually
                                           derived DNA into the host chromosomes
homology modeling                          using established structural details from a family of
                                           enzymes to model the structure of a further member of
                                           the family
hypersensitivity                           an excessive or inappropriate immune response which can
                                           cause harm to the body
immune complex                             a complex consisting of multiple antigen and antibody
                                           molecules. Such complexes can cause damage to small
                                           blood vessels throughout the body
immune system                              the cells and structures in the body that are capable
                                           of producing antibodies and other components of the
                                           immune response
immunogen                                  any substance which can elicit the formation of
                                           specific antibodies
immunotherapeutics                         medicines that act on or through the immune system
                                           (e.g., vaccines)
inhibitor                                  a substance that blocks the action of another substance
                                           (e.g., an enzyme)
in-vitro                                   in the test-tube

investigator investigational new drug      an investigational new drug for which the sponsor is an
                                           individual researcher or a medical institution (as
                                           opposed to a corporate entity)
molecular design                           the process by which Prometheus is used to select and
                                           evaluate potential new drug molecules
molecular target                           the substance (e.g., an enzyme ) at which drug
                                           discovery efforts are directed
monoclonal antibody                        an antibody directed to a single epitope on the target
                                           molecule
Monospecific Antivenoms                    antisera prepared to the venom of a single species of
                                           snake
named patient basis                        this refers to a form of limited regulatory approval
                                           for certain drugs used in the treatment of human
                                           injuries or conditions for which no satisfactory
                                           therapies exist, or for which other drugs are
                                           unavailable, cause adverse effects or are in short
                                           supply
non-ionic surfactant                       microscopic globular structures with a fluid center
                                           surrounded by layers of fatty materials which can
                                           entrap vaccine antigens
orphan drug status                         status granted by the FDA which provides certain
                                           development, registration and marketing incentives, for
                                           development of treatments of small (under 200,000 per
                                           annum in the United States) incidence conditions
papain                                     a proteolytic enzyme obtained from the papaya used as a
                                           protein digestant
peptide or protein mediators               substance made from amino acids which are associated
                                           with specific diseases
Phase I clinical study/trial               the assessment of the safety of a biologically active
                                           substance in volunteers
Phase II clinical study/trial              the assessment in patients of a drug to determine dose
                                           range and preliminary efficacy
Phase III clinical study/trial             definitive studies to determine efficacy and safety of
                                           a drug prior to marketing approval
polyclonal antibody                        a population of antibodies directed to multiple
                                           epitopes on the target molecule
post-mortem tests                          testing of animals after death (e.g., from samples
                                           taken in the slaughterhouse)
pre-clinical development                   the research and development stage immediately prior to
                                           clinical trials, which usually lasts 12 - 18 months
prion protein                              the protein that assumes an abnormal structure in
                                           bovine spongiform encephalopathy and related diseases
                                           and which is believed to be capable of transmitting
                                           bovine spongiform encephalopathy and related diseases
proof of concept and optimization studies  studies in animals to demonstrate the (expected) action of the drug and to define the most effective form of
                                           the drug

purification of polycolonal antibodies     the process of removal of extraneous foreign proteins,
                                           virus and other biological materials associated with
                                           manufacturing of product
PRO LEADS and PRO SELECT                   proprietary software modules within Prometheus
Prometheus                                 the name applied to Proteus' integrated CAMD system
sepsis syndrome                            the name given to a spectrum of disorders caused by the
                                           body's exaggerated response to infection or injury. The
                                           defining characteristics are inflammation, abnormal
                                           vital signs and failure of one or more major organ
                                           systems. The condition may progress to multiple organ
                                           failure
serum                                      the component of blood excluding the red and white
                                           blood cells and fibrinogen
sex steroid hormones                       hormones that induce maleness (testosterone) or
                                           femaleness (oestrogen and progesterone)
small molecules                            substances (e.g., potential drugs) with low molecular
                                           weight (usually less than 700 Daltons)
specificity                                the degree to which an antibody binds to antigens other
                                           than that to which it is primarily directed
structure-based studies                    use of fine detail structures of molecular targets (in
                                           drug discovery)
therapeutic                                a pharmaceutical product targeted to treat a specific
                                           disease
TM                                         means that a trademark is being registered or an
                                           application for a trademark is being made in one or
                                           more countries
TNFa                                       tumor necrosis factor alpha, a cytokine, involved in
                                           the body's inflammatory process
tryptase                                   an enzyme released from mast cells during allergic
                                           inflammation
transmittable spongiform encephalopathy    a degenerative condition of the nervous system believed
                                           to be caused by the accumulation of an abnormal form of
                                           the prion protein
vaccine                                    a formulation used to stimulate an immune response
well-resolved 3-D picture                  the fine detail view of molecular structure provided by
                                           x-ray crystallography
x-ray crystallography                      a process for analyzing the fine detail of molecular
                                           structure (e.g., of enzymes)

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
PROTEUS INTERNATIONAL PLC
Report of Independent Chartered Accountants.................   F-2
Consolidated Profit and Loss Accounts for the years ended
  March 31, 1997, 1998 and 1999.............................   F-3
Consolidated Balance Sheets as of March 31, 1998 and 1999...   F-4
Consolidated Cash Flow Statements for the years ended March
  31, 1997, 1998 and 1999...................................   F-5
Notes to the Financial Statements...........................   F-6

THERAPEUTIC ANTIBODIES INC.
Report of Independent Accountants...........................  F-33
Consolidated Balance Sheets as of December 31, 1998 and
  1997......................................................  F-34
Consolidated Statements of Operations and Comprehensive Loss
  for the years ended December 31, 1998, 1997 and 1996 and
  for the Cumulative Development Stage from August 10, 1984
  (inception) through December 31, 1998.....................  F-35
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1998, 1997 and 1996 and for the
  Cumulative Development Stage from August 10, 1984
  (inception) through December 31, 1998.....................  F-36
Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, 1997 and 1996 and for the Cumulative
  Development Stage from August 10, 1984 (inception) through
  December 31, 1998.........................................  F-37
Notes to Consolidated Financial Statements..................  F-38
Condensed Consolidated Balance Sheets (unaudited) as of June
  30, 1999 and December 31, 1998............................  F-53
Condensed Consolidated Statements of Operations and
  Comprehensive Loss (unaudited) for the six and three month periods ended June 30, 1999 and 1998 and for the
  Cumulative Development Stage from August 10, 1984
  (inception) through June 30, 1999.........................  F-54
Condensed Consolidated Statement of Cash Flows (unaudited)
  for the six months ended June 30, 1999 and 1998 and for
  the Cumulative Development Stage from August 10, 1984
  (inception) through June 30, 1999.........................  F-55
Notes to Condensed Consolidated Financial Statements........  F-56
Condensed Consolidated Balance Sheets as of March 31, 1999
  (unaudited) and December 31, 1998.........................  F-58
Condensed Consolidated Statements of Operations and
  Comprehensive Loss for the periods ended March 31, 1999
  and 1998 (unaudited)......................................  F-59
Condensed Consolidated Statements of Cash Flows for the
  periods ended March 31, 1999 and 1998 (unaudited).........  F-60
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................  F-61

                           PROTEUS INTERNATIONAL PLC

                  REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS

TO THE DIRECTORS OF PROTEUS INTERNATIONAL PLC

We have audited the financial statements on pages F-3 to F-31 which have been prepared under the historical cost convention and in accordance with the accounting policies set out on pages F-6 and F-7.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

The Company's directors are responsible for the preparation of the financial statements. It is our responsibility to form an independent opinion, based on our audits, on those financial statements and to report our opinion to the directors.

BASIS OF OPINION

We conducted our audit in accordance with United Kingdom Auditing Standards issued by the Auditing Practices Board, which do not differ in any significant respect from United States Generally Accepted Auditing Standards. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements and of whether the accounting policies are appropriate to the circumstances of the Company and of the Group, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

In our opinion, the financial statements give a true and fair view of the state of affairs of the Group as of March 31, 1999 and 1998 and of the Group's loss and cash flows for each of the three years ended March 31, 1997, 1998 and 1999, and in accordance with Generally Accepted Accounting Principles in the United Kingdom.

RECONCILIATION TO US GAAP

Accounting practices used by the Group in preparing the accompanying financial statements conform with Generally Accepted Accounting Principles in the United Kingdom, but do not conform with accounting principles generally accepted in the United States. A description of these differences and a reconciliation of net loss and shareholders' equity to United States Generally Accepted Accounting Principles is set out in Note 22.

MAZARS NEVILLE RUSSELL
BIRMINGHAM, ENGLAND
June 4, 1999

                           PROTEUS INTERNATIONAL PLC

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                                                                   YEARS ENDED 31 MARCH
                                                                --------------------------
                                                       NOTES     1999      1998      1997
                                                       -----    L'000     L'000     L'000
TURNOVER.............................................      2       696       178       573
Research and administration expenses.................           (5,103)   (4,526)   (4,682)
                                                                ------    ------    ------
OPERATING LOSS.......................................      3    (4,407)   (4,348)   (4,109)
Interest receivable..................................              540       353       404
Interest payable.....................................      6       (80)     (132)     (119)
                                                                ------    ------    ------
LOSS ON ORDINARY ACTIVITIES BEFORE AND AFTER TAXATION
RETAINED FOR THE YEAR................................     17    (3,947)   (4,127)   (3,824)
                                                                ======    ======    ======
LOSS PER SHARE.......................................      8    (5.54p)   (7.17p)   (7.05p)
                                                                ======    ======    ======

     The Group has no recognised gains and losses other than the loss for the year.

     The Group's turnover and expenses all relate to continuing activities.

     The loss for the year has been calculated on the historical cost basis.

The accompanying notes are an integral part of the consolidated financial statements.

                           PROTEUS INTERNATIONAL PLC

                          CONSOLIDATED BALANCE SHEETS

                                                                         AS AT 31 MARCH
                                                                       ------------------
                                                                        1999       1998
                                                              NOTES    -------    -------
                                                              -----     L'000      L'000
TANGIBLE FIXED ASSETS.......................................    9        1,859      2,132
                                                                       -------    -------
CURRENT ASSETS
Debtors.....................................................   12          393        399
Cash at bank and in hand....................................             7,403      3,327
                                                                       -------    -------
                                                                         7,796      3,726
CREDITORS -- AMOUNTS FALLING DUE WITHIN ONE YEAR............   13       (1,766)    (1,387)
                                                                       -------    -------
NET CURRENT ASSETS..........................................             6,030      2,339
                                                                       -------    -------
TOTAL ASSETS LESS CURRENT LIABILITIES.......................             7,889      4,471
CREDITORS -- AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR...   14         (207)      (455)
                                                                       -------    -------
NET ASSETS..................................................             7,682      4,016
                                                                       =======    =======
CAPITAL AND RESERVES
Called up equity share capital..............................   16        1,480      1,110
Share premium account.......................................   17       47,171     39,928
Profit and loss account.....................................   17      (40,969)   (37,022)
                                                                       -------    -------
EQUITY SHAREHOLDERS' FUNDS..................................   18        7,682      4,016
                                                                       =======    =======

The accompanying notes are an integral part of the consolidated financial statements.

                           PROTEUS INTERNATIONAL PLC

                       CONSOLIDATED CASH FLOW STATEMENTS

                                                                   YEARS ENDED 31 MARCH
                                                                --------------------------
                                                       NOTES     1999      1998      1997
                                                       -----    ------    ------    ------
                                                                L'000     L'000     L'000
NET CASH OUTFLOW FROM OPERATING ACTIVITIES...........   20(i)   (3,156)   (3,276)   (4,213)
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE......   20(ii)     405       251       238
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT.........   20(ii)    (454)     (360)     (507)
                                                                ------    ------    ------
NET CASH OUTFLOW BEFORE MANAGEMENT OF LIQUID
RESOURCES AND FINANCING..............................           (3,205)   (3,385)   (4,482)
MANAGEMENT OF LIQUID RESOURCES.......................   20(ii)  (4,080)    3,524    (4,626)
FINANCING............................................   20(ii)   7,250      (203)    9,169
                                                                ------    ------    ------
(DECREASE)/INCREASE IN CASH..........................   20(iii)    (35)      (64)       61
                                                                ======    ======    ======

The accompanying notes are an integral part of the consolidated financial statements.

                       NOTES TO THE FINANCIAL STATEMENTS

 1. ACCOUNTING POLICIES

     BASIS OF ACCOUNTING

     The financial statements of Proteus International plc ("the Company"), which is incorporated in England and Wales, and its subsidiary companies ("the Group") are prepared under the historical cost convention and in accordance with applicable accounting standards in the United Kingdom ("U.K. GAAP"). As described in note 22, these principles differ in certain significant respects from those that the Company would have followed had its consolidated financial statements been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP").

     The Group accounts consolidate the accounts of the Company and its subsidiary undertakings and include the Group's share of the results and post-acquisition reserves of its joint ventures made up to the year end. The trading results of undertakings acquired are accounted for from the relevant date of acquisition.

     INVESTMENTS

     Investments held as fixed assets are stated at cost less provision for any permanent diminution in value.

     GOODWILL

     Goodwill arising, representing the excess of cost of investment in subsidiary undertakings over the fair value of the identifiable assets and liabilities acquired, is now capitalised and amortised over its estimated useful life. In previous accounting periods, goodwill was written off directly to reserves.

     TURNOVER

     Turnover represents amounts receivable in respect of licence agreements and the sale of intellectual property, goods and services to customers during the year, net of value added tax.

     COMPUTER SOFTWARE

     Costs incurred in developing the Group's PROMETHEUS software are capitalised as a fixed asset.

     RESEARCH AND DEVELOPMENT EXPENDITURE

     Research and development expenditure is written off to the profit and loss account in the period in which it is incurred.

     DEPRECIATION

     Depreciation of tangible fixed assets is provided to write off the cost of the assets over their estimated useful lives. The rates used are as follows:

Computer equipment and software            20% straight line
Fixtures, fittings and motor vehicles      20% and 25% straight line

     DEFERRED TAXATION

     Deferred tax is provided in respect of the tax effect of all timing differences, to the extent that it is probable that a liability will crystallise in the foreseeable future, at the rates of tax expected to apply when the timing differences reverse.

     LEASING

     Assets acquired under finance leases are capitalised.

     Depreciation on leased assets is calculated to write off the capitalised amount on a straight line basis over the shorter of the lease term and the useful life of the assets.

     Rentals payable are apportioned between the finance charge and a reduction of the outstanding obligation for future amounts payable so that the charge for each accounting period is a constant percentage of the remaining balance of the capital sum outstanding.

     Rentals payable under operating leases are charged on a straight line basis over the term of the lease.

     FOREIGN CURRENCIES

     Assets, liabilities, revenues and costs expressed in foreign currencies are translated into sterling at rates of exchange ruling on the date on which transactions occurred, except for:

        (a) Monetary assets and liabilities which are translated at the rate ruling at the balance sheet date (other than those in (b) below).

        (b) Transactions to be settled at a contractual rate and trading transactions covered by a related or matching forward contract which are translated at these contractual rates.

     Differences arising on the translation of such items are dealt with in the profit and loss account.

     PENSIONS

     The Group operates a defined contribution pension scheme for all members of staff who wish to participate. The funds of the scheme are administered by trustees and are independent of the Group's finances. The Group's contributions are charged against profits on an accruals basis, in the period to which they relate.

 2. SEGMENTAL INFORMATION

     The turnover, net assets and loss on ordinary activities are attributable to the principal activities of the Group being the development and application of computer-aided molecular modelling and immunotherapeutic techniques to enable the Group to design and synthesise lead compounds for development as therapeutics in conjunction with pharmaceutical industry partners. The Group operates in the United Kingdom and its turnover analysed by geographical destination is as follows:

                                                             YEARS ENDED 31 MARCH
                                                            -----------------------
                                                            1999     1998     1997
                                                            -----    -----    -----
                                                            L'000    L'000    L'000
United Kingdom............................................   656      156      157
Rest of Europe............................................    40       22      252
USA.......................................................    --       --      158
Rest of the world.........................................    --       --        6
                                                             ---      ---      ---
                                                             696      178      573
                                                             ===      ===      ===

 3. OPERATING LOSS

     The operating loss is stated after charging/(crediting):

                                                            YEARS ENDED 31 MARCH
                                                           -----------------------
                                                           1999     1998     1997
                                                           -----    -----    -----
                                                           L'000    L'000    L'000
Directors' emoluments....................................   479       449      482
Depreciation.............................................   969     1,120    1,127
Auditors' remuneration
Audit....................................................    18        18       18
Other services...........................................    13        10        9
Profit on disposal of tangible fixed assets..............    (3)       --       (1)

     In addition to those fees disclosed above the auditors received L19,000 in relation to the 1998 Rights Issue during the year ended 31 March 1999 and L7,000 in relation to the 1996 Rights Issue during the year ended 31 March 1997.

 4. STAFF COSTS

     The average number of persons, including directors, employed during each of the three years ended 31 March 1999 was:

                                                          YEARS ENDED 31 MARCH
                                                       --------------------------
                                                        1999      1998      1997
                                                       ------    ------    ------
                                                       NUMBER    NUMBER    NUMBER
Management...........................................     4         4         4
Administration.......................................    11        11        10
Research.............................................    36        38        33
                                                         --        --        --
                                                         51        53        47
                                                         ==        ==        ==

     Their total remuneration was:

                                                           YEARS ENDED 31 MARCH
                                                          -----------------------
                                                          1999     1998     1997
                                                          -----    -----    -----
                                                          L'000    L'000    L'000
Salaries................................................  1,600    1,665    1,464
Social security costs...................................    189      161      152
Pension costs...........................................    161      151      140
                                                          -----    -----    -----
                                                          1,950    1,977    1,756
                                                          =====    =====    =====

 5. DIRECTORS' REMUNERATION

 A. EMOLUMENTS

     The emoluments of the directors for the three years ended 31 March 1999 were as follows:

                                                                      BENEFITS    TOTAL
                               SALARY    BONUS    FEES     PENSION    IN KIND     1999
                               ------    -----    -----    -------    --------    -----
                               L'000     L'000    L'000     L'000      L'000      L'000
D W Gration..................    91       --       --        14           6        111
J A Miller...................    93       --       --         9           7        109
A Rushton....................    97       --       --         9           9        115
B M Riley....................    65       --       --         6           9         80
R N Boyes....................    --       --       12        --          --         12
G P Fothergill...............    --       --       15        --          --         15
J E Everitt..................    --       --       15        --          --         15
M R B Gatenby................    --       --       15        --          --         15
E Anggard....................    --       --        7        --          --          7
                                ---        --      --        --          --        ---
                                346       --       64        38          31        479
                                ===        ==      ==        ==          ==        ===

                                                                      BENEFITS    TOTAL
                               SALARY    BONUS    FEES     PENSION    IN KIND     1998
                               ------    -----    -----    -------    --------    -----
                               L'000     L'000    L'000     L'000      L'000      L'000
D W Gration..................    73        8       --         8           1         90
J A Miller...................    91        9       --         9           9        118
A Rushton....................    80        8       --         8           5        101
B M Riley....................    60        7       --         6           8         81
R N Boyes....................    --       --       14        --          --         14
G P Fothergill...............    --       --       14        --          --         14
J E Everitt..................    --       --       14        --          --         14
M R B Gatenby................    --       --       14        --          --         14
J C Lees.....................    --       --        3        --          --          3
                                ---       --       --        --          --        ---
                                304       32       59        31          23        449
                                ===       ==       ==        ==          ==        ===

                                                                      BENEFITS    TOTAL
                               SALARY    BONUS    FEES     PENSION    IN KIND     1997
                               ------    -----    -----    -------    --------    -----
                               L'000     L'000    L'000     L'000      L'000      L'000
J S Sikorski.................    44       25       --         6           3         78
S J Jones ...................    61        5       --         6           6         78
B M Riley....................    54        6       --         5           8         73
J C Lees.....................    --       --       13        --          --         13
D W Gration..................    36        5       10         4          --         55
J A Miller...................    82        6       --         8           5        101
A Rushton....................    45        6       --         5           4         60
R N Boyes....................    --       --       13        --          --         13
G P Fothergill...............    --       --        7        --          --          7
J E Everitt..................    --       --        4        --          --          4
                                ---       --       --        --          --        ---
                                322       53       47        34          26        482
                                ===       ==       ==        ==          ==        ===

     In addition, during the year ended 31 March 1997, K M Gilmore and J K Pool were paid L57,294 and L49,560 respectively following termination of their service agreements, on ceasing to be directors of the Company.

 B. INTERESTS IN ORDINARY SHARES

     The directors' interests in the ordinary shares of the Company at 31 March 1997, 1998 and 1999 were as follows:

                                                          NUMBER OF SHARES
                                                  --------------------------------
                                                  31 MARCH    31 MARCH    31 MARCH
                                                    1999        1998        1997
                                                  --------    --------    --------
D W Gration.....................................   40,897      30,673      30,673
J A Miller......................................   42,962      32,222      32,222
A Rushton (appointed 2 September 1996)..........       --          --          --
B M Riley.......................................   14,814      11,111      11,111
G P Fothergill (appointed 2 September 1996).....   13,333      10,000      10,000
J E Everitt (appointed 18 December 1996)........   17,402      13,052          --
M R B Gatenby (appointed 29 May 1997)...........   26,666      20,000          --
E Anggard (appointed 22 October 1998)...........       --          --          --
J C Lees (resigned 29 May 1997).................       --          --      51,428
R N Boyes (resigned 31 July 1998)...............       --          --          --

 C. SHARE OPTIONS

     Details of share options granted to directors are as follows:

                                                             NUMBER OF SHARES UNDER OPTION
                             ---------------------------------------------------------------------------------------------
                                                                                            DATE FROM
                             AT 1 APRIL                         AT 31 MARCH   EXERCISE        WHICH
                                1998      GRANTED   CANCELLED      1999       PRICE(P)     EXERCISABLE       EXPIRY DATE
                             ----------   -------   ---------   -----------   --------   ---------------   ---------------
   APPROVED OPTIONS
   A Rushton...............    23,535         --       --          23,535      154.66    21 July 1997      20 July 2004
   B M Riley...............    52,955         --       --          52,955       68.83    25 July 1998      24 July 2005
   UNAPPROVED OPTIONS
   D W Gration.............    12,257         --       --          12,257      263.51    28 March 1997     27 March 2001
   D W Gration.............    87,110         --       --          87,110       57.40    20 August 1999    19 August 2003
   D W Gration.............   129,620         --       --         129,620       41.66    23 January 2001   22 January 2004
   J A Miller..............   117,017         --       --         117,017       66.66    19 July 1999      18 July 2003
   J A Miller..............   108,016         --       --         108,016       41.66    23 January 2001   22 January 2004
   B M Riley...............    78,011         --       --          78,011       66.66    19 July 1999      18 July 2003
   B M Riley...............    72,011         --       --          72,011       41.66    23 January 2001   22 January 2004
   A Rushton...............   111,947         --       --         111,947       66.66    19 July 1999      18 July 2003
   A Rushton...............    96,015         --       --          96,015       41.66    23 January 2001   22 January 2004
   D W Gration.............        --     90,000       --          90,000       46.00    22 June 2001      21 June 2008
   J A Miller..............        --     90,000       --          90,000       46.00    22 June 2001      21 June 2008
   B M Riley...............        --     65,000       --          65,000       46.00    22 June 2001      21 June 2008
   A Rushton...............        --     90,000       --          90,000       46.00    22 June 2001      21 June 2008
   SAVINGS RELATED OPTIONS
   J A Miller..............        --     26,712       --          26,712       36.50    1 October 2001    31 March 2002
   B M Riley...............        --     26,712       --          26,712       36.50    1 October 2001    31 March 2002

     There were no changes to the interests of directors in share options or ordinary shares of the Company as of 3 June 1999.

     The price of the Company's ordinary shares to which the options relate was 46.0p at 31 March 1999 and fluctuated between 69.5p and 32.0p during the year ended 31 March 1999.

                                                             NUMBER OF SHARES UNDER OPTION
                             ---------------------------------------------------------------------------------------------
                                                                                            DATE FROM
                             AT 1 APRIL                         AT 31 MARCH   EXERCISE        WHICH
                                1997      GRANTED   CANCELLED      1998       PRICE(P)     EXERCISABLE       EXPIRY DATE
                             ----------   -------   ---------   -----------   --------   ---------------   ---------------
   APPROVED OPTIONS
   A Rushton...............    23,535         --       --          23,535      154.66    21 July 1997      20 July 2004
   B M Riley...............    52,955         --       --          52,955       68.83    25 July 1998      24 July 2005
   UNAPPROVED OPTIONS
   D W Gration.............    12,257         --       --          12,257      263.51    28 March 1997     27 March 2001
   D W Gration.............    87,110         --       --          87,110       57.40    20 August 1999    19 August 2003
   D W Gration.............   129,620         --       --         129,620       41.66    23 January 2001   22 January 2004
   J A Miller..............   117,017         --       --         117,017       66.66    19 July 1999      18 July 2003
   J A Miller..............   108,016         --       --         108,016       41.66    23 January 2001   22 January 2004
   B M Riley...............    78,011         --       --          78,011       66.66    19 July 1999      18 July 2003
   B M Riley...............    72,011         --       --          72,011       41.66    23 January 2001   22 January 2004
   A Rushton...............   111,947         --       --         111,947       66.66    19 July 1999      18 July 2003
   A Rushton...............    96,015         --       --          96,015       41.66    23 January 2001   22 January 2004

     The price of the Company's ordinary shares, to which the options relate, was 69.5p at 31 March 1998 and fluctuated between 86.5p and 34.5p during the year ended 31 March 1998.

                                                            NUMBER OF SHARES UNDER OPTION
                            ---------------------------------------------------------------------------------------------
                            AT 1 APRIL                         AT 31 MARCH   EXERCISE   DATE FROM WHICH
                               1996      GRANTED   CANCELLED      1997       PRICE(P)     EXERCISABLE       EXPIRY DATE
                            ----------   -------   ---------   -----------   --------   ---------------   ---------------
   APPROVED OPTIONS
   J S Sikorski...........    56,738          --     56,738           --          --                 --                --
   J S Sikorski...........   152,057          --    152,057           --          --                 --                --
   S J Jones..............    79,432          --     79,432           --          --                 --                --
   A Rushton*.............    23,535          --         --       23,535      154.66       21 July 1997      20 July 2004
   B M Riley..............    52,955          --         --       52,955       68.83       25 July 1998      24 July 2005
   UNAPPROVED OPTIONS
   D W Gration............    12,257          --         --       12,257      263.51      28 March 1997     27 March 2001
   D W Gration............        --      87,110         --       87,110       57.40     20 August 1999    19 August 2003
   D W Gration............        --     129,620         --      129,620       41.66    23 January 2001   22 January 2004
   J S Sikorski...........        --     136,250    136,250           --          --                 --                --
   S J Jones..............        --     101,111    101,111           --          --                 --                --
   J A Miller.............        --     117,017         --      117,017       66.66       19 July 1999      18 July 2003
   J A Miller.............        --     108,016         --      108,016       41.66    23 January 2001   22 January 2004
   B M Riley..............        --      78,011         --       78,011       66.66       19 July 1999      18 July 2003
   B M Riley..............        --      72,011         --       72,011       41.66    23 January 2001   22 January 2004
   A Rushton*.............        --     111,947         --      111,947       66.66       19 July 1999      18 July 2003
   A Rushton..............        --      96,015         --       96,015       41.66    23 January 2001   22 January 2004

   * Relates to shares under option at the date of appointment.

   The price of the Company's ordinary shares, to which the options relate, was 52.5p at 31 March 1997 and fluctuated between 87.5p and 29p during the year ended 31 March 1997.

   In accordance with individual option agreements and scheme rules, the number of shares under option and the exercise prices have been adjusted to take account of Rights Issues since the date of grant.

D. DIRECTORS' SERVICE CONTRACTS

   A Rushton, J A Miller and B M Riley are employed under service contracts which will continue until terminated by the director giving not less than six months notice or the Company giving not less than twelve months notice.

   D W Gration is employed under a service contract which will continue until terminated by either party giving not less than twelve months notice.

   G P Fothergill, E Anggard, J E Everitt and M R B Gatenby do not have service contracts with the Company.

6. INTEREST PAYABLE

                                                                     YEARS ENDED 31 MARCH
                                                                    -----------------------
                                                                    1999     1998     1997
                                                                    -----    -----    -----
                                                                    L'000    L'000    L'000
      Finance lease and hire purchase agreements..................   74       132      119
      Other.......................................................    6        --       --
                                                                     --       ---      ---
                                                                     80       132      119
                                                                     ==       ===      ===

7. TAXATION

   There is no charge to taxation for the three years ended 31 March 1999. At 31 March 1999 the Group had tax losses, subject to the agreement of the Inland Revenue, of approximately L38 million (1998: L35 million, 1997: L31 million) available for offset against future taxable profits of the same trade and have no expiry date.

8. LOSS PER SHARE

   Loss per share is based on attributable losses of L3,947,000 (1998:
   L4,127,000, 1997: L3,824,000) and a weighted average number of shares in issue during the year of 71,205,296 (1998: 55,439,533, 1997: 52,326,238). The comparative loss per share figures have been adjusted for the effects of the 1998 Rights Issue.

9. TANGIBLE FIXED ASSETS

                                                          COMPUTER        FIXTURE, FITTINGS
                                        PROMETHEUS      EQUIPMENT &            & MOTOR
                                         SOFTWARE    PURCHASED SOFTWARE       VEHICLES        TOTAL
                                          L'000            L'000                L'000         L'000
                                        ----------   ------------------   -----------------   -----
      COST
      At 1 April 1997.................    3,924            1,796                1,237         6,957
      Additions.......................      247              143                  151           541
                                          -----            -----                -----         -----
      At 31 March 1998................    4,171            1,939                1,388         7,498
      Additions.......................      234              176                  292           702
      Disposals.......................       --             (207)                  (5)         (212)
                                          -----            -----                -----         -----
      At 31 March 1999................    4,405            1,908                1,675         7,988
                                          =====            =====                =====         =====
      DEPRECIATION
      At 1 April 1997.................    2,573            1,008                  665         4,246
      Charge for the year.............      541              336                  243         1,120
                                          -----            -----                -----         -----
      At 31 March 1998................    3,114            1,344                  908         5,366
      Charge for the year.............      482              306                  181           969
      Eliminated on disposal..........       --             (205)                  (1)         (206)
                                          -----            -----                -----         -----
      At 31 March 1999................    3,596            1,445                1,088         6,129
                                          =====            =====                =====         =====
      NET BOOK VALUE
      31 March 1998...................    1,057              595                  480         2,132
                                          =====            =====                =====         =====
      31 March 1999...................      809              463                  587         1,859
                                          =====            =====                =====         =====

   The net book value at 31 March 1999 includes L576,000 (1998: L634,000) in respect of assets held under finance lease and hire purchase agreements. Depreciation for the year ended 31 March 1999 on those assets was L292,000 (1998: L259,000).

10. INVESTMENTS IN SUBSIDIARY UNDERTAKINGS

    DETAILS OF SUBSIDIARY UNDERTAKINGS ARE AS FOLLOWS:

                                                                                           COUNTRY OF
                                                                                         REGISTRATION/
                                       CLASS OF                                        INCORPORATION AND
                                      SHARES HELD   % HELD         ACTIVITY                OPERATION
                                      -----------   ------         --------            -----------------
   Proteus Molecular Design
     Limited........................   Ordinary      100     Computer-aided         England and Wales
                                                             molecular modelling
                                                             and drug design
   Genethics Limited................   Ordinary       76     Research and           England and Wales
                                                             development
   Proteus Biotechnology Limited....   Ordinary      100     Dormant                England and Wales
   Proteus Molecular Design Inc.....   Ordinary      100     Dormant                United States of America
   Cellular Research Limited........   Ordinary       76     Dormant                England and Wales
   Proteus Research Ireland            Ordinary       75     Dormant                Republic of Ireland
     Limited........................

   All shares in subsidiary undertakings are held by Proteus International plc with the exception of Cellular Research Limited which is wholly owned by Genethics Limited.

11. FIXED ASSET INVESTMENTS -- OTHER

                                                              AS AT 31 MARCH
                                                              --------------
            INTEREST IN SHARES OF JOINT VENTURES              1999     1998
            ------------------------------------              -----    -----
                                                              L'000    L'000
Cost brought forward........................................    18       18
Amount provided.............................................   (18)     (18)
                                                               ---      ---
Net book value..............................................    --       --
                                                               ===      ===

   Additional information regarding Joint Ventures is as follows:

                                                                                COUNTRY OF
                                                                               REGISTRATION/
                                       CLASS OF                              INCORPORATION AND
                                      SHARES HELD   % HELD     ACTIVITY          OPERATION
                                      -----------   ------     --------      -----------------
    PC Aquascience Limited..........   Ordinary       50     Dormant        England and Wales
    Pharmapro Limited...............   Ordinary       50     Research and   Republic of Ireland
                                                             development
    ProDeva Limited.................   Ordinary       50     Dormant        England and Wales

12. DEBTORS

                                                              AS AT 31 MARCH
                                                              --------------
                                                              1999     1998
                                                              -----    -----
                                                              L'000    L'000
Trade debtors...............................................    18      120
Prepayments and accrued income..............................   312      217
Other debtors...............................................    63       62
                                                               ---      ---
                                                               393      399
                                                               ===      ===

13. CREDITORS -- AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                              AS AT 31 MARCH
                                                              --------------
                                                              1999     1998
                                                              -----    -----
                                                              L'000    L'000
Bank overdraft..............................................     56       25
Trade creditors.............................................    503      353
Other taxation and social security..........................    148      123
Accruals and deferred income................................    622      573
Other creditors.............................................     52       52
Obligations under finance lease and hire purchase
  agreements................................................    385      261
                                                              -----    -----
                                                              1,766    1,387
                                                              =====    =====

14. CREDITORS -- AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                              AS AT 31 MARCH
                                                              --------------
                                                              1999     1998
                                                              -----    -----
                                                              L'000    L'000
Obligations under finance lease and hire purchase
  agreements................................................   207      455
                                                               ===      ===

   Included in obligations under finance lease and hire purchase agreements disclosed above and in note 13 are certain agreements secured on Group cash deposits totalling L305,000 at 31 March 1999 (1998: L473,000).

   Obligations under finance lease and hire purchase agreements bear interest at normal commercial rates and fall due as follows:

                                                              AS AT 31 MARCH
                                                              --------------
                                                              1999     1998
                                                              -----    -----
                                                              L'000    L'000
Within one to two years.....................................   174      309
Within two to three years...................................    33      146
                                                               ---      ---
                                                               207      455
                                                               ===      ===

15. DEFERRED TAXATION

   The full potential liability for deferred taxation under the liability method at 30% (1998 31%) is as follows:

                                                              AS AT 31 MARCH
                                                              --------------
                                                              1999     1998
                                                              -----    -----
                                                              L'000    L'000
Capital allowances in excess of depreciation................   171      271
Taxable losses..............................................  (171)    (271)
                                                              ----     ----
                                                                --       --
                                                              ====     ====

16. SHARE CAPITAL

                                                              AS AT 31 MARCH
                                                              --------------
                                                              1999     1998
                                                              -----    -----
                                                              L'000    L'000
Authorised:
100,000,000 (1998: 70,750,000) ordinary shares of 2p each...  2,000    1,415
                                                              =====    =====
Allotted, called up and fully paid:
73,998,320 (1998: 55,499,966,) ordinary shares of 2p each...  1,480    1,110
                                                              =====    =====

   On 22 April 1998 the Company announced a 1 for 3 rights issue of 18,498,354 ordinary shares of 2p each which were issued for cash at 45p per share.

   On 2 May 1997, 215,900 ordinary shares of 2p were issued for cash at 24.12p per share and on 29 May 1997, 261,195 shares of 2p were issued for cash at 24.12p per share following the exercise of share options.

     Details of outstanding share options are as follows:

                                              AT 1 APRIL                                           AT 31 MARCH    EXERCISE
               DATE EXERCISABLE                  1998        GRANTED     EXERCISED    CANCELLED       1999        PRICE (P)
               ----------------               ----------    ---------    ---------    ---------    -----------    ---------
   INDIVIDUAL UNAPPROVED
   19 Sept 1994 to 18 Sep 1998..............    224,621            --           --     224,621             --          --
   28 Mar 1997 to 27 Mar 2001...............     12,257            --           --          --         12,257      263.51
   APPROVED SCHEME
   21 July 1997 to 20 July 2004.............     70,605            --           --          --         70,605      154.66
   25 July 1998 to 24 July 2005.............     52,955            --           --          --         52,955       68.83
   UNAPPROVED SCHEMES
   19 July 1999 to 18 July 2003.............    783,124            --           --          --        783,124       66.66
   20 Aug 1999 to 19 Aug 2003...............     87,110            --           --          --         87,110       57.40
   23 Jan 2001 to 22 Jan 2004...............    590,597            --           --      60,142        530,455       41.66
   24 July 2000 to 23 July 2004.............    115,612            --           --          --        115,612       42.12
   5 August 2000 to 4 Aug 2004..............     27,004            --           --          --         27,004       41.66
   12 Dec 2000 to 11 Dec 2004...............     32,405            --           --          --         32,405       41.66
   20 Jan 2001 to 19 Jan 2005...............     10,801            --           --          --         10,801       76.84
   22 June 2001 to 21 June 2008.............         --       511,573           --          --        511,573       46.00
   SAVINGS RELATED OPTIONS
   1 Oct 2001 to 31 Mar 2002................         --       375,028           --          --        375,028       36.50
   1 Oct 2003 to 31 Mar 2004................         --       153,121           --          --        153,121       36.50
                                              ---------     ---------    ---------     -------      ---------
                                              2,007,091     1,039,722           --     284,763      2,762,050
                                              =========     =========    =========     =======      =========

     In accordance with individual option agreements and scheme rules, the number of shares under option and the exercise prices have been adjusted to take account of Rights Issues since the date of the grant.

17. RESERVES

                                                               SHARE PREMIUM   PROFIT AND LOSS
                                                                  ACCOUNT          ACCOUNT
                                                               -------------   ---------------
                                                                   L'000            L'000
    As of 1 April 1997.......................................     39,822           (32,895)
    Issue of 215,900 ordinary shares at 24.12p per share.....         48                --
    Issue of 261,195 ordinary shares at 24.12p per share.....         58                --
    Retained loss for the year...............................         --            (4,127)
                                                                  ------           -------
    As at 31 March 1998......................................     39,928           (37,022)
    Issue of 18,498,354 ordinary shares at 45p per share.....      7,954                --
    Expenses paid in connection with share issue.............       (711)               --
    Retained loss for the year...............................         --            (3,947)
                                                                  ------           -------
    As at 31 March 1999......................................     47,171           (40,969)
                                                                  ======           =======

     Goodwill on acquisition written off against reserves in prior periods amounts to L1,909,000.

18. RECONCILIATION OF MOVEMENT IN SHAREHOLDERS' FUNDS

                                                                  YEARS ENDED 31 MARCH
                                                                  ---------------------
                                                                   1999          1998
                                                                  -------       -------
                                                                   L'000         L'000
    Loss for the financial year.................................  (3,947)       (4,127)
    Issue of shares.............................................   7,613           116
                                                                  ------        ------
    Net increase/(reduction) in shareholders' funds.............   3,666        (4,011)
    Opening shareholders' funds.................................   4,016         8,027
                                                                  ------        ------
    Closing shareholders' funds.................................   7,682         4,016
                                                                  ======        ======

19. FINANCIAL COMMITMENTS

     At 31 March 1999 the Group had the following commitments in respect of operating leases which expire:

                                                               PROPERTY           OTHER
                                                            --------------    --------------
                                                            1999     1998     1999     1998
                                                            -----    -----    -----    -----
                                                            L'000    L'000    L'000    L'000
    Within one year.......................................    --       --      --       12
    Within two to five years..............................   167      167      29        8

20. NOTES TO THE CONSOLIDATED CASH FLOW STATEMENTS

(I) RECONCILIATION OF OPERATING LOSS TO NET CASH OUTFLOW FROM OPERATING
    ACTIVITIES

                                                                  YEARS ENDED 31 MARCH
                                                               --------------------------
                                                                1999      1998      1997
                                                               ------    ------    ------
                                                               L'000     L'000     L'000
    Operating loss...........................................  (4,407)   (4,348)   (4,109)
    Depreciation.............................................     969     1,120     1,127
    Profit on disposal of tangible fixed assets..............      (3)       --        (1)
    Decrease/(increase) in debtors...........................      67      (101)     (118)
    Increase/(decrease) in creditors.........................     218        53    (1,112)
                                                               ------    ------    ------
    Net cash outflow from operating activities...............  (3,156)   (3,276)   (4,213)
                                                               ======    ======    ======

(II) ANALYSIS OF CASH FLOWS FOR HEADINGS NETTED IN THE CASH FLOW STATEMENT

                                                                  YEARS ENDED 31 MARCH
                                                                -------------------------
                                                                 1999     1998      1997
                                                                ------    -----    ------
                                                                L'000     L'000    L'000
    RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
    Interest received.........................................     479      383       357
    Interest paid.............................................     (74)    (132)     (119)
                                                                ------    -----    ------
    NET CASH INFLOW FOR RETURNS ON INVESTMENTS AND SERVICING
      OF FINANCE..............................................     405      251       238
                                                                ======    =====    ======
    CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
    Payments to acquire tangible fixed assets including
    PROMETHEUS software.......................................    (463)    (360)     (609)
    Proceeds from sale of tangible fixed assets...............       9       --       102
                                                                ------    -----    ------
    NET CASH OUTFLOW FROM CAPITAL EXPENDITURE AND FINANCIAL
      INVESTMENT..............................................    (454)    (360)     (507)
                                                                ======    =====    ======
    MANAGEMENT OF LIQUID RESOURCES
    Cash (invested in)/withdrawn from money market deposits
    (note 20(iii))............................................  (4,080)   3,524    (4,626)
                                                                ------    -----    ------
    NET CASH (OUTFLOW)/INFLOW FROM MANAGEMENT OF LIQUID
      RESOURCES...............................................  (4,080)   3,524    (4,626)
                                                                ======    =====    ======
    FINANCING
    Issue of share capital....................................   8,324      116     9,860
    Expenses paid in connection with share issues.............    (711)      --      (444)
    Finance lease and hire purchase agreement payments (note
      20(iii))................................................    (363)    (319)     (247)
                                                                ------    -----    ------
    NET CASH INFLOW/(OUTFLOW) FROM FINANCING..................   7,250     (203)    9,169
                                                                ======    =====    ======

(III) RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET FUNDS

                                                                   YEARS ENDED 31 MARCH
                                                                 ------------------------
                                                                 1999      1998     1997
                                                                 -----    ------    -----
                                                                 L'000    L'000     L'000
    (Decrease)/increase in cash................................    (35)      (64)      61
    Cash outflow/(inflow) from management of liquid
      resources................................................  4,080    (3,524)   4,626
    Capital element of finance lease and hire purchase
      agreements...............................................    363       319      247
                                                                 -----    ------    -----
    Change in net funds resulting from cash flows..............  4,408    (3,269)   4,934
    New finance lease and hire purchase agreements.............   (239)     (181)    (191)
                                                                 -----    ------    -----
    Movement in net funds in the year..........................  4,169    (3,450)   4,743
    Net funds brought forward..................................  2,586     6,036    1,293
                                                                 -----    ------    -----
    Net funds carried forward..................................  6,755     2,586    6,036
                                                                 =====    ======    =====

(IV) ANALYSIS OF NET FUNDS

                                           AT 1 APRIL                 NON-CASH    AT 31 MARCH
                                              1998       CASH FLOW    CHANGES        1999
                                           ----------    ---------    --------    -----------
                                             L'000         L'000       L'000         L'000
    Cash in hand.........................       44            (4)         --            40
    Bank overdraft.......................      (25)          (31)         --           (56)
                                                           -----
                                                             (35)
    Finance lease and hire purchase
      agreements.........................     (716)          363        (239)         (592)
    Money market deposits................    3,283         4,080          --         7,363
                                             -----         -----        ----         -----
    Total................................    2,586         4,408        (239)        6,755
                                             =====         =====        ====         =====

                                           AT 1 APRIL                 NON-CASH    AT 31 MARCH
                                              1997       CASH FLOW    CHANGES        1998
                                           ----------    ---------    --------    -----------
                                             L'000         L'000       L'000         L'000
    Cash in hand.........................      130           (86)         --            44
    Bank overdraft.......................      (47)           22          --           (25)
                                                          ------
                                                             (64)
    Finance lease and hire purchase
      agreements.........................     (854)          319        (181)         (716)
    Money market deposits................    6,807        (3,524)         --         3,283
                                             -----        ------        ----         -----
    Total................................    6,036        (3,269)       (181)        2,586
                                             =====        ======        ====         =====

                                           AT 1 APRIL                 NON-CASH    AT 31 MARCH
                                              1996       CASH FLOW    CHANGES        1997
                                           ----------    ---------    --------    -----------
                                             L'000         L'000       L'000         L'000
    Cash in hand.........................      107            23          --           130
    Bank overdraft.......................      (85)           38          --           (47)
                                                           -----
                                                              61
    Finance lease and hire purchase
      agreements.........................     (910)          247        (191)         (854)
    Money market deposits................    2,181         4,626          --         6,807
                                             -----         -----        ----         -----
    Total................................    1,293         4,934        (191)        6,036
                                             =====         =====        ====         =====

(v) MAJOR NON-CASH TRANSACTIONS

     During the year ended 31 March 1999, fixed assets were acquired for L239,000 (1998: L181,000, 1997: L191,000) under finance lease and hire purchase agreements.

     During the year ended 31 March 1997, 309,731 ordinary shares were issued at 56.43p per share by way of settlement of certain expenses incurred in connection with the 1996 Rights Issue.

21. CONTINGENT LIABILITIES

     The Company has guaranteed the bank borrowings of Proteus Molecular Design Limited which at 31 March 1999 amounted to L56,000 (1998 L25,000).

     The Company has also guaranteed certain operating lease, finance lease and hire purchase agreements entered into by subsidiary companies.

22. DIFFERENCES BETWEEN U.K. AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The consolidated financial statements have been prepared in accordance with U.K. GAAP which differ in certain significant respects from U.S. GAAP. The main differences between U.K. GAAP and U.S. GAAP that affect the Group's consolidated loss and net assets are set out below.

(a) COMPUTER SOFTWARE

    The Group has capitalised costs incurred in developing its PROMETHEUS software for internal use. A significant proportion of these costs relate to internal costs incurred during the development period. U.S. GAAP requires such costs to be expensed and consequently the costs capitalised under U.K. GAAP have been written off to conform with U.S. GAAP.

(b) GOODWILL

     Under U.K. GAAP, goodwill arising on acquisitions during accounting periods ending on or after December 23, 1998 is capitalised in the balance sheet and amortised over its estimated useful economic life limited to a period of 20 years or less. Goodwill arising from acquisitions consummated in accounting periods ending before December 23, 1998 could be charged against

22. DIFFERENCES BETWEEN U.K. AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

    reserves in the year of acquisition. Upon subsequent disposal or an indication of impairment in respect of the acquired asset or entity, the effect of any associated goodwill was eliminated from reserves and then charged against the profit and loss account.

     Under U.S. GAAP, goodwill is capitalised in the balance sheet and is subsequently amortised over its estimated useful economic life not exceeding 40 years.

     For purposes of restating shareholders' equity in accordance with U.S. GAAP, goodwill has been reclassified as an asset less amortisation based upon the useful economic life of 10 years on a straight line basis.

     Goodwill under U.S. GAAP is stated at cost less amortisation as follows:

                                                             AS AT 31 MARCH
                                                       --------------------------
                                                        1999      1998      1997
                                                       ------    ------    ------
                                                       L'000     L'000     L'000
Cost.................................................   1,909     1,909     1,909
Amortisation.........................................  (1,754)   (1,597)   (1,440)
                                                       ------    ------    ------
Book value...........................................     155       312       469
                                                       ======    ======    ======

(c) CONSOLIDATED CASH FLOW STATEMENTS

     The Group's consolidated financial statements include Consolidated Statements of Cash Flows in accordance with U.K. Financial Reporting Standard 1 (Revised 1996), "Cash Flow Statements" ("FRS 1 (Revised)"). The statement prepared under FRS 1 (Revised) presents substantially the same information as that required under U.S. Statement of Financial Accounting Standard No 95 (SFAS 95), except that FRS 1 (Revised) reflects changes in cash (which is defined as cash in hand and deposits repayable on demand less any bank loans or bank overdrafts repayable on demand), whereas SFAS 95 reflects changes in the total of cash and cash equivalents.

     Under FRS 1 (Revised) cash flows are presented separately for (i) operating activities; (ii) returns on investments and servicing of finance; (iii) taxation; (iv) capital expenditure and financial investment (and acquisitions and disposals); (v) management of liquid resources; and (vi) financing activities. SFAS 95 only requires presentation of cash flows from operating, investing and financing activities.

     Cash flows under FRS1 (Revised) in respect of interest received, interest paid (net of that capitalised), interest on finance leases and taxation would be included within operating activities under SFAS 95. Under SFAS 95 all short-term borrrowings are included in financing activities.

22. DIFFERENCES BETWEEN U.K. AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

    The following statements summarise the statement of cash flows for the Group as if they had been presented in accordance with U.S. GAAP and include the adjustments which reconcile cash and cash equivalents under U.S. GAAP to cash and cash equivalents reported under U.K. GAAP.

                                                                  YEARS ENDED 31 MARCH
                                                               --------------------------
                                                                1999      1998      1997
                                                               ------    ------    ------
                                                               L'000     L'000     L'000
    Net cash outflow from operating activities...............  (2,985)   (3,272)   (4,293)
    Net cash used in investing activities....................  (5,220)    3,687    (3,989)
    Net cash provided by financing activities................   7,434       (28)    9,185
                                                               ------    ------    ------
    Net increase/(decrease) in cash and cash equivalents
    under U.S. GAAP..........................................    (771)      387       903
    Cash and cash equivalents under U.S. GAAP at beginning of
      year...................................................   2,829     2,442     1,539
                                                               ------    ------    ------
    Cash and cash equivalents under U.S. GAAP at end of
      year...................................................   2,058     2,829     2,442
    Short term cash deposits.................................   5,000        --     3,800
    Short term deposit secured on finance leases.............     305       473       648
    Cash set off against bank overdraft......................      40        --        --
    Overdrafts included in financing.........................      --        25        47
                                                               ------    ------    ------
    Cash and bank balances under U.K. GAAP at end of year....   7,403     3,327     6,937
                                                               ======    ======    ======

(d) DEVELOPMENT STAGE ENTERPRISES

     Under U.S. GAAP, Statement of Financial Accounting Standard No 7 (SFAS 7), a development stage company is required to disclose certain additional financial information relating to: its deficit accumulated during the development stage; accumulated revenue; expenses and cash flows; and a statement of shareholders' equity showing certain details of all stock issues since the enterprise's inception.

    The directors believe the Group is a development stage company as it is devoting substantially all of its efforts to establishing the business. Planned principal operations have not commenced.

22. DIFFERENCES BETWEEN U.K. AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

     The information required by SFAS 7 is set out below:

     Profit and loss account for the cumulative amounts from inception on 12 January 1990 through 31 March 1999.

                                                               L'000
                                                              -------
Turnover....................................................    2,541
Cost of goods sold..........................................     (240)
Cost of service revenues....................................      (38)
Research and development....................................  (26,951)
Marketing...................................................   (1,153)
General and administrative..................................  (14,812)
                                                              -------
Operating loss..............................................  (40,653)
Share of results of joint ventures..........................     (507)
Interest receivable.........................................    3,299
Interest payable............................................   (1,199)
                                                              -------
Loss on ordinary activities before and after taxation.......  (39,060)
                                                              -------

22. DIFFERENCES BETWEEN U.K. AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

     Statement of shareholders' equity from inception through 31 March 1999.

                                                                                           DEFICIT
                                                                                        ACCUMULATED IN
                                                                                             THE
                                                    SHARES        PAR        SHARE       DEVELOPMENT
    ANALYSIS OF SHAREHOLDERS' EQUITY     DATE       NUMBER       VALUE      PREMIUM         STAGE           TOTAL
    --------------------------------   --------   ----------   ---------   ----------   --------------   -----------
                                                                   L           L              L               L
   Initial share capital.............  12/01/90            2           2           --             --               2
   Issuance for acquisition of PMD...  14/05/90      322,398     322,398           --             --         322,398
   50 to 1 stock split...............  18/05/90   15,797,600          --           --             --               0
   Issue of shares on flotation to
     USM.............................    May-90    5,373,333     107,467    4,406,133             --       4,513,600
   Issue expenses....................                     --          --     (353,000)            --        (353,000)
   Issue of shares...................  28/11/91      895,000      17,900    1,235,100             --       1,253,000
   Issue expenses....................                     --          --      (18,000)            --         (18,000)
   Rights issue......................  02/06/92    4,477,666      89,553   12,447,911             --      12,537,464
   Share issue.......................  05/10/92      123,000       2,460      397,290             --         399,750
   Share issue for acquisition of 76%
     of Genethics Limited............  27/11/92       30,400         608      117,952             --         118,560
   Issue expenses....................                     --          --     (400,000)            --        (400,000)
   Exercise of share options.........  07/07/93      200,000       4,000       51,020             --          55,020
   Rights issue......................  20/04/94    3,888,485      77,770   10,809,988             --      10,887,758
   Issue of shares by placing........  10/02/95    1,500,000      30,000    2,595,000             --       2,625,000
   Exercise of share options.........  10/03/95      100,000       2,000       25,370             --          27,370
   Issue expenses....................                     --          --     (462,000)            --        (462,000)
   Rights issue......................  24/05/96   21,805,256     436,105    9,376,260             --       9,812,365
   Exercise of share options.........  01/08/96      200,000       4,000       44,280             --          48,280
   Issue of shares to settle Rights
     issue expenses..................  01/08/96      309,731       6,195      168,587             --         174,782
   Issue expenses....................                     --          --     (619,000)            --        (619,000)
   Exercise of share options.........  02/05/97      215,900       4,318       47,757             --          52,075
   Exercise of share options.........  29/05/97      261,195       5,224       57,776             --          63,000
   Rights issue......................  22/04/98   18,498,354     369,967    7,954,292             --       8,324,259
   Issue expenses....................                     --          --     (711,000)            --        (711,000)
   Losses accumulated during
     development stage...............                     --          --                 (39,060,000)    (39,060,000)
   Goodwill written off..............                     --          --                  (1,909,000)     (1,909,000)
                                                  ----------   ---------   ----------    -----------     -----------
   Total.............................             73,998,320   1,479,967   47,171,716    (40,969,000)      7,682,683
                                                  ==========   =========   ==========    ===========     ===========

(e) DEFERRED TAXES

     Under U.K. GAAP, deferred taxes are recognised where it is probable that such tax will become payable in the foreseeable future. Under U.S. GAAP, deferred taxes are accounted for on all temporary differences, including tax losses. Any resultant net deferred tax assets so recognised are reduced by a valuation allowance to the extent that future taxable income, as it is currently

22. DIFFERENCES BETWEEN U.K. AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

     assessed, is not likely to be sufficient to realise such assets. The deferred tax asset under U.K. GAAP can be reconciled to the deferred tax asset under U.S. GAAP as follows:

                                                                AS AT 31 MARCH
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
                                                               L'000      L'000
Deferred tax asset under U.K. GAAP..........................       --         --
Tax effects of timing differences:
  -- Tax losses.............................................   11,400     10,850
                                                              -------    -------
Gross deferred tax assets under U.S. GAAP...................   11,400     10,850
Valuation allowances........................................  (11,400)   (10,850)
                                                              -------    -------
Net deferred tax assets under U.S. GAAP.....................       --         --
                                                              =======    =======

     The Group has incurred tax losses for the past nine years. A valuation allowance has been provided against the full amount of the deferred tax assets arising from tax loss carry forwards as, in light of the Group's start-up nature and lack of profitable operations to date, management believes that it is more likely than not that sufficient taxable income will not be generated to utilise these loss carry forwards which can be used to offset future taxable profits of the same trade and have no expiry date.

(f) STOCK COMPENSATION PLANS

     As required under U.K. GAAP, Urgent Issues Task Force Abstract 17 ("UITF 17"), share options granted to employees are recognised in the Group's financial statements when the share options have been granted. Such grants give rise to compensation expense measured by reference to the fair value of shares only on the date of grant, and at no subsequent date for variable plans.

     Under U.S. GAAP, as permitted by Statement of Financial Accounting Standard No. 123, "Accounting for Stock-based Compensation", the Group applies Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees". Under APB 25 compensation expense resulting from awards under variable plans is measured as the difference between the quoted market price of the underlying shares at the date when the number of shares of stock are known (the date the performance conditions are satisfied) and the exercise price; the cost is recognised over the period the employee performs related services. Since the ultimate compensation cost is unknown until the performance conditions are satisfied, estimates of compensation cost are recorded before the measurement date based on the quoted market price of the underlying stock at period end dates where it is probable that the performance conditions will be attained. The additional compensation cost calculated under APB 25 is not material for the three years ended 31 March 1999.

     Savings related scheme

     Under this plan all employees of the Group (including directors employed by the Group who work at least 25 hours or more per week) are eligible to participate provided they have been employed for a minimum continuous period determined by the Board. Participants may choose to save a fixed amount of between L5 and L250 a month for a period of three, five or seven

22. DIFFERENCES BETWEEN U.K. AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

     years. At the end of the fixed term participants may choose to withdraw their savings or use them to buy shares at a price fixed prior to the start of the savings period. The price is not less than 80% of the market value of a share at the start of the savings period. The options may be exercised from the end of the fixed term for a period of six months. The number of shares over which options to subscribe may be granted on any date may not, when added to the number of shares issued or issuable in respect of options granted in the previous ten years under this scheme and any other employee share scheme adopted by the Group, exceed a number representing 10% of the issued ordinary share capital of the Company on that date. The scheme also applies limits to the number of shares over which options to subscribe may be granted in a three year and five year period under all schemes.

     Performance related executive scheme (the "Approved Scheme")

     Options are granted at the discretion of the Board to eligible employees, being any employee (including a director) who is required to devote substantially the whole of his time to the service of the Group and is not within two years of retirement. The option exercise price is determined by the Board before the grant of the option but cannot be less than the market value of the share on the date of grant. The options may be exercised subject to a performance condition being achieved, from a date determined by the Board which is between three and five years from the date of grant, and before the expiration of a period of ten years from the date of grant. The relevant performance condition that must be met is that the Company has achieved a growth in earnings per share over the three financial periods immediately preceding the date of exercise which exceeds the growth in the General Index of Retail Prices. The number of shares for which options to subscribe may be granted under this scheme on any day may not, when added to the number of shares which immediately prior to that day have been or remain to be issued on the exercise of options granted under this scheme, exceed 2,149,333 shares or up to 10% of the ordinary share capital then in issue, subject to the approval of the Inland Revenue, and confirmation by the Auditors that such an increase is fair and reasonable. The scheme also applies limits to the number of shares for which options may be granted in a three year and ten year period under this scheme and any other executive share scheme adopted by the Company.

     Performance related employee scheme (the "Unapproved Scheme")

     Options are granted by the Board to any eligible employee, being any employee (including an executive director) who is employed under a contract of employment save for any person who is within two years of retirement. The option exercise price is determined by the Board before the grant of the option but cannot be less than the market value of the share on the date of grant. The options may be exercised subject to performance conditions being achieved, from a date determined by the Board and before the expiration of a period of seven years from the date of grant in the case of options granted before 30 April 1998. Options granted from this date may be exercised from a date determined by the Board and before the expiration of a period of ten years from the date of grant. The three performance conditions that must be met are as follows: the share price has increased by a minimum of 15% per annum on a compound basis between the date of grant and exercise; in the three years before exercise, at least one agreement has been signed which is capable of generating L5 million in license fees for technical information and an average of L1 million revenue per annum has been generated in the two years preceding exercise,

22. DIFFERENCES BETWEEN U.K. AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

     as a result of agreements signed since date of grant. Under this scheme, no share may be issued on the exercise of an option which, when added to the aggregate of all shares issued or to be issued in respect of options granted under this scheme or any other executive scheme (not including any profit sharing or savings related scheme) in the preceding ten years, would exceed 5% of the ordinary share capital of the Company then in issue. The scheme also applies limits to the number of shares which may be issued on the exercise of an option in a three year and ten year period under this scheme or any other scheme adopted by the Group (including any profit sharing or savings related scheme).

     Individual options

     The Company has granted individual options whose terms are determined on an individual basis. Individual options outstanding at 31 March 1999 are exercisable from the third anniversary of the date of grant and may be exercised before the expiration of a period of seven years from the date of grant.

     Information relating to stock options during the three years ended 31 March 1999 is as follows:

                                                   PERFORMANCE RELATED       PERFORMANCE RELATED
                                                     EXECUTIVE SCHEME          EMPLOYEE SCHEME
                            SAVINGS RELATED           (THE "APPROVED           (THE "UNAPPROVED
                                 SCHEME                  SCHEME")                  SCHEME"              INDIVIDUAL OPTIONS
                          --------------------    ----------------------    ----------------------    ----------------------
                                      AVERAGE                   AVERAGE                   AVERAGE                   AVERAGE
                          NUMBER     EXERCISE                  EXERCISE                  EXERCISE                  EXERCISE
                            OF       PRICE OF      NUMBER      PRICE OF      NUMBER      PRICE OF      NUMBER      PRICE OF
       SHARE SCHEMES      SHARES     OPTION(P)    OF SHARES    OPTION(P)    OF SHARES    OPTION(P)    OF SHARES    OPTION(P)
       -------------      -------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
   At 31 March 1996.....       --         --       504,831      127.14             --         --      1,496,395      29.33
   Granted..............       --         --            --          --      1,799,461      58.07             --         --
   Exercised............       --         --            --          --             --         --       (216,033)     22.33
   Cancelled............       --         --      (298,897)     123.39       (301,747)     66.72             --         --
                          -------                 --------                  ---------                 ---------
   At 31 March 1997.....       --         --       205,934      132.59      1,497,714      56.32      1,280,362      30.52
   Granted..............       --         --            --          --        188,850      44.00             --         --
   Exercised............       --         --            --          --             --         --       (515,341)     22.33
   Cancelled............       --         --       (82,374)     154.66        (39,911)     65.68       (528,143)     22.33
                          -------                 --------                  ---------                 ---------
   At 31 March 1998.....       --         --       123,560      117.88      1,646,653      54.68        236,878      66.57
   Granted..............  528,149      36.50            --          --        511,573      46.00             --         --
   Exercised............       --         --            --          --             --         --             --         --
   Cancelled/lapsed.....       --         --            --          --        (60,142)     41.66       (224,621)     55.82
                          -------                 --------                  ---------                 ---------
   At 31 March 1999.....  528,149      36.50       123,560      117.88      2,098,084      52.94         12,257     263.51
                          =======                 ========                  =========                 =========

     The weighted average grant date fair value of options granted during the year is as follows:

                                                                                YEARS ENDED 31 MARCH
                                                                 --------------------------------------------------
                                                                                                  PERFORMANCE
                                                                     SAVINGS RELATED           RELATED EMPLOYEE
                                                                         SCHEME                     SCHEME
                                                                 -----------------------    -----------------------
                                                                 1999     1998     1997     1999     1998     1997
                                                                 -----    -----    -----    -----    -----    -----
                                                                  (P)      (P)      (P)      (P)      (P)      (P)
   For options whose exercise price:
   Equals the share price on date of grant.....................     --       --       --    30.35    30.70    47.31
   Exceeds the share price on date of grant....................  19.39       --       --       --    26.00    23.51
   Is less than the share price on date of grant...............     --       --       --       --       --       --

22. DIFFERENCES BETWEEN U.K. AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

     No individual options were granted and no options were granted under the performance related executive scheme in the three years ended 31 March 1999.

     The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1997, 1998 and 1999:

                                                       YEARS ENDED 31 MARCH
                                        --------------------------------------------------
                                                                         PERFORMANCE
                                            SAVINGS RELATED           RELATED EMPLOYEE
                                                SCHEME                     SCHEME
                                        -----------------------    -----------------------
                                        1999     1998     1997     1999     1998     1997
                                        -----    -----    -----    -----    -----    -----
   Weighted risk free rate %..........   4.25       --       --     5.51     5.99     6.56
   Dividend yield %...................     --       --       --       --       --       --
   Volatility %.......................  77.19       --       --    79.98    75.85    73.03
   Weighted average expected life
     (years)..........................    3.8       --       --      4.7      5.5      6.4

     If the Company had elected to recognize compensation expense based on the fair value at the grant date for awards under its various option plans, consistent with the methodology prescribed by FAS 123, the Group's U.S. GAAP net income and earnings per share would be altered to the pro forma amounts indicated below:

                                                          YEARS ENDED 31 MARCH
                                                       --------------------------
                                                        1999      1998      1997
                                                       ------    ------    ------
                                                       L'000     L'000     L'000
U.S. GAAP net loss
  As reported........................................  (3,856)   (3,990)   (3,716)
  Pro forma..........................................  (4,079)   (4,167)   (3,816)
U.S. GAAP loss per ordinary share
  As reported........................................  (5.42p)   (6.94p)   (6.85p)
  Pro forma..........................................  (5.73p)   (7.52p)   (7.29p)

22. DIFFERENCES BETWEEN U.K. AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

(g) APPROXIMATE EFFECT ON NET LOSS OF DIFFERENCES BETWEEN U.K. GAAP AND U.S.
GAAP

                                                     YEARS ENDED 31 MARCH
                                            --------------------------------------
                                               1999          1998          1997
                                            ----------    ----------    ----------
                                              L'000         L'000         L'000
Net loss of the Group under U.K. GAAP.....      (3,947)       (4,127)       (3,824)
Adjustments:
  Computer software.......................         248           294           265
  Goodwill................................        (157)         (157)         (157)
                                            ----------    ----------    ----------
Approximate net loss under U.S. GAAP......      (3,856)       (3,990)       (3,716)
                                            ==========    ==========    ==========
Loss per Ordinary Share in accordance with
  U.S. GAAP (pence).......................      (5.42p)       (6.94p)       (6.85p)
                                            ==========    ==========    ==========
Number of Ordinary Shares used in
  calculating U.S. GAAP loss per Ordinary
  Share...................................  71,205,296    55,439,533    52,326,238
                                            ==========    ==========    ==========

     The loss per share for the years ended 31 March 1998 and 1997 has been adjusted for the effects of the 1998 Rights Issue.

(h) APPROXIMATE EFFECT ON EQUITY SHAREHOLDERS' FUNDS OF DIFFERENCES BETWEEN U.K. GAAP AND U.S. GAAP

                                                                YEARS ENDED
                                                                  31 MARCH
                                                              ----------------
                                                              1999       1998
                                                              -----     ------
                                                              L'000     L'000
Equity shareholders' funds under U.K. GAAP..................  7,682      4,016
Adjustments:
  Computer software.........................................   (809)    (1,057)
  Goodwill..................................................    155        312
                                                              -----     ------
Approximate equity shareholders' funds under U.S. GAAP......  7,028      3,271
                                                              =====     ======

(i) OTHER U.S. GAAP DISCLOSURES

     Accounting estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

22. DIFFERENCES BETWEEN U.K. AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

     Concentrations of credit risk

     Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of cash and cash equivalents. Cash and liquid resources are invested in short-term deposits with a range of U.K. banks and building societies. The risk associated with the Group's cash and liquid resources is mitigated by the fact that these amounts are placed in what management believes to be high quality financial institutions. The Group has not experienced any losses to date on its deposited cash.

     Analysis of revenue

     Revenue analysed in accordance with U.S. GAAP is set out below:

                                                                     YEARS ENDED 31
                                                                          MARCH
                                                                  ---------------------
                                                                  1999    1998    1997
                                                                  L'000   L'000   L'000
                                                                  -----   -----   -----
    License fees for technical information......................   500      --     398
    Royalties...................................................    28       2      --
    Product sales...............................................   100     142     139
    Laboratory and advisory services............................    17      22      --
    Other.......................................................    51      12      36
                                                                   ---     ---     ---
              Total revenue.....................................   696     178     573
                                                                   ---     ---     ---

     Analysis of operating expenses

     Expenses analysed in accordance with U.S. GAAP are set out below:

                                                                  YEARS ENDED 31 MARCH
                                                                  ---------------------
                                                                  1999    1998    1997
                                                                  L'000   L'000   L'000
                                                                  -----   -----   -----
    Cost of goods sold..........................................     59      82      76
    Cost of service revenues....................................     16      22      --
    Research and development....................................  3,532   2,983   3,162
    Marketing...................................................    150      98     139
    General and administrative..................................  1,346   1,341   1,305
                                                                  -----   -----   -----
              Total operating expenses..........................  5,103   4,526   4,682
                                                                  -----   -----   -----

     Statement of comprehensive income

     There is no difference between the Company's total recognized gains and losses for the year and the net loss for the year (as set out in the profit and loss account).

22. DIFFERENCES BETWEEN U.K. AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

     Debtors

     Trade debtors are reflected net of allowances for uncollectable accounts of L11,000 as of 31 March 1999 and 1998 respectively.

     Creditors and accruals

     Current liabilities, other than accounts and notes payable, that are greater than 5% of total current liabilities are:

                                                                1999       1998
                                                                -----      -----
                                                                L'000      L'000
Sub-contract research.......................................     309        234
Staff bonus.................................................      --        101
Computer upgrade costs......................................     134         --
                                                                 ---        ---
                                                                 443        335
                                                                 ===        ===

     Future minimum lease payments

     The future minimum lease payments under non-cancellable leases as of 31 March 1999 are:

                                                                   FINANCE
                                                             -------------------
             PAYABLE IN THE YEAR                OPERATING    CAPITAL    INTEREST    TOTAL
               ENDING 31 MARCH                  ---------    -------    --------    -----
                                                  L'000       L'000      L'000      L'000
2000..........................................     196         385         41         622
2001..........................................     193         174         10         377
2002..........................................     179          33          3         215
2003..........................................     167          --         --         167
2004..........................................     167          --         --         167
                                                   ---         ---        ---       -----
Total.........................................     902         592         54       1,548
                                                   ===         ===        ===       =====

(j) RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for financial years beginning after 15 June 1998. It establishes accounting and reporting standards for derivative instruments including requiring such instruments to be reported as either assets or liabilities at fair value and how changes in fair value from year to year should be reported. SFAS 133 also describes the conditions required for hedge accounting. Management is currently assessing the impact SFAS 133 will have on the Group's financial statements.

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5 Reporting on the Costs of Start-Up Activities. This Statement of Position ("SOP") provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. This SOP is effective for financial statements for fiscal years beginning after 15 December 1998. Management is currently assessing the impact this will have on the Group's financial statements.

22. DIFFERENCES BETWEEN U.K. AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

     Effective April 1, 1999, the Company adopted, as required, Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1, effective for fiscal periods beginning after December 15, 1998, requires that certain costs for the development of internal use software should be capitalized, including the costs of coding, software configuration, upgrades and enhancements. Based on internal software development plans, the Company estimates no costs related to the development of internal use software could be capitalized for the year ending March 31, 2000. The estimated range of capitalizable development costs for internal use software reflects the Company's current views. There may be differences between these estimates and actual development costs, and those differences may be material.

23. COMPANIES ACT 1985

     The consolidated financial statements do not constitute "statutory accounts' within the meaning of the United Kingdom Companies Act 1985 for any of the periods presented. These consolidated financial statements exclude certain parent company statements and other information required by the Companies Act 1985. However, they include all material disclosures required by generally accepted accounting principles in the United Kingdom including those Companies Act 1985 disclosures relating to the profit and loss account and balance sheet items.

24. SUBSEQUENT EVENTS

     On 20 May 1999 the Group announced the agreement of a merger with Therapeutic Antibodies Inc. accompanied by a conditional pre-emptive placing of 23,325,000 new Group ordinary shares at 40p per share to raise approximately L7.0 million net of expenses. Upon the merger becoming effective, Therapeutic Antibodies Inc. stockholders will receive 1.163 Proteus ordinary shares for each share of common stock. The merger is subject to the approval of shareholders of both the Company and Therapeutic Antibodies Inc. It is expected that shareholders' meetings of both companies will be held in late August 1999.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Therapeutic Antibodies, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows present fairly, in all material respects, the financial position of Therapeutic Antibodies, Inc. and Subsidiaries, A Development Stage Company (the Company) at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 and for the period August 10, 1984 (inception) through December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has been in the development stage since inception with its primary activities being research and development and has not yet commenced planned principal operations. The Company's efforts to obtain additional financing necessary to support 1999 activities have not been concluded, raising substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PRICEWATERHOUSECOOPERS LLP

Louisville, Kentucky
March 5, 1999

                  THERAPEUTIC ANTIBODIES INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1998            1997
                          ASSETS                             ------------    ------------
Current assets:
  Cash and cash equivalents................................  $  7,760,328    $  4,915,077
  Restricted cash..........................................       419,168              --
  Short-term investments...................................            --       1,997,240
  Trade receivables........................................        67,677         594,267
  Value added tax receivable...............................       326,849         179,629
  Inventories..............................................       287,802         489,138
  Other current assets.....................................       712,370         409,929
                                                             ------------    ------------
          Total current assets.............................     9,574,194       8,585,280
Property and equipment, net................................    11,074,766      11,456,690
Patent and trademark costs, net............................       678,306         598,924
Other assets, net..........................................        94,236         159,171
                                                             ------------    ------------
          Total assets.....................................  $ 21,421,502    $ 20,800,065
                                                             ============    ============
             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses....................  $  1,755,098    $  1,457,121
  Accrued interest.........................................       122,486         146,326
  Current portion of notes payable.........................     2,159,428       2,545,701
                                                             ------------    ------------
          Total current liabilities........................     4,037,012       4,149,148
Notes payable, net of current portion......................     4,744,216       6,059,072
Deferred revenue...........................................       342,363         559,467
Other liabilities..........................................       275,477         274,033
                                                             ------------    ------------
          Total liabilities................................     9,399,068      11,041,720
                                                             ------------    ------------
Convertible redeemable preferred stock -- par value $.01
  per share; 1,000,000 shares authorized...................            --              --
Stockholders' equity:
  Common stock -- par value $.001 per share; 59,000,000
     shares authorized, 52,057,219 issued and outstanding
     December 31, 1998; 30,000,000 shares authorized,
     23,252,825 issued and outstanding December 31, 1997...        52,057          23,253
  Additional paid-in capital...............................    87,074,215      68,927,203
  Deficit accumulated during the development stage
     (1984 - 1998).........................................   (75,301,311)    (59,412,383)
  Other comprehensive income...............................       197,473         220,272
                                                             ------------    ------------
          Total stockholders' equity.......................    12,022,434       9,758,345
                                                             ------------    ------------
          Total liabilities and stockholders' equity.......  $ 21,421,502    $ 20,800,065
                                                             ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

                  THERAPEUTIC ANTIBODIES INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                   CONSOLIDATED STATEMENTS OF OPERATIONS AND
                               COMPREHENSIVE LOSS

                                                                              FOR THE CUMULATIVE
                                           FOR THE YEARS ENDED                DEVELOPMENT STAGE
                                               DECEMBER 31,                  FROM AUGUST 10, 1984
                                ------------------------------------------   (INCEPTION) THROUGH
                                    1998           1997           1996        DECEMBER 31, 1998
                                ------------   ------------   ------------   --------------------
Operating revenues:
  Sales revenue...............  $    529,754   $    295,328   $    288,155       $  1,664,868
  Contract revenue............       197,206         97,560        312,452          1,853,209
  Licensing revenue...........     2,543,925      1,112,955        143,500          3,900,380
  Grant income................        41,488        205,569        118,535            774,007
  Value-added tax and
     insurance recoveries.....            --             --             --            577,170
  Other.......................        80,074         80,008         64,890            300,888
                                ------------   ------------   ------------       ------------
                                   3,392,447      1,791,420        927,532          9,070,522
                                ------------   ------------   ------------       ------------
Operating expenses:
  Cost of sales revenue.......       374,371         50,172        136,842            630,443
  Cost of contract revenue....        66,387         60,568        198,147            355,473
  Research and development....    11,363,218     11,462,352      9,185,126         53,405,675
  General and
     administrative...........     4,050,667      3,561,541      2,721,889         16,993,834
  Marketing and
     distribution.............       547,406        614,598        361,262          2,523,959
  Depreciation and
     amortization.............     1,561,951      1,643,922      1,387,916          7,073,621
  Other.......................        10,485        217,418         20,371            345,310
                                ------------   ------------   ------------       ------------
                                  17,974,485     17,610,571     14,011,553         81,328,315
                                ------------   ------------   ------------       ------------
Operating loss................   (14,582,038)   (15,819,151)   (13,084,021)       (72,257,793)
  Interest income.............       239,362        886,511        607,479          2,162,048
  Interest expense............    (1,305,549)    (1,001,959)    (1,201,335)        (5,036,131)
  Foreign currency gains......            --             --      1,733,357          1,785,984
  Foreign currency losses.....      (240,703)      (913,119)            --         (1,153,822)
  Debt conversion expense.....            --             --       (801,597)          (801,597)
                                ------------   ------------   ------------       ------------
Net loss......................   (15,888,928)   (16,847,718)   (12,746,117)       (75,301,311)
Preferred stock dividends.....       (32,877)            --             --            (32,877)
                                ------------   ------------   ------------       ------------
Net loss applicable to common
  shareholders................   (15,921,805)   (16,847,718)   (12,746,117)       (75,334,188)
Other comprehensive income
  (loss), before and after
  tax:
  Change in equity due to
     foreign currency
     translation
     adjustments..............       (22,799)      (455,521)       859,202            197,473
                                ------------   ------------   ------------       ------------
          Total comprehensive
             loss.............  $(15,944,604)  $(17,303,239)  $(11,886,915)      $(75,136,715)
                                ============   ============   ============       ============
Basic and diluted net loss per
  share.......................  $      (0.59)  $      (0.74)  $      (0.68)
                                ============   ============   ============
Weighted average shares used
  in computing basic and
  diluted net loss per
  share.......................    26,910,291     22,888,226     18,821,524
                                ============   ============   ============

The accompanying notes are an integral part of the consolidated financial statements.

                  THERAPEUTIC ANTIBODIES INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
  FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 AND FOR THE CUMULATIVE DEVELOPMENT STAGE FROM AUGUST 10, 1984 (INCEPTION) THROUGH DECEMBER 31, 1998

                                                          COMMON STOCK          COMMON     ADDITIONAL        STOCK
                                                     ----------------------     STOCK        PAID-IN     SUBSCRIPTIONS
                                                       SHARES     PAR VALUE   SUBSCRIBED     CAPITAL      RECEIVABLE
                                                     ----------   ---------   ----------   -----------   -------------
Sale of common stock 1985 - 1995...................  10,055,243    $10,055       2,122     $27,418,235    (3,528,537)
One thousand-for-one stock split 1985..............   2,797,200      2,797                      (2,797)
Exercise of stock warrants at $.75 per share 1989
  and $.50 - $.75 1995.............................     166,402        167                     110,134
Issuance of shares 1990, 1992, 1994 and 1995.......   2,121,883      2,122      (2,122)        (13,677)    3,528,537
Issuance of shares for acquisition of PAL 1992.....   1,415,875      1,416                   3,155,984
Issuance of warrants 1992 and 1993.................                                            212,000
Translation adjustment 1992 - 1995.................
Net loss from August 10, 1984 (inception) to
  December 31, 1995................................
                                                     ----------    -------      ------     -----------    ----------
Balance, December 31, 1995.........................  16,556,603     16,557          --      30,879,879            --
Issuance of shares upon debt conversion............     466,383        466                   2,564,639
Debt conversion charge.............................                                            801,597
Sale of common stock, net..........................     164,332        165                     933,384
Initial public offering, net.......................   4,190,477      4,190                  30,370,518
Exercise of stock warrants at $.75 - $4.50 per
  share............................................     942,897        943                   1,332,989
Exercise of stock options..........................      33,000         33                      89,667
Issuance of warrants...............................                                             46,944
Stock-based compensation expense...................                                             62,431
Net loss 1996......................................
Translation adjustment.............................
                                                     ----------    -------      ------     -----------    ----------
Balance, December 31, 1996.........................  22,353,692     22,354          --      67,082,048            --
Exercise of stock warrants at $.60 - $3.50 per
  share............................................     888,716        889                   1,357,197
Stock-based compensation expense...................                                            469,438
Exercise of stock options..........................      10,417         10                      18,520
Net loss 1997......................................
Translation adjustment.............................
                                                     ----------    -------      ------     -----------    ----------
Balance, December 31, 1997.........................  23,252,825     23,253          --      68,927,203            --
Refinancing, net...................................  28,690,561     28,690          --      17,642,828            --
Exercise of stock warrants at $2.50 per share......      20,500         21                      51,229
Stock-based compensation expense...................                                            160,129
Exercise of stock options..........................      93,333         93                         (93)
Issuance of warrants...............................                                            292,919
Net loss 1998......................................
Translation adjustment.............................
                                                     ----------    -------      ------     -----------    ----------
Balance, December 31, 1998.........................  52,057,219    $52,057          --     $87,074,215            --
                                                     ==========    =======      ======     ===========    ==========

                                                          DEFICIT             OTHER
                                                     ACCUMULATED DURING   COMPREHENSIVE
                                                     DEVELOPMENT STAGE       INCOME          TOTAL
                                                     ------------------   -------------   ------------
Sale of common stock 1985 - 1995...................     $         --        $      --     $ 23,901,875
One thousand-for-one stock split 1985..............
Exercise of stock warrants at $.75 per share 1989
  and $.50 - $.75 1995.............................                                            110,301
Issuance of shares 1990, 1992, 1994 and 1995.......                                          3,514,860
Issuance of shares for acquisition of PAL 1992.....                                          3,157,400
Issuance of warrants 1992 and 1993.................                                            212,000
Translation adjustment 1992 - 1995.................                          (183,409)        (183,409)
Net loss from August 10, 1984 (inception) to
  December 31, 1995................................      (29,818,548)                      (29,818,548)
                                                        ------------        ---------     ------------
Balance, December 31, 1995.........................      (29,818,548)        (183,409)         894,479
Issuance of shares upon debt conversion............                                          2,565,105
Debt conversion charge.............................                                            801,597
Sale of common stock, net..........................                                            933,549
Initial public offering, net.......................                                         30,374,708
Exercise of stock warrants at $.75 - $4.50 per
  share............................................                                          1,333,932
Exercise of stock options..........................                                             89,700
Issuance of warrants...............................                                             46,944
Stock-based compensation expense...................                                             62,431
Net loss 1996......................................      (12,746,117)                      (12,746,117)
Translation adjustment.............................                           859,202          859,202
                                                        ------------        ---------     ------------
Balance, December 31, 1996.........................      (42,564,665)         675,793       25,215,530
Exercise of stock warrants at $.60 - $3.50 per
  share............................................                                          1,358,086
Stock-based compensation expense...................                                            469,438
Exercise of stock options..........................                                             18,530
Net loss 1997......................................      (16,847,718)                      (16,847,718)
Translation adjustment.............................                          (455,521)        (455,521)
                                                        ------------        ---------     ------------
Balance, December 31, 1997.........................      (59,412,383)         220,272        9,758,345
Refinancing, net...................................                                         17,671,518
Exercise of stock warrants at $2.50 per share......                                             51,250
Stock-based compensation expense...................                                            160,129
Exercise of stock options..........................                                                 --
Issuance of warrants...............................                                            292,919
Net loss 1998......................................      (15,888,928)                      (15,888,928)
Translation adjustment.............................                           (22,799)         (22,799)
                                                        ------------        ---------     ------------
Balance, December 31, 1998.........................     $(75,301,311)       $ 197,473     $ 12,022,434
                                                        ============        =========     ============

The accompanying notes are an integral part of the consolidated financial statements.

                  THERAPEUTIC ANTIBODIES INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             FOR THE CUMULATIVE
                                                          FOR THE YEARS ENDED                DEVELOPMENT STAGE
                                                              DECEMBER 31,                  FROM AUGUST 10, 1984
                                               ------------------------------------------   (INCEPTION) THROUGH
                                                   1998           1997           1996        DECEMBER 31, 1998
                                               ------------   ------------   ------------   --------------------
Cash flow from operating activities:
  Net loss...................................  $(15,888,928)  $(16,847,718)  $(12,746,117)      $(75,301,311)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
      Depreciation and amortization..........     1,561,951      1,643,922      1,387,916          7,073,621
      Disposal of property and equipment.....       279,328        282,806        532,817          1,206,566
      Foreign currency loss (gain)...........       240,703        913,119     (1,733,357)          (632,162)
      Warrant expense........................       292,919             --         46,944            486,913
      Stock-based compensation expense.......       160,129        487,968         62,431            710,528
      Debt conversion expense................            --             --        801,597            801,597
      Changes in:
         Restricted cash.....................      (419,168)            --             --           (419,168)
         Trade receivable....................       355,227       (434,140)       (52,373)          (154,005)
         Inventories.........................       201,335        (88,971)        (7,073)          (173,629)
         Other current assets................      (301,155)        60,616       (128,813)          (709,262)
         Accounts payable and accrued
           expenses..........................       333,821        646,550       (340,411)         1,887,203
         Accrued interest....................        86,749           (777)       (37,512)           862,974
         Deferred revenue....................      (218,581)       (84,063)       313,670             11,026
         Other...............................        32,877             --       (234,301)           (10,612)
                                               ------------   ------------   ------------       ------------
    Net cash used in operating activities....   (13,282,793)   (13,420,688)   (12,134,582)       (64,359,721)
                                               ------------   ------------   ------------       ------------
Cash flows from investing activities:
  Purchase of property and equipment.........    (1,385,027)    (1,257,448)    (3,293,214)       (15,273,350)
  Patent and trademark costs, net............       (99,657)      (109,709)      (198,502)          (760,654)
  Purchase of short-term investments.........            --    (11,931,028)    (2,002,266)       (13,933,294)
  Maturity of short-term investments.........     2,094,509     11,838,785             --         13,933,294
  Other......................................            --             --             --             69,750
                                               ------------   ------------   ------------       ------------
    Net cash provided by (used in) investing
      activities.............................       609,825     (1,459,400)    (5,493,982)       (15,964,254)
                                               ------------   ------------   ------------       ------------
Cash flows from financing activities:
  Proceeds from notes payable................     4,641,239         17,605      2,518,239         20,450,244
  Payments on notes payable..................    (3,346,423)    (1,299,211)    (1,969,138)        (9,523,894)
  Proceeds from line of credit...............            --         61,897        123,371          3,371,278
  Payments on line of credit.................       (43,836)      (118,505)    (1,018,738)        (3,371,278)
  Proceeds from convertible debt, net........            --             --      5,432,500          9,655,000
  Payments on convertible debt...............            --             --     (4,320,325)        (4,320,325)
  Proceeds from issuance of stock, net.......    14,707,529      1,358,086     32,326,264         71,719,109
  Proceeds from issuance of warrants.........            --             --             --             65,000
  Other......................................        (1,869)        39,184         (5,628)          (149,467)
                                               ------------   ------------   ------------       ------------
    Net cash provided by financing
      activities.............................    15,956,640         59,056     33,086,545         87,895,667
                                               ------------   ------------   ------------       ------------
Effect of exchange rate changes on cash and
  cash equivalents...........................      (438,421)      (766,427)     1,647,473            188,636
                                               ------------   ------------   ------------       ------------
Net (decrease) increase in cash and cash
  equivalents................................     2,845,251    (15,587,459)    17,105,454          7,760,328
Cash and cash equivalents, beginning of
  period.....................................     4,915,077     20,502,536      3,397,082                 --
                                               ------------   ------------   ------------       ------------
Cash and cash equivalents, end of period.....  $  7,760,328   $  4,915,077   $ 20,502,536       $  7,760,328
                                               ============   ============   ============       ============
Supplemental cash flow disclosures:
  Cash payments for interest (net of amount
    capitalized).............................  $    929,106   $  1,017,000   $  1,142,738       $  1,612,778
                                               ============   ============   ============       ============

The accompanying notes are an integral part of the consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS OF THE COMPANY:

     Therapeutic Antibodies Inc. (the "Company") was incorporated on August 10, 1984 for the purpose of engaging in the research, development, production and marketing of therapeutic antibodies that provide protection against venoms, drugs, toxins and infectious diseases. The Company is a development stage company as defined in Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development Stage Enterprises, and is devoting substantially all of its present efforts to research and development, including pre-production activities. Certain of the Company's research and development and product testing activities are carried out through affiliations with scientists at academic institutions around the world. These affiliations include preclinical and clinical research agreements, consulting agreements, patent and royalty agreements and facility leases. Inherent in the development stage is a range of risks including the need for, and uncertainty of, future financing. The Company also faces risks stemming from the nature of the biopharmaceutical industry, such as the risk of competition, the risk of regulatory change, including potential changes in health care coverage, uncertainties associated with obtaining and enforcing patents and proprietary technology, uncertainty of the approval of products by governmental agencies and risks related to fluctuations in interest rates and foreign currencies.

     Since its inception, the Company has been in the development stage, devoting its efforts and resources to drug discovery and development programs. Capital resources have been used for the establishment and expansion of production facilities, for product research and development activities, for clinical testing and to meet Therapeutic Antibodies' overall increased working capital requirements. Management does not expect revenues from product sales to be a significant source of funding until additional products receive regulatory approval. Although the Company anticipates the launch of CroTAb(R) following FDA approval in mid-1999, revenues from sales of CroTAb(R) are not expected to be significant in 1999. Future capital requirements will depend on numerous factors including the progress of the Company's research programs and clinical trials, the development of regulatory submissions, the receipt of FDA approval of CroTAb(R), the commercial viability of the Company's products, the ability to attract collaborative partners with sales, distribution and marketing capabilities, and the terms of any new licensing arrangements.

     Funds for the Company's operating and capital requirements historically have been provided by the sale of equity and debt and from collaboration agreements and other financing arrangements. In November 1998, the Company successfully completed the private placement (described below in more detail) of 28,690,561 shares of Common Stock in the United States and in the United Kingdom, raising net cash proceeds of $12,600,000. At the time of the private placement, the Company estimated that the fundraising, together with licensing and contract revenue, would provide sufficient funds to allow the Company to reach the launch of several of its products, and accordingly bring the Company to the point at which its revenues can sustain ongoing product development. With the loss of the 1999 milestone payments and product revenues that would have been received under the Searle agreement, the Company will need to raise additional financing by mid-1999 to fund operations. The Company is currently pursuing several financing alternatives, including preliminary discussions that may lead to a merger on a share exchange basis at a value that approximates the current market value of Therapeutic Antibodies. The Board has also entered into discussions with third parties relating to the sale of additional debt or equity securities, the disposal of certain non-core investments, entering into additional product licensing arrangements, and possible combinations or collaborations with strategic partners. While the Directors believe that they will be able to successfully implement one or more of these financing strategies, there can be no assurance that they will be able to do so or to otherwise obtain financing on terms acceptable to the Company. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. In the meantime, the Company continues to take measures, implemented in 1998, to conserve cash resources, while sustaining the progress of clinical trials for products that promise the most success.

On November 9, 1998, the Company completed a $19,500,000 (L11,500,000) capital refinancing involving the issuance of 28,690,561 new shares of Common Stock on the London Stock Exchange at $.68 (40 pence) per share. The refinancing included the private placement of 21,300,000 new shares of Common Stock. It also included the conversion of $2,000,000 (all outstanding shares) of the Series A Convertible Redeemable Preferred Stock issued by the Company in September 1998 and accrued dividends thereon of $33,000 into 2,995,692 shares of the Company's Common Stock and of $2,900,000 (L1,700,000) principal and interest amount of certain loan notes into 4,394,869 shares of Common Stock. Approximately $12,600,000 (L7,500,000) in cash was raised in the private placement, net of expenses, which will be used to fund the ongoing development of the Company's products and to repay the balance of the outstanding 15% Notes (see Note 5).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

a. PRINCIPLES OF CONSOLIDATION: The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

b. FOREIGN CURRENCY TRANSLATION: Assets and liabilities of foreign subsidiaries denominated in foreign currencies are translated to United States (U.S.) dollars at period-end exchange rates. Revenues and expenses denominated in foreign currencies are translated at average exchange rates for the period. Translation adjustments are reported as a separate component of stockholders' equity. The effects of translation of intercompany loans to international subsidiaries, which have been designated as long-term investments, are also included in the separate component of stockholders' equity. At December 31, 1998, the Company had approximately L4,524,000 in British sterling and $31,500 in Australian dollars which were translated to U.S. dollars at the year end currency rates of 1.6595 and 0.6123, respectively. Foreign currency transaction losses for the years ended December 31, 1998 and 1997 were $240,703 and $913,119 and foreign currency transaction gains for the year ending December 31, 1996 were $1,733,357.

c. CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS: All highly liquid investments with an original maturity of three months or less when purchased are classified as cash equivalents. Restricted cash relates to amounts received pursuant to Therapeutic Antibodies' collaborative agreement with G. D. Searle & Co. The funds were to be used for the identification, development and commercialization of a new antibody based drug designed to titrate the effects of Searle's new xemilofiban and orbofiban anticoagulent products. In January 1999, however, Searle made the decision to cease development of its xemilofiban and orbofiban projects and exercised its right to terminate its agreement with the Company.

   Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and temporary cash investments. The Company places substantially all of its cash and temporary cash investments with one major financial institution. As of December 31, 1998, and at times throughout the period, cash balances were in excess of Federal Deposit Insurance Corporation insurance limits. The Company has not experienced any losses in such accounts and believes no significant exposure from this concentration exists with respect to cash and temporary cash investments. The Company also maintains balances at a U.S. institution denominated in British pounds sterling and Australian dollars.

   Short-term investments consisted of governmental and corporate debt instruments. The carrying value of these short-term investments approximated fair value at December 31, 1997.

d. INVENTORIES: Inventories are stated at the lower of cost (first-in, first-out) or market.

e. LONG-LIVED ASSETS: Property and equipment is stated at cost and is depreciated using the straight-line method over the estimated useful life of the asset as follows:

   Buildings and improvements -- 10 to 20 years
   Furniture, fixtures and equipment -- 3 to 10 years
   Livestock -- 5 years

   Leasehold improvements are amortized over the shorter of their estimated life or the period of the related leases, including anticipated renewals for which the Company has an option.

   Patent costs consist of legal fees associated with patent applications and filings and trademark costs consists of legal fees associated with trademark procurement. Once a patent is granted, costs are amortized using the straight-line method over 17 years from the patent grant date. Accumulated amortization was $55,117 and $27,282 as of December 31, 1998 and 1997, respectively. Trademark costs are amortized using the straight-line method over 10 years. Accumulated amortization was $27,231 and $34,790 as of December 31, 1998 and 1997, respectively.

   The carrying value of long-lived assets is reviewed if the facts and circumstances suggest that they may be impaired. If this review indicates that the carrying value will not be recoverable, the carrying value is reduced to fair value.

f. REVENUE RECOGNITION: Revenues from sales of products are recognized at the time of shipment. Revenues from licensing agreements are recognized when earned based upon signing the agreement, if applicable, and upon reaching predefined milestones in the development program. Product sales revenues, contract revenues and licensing revenues are nonrefundable and not subject to any future obligations.

   The Company has received grants from the United Kingdom (U.K.) and Australia as a result of reaching certain employment levels and constructing production facilities. Grants related to employment levels and conducting clinical trials are recognized as income at the point in time that the conditions of the grant are satisfied. Grants related to construction of production facilities are recognized over the life of the facility.

   Deferred grant income of $249,000 relating to U.K. grants received in 1995 and 1994 is included in deferred revenue at December 31, 1998. For the years ended December 31, 1998, 1997 and 1996 deferred grant income relating to the 1995 and 1994 U.K. grants was recognized in the amounts of $41,000, $77,000 and $39,000, respectively.

   In 1996, the Company received a $79,000 development grant from the Department of Industry and Trade of the Government of South Australia for expansion of the Company's Australian operations. The grant is structured in the form of a 99 year interest-free loan and the entire amount was recognized upon receipt. The Company received a $129,000 grant from the Welsh Government in 1997 for expansion of the Company's Welsh operations and the entire amount was recognized upon receipt.

g. RESEARCH AND DEVELOPMENT COSTS: Research and development costs ("R&D"), costs for developing and improving manufacturing processes, pilot plant operations and inventories of products not yet approved for sale by governmental regulatory authorities are expensed when incurred.

h. BASIC AND DILUTED EARNINGS PER COMMON SHARE: The basic and diluted earnings per common share calculation was based on SFAS No. 128, "Earnings per Share", which the Company adopted during the year ended December 31, 1997.

   The calculations are based upon the weighted average number of shares of common stock outstanding during each period. Options to purchase 2,589,609, 2,032,388 and 1,612,376 and warrants to purchase 1,265,207, 737,374 and
   1,726,738 shares of common stock for the years ended December 31, 1998, 1997 and 1996, respectively, have been excluded from the computation of diluted earnings per common share because their effect is antidilutive.

i. VALUE-ADDED TAX RECEIVABLE: The Company's operations in the U.K. are subject to value-added tax (VAT) where the Company pays tax at a rate of 17.5% on most goods and services purchased. These VAT taxes are subject to refund based on returns, which are filed quarterly with U.K. taxing authorities. VAT paid by the Company after December 31, 1993 is recorded as a receivable at the time it is paid. In years prior to 1994, VAT tax paid was included with the related expense. In 1994, the Company determined it could file refunds for VAT paid in prior years in the amount of $475,760 which was recorded as revenue in 1994.

j. FINANCIAL STATEMENTS ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

3. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

     During 1998, the Financial Accounting Standards Board issued Statement of Position No. 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP No. 98-1") and Statement of Position No. 98-5 "Reporting on the Costs of Start-Up Activities" ("SOP No. 98-5"). The Company will adopt SOP No. 98-1 and SOP No. 98-5 in 1999 as required.

     The Company primarily purchases all computer software from third party vendors and does not engage in the development of internal use software. The Company capitalizes all costs to acquire computer software from third party vendors. Consequently, the implementation of SOP No. 98-1 is not expected to have a material impact on the Company.

     The Company expenses all start-up related costs and accordingly, the implementation of SOP No. 98-5 will not have a significant impact on the Company.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". In general, SFAS No. 133 requires that all derivatives be recognized as either assets or liabilities in the balance sheet at their face value, and sets forth the manner in which gains or losses thereon are to be recorded. The treatment of such gains and losses is dependent upon the type of exposure, if any, for which the derivative is designated as a hedge. This statement is effective for periods beginning after June 15, 1999. Management is currently assessing the impact of adopting SFAS No. 133, but does not anticipate a significant impact on the Company's financial position or results of operations.

4. PROPERTY AND EQUIPMENT:

     Property and equipment at December 31 consists of the following:

                                                  1998           1997
                                               -----------    -----------
Land.........................................  $   617,668    $   614,429
Buildings and improvements...................    8,314,053      7,976,570
Construction in progress.....................           --         64,571
Furniture, fixtures and equipment............    7,870,686      7,141,732
Livestock....................................      905,062        870,323
                                               -----------    -----------
                                                17,707,469     16,667,625
  Accumulated depreciation...................    6,632,703      5,210,935
                                               -----------    -----------
                                               $11,074,766    $11,456,690
                                               ===========    ===========

     Buildings and improvements includes $10,120 and $38,288 of capitalized interest associated with the construction of a building in Australia in 1997 and 1996, respectively and $491,408 with the construction of buildings in the U.K. in 1995.

5. NOTES PAYABLE:

     Notes payable at December 31 consist of:

                                                                 1998          1997
                                                              ----------    ----------
6% convertible notes payable, principal due October 1, 2000,
  interest due semi-annually on April 1 and October 1.......  $2,905,000    $2,905,000
Capital lease payable to Phoenixcor Inc. (formerly Aberlyn
  Capital Management Limited Partnership), interest at
  14.5% - 18%, collateralized by equipment in the U.K. with
  a net book value of $1 million with monthly payments due
  through January 2000......................................     568,118     1,697,708
11.5% note payable to Equitas, LP, principal due March 1999, interest due quarterly in November, February, May, and
  August, collateralized by various assets of the Company's
  subsidiaries and common shares of the Company's
  subsidiary, TAb U.K.......................................     800,000       800,000
12% and 15% unsecured notes payable to an officer of the
  Company, interest due monthly and/or quarterly, principal
  due January 1999 and December 2000, respectively..........     500,000     1,000,000
Note payable to Bank of Wales PLC, collateralized by certain real property in the U.K., interest at 2.5% over Bank of
  Wales lending rate (effective rate of 8.75% at December
  31, 1998), principal and interest due monthly over 10
  years through February 2005...............................     356,445       395,363
Notes payable to South Australian Minister for Primary
  Industries, collateralized by building and equipment,
  interest rates from 6.5% to 9%, principal repayable in
  annual installments through April 2008....................   1,199,775     1,217,177
Capital equipment leases, interest rates from 10.6% to
  21.3%, principal and interest payable monthly through
  2001......................................................     206,711       327,172
6% note payable to CATO, Inc., interest due semi-annually,
  principal due December 2000...............................     100,000       100,000
Other.......................................................     267,595       162,353
                                                              ----------    ----------
                                                               6,903,644     8,604,773
Less current portion........................................   2,159,428     2,545,701
                                                              ----------    ----------
                                                              $4,744,216    $6,059,072
                                                              ==========    ==========

     In August 1995, the Company initiated a private placement of its 6% Convertible Notes due October 1, 2000 (the "6% Notes"). Interest on the 6% Notes is payable semi-annually and the notes are convertible into shares of the Company's Common Stock at $8.00 per share at any time prior to maturity upon the election of the holder. The 6% Notes are not collateralized. In January 1996, the Company offered each holder of the 6% Notes the opportunity to exchange all or a portion of their 6% Notes for shares of the Company's Common Stock at the rate of $5.50 per share until February 9, 1996. Pursuant to this offer, the holders of $2,565,105 aggregate amount of principal and accrued interest on the 6% Notes elected to tender their 6% Notes to the Company in exchange for 466,383 shares of common stock. This exchange conversion resulted in a non-cash debt conversion expense of $801,597.

     The Company has capital lease agreements with Aberlyn Capital Management Limited Partnership under which it has financed $1,000,000 at 18% and $3,203,573 at 14.5%. The borrowings are collateralized by certain of the Company's equipment located in the U.K. Principal amounts mature through January 2000. During 1998, the $1,000,000 leases at 18% were repaid in full.

Principal and interest payments on the remaining leases of $568,118 are due monthly. In connection with the agreement, the Company issued warrants in 1995 and 1994 to purchase a total of 102,514 shares of the Company's Common Stock at $5.00 per share. In June 1998, Aberlyn assigned the $3,203,573 leases at 14.5% to Phoenixcor Inc.

     In 1995, the Company obtained the proceeds of an $800,000 loan from Equitas, LP. The loan agreement provides for interest at an annual rate of 11.5% to be paid quarterly. Principal is due in full at maturity on July 24, 2000. However, the lender has elected to exercise its right to call the loan early and principal will be repaid in March 1999. The lender received warrants to purchase 22,198 shares of the Company's Common Stock at $8.00 per share. The loan is collateralized by accounts receivable, antisera inventory, and livestock from certain of the Company's subsidiaries as well as limited guarantees from those subsidiaries. The common shares of the Company's subsidiary, TAb U.K., additionally collateralize this loan.

     In April 1996, an officer of the Company made a short-term unsecured loan to the Company of $1,000,000 bearing interest at 12% (the "12% Note"). In May 1996, the officer converted $750,000 principal amount of the 12% Note into an equal amount of the Company's 1996 notes bearing interest at 15% (the "15% Notes"). In November 1998, $500,000 of the 15% Note was converted into 736,811 shares of the Company's Common Stock as a part of the capital refinancing. The $250,000 principal balance on the remaining 12% Note was paid in full with accrued interest in January 1999. The remaining $250,000 principal balance on the 15% Note is due in December 2000.

     In January 1995, financing of $465,900 was obtained from Bank of Wales PLC collateralized by certain real property in the U.K. The note is repayable over 10 years beginning in February 1995. Interest is paid at 2.5% over the Bank of Wales's base lending rate (effective rate of 8.75% at December 31, 1998).

     The Company's subsidiary, TAb Australasia Pty. Ltd., has two loan agreements with the South Australian Minister for Primary Industries (the "Minister"). The first agreement allowed TAb Australasia Pty. Ltd. to draw up to $2,000,000 Australian dollars ($1,224,600 U.S. dollars at December 31, 1998) to assist with construction and equipment of buildings at its Turretfield location in South Australia. The loan is to be repaid over ten years in equal annual installments through August 2007. Interest is variable at the discretion of the Minister and is due annually. The interest rates at December 31, 1998 and 1997 were 9% and 11% per annum. The loan is collateralized by a mortgage on the building and equipment purchased. The second agreement provided for a loan of $250,000 Australian dollars ($153,075 U.S. dollars at December 31, 1998) for the construction of transportable buildings at the Company's Australian location. Principal and interest accrued thereon are to be repaid in semi-annual installments through April 2008. The interest rate at December 31, 1998 was 6.5% and is variable at the discretion of the Minister.

     The Company has available lines of credit at December 31, 1998 totaling 150,000 British pounds sterling with the Bank of Scotland and its subsidiary, Bank of Wales PLC, in the U.K. Interest is paid at 2.5% over the relevant bank's base lending rate (effective rate of 8.75% at December 31, 1998). The Company also has available lines of credit at December 31, 1998 of 50,000 Australian dollars with the Westpac Bank. This line of credit bears interest at 1.75% above the bank's base lending rate (effective rate of 10.5% at December 31, 1998). These lines of credit are collateralized by the guarantee of the Company and are due on demand. At December 31, 1998, the Company had no outstanding borrowings on these lines of credit. The weighted average interest rate on these lines of credit outstanding at December 31, 1997 was 9%.

     Aggregate maturities of fixed payments on notes payable for the next five years follow:

            YEARS ENDING
            DECEMBER 31,
            ------------
1999................................  $2,159,428
2000................................   3,514,044
2001................................     193,623
2002................................     202,405
2003................................     215,733
Thereafter..........................     618,411
                                      ----------
                                      $6,903,644
                                      ==========

     At December 31, 1998 and 1997, $1,700,250 and $1,868,967, respectively, of the Company's debt obligations were denominated in British pounds sterling or Australian dollars and were translated to U.S. dollars at year-end exchange rates. The Company is subject to foreign currency risk to the extent that exchange rates between the U.S. dollar and the foreign currencies change. For accounting purposes, changes in exchange rates for the debt obligations result in translation adjustments which are reported as part of the separate component of stockholders' equity. At December 31, 1998 and 1997, the amount included in the cumulative translation adjustment related to the Company's debt obligations was $320,484 and $242,956 of gain, respectively. The Company does not hedge its exposure to foreign currency risks.

6. INCOME TAXES:

     Under SFAS No. 109, Accounting for Income Taxes, deferred income taxes are recognized for future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted laws and statutory rates applicable in the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company determined that at December 31, 1998 and 1997 its ability to realize future benefits of deferred tax assets did not meet the "more likely than not" criteria in SFAS No. 109. The components of the net deferred tax liability recognized in the accompanying consolidated balance sheets are as follows:

                                             DECEMBER 31,
                                     ----------------------------
                                         1998            1997
                                     ------------    ------------
Deferred tax assets................  $ 24,916,109    $ 19,214,452
Deferred tax liabilities...........      (275,477)       (643,339)
Valuation allowance................   (24,916,109)    (18,845,146)
                                     ------------    ------------
                                     $   (275,477)   $   (274,033)
                                     ============    ============

     The deferred tax liability arose due to tax differences in the bases of assets and liabilities relative to the acquisition of Polyclonal Antibodies, Ltd. and the temporary difference in capital allowance in U.K. assets. The deferred tax asset arises primarily from the Company's net operating loss carryforwards.

     At December 31, 1998, the Company had available net operating loss carryforwards for U.S. federal tax purposes of approximately $57,700,000, which expire in various amounts through 2018 and approximately $307,000 of research and development tax credits which expire through 2013. As a result of the capital refinancing in 1998 discussed in Note 1, the Company experienced an "ownership change" within the meaning of Section 382 of the Internal Revenue Code. Consequently, the Company is subject to an annual limitation on the amount of net operating loss carryforwards that can be used to offset taxable income. The annual limitation is $1,502,000 plus certain gains included in taxable income attributable to the Company prior to the ownership change.

     United Kingdom net operating loss carryforwards of $11,128,000 and Australian net operating loss carryforwards of $1,687,000 are available to offset future taxable income generated in those respective countries and may be carried forward indefinitely.

     The Company's effective tax rate varies from the federal statutory rate due to the recognition of a valuation allowance for financial reporting purposes.

7. STOCK WARRANTS AND STOCK OPTIONS:

     At December 31, 1998 there were warrants outstanding to purchase 1,265,207 shares of the Company's Common Stock at prices ranging from $.68 to $8.00 (average price of $4.18) per share. All outstanding warrants expire from 1999 to 2003.

     Activity in stock warrants is as follows:

                                                        NUMBER OF    EXERCISE PRICE
                                                        WARRANTS       PER SHARE
                                                        ---------    --------------
Outstanding at December 31, 1995......................  2,303,135    $ .60 - $8.00
  Granted.............................................    366,500    $        8.00
  Forfeited...........................................         --               --
  Exercised...........................................   (942,897)   $ .75 - $4.50
Outstanding at December 31, 1996......................  1,726,738    $ .60 - $8.00
  Granted.............................................      5,000    $        1.25
  Forfeited...........................................   (105,648)   $1.25 - $3.50
  Exercised...........................................   (888,716)   $ .60 - $3.50
Outstanding at December 31, 1997......................    737,374    $2.50 - $8.00
  Granted.............................................    707,500    $ .68 - $2.49
  Forfeited...........................................   (159,167)   $2.50 - $3.50
  Exercised...........................................    (20,500)   $        2.50
                                                        ---------
Outstanding at December 31, 1998......................  1,265,207    $ .68 - $8.00
                                                        =========

     On April 26, 1996, the Board of Directors of the Company amended the Therapeutic Antibodies Inc. 1990 Stock Incentive Plan (the "1990 Plan"). Up to 1,650,000 shares of the Company's Common Stock may be subject to incentives under the 1990 Plan. The 1990 Plan provides for the grant to key employees, advisors, officers and directors of the Company of stock options complying with
Section 422(a) of the Internal Revenue Code (qualified options) or options not qualifying under such provision (nonqualified options) as well as stock appreciation rights (SARs). The 1990 Plan provides for adjustment of the number of shares under the 1990 Plan in the event of stock splits, stock dividends and certain other events. The 1990 Plan also provides that if the Company shall not be the surviving corporation in a business combination, the holder of an outstanding option will be entitled to purchase stock in the surviving corporation on the same terms and conditions as the options. Options are nontransferable, and options and SARs are subject to any restrictions contained in the grant and applicable securities laws.

     On April 27, 1997, shareholders of the Company voted in favor of adopting the Company's 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan states that 1,100,000 shares of the Company's Common Stock will be reserved for issuance, at the discretion of the Company's Compensation Committee, to any director, employee, consultant or advisor of the Company or any of its subsidiaries. The 1997 Plan provides for adjustment of the number of shares available under the 1997 Plan in the event of stock splits, stock dividends and certain other events.

     Between the 1990 Plan and the 1997 Plan, options to purchase 2,589,609 shares of the Company's Common Stock were outstanding at December 31, 1998 at prices ranging from $.90 to $8.18 (average price of $3.97). Options granted under both the 1990 and 1997 Plans have a contractual life of ten years. The average remaining contractual life of outstanding options under both plans at December 31, 1998 is approximately 7.4 years. Generally, the Company grants options with a graded vesting requirement, which typically vests ratably over one to five years. The options are issued at or above the fair value of the underlying stock at date of grant. At December 31, 1998, 1,611,259 options were exercisable at a weighted average price of $4.09. All options expire from 1999 to 2008.

     The Company has granted its Chairman an option to purchase a number of shares of its common stock determined by dividing up to a maximum of 10% of the increase in the Company's market capitalization between June 8, 1998 and the date of exercise by the market price of the Company's common stock on the date of exercise. The Chairman will be entitled to exercise the option only if the increase in the market price of the Company's common stock between June 8, 1998 and the date of exercise, when compared to the increase in the share price of the companies constituting the FTSE Smallcap Index at the date of grant and exercise, ranks in the top quartile. The Chairman will receive nothing if the Company is in the median position, but options earned will increase on a straight-line basis between the median position and the position representing the 25th percentile. The award may be exercised in two tranches following the second and third years of employment, but if the Chairman exercises the award following the second anniversary, the terms of the calculation of any future award is reset. The exercise price of each grant is one pound, or approximately $1.61 at December 31, 1998. The Company has not recognized any compensation expense in connection with this arrangement because it is not currently probable that any awards will be earned under the arrangement. Should it become likely that an award will be earned under this arrangement, the company will record compensation expense over the three-year period of the arrangement in accordance with FASB Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans".

     Activity in stock options is as follows:

                                          NUMBER OF    EXERCISE PRICE      WEIGHTED
                                           OPTIONS       PER SHARE       AVERAGE PRICE
                                          ---------    --------------    -------------
Outstanding at December 31, 1995........  1,108,626    $1.25 - $6.00         $3.10
  Granted...............................    538,050    $6.00 - $8.18         $6.12
  Forfeited.............................     (1,300)   $        6.00         $6.00
  Exercised.............................    (33,000)   $2.40 - $3.00         $2.49
Outstanding at December 31, 1996........  1,612,376    $1.25 - $8.18         $4.12
  Granted...............................    504,450    $4.00 - $6.00         $5.49
  Forfeited.............................    (84,438)   $3.00 - $6.00         $4.18
  Exercised.............................         --               --            --
Outstanding at December 31, 1997........  2,032,388    $1.25 - $8.18         $4.46
  Granted...............................  1,042,670    $ .90 - $3.37         $2.71
  Forfeited.............................   (287,949)   $2.40 - $6.58         $4.73
  Exercised.............................   (197,500)   $        1.25         $1.25
                                          ---------
Outstanding at December 31, 1998........  2,589,609    $ .90 - $8.18         $3.97
                                          =========

     As permitted by SFAS No. 123, "Accounting for Stock Based Compensation", the Company follows the provisions of Accounting Principles Board Opinion 25 "Accounting For Stock Issued to Employees", and related interpretations in accounting for its stock option grants. Compensation expense for employees has not been recognized for options issued under the 1990 Plan and the 1997 Plan. Had compensation been determined based on the fair value of the awards at the grant date consistent with the provisions of SFAS No. 123, the Company's net loss and basic and diluted net loss per share would have been increased to the pro forma amounts that follow:

                                          1998            1997            1996
                                      ------------    ------------    ------------
Net loss applicable to common
  shareholders
  As reported.......................  $(15,921,805)   $(16,847,718)   $(12,746,117)
  Pro forma.........................  $(16,572,715)   $(17,249,174)   $(12,922,164)
Basic and diluted net loss per share
  As reported.......................  $      (0.59)   $      (0.74)   $      (0.68)
  Pro forma.........................  $      (0.62)   $      (0.75)   $      (0.69)

     During 1998, 1997 and 1996, the Company granted options to non-employees to purchase 395,420, 290,650 and 107,550 shares, respectively, of the Company's Common Stock. The expense related to these grants recognized during 1998, 1997 and 1996 was approximately $160,000, $469,000 and $62,000 respectively.

     The weighted average fair value of options granted during 1998, 1997 and 1996 was $1.55, $2.88 and $0.97, respectively.

     Fair value estimates were determined using a variation of the Black-Scholes model with the following weighted average assumptions for 1998, 1997 and 1996:

                                                            1998    1997    1996
                                                            ----    ----    ----
Risk-free interest rate...................................   6.0%    6.0%    6.0%
Volatility factor.........................................    55%     30%     25%
Expected term of options (in years).......................    10      10       5
Dividend yield............................................  none    none    none

     The effects of applying SFAS No. 123 in this pro forma disclosure are not necessarily indicative of the future amounts. SFAS No. 123 does not apply to awards made prior to December 31, 1995, and the Company anticipates making awards in the future under its stock-based compensation plan.

8. NET LOSS PER COMMON SHARE COMPUTATIONS:

                                          1998            1997            1996
                                      ------------    ------------    ------------
Net loss applicable to common
  shareholders used for basic and
  diluted per share computations
  (numerator).......................  $(15,921,805)   $(16,847,718)   $(12,746,117)
Shares used for basic and diluted
  per share computations
  (denominator).....................    26,910,291       2,888,226      18,821,524
Basic and diluted net loss per
  amount share......................  $      (0.59)   $      (0.74)   $      (0.68)

9. COMMITMENTS:

     ROYALTY COMMITMENT: In 1992, the Company entered into a patent sale and royalty agreement with scientists who at the time worked at the University of Arizona. Under the agreement, the Company purchased the scientists' rights under their U.S. patent and certain U.S. patent applications. The Company agreed to pay royalties to the sellers with respect to products developed and sold under the patents. Currently, no royalty payments have yet been required under this agreement.

     LEASES: The Company leases laboratory and office space under operating leases. Aggregate rent expense incurred under these leases was approximately $694,915 in 1998, $475,209 in 1997 and $190,248 in 1996. Future minimum rental commitments under noncancelable operating leases as of December 31, 1998 are as follows:

            YEARS ENDING
            DECEMBER 31,
            ------------
1999................................  $  733,941
2000................................     696,087
2001................................     535,883
2002................................     519,836
2003................................     508,965
                                      ----------
                                      $2,994,712
                                      ==========

10. RELATED PARTY TRANSACTIONS:

     The Company incurred interest expense and loan guarantee fees of $167,312, $142,500 and $115,241 in the years ended December 31, 1998, 1997 and 1996, respectively, on notes payable to certain directors of the Company and loan guarantees made by certain directors on behalf of the Company in order to obtain short-term loan financing.

11. INTERNATIONAL OPERATIONS:

     The Company operates in one business segment and conducts its activities in the U.S., the U.K., Australia and before 1998, New Zealand. International operations are primarily located in the U.K. Intercompany sales between regions are made at cost plus markup. Summarized financial data by region are as follows:

             1998                   U.S.        INTERNATIONAL    ELIMINATIONS        NET
             ----               ------------    -------------    ------------    ------------
Revenues:
  Trade.......................  $  3,292,859     $   338,950     $         --    $  3,631,809
  Intercompany(a).............       908,323       9,747,363      (10,655,686)             --
                                ------------     -----------     ------------    ------------
                                $  4,201,182     $10,086,313     $(10,655,686)   $  3,631,809
                                ============     ===========     ============    ============
R & D expense(a)..............  $ 11,512,863     $ 9,268,170     $ (9,417,815)   $ 11,363,218
                                ============     ===========     ============    ============
Foreign currency loss.........  $    240,703     $   157,652     $   (157,652)   $    240,703
                                ============     ===========     ============    ============
Net loss......................  $(13,386,190)    $(2,490,904)    $     11,834    $(15,888,928)
                                ============     ===========     ============    ============
Capital expenditures..........  $     33,126     $ 1,351,901     $         --    $  1,385,027
                                ============     ===========     ============    ============
Long lived assets.............  $  1,375,562     $10,483,745     $    (12,000)   $ 11,847,307
                                ============     ===========     ============    ============

             1997                   U.S.        INTERNATIONAL    ELIMINATIONS        NET
             ----               ------------    -------------    ------------    ------------
Revenues:
  Trade.......................  $  2,255,334     $   422,597     $         --    $  2,677,931
  Intercompany(a).............       779,507      10,912,302      (11,691,809)             --
                                ------------     -----------     ------------    ------------
                                $  3,034,841     $11,334,899     $(11,691,809)   $  2,677,931
                                ============     ===========     ============    ============
R & D expense(a)..............  $ 13,458,565     $ 8,871,785     $(10,867,998)   $ 11,462,352
                                ============     ===========     ============    ============
Foreign currency loss.........  $    913,119     $   696,969     $   (696,969)   $    913,119
                                ============     ===========     ============    ============
Net loss......................  $(15,763,860)    $(1,819,741)    $    735,883    $(16,847,718)
                                ============     ===========     ============    ============
Capital expenditures..........  $     54,712     $ 1,202,736     $         --    $  1,257,448
                                ============     ===========     ============    ============
Long lived assets.............  $  1,459,792     $10,766,992     $    (12,000)   $ 12,214,784
                                ============     ===========     ============    ============

             1996                   U.S.        INTERNATIONAL    ELIMINATIONS        NET
             ----               ------------    -------------    ------------    ------------
Revenues:
  Trade.......................  $  1,184,619     $   350,392     $         --    $  1,535,011
  Foreign currency gain.......     1,733,357              --               --       1,733,357
  Intercompany(a).............     1,301,702       5,318,319       (6,620,021)             --
                                ------------     -----------     ------------    ------------
                                $  4,219,678     $ 5,668,711     $ (6,620,021)   $  3,268,368
                                ============     ===========     ============    ============
R & D expense(a)..............  $  5,279,302     $ 6,860,712     $ (2,954,888)   $  9,185,126
                                ============     ===========     ============    ============
Net loss......................  $ (5,468,662)    $(5,223,305)    $ (2,054,150)   $(12,746,117)
                                ============     ===========     ============    ============
Capital expenditures..........  $     99,035     $ 3,194,179     $         --    $  3,293,214
                                ============     ===========     ============    ============
Long lived assets.............  $  1,528,257     $11,931,885     $    (12,000)   $ 13,448,142
                                ============     ===========     ============    ============

---------------
(a) Intercompany revenues include interest income earned by the U.S. parent company on loans made to international subsidiaries and sales of products to, and the performance of contract research and development for, the U.S. parent company by international subsidiaries on a cost plus markup basis. The intercompany account associated with this activity is eliminated in consolidation.

12. NONCASH INVESTING AND FINANCING ACTIVITIES:

     During 1998 and 1997 the Company purchased equipment in the amounts of $19,195 and $227,000, respectively, which was financed under capital lease agreements.

     On November 9, 1998 holders of $2,375,000 of the 15% Notes issued in 1998 converted principal plus accrued interest of $107,000 into 3,658,058 shares of the Company's Common Stock.

     On November 9, 1998, the Company converted $2,000,000 (all of the 100 outstanding shares) of its Series A Convertible Redeemable Preferred Stock and $33,000 of accrued dividends into 2,995,692 shares of its Common Stock.

     On November 9, 1998 the Company also converted $500,000 principal of the 15% Note held by an officer of the Company into 736,811 shares of the Company's Common Stock.

     On February 9, 1996 the Company issued 466,383 shares of common stock in exchange for $2,500,000 of principal and $65,000 of accrued interest on the 6% Notes.

     In May 1996 an officer of the Company converted $750,000 principal of the 12% Note into an equal principal amount of the Company's 15% Notes.

     On October 21, 1996 the Company issued 150,000 shares of common stock in exchange for (pound)250,000 principal on two notes payable to the Welsh Development Agency.

13. CARRYING AMOUNT AND FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The carrying amount of cash and cash equivalents and short-term investments approximates fair value due to the short maturities of these instruments. The Company believes that it is not practicable to estimate the fair value of its long-term debt because these instruments were generally issued in a convertible form or in conjunction with warrants to purchase the Company's Common Stock. The Company would be required to obtain an independent valuation of each specific instrument.

                  THERAPEUTIC ANTIBODIES INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                            JUNE 30,         DECEMBER 31,
                                                              1999               1998
                                                          -------------    -----------------
                                           ASSETS
Current assets:
  Cash and cash equivalents.............................  $    783,313       $  7,760,328
  Restricted cash.......................................        63,587            419,168
  Trade receivables.....................................       264,546             67,677
  Value added tax receivable............................        98,620            326,849
  Inventories...........................................       291,542            287,802
  Other current assets..................................       226,656            712,370
                                                          ------------       ------------
          Total current assets..........................     1,728,264          9,574,194
Property and equipment, net.............................    10,478,007         11,074,766
Patent and trademark costs, net.........................       701,843            678,306
Other assets, net.......................................        68,853             94,236
                                                          ------------       ------------
          Total assets..................................  $ 12,976,967       $ 21,421,502
                                                          ============       ============

                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.................  $    876,538       $  1,755,098
  Accrued interest......................................       152,004            122,486
  Current portion of notes payable......................     1,843,830          2,159,428
                                                          ------------       ------------
          Total current liabilities.....................     2,872,372          4,037,012
Notes payable, net of current portion...................     4,707,257          4,744,216
Deferred revenue........................................       476,345            342,363
Other liabilities.......................................            --            275,477
                                                          ------------       ------------
          Total liabilities.............................     8,055,974          9,399,068
                                                          ------------       ------------
Stockholders' equity:
  Common stock -- par value $.001 per share; 59,000,000
     shares authorized, 52,057,219 issued and
     outstanding........................................        52,057             52,057
  Additional paid-in capital............................    87,097,993         87,074,215
  Deficit accumulated during the development stage
     (1984-1999)........................................   (82,060,345)       (75,301,311)
  Other comprehensive income (loss).....................      (168,712)           197,473
                                                          ------------       ------------
          Total stockholders' equity....................     4,920,993         12,022,434
                                                          ------------       ------------
          Total liabilities and stockholders' equity....  $ 12,976,967       $ 21,421,502
                                                          ============       ============

The accompanying notes are an integral part of the condensed consolidated financial statements.

                  THERAPEUTIC ANTIBODIES INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                                  (UNAUDITED)

                                 FOR THE SIX MONTHS         FOR THE THREE MONTHS       FOR THE CUMULATIVE
                                        ENDED                       ENDED              DEVELOPMENT STAGE
                                      JUNE 30,                    JUNE 30,            FROM AUGUST 10, 1984
                              -------------------------   -------------------------   (INCEPTION) THROUGH
                                 1999          1998          1999          1998          JUNE 30, 1999
                              -----------   -----------   -----------   -----------   --------------------
Operating revenues:
  Sales revenue.............  $   182,300   $   434,554   $   182,300   $   369,954       $  1,847,168
  Contract revenue..........      179,498        55,214       114,810        30,123          2,032,707
  Licensing revenue.........           --     1,543,925            --     1,400,000          3,900,380
  Grant income..............       20,258        20,623        10,047        10,336            794,265
  Value-added tax and
     insurance recoveries...           --            --            --            --            577,170
  Other.....................        9,263        31,758         2,332        23,544            310,151
                              -----------   -----------   -----------   -----------       ------------
                                  391,319     2,086,074       309,489     1,833,957          9,461,841
                              -----------   -----------   -----------   -----------       ------------
Operating expenses:
  Cost of sales revenue.....       18,853       363,319        18,853       353,640            649,296
  Cost of contract
     revenue................       66,353        20,713        31,198        11,388            421,826
  Research and
     development............    4,479,365     5,551,426     2,104,740     2,985,756         57,885,040
  General and
     administrative.........    1,148,360     2,022,880       830,681     1,041,751         18,142,194
  Marketing and
     distribution...........      222,469       259,236       134,314       123,300          2,746,428
  Depreciation and
     amortization...........      887,599       801,651       471,798       427,683          7,961,220
  Other.....................           --            --            --            --            345,310
                              -----------   -----------   -----------   -----------       ------------
                                6,822,999     9,019,225     3,591,584     4,943,518         88,151,314
                              -----------   -----------   -----------   -----------       ------------
Operating loss..............   (6,431,680)   (6,933,151)   (3,282,095)   (3,109,561)       (78,689,473)
  Interest income...........       86,874       144,295        22,560        57,446          2,248,922
  Interest expense..........     (247,964)     (470,124)     (114,329)     (257,240)        (5,284,095)
  Foreign currency gains....           --        24,115            --            --          1,785,984
  Foreign currency losses...     (166,264)           --        (6,465)      (22,361)        (1,320,086)
  Debt conversion expense...           --            --            --            --           (801,597)
                              -----------   -----------   -----------   -----------       ------------
Net loss....................   (6,759,034)   (7,234,865)   (3,380,329)   (3,331,716)       (82,060,345)
Redeemable preferred stock
  dividends.................           --            --            --            --            (32,877)
                              -----------   -----------   -----------   -----------       ------------
Net loss applicable to
  common shareholders.......   (6,759,034)   (7,234,865)   (3,380,329)   (3,331,716)       (82,093,222)
Other comprehensive income
  (loss), before and after
  tax:
  Change in equity due to
     foreign currency
     translation
     adjustments............     (366,185)       34,871      (126,072)      (49,779)          (168,712)
                              -----------   -----------   -----------   -----------       ------------
Total comprehensive loss....  $(7,125,219)  $(7,199,994)  $(3,506,401)  $(3,381,495)      $(82,261,934)
                              ===========   ===========   ===========   ===========       ============
Basic and diluted net loss
  per share.................  $     (0.13)  $     (0.31)  $     (0.06)  $     (0.14)
                              ===========   ===========   ===========   ===========
Weighted average shares used
  in computing basic and
  diluted net loss per
  share.....................   52,057,219    23,257,950    52,057,219    23,263,075
                              ===========   ===========   ===========   ===========

The accompanying notes are an integral part of the condensed consolidated financial statements.

                  THERAPEUTIC ANTIBODIES INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                     FOR THE SIX MONTHS        FOR THE CUMULATIVE
                                                            ENDED              DEVELOPMENT STAGE
                                                          JUNE 30,            FROM AUGUST 10, 1984
                                                  -------------------------   (INCEPTION) THROUGH
                                                     1999          1998          JUNE 30, 1999
                                                  -----------   -----------   --------------------
Cash flow from operating activities:
  Net loss......................................  $(6,759,034)  $(7,234,865)      $(82,060,345)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation and amortization..............      887,599       801,651          7,961,220
     Disposal of property and equipment.........           --            --          1,206,566
     Foreign currency (gain) loss...............      166,264       (24,115)          (465,898)
     Warrant expense............................           --        48,820            486,913
     Stock-based compensation expense...........       23,778        54,372            734,306
     Debt conversion expense....................           --            --            801,597
     Changes in:
       Restricted cash..........................      355,580    (1,000,000)           (63,588)
       Trade receivable.........................       17,110       483,712           (136,895)
       Inventories..............................       (3,740)      328,640           (177,369)
       Other current assets.....................      473,193       194,587           (236,069)
       Accounts payable and accrued expenses....     (867,535)     (208,910)         1,019,668
       Accrued interest.........................       23,636        65,620            886,610
       Deferred revenue.........................      145,777      (197,711)           156,803
       Other....................................     (268,887)           --           (279,499)
                                                  -----------   -----------       ------------
     Net cash used in operating activities......   (5,806,259)   (6,688,199)       (70,165,980)
                                                  -----------   -----------       ------------
Cash flows from investing activities:
  Purchase of property and equipment............     (467,458)     (555,382)       (15,740,808)
  Patent and trademark costs....................      (43,906)      (41,700)          (804,560)
  Purchase of short-term investments............           --            --        (13,933,294)
  Maturity of short-term investments............           --     2,094,508         13,933,294
  Other.........................................           --            --             69,750
                                                  -----------   -----------       ------------
Net cash provided by (used in) investing
  activities....................................     (511,364)    1,497,425        (16,475,618)
                                                  -----------   -----------       ------------
Cash flows from financing activities:
  Proceeds from notes payable...................           --     3,331,412         20,450,244
  Payments on notes payable.....................   (1,806,062)     (590,331)       (11,329,956)
  Proceeds from line of credit..................    1,355,401            --          4,726,679
  Payments on line of credit....................           --       (43,836)        (3,371,278)
  Proceeds from convertible debt, net...........           --            --          9,655,000
  Payments on convertible debt..................           --            --         (4,320,325)
  Proceeds from issuance of stock, net..........           --        51,250         71,719,109
  Proceeds from issuance of warrants............           --            --             65,000
  Other.........................................           --        (1,937)          (149,467)
                                                  -----------   -----------       ------------
Net cash (used in) provided by financing
  activities....................................     (450,661)    2,746,558         87,445,006
                                                  -----------   -----------       ------------
Effect of exchange rate changes on cash and cash
  equivalents...................................     (208,731)     (201,948)           (20,095)
                                                  -----------   -----------       ------------
Net (decrease) increase in cash and cash
  equivalents...................................   (6,977,015)   (2,646,164)           783,313
Cash and cash equivalents, beginning of
  period........................................    7,760,328     4,915,077                 --
                                                  -----------   -----------       ------------
Cash and cash equivalents, end of period........  $   783,313   $ 2,268,914       $    783,313
                                                  ===========   ===========       ============

The accompanying notes are an integral part of the condensed consolidated financial statements.

                  THERAPEUTIC ANTIBODIES INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 JUNE 30, 1999

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying interim condensed consolidated financial statements are unaudited, but include all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair statement of the results for such periods.

     The unaudited interim condensed consolidated financial statements should be read in conjunction with the audited December 31, 1998 consolidated financial statements of Therapeutic Antibodies Inc. (the "Company"). The December 31, 1998 condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

     The results of operations for the interim periods are note necessarily indicative of the results to be expected for the full year ending December 31, 1999.

NOTE 2 -- BASIC AND DILUTED EARNINGS PER COMMON SHARE

     The basic and diluted loss per common share calculation was based on Statement of Financial Accounting Standards No. 128, "Earnings per Share."

     The calculations are based upon the weighted average number of shares of common stock outstanding during each period as disclosed in the consolidated statements of operations and comprehensive loss. Common equivalent shares from stock options, warrants and other dilutive securities totaling 3,463,216 at June 30, 1999, and 3,608,212 at June 30, 1998 are excluded from the computations as their effect is antidilutive.

NOTE 3 -- NEW LINE OF CREDIT

     On May 20, 1999, the Company announced that it had entered into an Agreement and Plan of Merger with Proteus International plc. To provide working capital until the closing of the merger, the Company has obtained a short-term secured bridge facility from Barclays Bank, Plc in the amount of up to L3.0 million ($4.89 million). Borrowings under the bridge facility may be drawn as needed until maturity. The bridge facility is to be repaid in full on September 14, 1999, or at such earlier time as Barclays may demand, and bears interest at a rate of 2.0% per annum over Barclays' base rate (currently 5.25%). The bridge facility is secured by debentures and guarantees executed by the Company's Polyclonal Antibodies Limited and TAb Wales Limited subsidiaries and by a second charge over Polyclonal Antibodies Limited's manufacturing facility in Wales. At August 9, 1999, the Company had drawn L1,800,000 ($2,898,000) on the bridge facility. It is anticipated that the bridge facility will be repaid in full from the net proceeds of Proteus' UK L7.0 million financing which is scheduled to close simultaneously with the merger.

NOTE 4 -- RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." In general, SFAS No. 133 requires that all derivatives be recognized as either assets or liabilities in the balance sheet at their face value, and sets forth the manner in which gains or losses thereon are to be recorded. The treatment of such gains and losses is dependent upon the type of exposure, if any, for which the derivative is designated as a hedge. This statement is effective for the Company on January 1, 2001. As the Company does not purchase derivative instruments or engage in hedging activities, the adoption of SFAS No. 133 is not expected to impact the Company's financial position or results of operations.

                  THERAPEUTIC ANTIBODIES INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                            MARCH 31, 1999   DECEMBER 31, 1998
                          ASSETS                            --------------   -----------------
                                                             (UNAUDITED)
Current assets:
  Cash and cash equivalents...............................   $  3,497,279      $  7,760,328
  Restricted cash.........................................        136,170           419,168
  Trade receivables.......................................         70,724            67,677
  Value added tax receivable..............................        294,485           326,849
  Inventories.............................................        306,859           287,802
  Other current assets....................................        581,671           712,370
                                                             ------------      ------------
          Total current assets............................      4,887,188         9,574,194
Property and equipment, net...............................     10,927,311        11,074,766
Patent and trademark costs, net...........................        695,311           678,306
Other assets, net.........................................         81,400            94,236
                                                             ------------      ------------
          Total assets....................................   $ 16,591,210      $ 21,421,502
                                                             ============      ============
             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses...................   $  1,473,290      $  1,755,098
  Accrued interest........................................         91,475           122,486
  Current portion of notes payable........................      1,570,228         2,159,428
                                                             ------------      ------------
          Total current liabilities.......................      3,134,993         4,037,012
Notes payable, net of current portion.....................      4,715,579         4,744,216
Deferred revenue..........................................        325,133           342,363
Other liabilities.........................................             --           275,477
                                                             ------------      ------------
          Total liabilities...............................      8,175,705         9,399,068
                                                             ------------      ------------
Stockholders' equity:
  Common stock -- par value $.001 per share; 59,000,000
     shares authorized, 52,057,219 issued and
     outstanding..........................................         52,057            52,057
  Additional paid-in capital..............................     87,086,104        87,074,215
  Deficit accumulated during the development stage
     (1984-1999)..........................................    (78,680,016)      (75,301,311)
  Other comprehensive income (loss).......................        (42,640)          197,473
                                                             ------------      ------------
          Total stockholders' equity......................      8,415,505        12,022,434
                                                             ------------      ------------
          Total liabilities and stockholders' equity......   $ 16,591,210      $ 21,421,502
                                                             ============      ============

The accompanying notes are an integral part of the condensed consolidated financial statements.

                  THERAPEUTIC ANTIBODIES INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                                  (UNAUDITED)

                                                        FOR THE             FOR THE CUMULATIVE
                                                  THREE MONTHS ENDED        DEVELOPMENT STAGE
                                                       MARCH 31,           FROM AUGUST 10, 1984
                                               -------------------------   (INCEPTION) THROUGH
                                                  1999          1998          MARCH 31, 1999
                                               -----------   -----------   --------------------
Operating revenues:
  Sales revenue..............................  $        --   $    64,600       $  1,664,868
  Contract revenue...........................       64,688        25,091          1,917,897
  Licensing revenue..........................           --       143,925          3,900,380
  Grant income...............................       10,210        10,287            784,217
  Value-added tax and insurance recoveries...           --            --            577,170
  Other......................................        6,931         8,214            307,819
                                               -----------   -----------       ------------
                                                    81,829       252,117          9,152,351
                                               -----------   -----------       ------------
Operating expenses:
  Cost of sales revenue......................           --         9,679            630,443
  Cost of contract revenue...................       35,155         9,325            390,628
  Research and development...................    2,374,625     2,565,670         55,780,300
  General and administrative.................      317,679       981,129         17,311,513
  Marketing and distribution.................       88,155       135,936          2,612,114
  Depreciation and amortization..............      415,800       373,968          7,489,421
  Other......................................           --            --            345,310
                                               -----------   -----------       ------------
                                                 3,231,414     4,075,707         84,559,729
                                               -----------   -----------       ------------
Operating loss...............................   (3,149,585)   (3,823,590)       (75,407,378)
  Interest income............................       64,314        86,849          2,226,362
  Interest expense...........................     (133,635)     (212,884)        (5,169,766)
  Foreign currency gains.....................           --        46,476          1,785,984
  Foreign currency losses....................     (159,799)           --         (1,313,621)
  Debt conversion expense....................           --            --           (801,597)
                                               -----------   -----------       ------------
  Net loss...................................   (3,378,705)   (3,903,149)       (78,680,016)
                                               ===========   ===========       ============
  Redeemable preferred stock dividends.......           --            --            (32,877)
                                               -----------   -----------       ------------
  Net loss applicable to common
     shareholders............................   (3,378,705)   (3,903,149)       (78,712,893)
  Other comprehensive income (loss), before
     and after tax:
  Change in equity due to foreign currency
     translation adjustments.................     (240,113)       84,650            (42,640)
                                               -----------   -----------       ------------
  Total comprehensive loss...................  $(3,618,818)  $(3,818,499)      $(78,755,533)
                                               ===========   ===========       ============
  Basic and diluted net loss per share.......  $     (0.06)  $     (0.17)
                                               ===========   ===========
  Weighted average shares used in computing
     basic and diluted net loss per share....   52,057,219    23,252,825
                                               ===========   ===========

The accompanying notes are an integral part of the condensed consolidated financial statements.

                  THERAPEUTIC ANTIBODIES INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                                                          FOR THE CUMULATIVE
                                                                       FOR THE            DEVELOPMENT STAGE
                                                                 THREE MONTHS ENDED        FROM AUGUST 10,
                                                                      MARCH 31,            1984 (INCEPTION)
                                                              -------------------------   THROUGH MARCH 31,
                                                                 1999          1998              1999
                                                              -----------   -----------   ------------------
Cash flow from operating activities:
  Net loss..................................................  $(3,378,705)  $(3,903,149)     $(78,680,016)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      415,800       373,968         7,489,421
    Disposal of property and equipment......................           --            --         1,206,566
    Foreign currency (gain) loss............................      159,799       (46,476)         (472,363)
    Warrant expense.........................................           --            --           486,913
    Stock-based compensation expense........................       11,889        27,186           722,417
    Debt conversion expense.................................           --            --           801,597
    Changes in:
      Restricted cash.......................................      282,998            --          (136,170)
      Trade receivable......................................       18,683       412,803          (135,322)
      Inventories...........................................      (19,056)       19,234          (192,685)
      Other current assets..................................      119,735        91,512          (589,527)
      Accounts payable and accrued..........................     (266,771)      (72,889)        1,620,432
      expenses Accrued interest.............................      (32,623)      (14,641)          830,351
      Deferred revenue......................................      (10,208)       23,548               818
      Other.................................................     (271,027)           --          (281,639)
                                                              -----------   -----------      ------------
      Net cash used in operating activities.................   (2,969,486)   (3,088,904)      (67,329,207)
                                                              -----------   -----------      ------------
Cash flows from investing activities:
  Purchase of property and equipment........................     (408,686)     (133,701)      (15,682,036)
  Patent and trademark costs................................      (27,189)      (15,651)         (787,843)
  Purchase of short-term investments........................           --            --       (13,933,294)
  Maturity of short-term investments........................           --     1,497,240        13,933,294
  Other.....................................................           --            --            69,750
                                                              -----------   -----------      ------------
  Net cash provided by (used in) investing activities.......     (435,875)    1,347,888       (16,400,129)
                                                              -----------   -----------      ------------
Cash flows from financing activities:
  Proceeds from notes payable...............................           --            --        20,450,244
  Payments on notes payable.................................     (653,824)     (306,487)      (10,177,718)
  Proceeds from line of credit..............................           --            --         3,371,278
  Payments on line of credit................................           --       (43,836)       (3,371,278)
  Proceeds from convertible debt, net.......................           --            --         9,655,000
  Payments on convertible debt..............................           --            --        (4,320,325)
  Proceeds from issuance of stock, net......................           --            --        71,719,109
  Proceeds from issuance of warrants........................           --            --            65,000
  Other.....................................................           --            --          (149,467)
                                                              -----------   -----------      ------------
  Net cash (used in) provided by financing activities.......     (653,824)     (350,323)       87,241,843
                                                              -----------   -----------      ------------
Effect of exchange rate changes on cash and cash
  equivalents...............................................     (203,864)      (21,246)          (15,228)
                                                              -----------   -----------      ------------
Net (decrease) increase in cash and cash equivalents........   (4,263,049)   (2,112,585)        3,497,279
Cash and cash equivalents, beginning of period..............    7,760,328     4,915,077                --
                                                              -----------   -----------      ------------
Cash and cash equivalents, end of period....................  $ 3,497,279   $ 2,802,492      $  3,497,279
                                                              ===========   ===========      ============

The accompanying notes are an integral part of the consolidated financial statements.

                  THERAPEUTIC ANTIBODIES INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                                 MARCH 31, 1999

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying interim condensed consolidated financial statements are unaudited, but include all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair statement of the results for such periods.

     The unaudited interim consolidated financial statements should be read in conjunction with the audited December 31, 1998 consolidated financial statements of Therapeutic Antibodies Inc. (the "Company"). The December 31, 1998 condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

     The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year ending December 31, 1999.

NOTE 2 -- RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     During 1998, the Financial Accounting Standards Board issued Statement of Position (SOP) No. 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP No. 98-1") and Statement of Position No. 98-5 "Reporting on the Costs of Start-Up Activities" ("SOP No. 98-5"). The Company has adopted SOP No. 98-1 and SOP No. 98-5 in the first quarter of 1999 as required. However, the adoption has not had a significant impact on the Company's financial position and results of operations.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). In general, SFAS No. 133 requires that all derivatives be recognized as either assets or liabilities in the balance sheet at their face value, and sets forth the manner in which gains or losses thereon are to be recorded. The treatment of such gains and losses is dependent upon the type of exposure, if any, for which the derivative is designated as a hedge. This statement is effective for periods beginning after June 15, 1999. Management is currently assessing the impact of adopting SFAS No. 133, but does not anticipate a significant impact on the Company's financial position or results of operations.

NOTE 3 -- BASIC AND DILUTED EARNINGS PER COMMON SHARE

     The basic and diluted loss per common share calculation was based on Statement of Financial Accounting Standards No. 128, "Earnings per Share".

     The calculations are based upon the weighted average number of shares of common stock outstanding during each period as disclosed in the consolidated statements of operations and comprehensive loss. Common equivalent shares from stock options, warrants and other dilutive securities totaling 3,944,641 at March 31, 1999, and 2,779,334 at March 31, 1998 are excluded from the computations as their effect is antidilutive.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MAY 20, 1999

                                     AMONG

                           PROTEUS INTERNATIONAL PLC

                              PI MERGER SUB, INC.

                                      AND

                          THERAPEUTIC ANTIBODIES INC.

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
ARTICLE I. THE MERGER................................................   A-8
  1.1.   The Merger..................................................   A-8
  1.2.   Closing.....................................................   A-8
  1.3.   Effective Time..............................................   A-9
  1.4.   Effects of the Merger.......................................   A-9
  1.5.   Certificate of Incorporation................................   A-9
  1.6.   Bylaws......................................................   A-9
  1.7.   Directors of Surviving Corporation..........................   A-9
ARTICLE II. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
  CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES.................   A-9
  2.1.   Effect on Capital Stock.....................................   A-9
  2.2.   Exchange of Certificates....................................  A-10
  2.3.   Dissenting Shares...........................................  A-12
  2.4.   Options, Warrants and Convertible Notes.....................  A-12
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........  A-14
  3.1.   Organization, Standing and Power; Subsidiaries..............  A-14
  3.2.   Capital Structure...........................................  A-14
  3.3.   Authority; No Conflicts.....................................  A-15
  3.4.   Reports and Financial Statements............................  A-16
  3.5.   Information Supplied........................................  A-17
  3.6.   Compliance with Law.........................................  A-17
  3.7.   Litigation..................................................  A-17
  3.8.   Taxes.......................................................  A-18
  3.9.   Absence of Certain Changes or Events........................  A-20
         Vote Required...............................................  A-20
 3.10.
         Certain Agreements..........................................  A-21
 3.11.
         Employee Benefit Plans......................................  A-21
 3.12.
         Brokers or Finders..........................................  A-23
 3.13.
         Opinion of Financial Advisor................................  A-23
 3.14.
         Environmental...............................................  A-23
 3.15.
         Labor Matters...............................................  A-25
 3.16.
         Proprietary Rights..........................................  A-25
 3.17.
         Insurance...................................................  A-27
 3.18.
         Permits; Licenses...........................................  A-28
 3.19.
         Absence of Undisclosed Liabilities..........................  A-28
 3.20.
         Books and Records...........................................  A-28
 3.21.
         Title to Properties; Condition of Properties................  A-28
 3.22.
         Consequence of Consummation of the Merger...................  A-29
 3.23.
         Product Regulatory Requirements.............................  A-29
 3.24.
         Year 2000...................................................  A-29
 3.25.
         Additional Representations..................................  A-30
 3.26.

                                                                       PAGE
                                                                       ----
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT.................  A-30
  4.1.   Organization, Standing and Power; Subsidiaries..............  A-30
  4.2.   Capital Structure...........................................  A-31
  4.3.   Authority; No Conflicts.....................................  A-31
  4.4.   LSE Reports and Financial Statements........................  A-32
  4.5.   Information Supplied........................................  A-33
  4.6.   Compliance with Law.........................................  A-33
  4.7.   Litigation..................................................  A-34
  4.8.   Taxes.......................................................  A-34
  4.9.   Absence of Certain Changes or Events........................  A-35
         Vote Required...............................................  A-35
 4.10.
         Certain Agreements..........................................  A-36
 4.11.
         Employee Share and Other Schemes............................  A-36
 4.12.
         Brokers or Finders..........................................  A-37
 4.13.
         Environmental...............................................  A-37
 4.14.
         Labour Matters..............................................  A-39
 4.15.
         Proprietary Rights..........................................  A-39
 4.16.
         Insurance...................................................  A-41
 4.17.
         Permits; Licenses...........................................  A-41
 4.18.
         Absence of Undisclosed Liabilities..........................  A-42
 4.19.
         Books and Records...........................................  A-42
 4.20.
         Title to Properties; Condition of Properties................  A-42
 4.21.
         Consequence of Consummation of the Merger...................  A-43
 4.22.
         Product Regulatory Requirements.............................  A-43
 4.23.
         Year 2000...................................................  A-43
 4.24.
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF MERGER SUB..............  A-43
  5.1.   Organization and Corporate Power............................  A-43
  5.2.   Corporate Authorization.....................................  A-44
  5.3.   Non-Contravention...........................................  A-44
  5.4.   No Business Activities......................................  A-44
ARTICLE VI. COVENANTS RELATING TO CONDUCT OF BUSINESS................  A-44
  6.1.   Covenants of the Company....................................  A-44
  6.2.   Covenants of Parent and Merger Sub..........................  A-47
  6.3.   Advice of Changes; Government Filings.......................  A-49
  6.4.   Control of Other Party's Business...........................  A-49
ARTICLE VII. ADDITIONAL AGREEMENTS...................................  A-50
  7.1.   Preparation of Form F-4 and Proxy Statement; the
         Stockholders Meetings.......................................  A-50
  7.2.   Preparation of Parent Disclosure Circular...................  A-51
  7.3.   Access to Information.......................................  A-51
  7.4.   Approvals and Consents; Cooperation.........................  A-52
  7.5.   Acquisition Proposals.......................................  A-52
  7.6.   Fees and Expenses...........................................  A-54
  7.7.   Indemnification; Directors' and Officers' Insurance.........  A-55
  7.8.   Public Announcements........................................  A-55

                                                                       PAGE
                                                                       ----
  7.9.   Tax and Accounting Treatment................................  A-55
         Affiliates..................................................  A-55
 7.10.
         Stock Exchange Listing......................................  A-56
 7.11.
         Takeover Statutes...........................................  A-56
 7.12.
         Directors and Senior Management of Parent...................  A-56
 7.13.
         Patent Opinion..............................................  A-56
 7.14.
         Further Assurances..........................................  A-56
 7.15.
ARTICLE VIII. CONDITIONS PRECEDENT...................................  A-56
  8.1.   Conditions to Each Party's Obligation to Effect the
         Merger......................................................  A-56
  8.2.   Additional Conditions to Obligations of Parent and Merger
         Sub.........................................................  A-57
  8.3.   Additional Conditions to Obligations of the Company.........  A-59
ARTICLE IX. TERMINATION AND AMENDMENT................................  A-61
  9.1.   Termination.................................................  A-61
  9.2.   Effect of Termination.......................................  A-63
  9.3.   Certain Payments in the Event of Termination................  A-63
  9.4.   Amendment...................................................  A-65
  9.5.   Extension; Waiver...........................................  A-65
ARTICLE X. GENERAL PROVISIONS........................................  A-65
         Non-Survival of Representations, Warranties and Agreements;
 10.1.   No Other Representations and Warranties.....................  A-65
         Notices.....................................................  A-66
 10.2.
         Interpretation..............................................  A-66
 10.3.
         Counterparts................................................  A-66
 10.4.
         Entire Agreement; No Third Party Beneficiaries..............  A-66
 10.5.
         Governing Law...............................................  A-67
 10.6.
         Severability................................................  A-67
 10.7.
         Assignment..................................................  A-67
 10.8.
         Enforcement; Other Remedies.................................  A-67
 10.9.
         Definitions.................................................  A-67
10.10.

                           GLOSSARY OF DEFINED TERMS

                                                                  LOCATION OF
                         DEFINITION                              DEFINED TERM
                         ----------                              ------------
1990 Plan...................................................     Section 2.4(a)(i)
1997 Plan...................................................    Section 2.4(a)(ii)
Affiliate...................................................      Section 10.10(a)
Agreement...................................................              Preamble
Board of Directors..........................................      Section 10.10(b)
Break-Up Fee................................................        Section 9.3(b)
Bridge Financing............................................        Section 6.1(g)
Business Day................................................      Section 10.10(c)
Certificate of Merger.......................................           Section 1.3
Certificates................................................        Section 2.2(b)
Cleanup.....................................................    Section 3.15(g)(i)
Closing.....................................................           Section 1.2
Closing Date................................................           Section 1.2
Code........................................................              Recitals
Companies Act...............................................        Section 4.3(a)
Company.....................................................              Preamble
Company Acquisition Proposal................................        Section 7.5(a)
Company Balance Sheet.......................................          Section 3.20
Company Common Stock........................................              Recitals
Company Disclosure Schedule.................................           Article III
Company Environmental Claim.................................   Section 3.15(g)(ii)
Company Environmental Permits...............................       Section 3.15(a)
Company Licensed Proprietary Rights.........................       Section 3.17(a)
Company Options.............................................        Section 3.2(a)
Company Proprietary Rights..................................       Section 3.17(a)
Company Stock Option Plans..................................      Section 10.10(d)
Company Stockholders Meeting................................        Section 7.1(b)
Company Subsidiaries........................................        Section 3.1(b)
Company Superior Proposal...................................        Section 7.5(b)
Company Voting Debt.........................................        Section 3.2(b)
Company Warrants............................................        Section 2.4(b)
Conversion Number...........................................        Section 2.1(c)
Copyrights..................................................       Section 3.17(a)
DGCL........................................................              Recitals
Dissenting Shares...........................................           Section 2.3
Effective Time..............................................           Section 1.3
ERISA.......................................................       Section 3.12(c)
Employee Plan...............................................    Section 3.12(g)(i)
Environmental Laws..........................................  Section 3.15(g)(iii)
Exchange Act................................................        Section 3.3(c)
Exchange Agent..............................................        Section 2.2(a)
Exchange Fund...............................................        Section 2.2(a)

                                                                  LOCATION OF
                         DEFINITION                              DEFINED TERM
                         ----------                              ------------
Expenses....................................................           Section 7.6
FDA.........................................................          Section 3.26
Financing...................................................        Section 8.1(f)
FSA.........................................................        Section 3.5(b)
Form F-4....................................................        Section 3.5(a)
Governmental Entity.........................................        Section 3.3(c)
Harm........................................................    Section 4.14(g)(i)
Hazardous Materials.........................................   Section 3.15(g)(iv)
Hazardous Matters...........................................   Section 4.15(g)(ii)
IRS.........................................................       Section 3.12(b)
Leased Property.............................................       Section 3.22(b)
Leases......................................................       Section 3.22(b)
LSE.........................................................           Section 2.2
LSE Reports.................................................           Section 4.4
Marks.......................................................       Section 3.17(a)
Material Adverse Effect.....................................      Section 10.10(e)
Material Contracts..........................................          Section 3.11
Mazars......................................................        Section 7.1(e)
Merger......................................................              Recitals
Merger Sub..................................................              Preamble
Multiemployer Plan..........................................   Section 3.12(g)(iv)
Mutual Secrecy Agreement....................................           Section 7.3
Noon Buying Rate............................................        Section 2.2(e)
Organizational Documents....................................      Section 10.10(f)
Outside Date................................................        Section 9.1(b)
Owned Copyrights............................................       Section 3.17(f)
Owned Marks.................................................       Section 3.17(e)
Owned Patents...............................................       Section 3.17(d)
Owned Trade Secrets.........................................       Section 3.17(g)
Parent......................................................              Preamble
Parent Acquisition Proposal.................................        Section 7.5(c)
Parent Balance Sheet........................................          Section 4.19
Parent Disclosure Circular..................................        Section 3.5(b)
Parent Disclosure Schedule..................................            Article IV
Parent Environmental Laws...................................   Section 4.14(g)(iv)
Parent Environmental Permits................................       Section 4.14(a)
Parent Leases...............................................       Section 4.21(b)
Parent Licensed Proprietary Rights..........................       Section 4.16(a)
Parent Material Contracts...................................          Section 4.11
Parent Option Shares........................................        Section 2.4(a)
Parent Options..............................................        Section 4.2(a)
Parent Ordinary Shares......................................              Recitals
Parent Owned Copyrights.....................................       Section 4.16(f)
Parent Owned Marks..........................................       Section 4.16(e)

                                                                  LOCATION OF
                         DEFINITION                              DEFINED TERM
                         ----------                              ------------
Parent Owned Patents........................................       Section 4.16(d)
Parent Owned Trade Secrets..................................       Section 4.16(g)
Parent Permits..............................................          Section 4.18
Parent Properties...........................................       Section 4.21(a)
Parent Proprietary Rights...................................       Section 4.16(a)
Parent Shareholder Meeting..................................        Section 3.5(b)
Parent Subsidiaries.........................................        Section 4.1(b)
Parent Superior Proposal....................................        Section 7.5(e)
Parent Voting Debt..........................................        Section 4.2(b)
Parent Warrant Shares.......................................        Section 2.4(b)
Parent Warrants.............................................        Section 2.4(b)
Patent Opinion..............................................        . Section 7.14
Patents.....................................................       Section 3.17(a)
Permits.....................................................          Section 3.19
Person......................................................      Section 10.10(g)
Preferred Stock.............................................        Section 3.2(a)
Proxy Statement.............................................        Section 3.5(a)
Registrar of Companies......................................        Section 4.1(a)
Release.....................................................    Section 3.15(g)(v)
Removal.....................................................   Section 4.14(g)(vi)
Required Company Votes......................................          Section 3.10
Required Parent Votes.......................................          Section 4.10
Required Regulatory Approvals...............................        Section 8.1(d)
SEC.........................................................        Section 3.3(c)
SEC Reports.................................................           Section 3.4
Securities Act..............................................        Section 3.3(c)
Subsidiary..................................................      Section 10.10(h)
Surviving Corporation.......................................           Section 1.1
Taxation Authority..........................................        Section 4.8(e)
Taxation Statute............................................        Section 4.8(f)
Tax Returns.................................................        Section 3.8(g)
Taxes.......................................................        Section 3.8(f)
Terminating Company Breach..................................        Section 9.1(h)
Terminating Parent Breach...................................        Section 9.1(i)
The other party.............................................      Section 10.10(i)
Trade Secrets...............................................       Section 3.17(a)
U.K. GAAP...................................................              Recitals
U.S. GAAP...................................................           Section 3.4
Unexercised Option..........................................        Section 2.4(a)
Unqualified Company Representations.........................        Section 8.2(a)
Unqualified Parent Representations..........................        Section 8.3(a)
Voting Agreements...........................................              Recitals
Wallis Deed.................................................        Section 7.1(c)
Year 2000 Problem...........................................          Section 3.25

     This AGREEMENT AND PLAN OF MERGER, dated as of May 20, 1999 (this "Agreement"), is entered into by and among Proteus International plc, a public company incorporated under the laws of England and Wales ("Parent"), PI Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Therapeutic Antibodies Inc., a Delaware corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that the Merger (as defined below) is in the best interests of their respective stockholders and have approved the Merger upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Common Stock, par value $.001 per share, of the Company ("Company Common Stock"), other than shares owned directly or indirectly by Parent or by the Company and Dissenting Shares (as defined herein), will be converted into the right to receive the Conversion Number (as defined herein) of an Ordinary Share of Parent (the "Parent Ordinary Shares");

     WHEREAS, in order to effectuate the foregoing, the Company, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), will merge with and into Merger Sub (the "Merger");

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger;

     WHEREAS, it is intended that certain stockholders of the Company will enter into voting agreements ("Voting Agreements") with Parent concurrently herewith;

     WHEREAS, for United States federal income tax purposes it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a merger accounting transaction under U.K. generally accepted accounting principles ("U.K. GAAP").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Company shall be merged with and into Merger Sub at the Effective Time (as defined below). Following the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation") in accordance with the DGCL.

     1.2. CLOSING. The closing of the Merger (the "Closing") will take place as soon as practicable after satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions set forth in Article VIII hereof (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Latham & Watkins, 885 Third Avenue, New York, New York 10022, or at such other place as the parties may agree.

     1.3. EFFECTIVE TIME. Upon the Closing, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such later time as the parties may agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

     1.4. EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in this Agreement, the Certificate of Merger and the DGCL.

     1.5. CERTIFICATE OF INCORPORATION. At the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation; provided, however, that Article I thereof shall be amended so that the name of the Surviving Corporation shall be a name agreed upon by Parent and the Company.

     1.6. BYLAWS. At the Effective Time, the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation.

     1.7. DIRECTORS OF SURVIVING CORPORATION. Immediately following the Effective Time, the directors of the Surviving Corporation shall be Barry Riley, Arthur Rushton, Andrew Heath and James Christie.

                                  ARTICLE II.

          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

          (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall remain outstanding and continue to represent fully paid and nonassessable shares of common stock, par value $.001 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company or by a wholly owned subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no Parent Ordinary Shares or other consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Subject to Section 2.2(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall be converted into the right to receive the Conversion Number of fully paid Parent Ordinary Shares. The "Conversion Number" shall mean 1.163, as adjusted pursuant to Section 2.1(e). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of

     Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such certificates, certificates representing the Parent Ordinary Shares, and cash in lieu of fractional Parent Ordinary Shares to the extent provided in Section 2.2(c) to be issued or paid in consideration therefor upon surrender of such certificates in accordance with Section 2.2, without interest.

          (d) Dissenting Shares. All Dissenting Shares shall be handled in accordance with Section 2.3.

          (e) Adjustment of Conversion Number. In the event of any sub-division, consolidation or reclassification of any Parent Ordinary Share or any issuance or the authorization of any issuance of any other securities in exchange or in substitution for Parent Ordinary Shares at any time during the period from the date of this Agreement to the Effective time, the Company and Parent shall make such adjustment to the Conversion Number as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.

     2.2. EXCHANGE OF CERTIFICATES.

          (a) Exchange Agent. Immediately following the Effective Time, Parent shall deposit with a bank or trust company designated by Parent and the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the Parent Ordinary Shares issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock together with amounts sufficient in the aggregate to provide all funds necessary for the Exchange Agent to make payments in lieu of fractional shares pursuant to Section 2.2(e) (such Parent Ordinary Shares and funds being hereinafter referred to as the "Exchange Fund").

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, other than shares to be canceled or retired in accordance with Section 2.1(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing Parent Ordinary Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Parent Ordinary Shares which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of Parent Ordinary Shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of Parent Ordinary Shares to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be

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     deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing the appropriate number of whole Parent Ordinary Shares, and cash in lieu of any fractional Parent Ordinary Shares to the extent provided in Section 2.2(c) as contemplated by this Section 2.2. No interest will be paid or will accrue on any cash payable in lieu of any fractional Parent Ordinary Shares.

          (c) Cash Payments with Respect to Unexchanged Shares. No cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
     Section 2.2(e) until the surrender of the Certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole Parent Ordinary Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of any cash payable in lieu of a fractional Parent Ordinary Share to which such holder is entitled pursuant to Section 2.2(e).

          (d) No Further Ownership Rights in Company Common Stock. All Parent Ordinary Shares issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued (credited as fully paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

          (e) No Fractional Shares. No certificates or scrip representing fractional Parent Ordinary Shares shall be issued upon the surrender for exchange of Certificates. No fractional interest shall entitle the owner to vote or to any other rights of a security holder. In lieu of fractional shares, each individual or entity who would otherwise have been entitled to a fractional Parent Ordinary Share hereunder, will receive an amount in cash (without interest) in British sterling or, in the case of U.S. holders of Certificates, in U.S. dollars (calculated using the Noon Buying Rate in effect on the date the Effective Time occurs) determined by multiplying such fraction by the average of the closing mid-market prices of the Parent Ordinary Shares on the London Stock Exchange ("LSE") (as derived from the LSE Daily Official List) on each of the last five trading days immediately preceding the date on which the Effective Time occurs. For purposes of this
     Section 2.2(e), Noon Buying Rate shall mean the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Parent Ordinary Shares and any cash in lieu of fractional Parent Ordinary Shares. In no event shall Parent be deemed to have any ownership interest in any portion of the Exchange Fund held by Parent.

          (g) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any Parent Ordinary Shares or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

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          (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

          (i) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Ordinary Shares and any cash in lieu of fractional shares to which they are entitled pursuant to this Agreement.

          (j) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, including the tax laws of the United Kingdom. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

          (k) Further Assurances. The officers and directors of the Surviving Corporation are hereby authorized, at and after the Effective Time, to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and thing to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     2.3. DISSENTING SHARES.

          (a) Shares of Company Common Stock held by a stockholder who has properly exercised appraisal rights with respect thereto in accordance with
     Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into Parent Ordinary Shares. From and after the Effective Time, a stockholder who has properly exercised such appraisal rights shall no longer retain any rights of a stockholder of the Company or the Surviving Corporation, except those provided under Section 262 of the DGCL.

          (b) The Company shall give Parent (i) prompt notice of any written demand under Section 262 of the DGCL with respect to any shares of Company Common Stock, any withdrawal of any such demand and any other instruments served pursuant to the DGCL and received by the Company and (ii) the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall cooperate with Parent concerning, and shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

     2.4. OPTIONS, WARRANTS AND CONVERTIBLE NOTES.

          (a) Company Options.

             (i) At the Effective Time, each outstanding and unexercised option ("Unexercised Option") to purchase shares of Company Common Stock pursuant to the Company's 1990 Stock Incentive Plan (the "1990 Plan") shall be converted into an option to purchase the number of Parent Ordinary Shares equal to the Conversion Number multiplied by the number of shares of Company Common Stock which could have been purchased immediately prior to the Effective Time upon the exercise of the Unexercised Option (provided that any fractional shares resulting from such conversion shall be rounded down to the nearest share) (the "Parent Option Shares") at an exercise price per Parent Option Share determined by dividing the aggregate exercise price that would have been payable upon exercising the Unexercised Option in full immediately prior to the Effective Time by the number of Parent Option Shares (provided that the exercise price per Parent Option Share shall be rounded up to the nearest whole cent). The vesting schedule and other terms of the new option shall be the same as the Unexercised Option except that all references to the Company shall be deemed to be references to Parent. The Company has taken or will take all such actions as may be required to provide for the conversion of Unexercised Options in accordance with this Section 2.4(a).

             (ii) At the Effective Time, the Company's 1997 Stock Option Plan (the "1997 Plan") shall terminate and each outstanding option to purchase a share Company Common Stock pursuant to the 1997 Plan shall terminate; provided, however, pursuant to Section 8.3 of the 1997 Plan, any holder of an option under the 1997 Plan shall have the right, immediately prior to the Effective Time, to exercise such option in whole or in part whether or not the applicable vesting requirements have been satisfied.

          (b) Company Warrants. At the Effective Time, each outstanding warrant to purchase or otherwise acquire Company Common Stock ("Company Warrants") shall cease to represent a right to purchase or otherwise acquire Company Common Stock and shall be converted into a warrant ("Parent Warrant") to acquire that number of Parent Ordinary Shares (the "Parent Warrant Shares") obtained by multiplying the number of shares of Company Common Stock which could have been purchased immediately prior to the Effective Time upon exercise of the Company Warrant by the Conversion Number. If the foregoing calculation results in a warrant being exercisable for a fraction of a Parent Ordinary Share, then the number of Parent Warrant Shares shall be rounded down to the nearest whole number. The exercise price per Parent Warrant Share of each Parent Warrant shall be determined by dividing the aggregate exercise price that would have been payable upon the exercise of the Company Warrant in full immediately prior to the Effective Time by the number of Parent Warrant Shares rounded up to the nearest cent. The other terms of the Parent Warrants shall be the same as the Company Warrants except that all references to the Company shall be deemed to be references to Parent. The Company has taken or will take all such actions as may be required to provide for the conversion of Company Warrants in accordance with this Section 2.4(b).

          (c) Convertible Notes. At the Effective Time, each of the Company's 6% Convertible Notes, Due October 1, 2000, shall be assumed automatically by, and become an obligation of, the Surviving Corporation.

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                                  ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Company Disclosure Schedule delivered by the Company to Parent at or prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Merger Sub as follows:

     3.1. ORGANIZATION, STANDING AND POWER; SUBSIDIARIES.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not have a Material Adverse Effect on the Company. Copies of the Certificate of Incorporation, as amended, and Bylaws, as amended, of the Company heretofore delivered to Parent are accurate and complete as of the date hereof.

          (b) The only subsidiaries of the Company are those listed in the Company Disclosure Schedule (the "Company Subsidiaries"). The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the Company Subsidiaries and there are no irrevocable or other proxies with respect to such shares. There are no contracts, commitments, understandings or arrangements by which the Company or any Company Subsidiary is bound to transfer shares or issue additional shares of capital stock or other equity securities of a Company Subsidiary or options, warrants or other rights to purchase such shares or other equity securities or securities convertible into or exchangeable for such shares or equity securities. All of the shares of capital stock of each Company Subsidiary are fully paid and nonassessable and are owned by the Company or a Company Subsidiary free and clear of any claim, lien, encumbrance, restriction or agreement with respect thereto. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not have a Material Adverse Effect on the Company. Copies of the organizational documents of each Company Subsidiary, which have been heretofore delivered to Parent, are accurate and complete as of the date hereof. The Company and the Company Subsidiaries are not, and have not agreed to become, the holder or owner of any class of shares or other securities of, or any investment (whether equity, debt, loan or advance) in, any Person other than the Company Subsidiaries.

     3.2. CAPITAL STRUCTURE.

          (a) The authorized capital stock of the Company consists of 59,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of the date of this Agreement, (i) 52,057,219 shares of Company Common Stock are validly issued and outstanding, fully paid and nonassessable and no other shares of Company Common Stock are outstanding or are held in the Company's treasury and (ii) no shares of Preferred Stock are issued and outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, there are no outstanding

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

     options, warrants or other rights to acquire capital stock from the Company other than 1,481,289 shares of Company Common Stock issuable upon exercise of outstanding options under the 1990 Plan, 1,102,220 shares of Company Common Stock issuable upon exercise of outstanding options under the 1997 Plan (collectively, the "Company Options") and 1,000,332 shares of Company Common Stock issuable upon exercise of outstanding Company Warrants. There are not now and at the Effective Time there will not be, any other shares of capital stock (other than shares of Company Common Stock issued upon exercise of Company Options and Company Warrants outstanding on the date hereof), or other equity securities of the Company outstanding, or any other outstanding options, warrants, rights to subscribe to (including any preemptive rights), calls or commitments of any character whatsoever to which the Company or any Company Subsidiary is a party or may be bound, requiring the issuance, transfer or sale of, shares of any capital stock or other equity securities of the Company or securities or rights convertible into or exchangeable for such shares or other equity securities. There are not now and at the Effective Time will not be any contracts, commitments, understandings or arrangements (other than Company Options or Company Warrants outstanding on the date hereof) by which the Company is or may become bound to issue additional shares of its capital stock or other equity securities or options, warrants or rights to purchase or acquire any additional shares of its capital stock or other equity securities or securities convertible into or exchangeable for such shares or other equity securities. There are not now and at the Effective Time will not be any outstanding contracts, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. The Company Disclosure Schedule sets forth, with respect to each Company Option, the grant or issue date, expiration date, vesting schedule, exercise price and holder thereof. The Company Disclosure Schedule sets forth, with respect to each Company Warrant, the number of shares of Company Common Stock subject to such Company Warrant, the exercise price and the expiration date.

          (b) No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote ("Company Voting Debt") are issued or outstanding.

     3.3. AUTHORITY; NO CONFLICTS.

          (a) The Company has all requisite corporate power and corporate authority to enter into and deliver this Agreement and, subject to the adoption of this Agreement by the requisite vote of the holders of Company Common Stock, to consummate the transactions contemplated hereby. The Board of Directors of the Company has duly authorized and approved this Agreement and the transactions contemplated by this Agreement and has resolved to recommend to the Company's stockholders that they approve this Agreement and the transactions contemplated under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the adoption of this Agreement by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (b) The delivery and performance of this Agreement by the Company and consummation by it of the transactions contemplated hereby will not (i) violate any provision of the organizational documents of the Company or any Company Subsidiary; (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of,

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

     or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which the Company or a Company Subsidiary is party or to which either of them or any of their assets or properties is bound or subject; (iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or requirement of any court, arbitrator or governmental or regulatory body applicable to the Company or a Company Subsidiary or by which any of their assets or properties is bound; or (iv) result in the creation of any lien or other encumbrance on the assets or properties of the Company or a Company Subsidiary, excluding from the foregoing clauses (ii), (iii) and
     (iv) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not have a Material Adverse Effect on the Company.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any U.K., U.S. or foreign supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, or other governmental or quasi-governmental authority (a "Governmental Entity"), is required to be obtained by the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (x) those required under or in relation to (A) U.S. state securities or "blue sky" laws, (B) the Securities Act of 1933, as amended (the "Securities Act"), including the filing of the Form F-4 (as defined below) with the Securities and Exchange Commission ("SEC"), (C) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including the filing of the Proxy Statement (as defined below), (E) the DGCL with respect to the filing and recordation of appropriate merger or other documents, (F) rules and regulations of the LSE, and (G) antitrust or other competition laws of other jurisdictions, and (y) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on the Company or impair or delay the ability of the Company to consummate the transactions contemplated hereby.

     3.4. REPORTS AND FINANCIAL STATEMENTS. The Company has filed with the SEC all reports, forms, definitive proxy statements and documents required to be filed by the Company with the SEC since January 1, 1997 (the "SEC Reports"). As of their respective dates, the SEC Reports (including all financial statements, exhibits and schedules thereto and documents incorporated by reference therein) complied, and all reports filed by the Company between the date of this Agreement and the Effective Time will comply, in all material respects with applicable SEC requirements and did not, or in the case of reports filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the Company Subsidiaries included or incorporated by reference in the SEC Reports heretofore delivered to Parent, have been prepared from, and are in accordance with, the Company's books and records, are in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated assets, liabilities and financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments which are not, in the aggregate, material).

                                      A-16
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     3.5. INFORMATION SUPPLIED.

          (a) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form F-4 to be filed with the SEC by Parent in connection with the issuance of Parent Ordinary Shares in the Merger (the "Form F-4") will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the proxy statement related to the meeting of the Company's stockholders to be held in connection with the Merger and the transactions contemplated by this Agreement (the "Proxy Statement") will, on the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement or Form F-4 relating to Parent or Merger Sub or based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

          (b) None of the information supplied or to be supplied by the Company for inclusion in the Class 1 Shareholder Circular (which will include listing particulars under Part IV of the Financial Services Act 1986 of the United Kingdom, as amended (the "FSA")) (the "Parent Disclosure Circular") will, on the date the Parent Disclosure Circular is first mailed to shareholders of Parent and at the time of the extraordinary general meeting of Parent shareholders (the "Parent Shareholder Meeting") to vote on approval of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.6. COMPLIANCE WITH LAW. None of the Company or the Company Subsidiaries has violated or failed to comply in any respect with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree, order or requirement of any court, applicable to its business, operations, properties and assets which violation or failure would, individually or in the aggregate with all other violations and failures, have a Material Adverse Effect on the Company. The conduct of the Company's and the Company Subsidiaries' business is in conformity with all labor, employment, energy, public utility, zoning, building code, health, OSHA and environmental requirements and all other material foreign, federal, state and local governmental and regulatory requirements applicable to its business, operations, properties and assets, except for such failures to conform which would not individually or in the aggregate have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has received any notice asserting a failure to comply with any such statute, law, ordinance, regulation, rule, judgment, decree or order.

     3.7. LITIGATION. There are no actions, suits, proceedings, arbitration, mediation or investigations pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, nor is the Company or any Company Subsidiary subject to any order, judgment, writ, injunction or decree of any court or governmental or regulatory authority or body. To the best knowledge of the Company, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any material action, suit, claim, proceeding or investigation against the Company or any Company Subsidiary.

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     3.8. TAXES.

          (a) Filing of Tax Returns. The Company (including, for purposes of this Section 3.8, each of its subsidiaries from time to time) has timely filed with the proper taxing or other Governmental Entities all Tax Returns (as such term is defined herein) required to be filed through the date hereof. Such Tax Returns are complete, correct and accurate in all material respects. The Company has delivered to Parent complete and accurate copies of all of the Company's federal, state and local Tax Returns filed for its taxable years ended December 31, 1995, 1996 and 1997. The Company has not filed any federal, state or local Tax Returns for its taxable year ended December 31, 1998.

          (b) Payment of Taxes. All Taxes for which the Company is shown as owing on any Tax Return for any period or portion thereof heretofore ended, have been paid, or an adequate reserve (in conformity with U.S. GAAP applied on a consistent basis and in a manner consistent with the Company's past custom and practice) has been established therefor in the Company's financial statements, and the Company has no material liability for Taxes in excess of the amounts so paid or reserves so established. All Taxes that the Company has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing or other governmental authority.

          (c) Audit History.

             (i) No deficiencies for Taxes of the Company have been claimed, proposed or assessed by any taxing or other governmental authority.

             (ii) There are no pending or, to the best of the Company's knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of the Company, and there are no matters under discussion with any taxing or other governmental authority with respect to Taxes of the Company.

             (iii) All audits of federal, state and local returns for Taxes by the relevant taxing or other governmental authority have been completed for all periods, and the Company has made available to Parent all examination reports and statements of deficiencies assessed against or agreed to by the Company for any period.

             (iv) The Company has not been notified that any taxing or other governmental authority intends to audit a Tax Return for any other period.

             (v) No extension of a statute of limitations relating to Taxes is in effect with respect to the Company.

             (vi) The Company does not have any knowledge of any claim made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

          (d) Tax Elections.

             (i) There are no material elections with respect to Taxes affecting the Company.

             (ii) The Company has not made an election, and is not required, to treat any asset of the Company as owned by another person or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code or under any comparable state or local income Tax or other Tax provision.

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             (iii) The Company is not a party to or bound by any binding tax sharing, tax indemnity or tax allocation agreement or other similar arrangement with any other person or entity.

             (iv) The Company has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state or local law) or agreed to have Sections 341(f)(2) of the Code (or any corresponding provision of state or local law) apply to any disposition of any asset owned by it.

          (e) Additional Representations.

             (i) There are no liens for Taxes (other than for Taxes not yet delinquent) upon the assets of the Company.

             (ii) The Company has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, nor has the Company or any present or former subsidiary, or any predecessor or affiliate of any of them, become liable (whether by contract, as transferee or successor, by law or otherwise) for the Taxes of any other person or entity under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law.

             (iii) The Company has not made, requested or agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise for any taxable year.

             (iv) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any amount as to which a deduction may be denied under Section 162(m) or 280G of the Code.

             (v) The Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal, state, local or foreign Tax purposes.

             (vi) The Company has prepared and made available to Parent all of the Company's books and working papers that clearly demonstrate the income and activities of the Company for the last full reporting period ending prior to the date hereof.

             (vii) The Company has not been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

             (viii) The Company has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which the Company would have been obligated to collect or withhold Taxes except for any failure to do so which would not be expected to have a Material Adverse Effect on the Company.

          (f) Definition of Taxes. For purposes of this Article III, the term "Taxes" shall mean any federal, state, local or foreign income, gross receipts, profits, occupation, franchise, capital stock, real or personal property, sales, use, registration, value added, transfer, license, commercial rent, payroll, employment, unemployment, social security, disability, withholding, alternative or add-on minimum, customs, excise, severance, stamp, environmental, estimated, or other tax of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not.

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          (g) Definition of Tax Return. For purposes of this Article III, the term "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     3.9. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement, since December 31, 1998, none of the following have occurred: (i) any change, event or condition (or any development involving a prospective change, event or condition) or any threat thereof, which change, event or condition has had, or is reasonably likely to have, a Material Adverse Effect on the Company;
(ii) any change in accounting methods, principles or practices by the Company affecting its assets, liabilities or business; (iii) any revaluation by the Company or any of the Company Subsidiaries of any of their assets; (iv) any damage, destruction or loss having a Material Adverse Effect on the Company; (v) any cancellation of any material debts or waiver or release of any material right or claim of the Company relating to its business activities or properties;
(vi) any declaration, setting aside or payment of dividends or distributions in respect of any shares of capital stock or any redemption, purchase or other acquisition of any securities of the Company or the Company Subsidiaries; (vii) any issuance by the Company or any Company Subsidiary of, or commitment of the Company or any Company Subsidiary to issue, any shares of stock, options, warrants or other equity securities or obligations or securities convertible into or exchangeable for shares of stock, options, warrants or other equity securities, other than upon exercise of Company Options or Company Warrants;
(viii) negotiation or execution of any material arrangement, agreement or understanding to which the Company or any Company Subsidiary is a party which cannot be terminated by it on notice of 30 days or less without cost or penalty;
(ix) the making of any loan or payment, the entering into of any arrangement, agreement or understanding or similar transaction with any Person who is an officer, director or stockholder of the Company or any Company Subsidiary, or who is an affiliate or associate of such a Person; (x) any capital expenditures other than in the ordinary course of business and consistent with past practice by the Company or any Company Subsidiary in an aggregate amount that exceeds $80,000; (xi) any adoption of a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company or any Company Subsidiary; (xii) any increase in salary, bonus, fringe benefit, severance, retention bonus or incentive or other compensation payable or to become payable to any officer, director, employee or other Person receiving compensation of any nature from the Company or any Company Subsidiary; any increase in the number of shares obtainable under, or the acceleration or creation of any rights of any Person to benefits under, any Employee Plan (as defined herein) (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement), or the entering into of any employment, consulting, severance or other employee related agreement, arrangement or understanding with the Company or any Company Subsidiary; (xiii) any delay or failure to repay when due any material obligation of the Company or any Company Subsidiary; (xiv) any notice of termination of employment by any officer or employee or resignation by any director; or (xv) any agreement by the Company or any Company Subsidiary to do any of the things described in the preceding clauses (i) through (xiv) other than as expressly provided for herein.

     3.10. VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Required Company Votes") adopting this Agreement and approving the consummation of the transactions contemplated hereby is the only vote or action of the holders of any class or series of the Company capital stock necessary to consummate the transactions contemplated hereby.

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     3.11.  CERTAIN AGREEMENTS. The Company Disclosure Schedule lists all
Material Contracts. For purposes of this Agreement, unless otherwise indicated, "Material Contracts" means all contracts of the following types to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties is bound, including real property leases, labor or employment-related agreements, and contracts relating to intellectual property: (a) joint venture and limited or general partnership agreements, shareholder agreements with respect to the Company Subsidiaries, joint ventures or partnerships or other contracts involving sharing of profits, losses, costs or liabilities, (b) mortgages, indentures, loan or credit agreements, letters of credit, reimbursement agreements, personal property leases, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit in any case in excess of $80,000, (c) other contracts which are not cancelable by the Company or any Company Subsidiary on notice of sixty (60) days or less and which require payment by the Company after the date hereof of more than $80,000 in any one calendar year, (d) material license or royalty agreements, whether the Company or any Company Subsidiary is the licensor or licensee thereunder, (e) confidentiality and non-disclosure agreements, (whether the Company or any Company Subsidiary is the beneficiary or the obligated party thereunder) other than such agreements entered into with consultants to the Company and the Company Subsidiaries or entered into in connection with possible acquisitions,
(f) contracts containing covenants limiting the freedom of the Company or any Company Subsidiary or any of their respective officers to engage in any line of business or compete with any Person that relates directly or indirectly to the Company's business, (h) indemnification agreements with respect to any acquisition or disposition of assets, securities or business, whether the Company or any Company Subsidiary is the indemnitor or indemnitee, (i) contracts currently outstanding or which have been outstanding at any time in the last three years with any Person known to be an affiliate, director, officer, employee or shareholder of the Company (other than the Company and the Company Subsidiaries), (j) any executory contract relating to any material acquisitions or dispositions of assets, securities or businesses by the Company or any Company Subsidiary, (k) any agreement with a change of control provision or with restrictions or limitations on, or consent requirements with respect to, assignments, (l) any research, development or governmental grants made by any Person to the Company or any Company Subsidiary in the last three years and (m) contracts under which the Company or any Company Subsidiary is responsible for the indebtedness or obligations of any other Person or which evidence any guaranty or surety by the Company or any Company Subsidiary. The Company and the Company Subsidiaries have made available to Parent a true and correct copy of each Material Contract. The Company and the Company Subsidiaries are in compliance in all material respects with their respective obligations under the Material Contracts. All of the Material Contracts are in full force and effect, are valid and binding obligations of the Company and the Company Subsidiaries and enforceable in all material respects by the Company and the Company Subsidiaries in accordance with their terms except to the extent that such enforceability may be limited by bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors' rights generally and by general principles of equity (whether considered at law or in equity). To the knowledge of the Company, the other party to a Material Contract is in compliance with its material obligations thereunder.

     3.12.  EMPLOYEE BENEFIT PLANS.

          (a) The Company Disclosure Schedule lists every Employee Plan (as defined below) that has been maintained (as defined below) by the Company or any Company Subsidiary at any time during the three-year period ending at the Effective Time.

          (b) Each Employee Plan maintained by the Company or any Company Subsidiary and intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable

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

     determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section. To the best knowledge of the Company, no event or omission has occurred which would cause any such Employee Plan to lose its qualification under the applicable Code section.

          (c) Neither the Company nor any Company Subsidiary knows or has reason to know of any material failure of any party to comply with any laws applicable to the Employee Plans that have been maintained by the Company or any Company Subsidiary. With respect to any Employee Plan ever maintained by the Company or any Company Subsidiary, there has occurred no "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly, in any taxes, penalties or other liability to the Company, any Company Subsidiary, Parent or Merger Sub. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Company's knowledge, threatened with respect to any Employee Plan maintained by the Company or any Company Subsidiary.

          (d) Neither the Company, nor any Company Subsidiary nor any of their Affiliates (as defined below) (i) has ever maintained any Employee Plan which has been subject to Title IV of ERISA, Section 302 of ERISA or
     Section 412 of the Code (including, but not limited to, any Multiemployer Plan (as defined below)), (ii) has ever maintained any other Multiemployer Plan, or (iii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

          (e) With respect to each Employee Plan maintained by the Company or any Company Subsidiary within the three years preceding the Effective Time, complete and correct copies of the following documents (if applicable to such Employee Plan) have previously been delivered to Parent: (i) all documents embodying or governing such Employee Plan, and any funding medium for the Employee Plan (including, without limitation, trust agreements) as they may have been amended; (ii) the most recent IRS determination or approval letter with respect to such Employee Plan under Code Sections 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Plan (or other descriptions of such Employee Plan provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Plan; (vi) any documents evidencing any loan to an Employee Plan that is a leveraged employee stock ownership plan; and (vii) all other materials reasonably necessary for Parent or Merger Sub to perform any of its responsibilities with respect to any Employee Plan subsequent to the Effective Time (including, without limitation, health care continuation requirements).

          (f) Each Employee Plan listed on the Company Disclosure Schedule may be amended, terminated, modified or otherwise revised prospectively by the Company or any Company Subsidiary as applicable, including the elimination of any and all future benefit accruals under any Employee Plan.

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          (g) For purposes of this section:

             (i) "Employee Plan" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(4)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Plan funded through an organization described in Code Section 501(c)(9), each reference to such Employee Plan shall include a reference to such organization.

             (ii) An entity "maintains" or has "maintained" an Employee Plan if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Plan, or has sponsored, contributed to or been obligated to contribute to such Employee Plan, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Plan, or if such Employee Plan provides or has provided benefits to or otherwise covers employees of such entity, or their spouses, dependents, or beneficiaries, or such entity has or may incur any liability under such Employee Plan.

             (iii) For purposes of this Section 3.12, an entity is an "Affiliate" of the Company or any Company Subsidiary if it would have ever been considered a single employer with the Company or any Company Subsidiary, respectively, under ERISA Section 4001(b) or part of the same "controlled group" as the Company or any Company Subsidiary or any of their respective subsidiaries for purposes of ERISA Section 302(d)(8)(C).

             (iv) "Multiemployer Plan" means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements (including, but not limited to, any "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA).

     3.13. BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except The British Linen Bank Limited.

     3.14. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of The British Linen Bank Limited as of the date of this Agreement, to the effect that, as of such date, the Conversion Number is fair, from a financial point of view, to the holders of Company Common Stock.

     3.15.  ENVIRONMENTAL.

          (a) The Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws (as defined below) (which compliance includes, but is not limited to, the possession by the Company and the Company Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws (collectively, "Company Environmental Permits"), and compliance with the terms and conditions thereof), except for any noncompliance that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has received any communication (written or oral), whether from a governmental authority,

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     citizens group, employee or otherwise, that alleges that the Company is not in such compliance, and there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in the future.

          (b) There is no Company Environmental Claim (as defined below) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or to the knowledge of the Company, against any person or entity whose liability for any Company Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law, which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company.

          (c) There are no past or present actions, activities, circumstances, conditions, events or incidents (including, without limitation, the release, omission, discharge, presence or disposal of any Hazardous Material) (as defined below) which could form the basis of any Company Environmental Claim against the Company or any Company Subsidiary, or, to the knowledge of the Company, against any person or entity whose liability for any Company Environmental Claim the Company or any Company Subsidiary has or may have retained or assumed either contractually or by operation of law, which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company.

          (d) Neither the Company nor any Company Subsidiary has, and to the knowledge of Company, no other person has Released (as defined below), placed, stored, buried or dumped Hazardous Materials on, beneath or adjacent to any property owned, operated or leased or formerly owned, operated or leased by the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary has received notice that it is a potentially responsible party for the Cleanup (as defined below) of any property, whether or not owned or operated by the Company or any Company Subsidiary, which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company.

          (e) The Company and the Company Subsidiaries have delivered or otherwise made available for inspection to Parent true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Company or any Company Subsidiary pertaining to Hazardous Materials on, beneath or adjacent to the property owned or leased by the Company or any Company Subsidiary or regarding the Company's and the Company Subsidiaries' compliance with applicable Environmental Laws.

          (f) No transfers of Company Environmental Permits and no additional Company Environmental Permits will be required to permit the Company and the Company Subsidiaries or the Surviving Corporation and its subsidiaries, as the case may be, to be in full compliance all applicable Environmental Laws for the period immediately following the transactions contemplated hereby, as conducted by the Company and the Company Subsidiaries immediately prior to the date hereof.

          (g) The following terms as used in this Section 3.15 shall have the following meanings:

             (i) "Cleanup" means all actions required by governmental entities or Environmental Laws to: (1) clean-up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or Hazardous Materials in the indoor or outdoor environment.

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             (ii) "Company Environmental Claim" means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, monitoring costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release into the indoor or outdoor environment, of any Hazardous Materials at any location, whether or not owned or operated by the Company or any Company Subsidiary or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

             (iii) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

             (iv) "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R.
        sec. 300.5, or defined as such by, or regulated as such by or under any Environmental Law.

             (v) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

     3.16. LABOR MATTERS. The Company and the Company Subsidiaries are not a party to any labor agreement with respect to their employees with any labor organization, group or association. The Company and the Company Subsidiaries are in compliance in all material respects with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours and are not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending before the National Labor Relations Board or any other governmental agency, and the Company has no knowledge of any facts or information which would give rise thereto. There is no labor strike or labor disturbance pending or, to the Company's knowledge, threatened against the Company or any Company Subsidiary nor is any grievance currently being asserted; and the Company and the Company Subsidiaries have not experienced a work stoppage or other labor difficulty.

     3.17.  PROPRIETARY RIGHTS.

          (a) The term "Company Proprietary Rights" includes: (i) fictitious business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively "Marks"); (ii) patents, patent applications, disclosures, and inventions and discoveries that may be patentable (collectively "Patents"); (iii) copyrights in both published works and unpublished works (collectively "Copyrights"); (iv) know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, blue prints and other similar material (collectively "Trade Secrets"); and (v) any of the foregoing licensed by the Company from third parties (the "Company Licensed Proprietary Rights") in each case, used in the Company's business.

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          (b) The Company Disclosure Schedule sets forth with respect to the
     Company Proprietary Rights: (i) for each Patent and patent application, including petty patents and utility models and applications therefor, as applicable, the number, normal expiration date, title and priority information for each country in which such patent has been issued, or, the application number, date of filing, title and priority information for each country and (ii) all Company Licensed Proprietary Rights.

          (c) The Company Proprietary Rights are all those necessary for the operation of the Company's business as it is currently conducted and as presently contemplated, including the design, manufacture and sale of all products currently under development or in production. Except for the rights of third parties that may exist with respect to the Company Licensed Proprietary Rights, the Company is the owner of all right, title, and interest in each of the Company Proprietary Rights, free and clear of all security interests, charges, encumbrances, and other adverse claims, and has the right to use without payment to a third party (except for payments under licenses of Company Licensed Proprietary Rights) and without infringing the rights of any third party all of the Company Proprietary Rights. To the Company's best knowledge, no employee of the Company has entered into any agreement that requires the employee to transfer, assign, or disclose information concerning his work on behalf of the Company to anyone other than the Company. No other Person (a) has notified the Company or any Company Subsidiary that it is claiming any ownership of, or right to use, any Company Proprietary Rights or (b) to the best of the Company's knowledge, has interfered with, infringed upon or otherwise come into conflict with or challenged the validity of any Company Proprietary Rights.

          (d) The Company Disclosure Schedule contains a complete and accurate list and summary description of all Patents owned by the Company ("Owned Patents"). The Company is the owner of all right, title and interest in and to each of the Owned Patents, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims; all of the issued Owned Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable; no Owned Patent material to the Company's business as conducted or proposed to be conducted has been or is now involved in any interference, reissue, reexamination, or opposition proceeding, and to the Company's best knowledge, there is no potentially interfering patent or patent application of any third party; to the Company's best knowledge, no Owned Patent is infringed or has been challenged or threatened in any way; the operation of the Company's business and any process or know-how used does not infringe any third party proprietary right of any other person or entity; and any products made, used or sold under the Owned Patents have been marked with the proper patent notice. The Company has conducted an inquiry regarding the presence of activities which might materially infringe the Owned Patents and has provided a summary of the results of such inquiry to Parent.

          (e) The Company Disclosure Schedule contains a complete and accurate list and summary description of all registered Marks owned by the Company ("Owned Marks"); the Company is the owner of all right, title and interest in and to each of the Owned Marks, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims; all Owned Marks that have been registered with the USPTO are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable; no Owned Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Company's best knowledge, no such action is threatened with respect to any of the Owned Marks; to the Company's best knowledge, there is no potentially interfering trademark or trademark application of any third

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     party; to the Company's best knowledge, no Owned Mark is infringed or has been challenged or threatened in any way; none of the Owned Marks used in conjunction with the Company's business infringes or, to the Company's best knowledge, is alleged to infringe any trade name, trademark, or service mark of any third party; and all products and materials containing an Owned Mark bear the proper federal registration notice where permitted by law.

          (f) The Company Disclosure Schedule contains a complete and accurate list and summary description of all material Copyrights owned by the Company ("Owned Copyrights"); the Company is the owner of all right, title and interest in and to each of the Owned Copyrights, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims; to the Company's best knowledge, no Owned Copyright is infringed or has been challenged or threatened in any way; the subject matter of any of the Owned Copyrights does not infringe and, to the Company's best knowledge, is not alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party; and all material works encompassed by the Owned Copyrights have been marked with proper copyright notices.

          (g) With respect to each Trade Secret relating to, or used in conjunction with, the Company's business ("Owned Trade Secrets"): the documentation relating to such Owned Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual; the Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Owned Trade Secrets; the Company has good title and an absolute (but not necessarily exclusive) right to use any Owned Trade Secret; to the Company's best knowledge, the Owned Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged or appropriated either for the benefit of any third party person or entity or to the detriment of the Company; and to the Company's best knowledge, no Owned Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

          (h) The Company Disclosure Schedule lists all payments due to third parties in respect of commercial exploitation of the products currently under development by the Company. (i) The Company Disclosure Schedule lists all material licenses or rights which have been granted by the Company.

          (i) The Company Disclosure Schedule lists all material licenses or rights which have been granted by the Company.

          (j) The consummation of the Merger will not adversely affect the rights of the Company under any of the Company Proprietary Rights.

     3.18. INSURANCE. The Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of the material policies of insurance maintained by the Company and the Company Subsidiaries with respect to the products, properties, assets, operations and business of the Company and the Company Subsidiaries since 1996. All insurance coverage applicable to the Company and the Company Subsidiaries is in full force and effect, insures the Company and the Company Subsidiaries in sufficient amounts (consistent with industry standards) against all risks usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, provides coverage as may be required by all regulations which the Company and the Company Subsidiaries are subject and has been issued by insurers of recognized responsibility. There is no default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received. There are no provisions in such

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insurance policies for retroactive or retrospective premium adjustments. There are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders.

     3.19. PERMITS; LICENSES. The Company and each Company Subsidiary has, and at all times has had, all material licenses, permits, authorizations, approvals and registrations required under any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency in the operation of the Company's business (collectively, "Permits") and owns or possesses such Permits free and clear of all encumbrances. The Company and each Company Subsidiary is in material compliance with all Permits and neither the Company nor any Company Subsidiary is in default or received any notice of any claim of default with respect to any such Permit. There are no proceedings, investigations or audits pending, or to the Company's knowledge, threatened against the Company or any Company Subsidiary by any governmental agency relating to any Permit. All such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the Merger or the transactions contemplated hereby. No present or former stockholder, director, officer or employee of the Company or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which the Company owns, possesses or uses.

     3.20. ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due (including, without limitation, all tax liabilities and liabilities for all money borrowed) which would be required to be disclosed in financial statements, including the footnotes thereto, prepared in accordance with U.S. GAAP, and which are not adequately reflected or reserved against in the Company's balance sheet as of December 31, 1998, including the footnotes thereto (the "Company Balance Sheet"), except such as have arisen in the ordinary course of business since such date. The Company has not engaged, and prior to the Effective Time will not engage, in any hedging transactions or transactions in derivative securities. The total amount borrowed by the Company and the Company Subsidiaries does not, and at the Effective Time will not, exceed any limitation on borrowing in any agreement to which the Company or any Company Subsidiary is a party.

     3.21. BOOKS AND RECORDS. The minute books and other records of the Company, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, including the maintenance of an adequate system of internal controls. The Company minute books contain in all material respects accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors and committees of the board of directors of the Company, and no meeting of any such stockholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

     3.22.  TITLE TO PROPERTIES; CONDITION OF PROPERTIES.

          (a) The Company and each Company Subsidiary has good, valid and marketable title (in fee simple absolute in the case of real property) to all properties and assets used in its business, except for leased properties and assets; none of those owned properties is subject to any mortgage, deed of trust, pledge, lien, claim, charge, equity, covenant, condition, restriction easement, right-of-way or encumbrance, except (i) liens, claims, charges and encumbrances disclosed, or reserved against, in the Company Balance Sheet, (ii) liens for current taxes not yet

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     due and payable, and (iii) minor imperfections of title not material
     (individually or in the aggregate) and not materially detracting from the value, or the use (either actual or intended) the Company and the Company Subsidiaries make, of the property in question. All of the buildings, fixtures, machinery and equipment owned or used by the Company and the Company Subsidiaries are in good operating condition and repair, and comply in all material respects with applicable zoning, building, fire and safety codes.

          (b) The Company Disclosure Schedule lists all leases (the "Leases") pursuant to which the Company and the Company Subsidiaries lease real property (the "Leased Property"), including without limitation a general description of the Leased Property, the terms, the applicable rent and any and all renewal options. All such Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect and no event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder on the part of the Company or any Company Subsidiary. To the Company's knowledge, each Lease that terminates within two years of the date hereof and which does not provide for a renewal term, will be renewed. Except as set forth in the Company Disclosure Schedule, each Lease is fully assignable.

          (c) There are no pending, or to the knowledge of the Company, threatened condemnation proceedings with respect to the Leased Property, or pending or, or to the knowledge of the Company, threatened litigation or administrative actions relating to the Leased Property.

          (d) There are no subleases, licenses, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to use or occupy the Leased Property or any portion thereof or interest therein.

     3.23. CONSEQUENCE OF CONSUMMATION OF THE MERGER. The consummation of the Merger will not: (a) relieve any Person of any obligation to the Company or any Company Subsidiary (whether contractual or otherwise) or legally entitle any Person to terminate any such obligation or any right or benefit enjoyed by the Company or any Company Subsidiary or to exercise any right whether under an agreement with or otherwise in respect of the Company or any Company Subsidiary;
(b) result in any present or future indebtedness of the Company becoming due and payable or capable of being declared due and payable prior to its stated maturity; or (c) give rise to a right of termination of any agreement for the employment of any director, officer or senior employee of the Company.

     3.24. PRODUCT REGULATORY REQUIREMENTS.

          (a) The Company and the Company Subsidiaries have not manufactured for commercial supply, marketed, sold or supplied any product which was at the time not fully compliant with (i) the requirements of all applicable laws and the laws of any territory in which any product has been placed on the market; (ii) the terms of any applicable recognized national or international product standards; and (iii) any representation or warranty (whether express or implied) given in respect of any product.

          (b) At no time has the Company or any Company Subsidiary had knowledge of or received any notice, claim, governmental enforcement action or other communication from any person alleging any defect in any product manufactured for commercial supply, marketed, sold or supplied by the Company or any Company Subsidiary or any contravention of any applicable law or standard relating to any such product.

     3.25. YEAR 2000. The Company and the Company Subsidiaries are reviewing their respective operations and those of any third parties with which the Company or any Company Subsidiary has a

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material relationship to evaluate the extent to which the business or operations of the Company or any Company Subsidiary will be affected by the Year 2000 Problem. As a result of such review, none of the Company or any Company Subsidiary has reason to believe, and do not believe, that the Year 2000 Problem will have a Material Adverse Effect on the Company. The "Year 2000 Problem" as used herein means any significant risk that computer hardware or software used in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission or other utilization of data or in the operation of mechanical or electrical systems of any kind will not, in the case of dates or time periods occurring after December 31, 1999, function at least as effectively as in the case of dates or time periods occurring prior to January 1, 2000.

     3.26. ADDITIONAL REPRESENTATIONS.

          (a) The Company has no reason to believe that it will be unable to submit a Product License Application for DigiTAb to the U.S. Food and Drug Administration ("FDA") on or before July 31, 1999.

          (b) The Company has no reason to believe that it will be unable to realize $300,000 in CroTAb revenues and $750,000 in CroTAb license fees in each of September and October 1999.

                                  ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Except as set forth in the Parent Disclosure Schedule delivered by Parent to the Company at or prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent represents and warrants to the Company as follows:

     4.1. ORGANIZATION, STANDING AND POWER; SUBSIDIARIES.

          (a) Parent is a public limited company duly organized and validly existing under the laws of England and Wales and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as it is now being conducted. According to the documents on the file of Parent in the custody of the Registrar of Companies for England and Wales (the "Registrar of Companies"), Parent has been in continuous and unbroken existence since the date of its incorporation; no action is currently being taken by the Registrar of Companies for striking Parent off the register and dissolving it as defunct and Parent is not in liquidation or subject to an administrative order and no receiver or manager of Parent's properties has been appointed. Copies of the memorandum and articles of association of Parent heretofore delivered to the Company are accurate and complete as of the date hereof.

          (b) The only subsidiaries of Parent are those listed in the Parent Disclosure Schedule (the "Parent Subsidiaries"). Parent is, directly or indirectly, the legal and beneficial owner of all of the issued shares of each of the Parent Subsidiaries. There are no contracts, commitments, understandings or arrangements by which Parent or any Parent Subsidiary is bound to transfer shares or issue additional shares or other equity securities of a Parent Subsidiary or options, warrants or other rights to purchase such shares or other equity securities or securities convertible into or exchangeable for such shares or equity securities. All of the issued shares of each Parent Subsidiary are fully paid or credited as fully paid and are owned by Parent or a Parent Subsidiary free and clear of any claim, lien, encumbrance, restriction or agreement with respect thereto. Each Parent Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power to carry on its business as it is now being conducted. Copies of the memorandum and

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     articles of association (or equivalent organizational documents) of each
     Parent Subsidiary, which have been heretofore delivered to the Company, are accurate and complete as of the date hereof. Parent and the Parent Subsidiaries are not, and have not agreed to become, the holder or owner of any shares, debentures or other securities of, or any investment (whether equity, debt, loan or advance) in, any Person other than the Parent Subsidiaries.

     4.2. CAPITAL STRUCTURE.

          (a) The authorized equity share capital of Parent consists of 100,000,000 Parent Ordinary Shares of 2p each. As of the date of this Agreement, 73,999,954 Parent Ordinary Shares are issued and fully paid or credited as fully paid. The Parent Ordinary Shares to be issued in the Merger will, when issued in accordance with the terms of this Agreement, be duly and validly issued and will rank pari passu with all other issued Ordinary Shares in the capital of Parent. All issued Parent Ordinary Shares have been duly authorized and validly issued, and are fully paid or credited as fully paid. As of the date of this Agreement, there are no outstanding options, warrants or other rights to acquire shares in Parent other than 2,762,050 Parent Ordinary Shares issuable upon exercise of outstanding options to acquire Parent Ordinary Shares ("Parent Options"). There are not now and at the Effective Time there will not be, any other shares (other than Parent Ordinary Shares issued upon exercise of Parent Options outstanding on the date hereof or allotted pursuant to this Agreement and the Financing (as defined herein)), or other equity securities of Parent outstanding, or any other outstanding options, warrants, rights to subscribe to (including any pre-emptive rights), calls or commitments of any character whatsoever to which Parent or any Parent Subsidiary is a party or may be bound, requiring the issuance, transfer or sale of, shares or other equity securities of Parent or securities or rights convertible into or exchangeable for such shares or other equity securities. There are not now and at the Effective Time will not be any contracts, commitments, understandings or arrangements (other than Parent Options outstanding on the date hereof or as contemplated by this Agreement and the Financing) by which Parent is or may become bound to issue additional shares or other equity securities or options, warrants or rights to purchase or acquire any additional shares or other equity securities or securities convertible into or exchangeable for such shares or other equity securities. There are not now and at the Effective Time will not be any outstanding contracts, commitments, understandings or arrangements of Parent to repurchase, redeem or otherwise acquire any shares of Parent. The Parent Disclosure Schedule sets forth, with respect to each Parent Option, the grant or issue date, expiration date, vesting schedule, exercise price and holder thereof.

          (b) No bonds, debentures, notes or other indebtedness of Parent having the right to vote on any matters on which shareholders may vote ("Parent Voting Debt") are issued or outstanding.

     4.3. AUTHORITY; NO CONFLICTS.

          (a) Parent has all requisite corporate power and corporate authority to enter into and deliver this Agreement and, subject to the adoption of this Agreement and approval of the Merger by the requisite vote of the holders of Parent Ordinary Shares, the creation and issue of a sufficient amount of authorized ordinary share capital of Parent, the granting of authority pursuant to Section 80 of the Companies Act 1985 ("Companies Act"), the disapplication of Section 89 of the Companies Act and the satisfaction of the conditions of this Agreement, to consummate the transactions contemplated hereby. The Board of Directors of Parent has duly authorized and approved this Agreement and the transactions contemplated by this Agreement and has resolved to recommend to Parent's shareholders that they approve this Agreement and the transactions contemplated under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly

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     authorized by all necessary corporate action on the part of Parent, subject to the approval of the shareholders of Parent of the Merger and this Agreement, the creation and issue of a sufficient amount of authorized ordinary share capital of Parent, the disapplication of Section 89 of the Companies Act and the granting of authority pursuant to Section 80
     Companies Act. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (b) The delivery and performance of this Agreement by Parent and consummation by it of the transactions contemplated hereby will not (i) violate any provision of the articles of association of Parent; (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which Parent or any Parent Subsidiary is party or to which either of them or any of their assets or properties is bound or subject; (iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or requirement of any court, arbitrator or governmental or regulatory body applicable to Parent or any Parent Subsidiary or by which any of their assets or properties is bound; or (iv) result in the creation of any lien or other encumbrance on the assets or properties of Parent or any Parent Subsidiary, excluding from the foregoing clauses (ii), (iii) and (iv) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not have a Material Adverse Effect on Parent.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained by Parent or any Parent Subsidiary in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for (x) those required under or in relation to (A) U.S. state securities or "blue sky" laws, (B) the Securities Act, including the filing of the Form F-4 (C) the Exchange Act, including the filing of the Proxy Statement (E) the DGCL with respect to the filing and recordation of appropriate merger or other documents, (F) rules and regulations of the LSE, and (G) antitrust or other competition laws of other jurisdictions, and (y) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on Parent or impair or delay the ability of Parent to consummate the transactions contemplated hereby.

     4.4. LSE REPORTS AND FINANCIAL STATEMENTS. Since January 1, 1997, Parent has, and all Parent Subsidiaries organized under the laws of England and Wales have, filed in a timely manner with the LSE all documents and announcements required to be filed by it pursuant to the rules of the LSE and the Financial Services Act 1986 (the "LSE Reports"). As of their respective dates, the LSE Reports (including all financial statements, exhibits, and schedules thereto) complied, and all documents to be filed by Parent with the LSE between the date of this Agreement and the Effective Time will comply, in all material respects with applicable LSE requirements and did not, or in the case of reports filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and the Parent Subsidiaries for each of the three years ended March 31, 1999, have been prepared from, and are in accordance with, Parent's books and records, are in accordance with U.K. GAAP

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applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and give a true and fair view of the consolidated assets, liabilities and financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments which are not, in the aggregate, material).

     4.5. INFORMATION SUPPLIED.

          (a) None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Form F-4 will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, on the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form F-4 will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement or Form F-4 relating to the Company or based on information supplied by the Company for inclusion or incorporation by reference therein.

          (b) None of the information supplied or to be supplied by Parent for inclusion in the Parent Disclosure Circular will, on the date the Parent Disclosure Circular is first mailed to shareholders of Parent and at the time of the Parent Shareholder Meeting to vote on approval of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent Disclosure Circular will, in accordance with the requirements of Section 146 of the FSA, contain all such information as investors and their professional advisors would reasonably require, and reasonably expect to find there, for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses, and prospects of Parent and the rights attaching to the Parent Ordinary Shares, having regard to the matters specified in Section 146(3) of the FSA. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements to be made or incorporated by reference in the Parent Disclosure Circular relating to the Company or based on information supplied by the Company for inclusion or incorporation by reference therein.

     4.6. COMPLIANCE WITH LAW. None of Parent or the Parent Subsidiaries has violated or failed to comply in any respect with any statute, law, ordinance, regulation, rule or order of any governmental department or agency, or any judgment, decree, order or requirement of any court, applicable to its business, operations, properties and assets which violation or failure would, individually or in the aggregate with all other violations and failures, have a Material Adverse Effect on Parent. The conduct of Parent's and the Parent Subsidiaries' business is in conformity with all labour, employment, energy, public utility, planning, building regulations, health and safety and environmental requirements and all other material governmental and regulatory requirements applicable to its business, operations, properties and assets, except for such failures to conform which would not individually or in the aggregate have a Material Adverse Effect on Parent. Neither Parent nor any Parent Subsidiary has received any notice asserting a failure to comply with any such statute, law, ordinance, regulation, rule, judgment, decree or order.

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     4.7. LITIGATION. There are no actions, suits, proceedings, arbitration, mediation or investigations pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary, nor is Parent or any Parent Subsidiary subject to any order, judgment, writ, injunction or decree of any court or governmental or regulatory authority or body. To the best knowledge of Parent, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any material action, suit, claim, proceeding or investigation against Parent or any Parent Subsidiary.

     4.8. TAXES.

          (a) Filing of Tax Returns. Parent (including, for purposes of this
     Section 4.8, each of its subsidiaries from time to time) has timely filed with the proper Taxation Authority (as such term is defined herein) all Tax Returns required to be filed through the date hereof. Such Tax Returns are complete, correct and accurate in all material respects. Parent has delivered to the Company complete and accurate copies of all of Parent's Tax Returns filed for its taxable years ended December 31, 1996, 1997 and 1998.

          (b) Payment of Taxes. All Taxes for which Parent is liable to pay for any period or portion thereof heretofore ended, have been paid, or proper provision shall have been made in conformity with U.K. GAAP applied on a consistent basis and in a manner consistent with Parent's past custom and practice has been established therefor in Parent's financial statements, and Parent has no material liability for Taxes in excess of the amounts so paid or reserves so established. All Taxes that Parent has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper Taxation Authority.

          (c) Audit History.

             (i) All notices, returns, computations and registrations of Parent for the purposes of Taxation have been made punctually on a proper basis and are correct and none of them is, or to the knowledge of Parent is likely to be, the subject of any dispute with any Taxation Authority.

             (ii) Parent has not within the period of seven years ending on the date of this Agreement paid or become liable to pay any penalty, fine, surcharge or interest charged by virtue of the provisions of the Taxes Management Act 1970 or any other Taxation Statute.

             (iii) Parent has not been subject to any audit, investigation, discovery or access order by any Taxation Authority and, to the knowledge of Parent, there are no circumstances existing which make it likely that an audit, investigation, discovery or access order will be made other than on a routine basis.

          (d) Definition of Taxes or Taxation. For purposes of this Section 4.8, the term "Taxes" or "Taxation" shall mean all forms of taxation including any charge, tax, national insurance and social security liabilities, duty, levy, impost, withholding or liability wherever chargeable whether of the United Kingdom or any other jurisdiction; and any penalty, fine, surcharge, interest, charges or costs payable in connection with any taxation in connection therewith.

          (e) Definition of Taxation Authority. For purposes of this Section 4.8, the term "Taxation Authority" shall mean the Inland Revenue, Customs & Excise, the Department of Social Security, the Contributions Agency and any other governmental or other authority whatsoever competent to impose any Taxation, whether in the United Kingdom or elsewhere.

          (f) Definition of Taxation Statute. For purposes of this Section 4.8, the term "Taxation Statute" shall mean any directive, statute, enactment, law, or regulation or similar measure,

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     wheresoever enacted or issued, coming into force or entered into providing for or imposing any Taxation and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any such measure which amends, extends, consolidates or replaces, or which has been amended, extended, consolidated or replaced by, any such measure.

          (g) Definition of Tax Return. For purposes of this Article IV, "Tax Return" shall mean all notices, returns, computations and registrations of Parent for the purposes of Taxation.

     4.9. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement, since March 31, 1999, none of the following have occurred: (i) any change, event or condition (or any development involving a prospective change, event or condition) or any threat thereof shall have occurred or be threatened, which change, event or condition has had, or is reasonably likely to have, a Material Adverse Effect on Parent; (ii) any change in accounting methods, principles or practices by Parent affecting its assets, liabilities or business;
(iii) any revaluation by Parent or any of the Parent Subsidiaries of any of their assets, (iv) any damage, destruction or loss having a Material Adverse Effect on Parent; (v) any cancellation of any material debts or waiver or release of any material right or claim of Parent relating to its business activities or properties; (vi) any declaration, setting aside or payment of dividends or distributions in respect of any shares or any redemption, purchase or other acquisition of any securities of Parent or the Parent Subsidiaries;
(vii) any issuance by Parent or any Parent Subsidiary of, or commitment of Parent or any Parent Subsidiary to issue, any shares, options, warrants or other equity securities or obligations or securities convertible into or exchangeable for shares, options, warrants or other equity securities, other than upon exercise of share options in Parent or in any of the Parent Subsidiaries; (viii) negotiation or execution of any material arrangement, agreement or understanding to which Parent or any Parent Subsidiary is a party which cannot be terminated by it on notice of 30 days or less without cost or penalty; (ix) the making of any loan or payment, the entering into of any arrangement, agreement or understanding or similar transaction with any Person who is an officer, director or shareholder of Parent or any Parent Subsidiary, or who is an affiliate or associate of such a Person; (x) any capital expenditures other than in the ordinary course of business and consistent with past practice by Parent or any Parent Subsidiary in an aggregate amount that exceeds $80,000; (xi) any entering into of any scheme of arrangement or any arrangement providing for the winding up liquidation, administration, dissolution, merger, consolidation or other reorganization of Parent or any Parent Subsidiary; (xii) any increase in salary, bonus, emoluments, benefits, severance, bonus or incentive or other compensation payable or to become payable to any officer, director, employee or other Person receiving compensation of any nature from Parent or any Parent Subsidiary; any increase in the number of shares obtainable under, or the acceleration or creation of any rights of any Person to benefits under, any employee share option scheme operated by Parent (including, without limitation, the acceleration of the vesting or exercisability of any share options, the acceleration of the accrual or vesting of any benefits under any pension scheme operated by Parent or the acceleration or creation of any rights under any severance, parachute or change in control agreement), or the entering into of any employment, consulting, severance or other employee related agreement, arrangement or understanding with Parent or any Parent Subsidiary; (xiii) any delay or failure to repay when due any material obligation of Parent or any Parent Subsidiary; (xiv) any notice of termination of employment by any officer or employee or resignation by any director; or (xv) any agreement by Parent or any Parent Subsidiary to do any of the things described in the preceding clauses
(i) through (xiv) other than as expressly provided for herein.

     4.10. VOTE REQUIRED. The passing of (A) ordinary resolutions of Parent to
(i) approve this Agreement and the Merger, (ii) increase the authorized share capital of Parent and (iii) authorize the Board of Directors of Parent pursuant to Section 80 of the Companies Act to allot Parent

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Ordinary Shares pursuant to this Agreement and pursuant to the Financing (as defined herein) and (B) a special resolution of Parent disapplying the statutory pre-emption rights of Section 89 of the Companies Act in respect of Parent Ordinary Shares to be allotted pursuant to the Financing are the only actions of the holders of the Parent Ordinary Shares necessary for the consummation of the transactions contemplated hereby (the "Required Parent Votes").

     4.11. CERTAIN AGREEMENTS. The Parent Disclosure Schedule lists all Parent Material Contracts. For the purposes of this Section 4.11, unless otherwise indicated, "Parent Material Contracts" means all contracts of the following types to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any of their respective properties is bound, including real property leases, labour or employment-related agreements, and contracts relating to intellectual property: (a) joint venture and limited or general partnership agreements, shareholder agreements with respect to the Parent Subsidiaries, joint ventures or partnerships or other contracts involving sharing of profits, losses, costs or liabilities, (b) mortgages, indentures, loan or credit agreements, letters of credit, reimbursement agreements, personal property leases, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit in any case in excess of $80,000, (c) other contracts which are not cancelable by Parent or any Parent Subsidiary on notice of sixty (60) days or less and which require payment by Parent after the date hereof of more than $80,000 in any one calendar year, (d) material license or royalty agreements, whether Parent or any Parent Subsidiary is the licensor or licensee thereunder, (e) confidentiality and non-disclosure agreements (whether Parent or any Parent Subsidiary is the beneficiary or the obligated party thereunder) other than such agreements entered into with consultants to Parent and the Parent Subsidiaries or entered into in connection with possible acquisitions, (f) contracts containing covenants limiting the freedom of Parent or any Parent Subsidiary or any of their respective officers to engage in any line of business or compete with any Person that relates directly or indirectly to Parent's business, (h) indemnification agreements with respect to any acquisition or disposition of assets, securities or business, whether Parent or any Parent Subsidiary is the indemnitor or indemnitee, (i) contracts currently outstanding or which have been outstanding at any time in the last three years with any Person known to be an affiliate, director, officer, employee or shareholder of Parent (other than Parent and the Parent Subsidiaries), (j) any executory contract relating to any material acquisitions or dispositions of assets, securities or businesses by Parent or any Parent Subsidiary, (k) any agreement with a change of control provision or with restrictions or limitations on, or consent requirements with respect to, assignments, (l) any research or development grants made by any Person to Parent or any Parent Subsidiary in the last three years and (m) contracts under which Parent or any Parent Subsidiary is responsible for the indebtedness or obligations of any other Person or which evidence any guaranty or surety by Parent or any Parent Subsidiary. Parent and the Parent Subsidiaries have made available to the Company a true and correct copy of each Parent Material Contract. Parent and the Parent Subsidiaries are in compliance in all material respects with their respective obligations under the Parent Material Contracts. All of the Parent Material Contracts are in full force and effect, are valid and binding obligations of Parent and the Parent Subsidiaries and enforceable in all material respects by Parent and the Parent Subsidiaries in accordance with their terms except to the extent that such enforceability may be limited by bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors' rights generally and by general principles of equity (whether considered at law or in equity. To the knowledge of Parent, the other party to a Parent Material Contract is in compliance with its material obligations thereunder.

     4.12. EMPLOYEE SHARE AND OTHER SCHEMES.

          (a) The Parent Disclosure Schedule lists all schemes and arrangements that exist for the provision of pension or other benefits for employees of Parent. Each pension scheme (i) is either

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     approved by the Board of Inland Revenue for purposes of Chapter 1 of Part
     XIV of the Income and Corporation Taxes Act 1988 or is the scheme under which the benefits provided or to be provided are consistent with the approval of the scheme by the Board of Inland Revenue for such purposes and is a scheme in respect of which an application for such approval has been made and has not been withdrawn or refused and the Board of Inland Revenue have not given notice to the applicant that it believes the application has been dropped, (ii) is established under irrevocable trusts and (iii) has been administered in accordance with all applicable laws, regulations and requirements of any competent governmental body or regulatory authority and the trust and rules of each pension scheme.

          (b) No claim has been made or litigation commenced against the trustees or administrator of any pension scheme against Parent. To Parent's best knowledge, there are no circumstances which may give rise to any such claim or litigation.

     4.13. BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub, except WestLB Panmure Limited and Deloitte & Touche.

     4.14. ENVIRONMENTAL.

          (a) Parent and the Parent Subsidiaries are in compliance with all applicable Parent Environmental Laws (as defined below) (which compliance includes, but is not limited to, the possession by Parent and the Parent Subsidiaries of all permits and other governmental authorizations required under applicable Parent Environmental Laws (collectively, "Parent Environmental Permits"), and compliance with the terms and conditions thereof), except for any non-compliance that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any Parent Subsidiary has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that Parent is not in such compliance, and there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in the future.

          (b) There is no Parent Environmental Claim (as defined below) pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary, or to the knowledge of Parent, against any person or entity whose liability for any Parent Environmental Claim Parent or any Parent Subsidiary has retained or assumed either contractually or by operation of law, which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Parent.

          (c) There are no past or present actions, activities, circumstances, conditions, events or incidents (including, without limitation, the release, omission, discharge, presence or disposal of any Hazardous Matter) (as defined below) which could form the basis of any Parent Environmental Claim against Parent or any Parent Subsidiary, or, to the knowledge of Parent, against any person or entity whose liability for any Parent Environmental Claim Parent or any Parent Subsidiary has or may have retained or assumed either contractually or by operation of law, which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Parent.

          (d) Neither Parent nor any Parent Subsidiary has, and to the knowledge of Parent, no other person has Released (as defined in Section 4.14(g)(v)), placed, stored, buried or dumped Hazardous Matter on, beneath or adjacent to any property owned, operated or leased or formerly

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     owned, operated or leased by Parent or any Parent Subsidiary and neither
     Parent nor any Parent Subsidiary has received notice that it may be liable for the Removal (as defined below) of any property, whether or not owned or operated by Parent or any Parent Subsidiary, which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Parent.

          (e) Parent and the Parent Subsidiaries have delivered or otherwise made available for inspection to the Company true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by Parent or any Parent Subsidiary pertaining to Hazardous Matter on, beneath or adjacent to the property owned or leased by Parent or any Parent Subsidiary or regarding Parent's and the Parent Subsidiaries' compliance with applicable Environmental Laws.

          (f) No transfers of Parent Environmental Permits and no additional Parent Environmental Permits or other governmental authorizations under Parent Environmental Laws, will be required to permit Parent and the Parent Subsidiaries or the Surviving Corporation and its subsidiaries, as the case may be, to be in full compliance all applicable Parent Environmental Laws for the period immediately following the transactions contemplated hereby, as conducted by Parent and the Parent Subsidiaries immediately prior to the date hereof.

          (g) The following terms as used in this Section 4.14 shall have the following meanings:

             (i) "Harm" means material harm or damage to, or other interference with, the environment and includes any detrimental effects on the health of living organisms or other interference with the ecosystems of which they form part and, in the case of man, includes offense caused to any of his senses or harm or damage to his property;

             (ii) "Hazardous Matter" means any and all matter (whether alone or in combination with other matter) including electricity, heat, vibration, noise or other vibration which may or is liable to cause Harm.

             (iii) "Parent Environmental Claim" means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, monitoring costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release (as defined in Section 4.14(g)(v)) into the indoor or outdoor environment, of any Hazardous Matter at any location, whether or not owned or operated by Parent or any Parent Subsidiary or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

             (iv) "Parent Environmental Laws" means all international, European Union, U.K., federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including without limitation, Section 57 of and Schedule 22 to the U.K. Environment Act 1995 and the guidance and regulations adopted thereunder, and laws relating to Releases (as defined in Section 4.14(g)(v)) or threatened Releases (as defined in Section 4.15(g)(v)) of Hazardous Matter into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release (as defined in Section 4.15(g)(v)), disposal, transport or handling of Hazardous Matter and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Matter.

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             (v) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Matter through or in the air, soil, surface water, groundwater or property.

             (vi) "Removal" means all actions required by governmental entities or Environmental Laws to: (1) clean-up, remove, treat or remediate Hazardous Matter in the indoor or outdoor environment; (2) prevent the Release (as defined in Section 4.14(g)(v)) of Hazardous Matter so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or Hazardous Matter in the indoor or outdoor environment.

     4.15. LABOUR MATTERS.

          (a) Parent and the Parent Subsidiaries are not a party to any agreement or arrangement with or commitment to any trade unions or staff association nor are any of its employees members of any trade union or staff association.

          (b) Parent and the Parent Subsidiaries have in relation to each of its employees (and so far as relevant to each of its former employees) complied with:

             (i) all material obligations imposed on it by all relevant statutes, regulations and codes of conduct and practice affecting its employment of any persons and all relevant orders and awards made thereunder and has maintained current, adequate and suitable records regarding the service, terms and conditions of employment of each of its employees; and

             (ii) all material collective agreements, recognition agreements and customs and practices for the time being affecting its employees or their conditions of service.

          (c) No material dispute exists between Parent and the Parent Subsidiaries and a material number or category of its employees or any trade union(s) and there are no wage or other claims outstanding against Parent and the Parent Subsidiaries by any person who is now or has been a director, officer or employee of Parent and the Parent Subsidiaries.

          (d) Parent and the Parent Subsidiaries have not had during the last three years any strike, work stoppages, slow-down or work-to-rule by its employees or lock-out, nor, to Parent's knowledge, is any anticipated, which has caused, or is likely to cause Parent and the Parent Subsidiaries to be materially incapable of carrying on their business in the normal and ordinary course.

     4.16. PROPRIETARY RIGHTS.

          (a) The term "Parent Proprietary Rights" includes Marks, Patents, Copyrights, Trade Secrets and any of the foregoing licensed by Parent from third parties (the "Parent Licensed Proprietary Rights") in each case, used in Parent's business.

          (b) The Parent Disclosure Schedule sets forth with respect to Parent Proprietary Rights: (i) for each Patent and patent application, including petty patents and utility models and applications therefor, as applicable, the number, normal expiration date, title and priority information for each country in which such patent has been issued, or, the application number,

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     date of filing, title and priority information for each country and (ii)
     all Parent Licensed Proprietary Rights.

          (c) The Parent Proprietary Rights are all those necessary for the operation of Parent's business as it is currently conducted and as presently contemplated, including the design, manufacture and sale of all products currently under development or in production. Except for rights of third parties that may exist with respect to the Parent Licensed Proprietary Rights, Parent is the owner of all right, title, and interest in each of the Parent Proprietary Rights, free and clear of all security interests, charges, encumbrances, and other adverse claims, and has the right to use without payment to a third party (except for payments under licenses of Parent Licensed Proprietary Rights) and without infringing the rights of any third party all of the Parent Proprietary Rights. To Parent's best knowledge, no employee of Parent has entered into any agreement that requires the employee to transfer, assign, or disclose information concerning his work on behalf of Parent to anyone other than Parent. No other Person (a) has notified Parent or any Parent Subsidiary that it is claiming any ownership of, or right to use, any such Parent Proprietary Rights or (b) to the best of Parent's knowledge, has interfered with, infringed upon or otherwise come into conflict with or challenged the validity of any such Parent Proprietary Rights.

          (d) The Parent Disclosure Schedule contains a complete and accurate list and summary description of all Patents owned by Parent ("Parent Owned Patents"). Parent is the owner of all right, title and interest in and to each of the Parent Owned Patents, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims; all of the issued Parent Owned Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable; no Parent Owned Patent material to Parent's business as conducted or proposed to be conducted has been or is now involved in any interference, reissue, reexamination, or opposition proceeding, and to Parent's best knowledge, there is no potentially interfering patent or patent application of any third party; to Parent's best knowledge, no Parent Owned Patent is infringed or has been challenged or threatened in any way; the operation of Parent's business and any process or know-how used does not infringe any third party proprietary right of any other person or entity; and any products made, used or sold under the Parent Owned Patents have been marked with the proper patent notice. Parent has conducted an inquiry regarding the presence of activities which might materially infringe the Parent Owned Patents and has provided a summary of the results of such inquiry to the Company.

          (e) Parent Disclosure Schedule contains a complete and accurate list and summary description of all registered Marks owned by Parent ("Parent Owned Marks"); Parent is the owner of all right, title and interest in and to each of the Parent Owned Marks, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims; all Parent Owned Marks that have been registered with the appropriate authority are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable; no Parent Owned Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Parent's best knowledge, no such action is threatened with respect to any of the Parent Owned Marks; to Parent's best knowledge, there is no potentially interfering trademark or trademark application of any third party; to Parent's best knowledge, no Parent Owned Mark is infringed or has been challenged or threatened in any way; none of the Parent Owned Marks used in conjunction with Parent's business infringes or is alleged to infringe any trade name, trademark, or service mark of any third party; and all products and materials containing a Parent Owned Mark bear the proper federal registration notice where permitted by law.

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          (f) Parent is the owner of all right, title and interest in and to all material Copyrights owned by Parent (the "Parent Owned Copyrights") free and clear of all liens, security interests, charges, encumbrances, and other adverse claims; to Parent's best knowledge, no Parent Owned Copyright is infringed or has been challenged or threatened in any way; the subject matter of any of the Parent Owned Copyrights does not infringe and is not alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party; and all material works encompassed by the Parent Owned Copyrights have been marked with proper copyright notices.

          (g) With respect to each Trade Secret relating to, or used in conjunction with, the Parent's business ("Parent Owned Trade Secrets"): the documentation relating to such Parent Owned Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual; Parent has taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Parent Owned Trade Secrets; Parent has good title and an absolute (but not necessarily exclusive) right to use any Parent Owned Trade Secret; to Parent's best knowledge, the Parent Owned Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged or appropriated either for the benefit of any third party person or entity or to the detriment of Parent; and to Parent's best knowledge, no Parent Owned Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

          (h) The Parent Disclosure Schedule lists all payments due to third parties in respect of commercial exploitation of the products currently under development by Parent.

          (i) The Parent Disclosure Schedule lists all material licenses or rights which have been granted by Parent.

          (j) The consummation of the Merger will not adversely affect the rights of Parent under any of the Parent Proprietary Rights.

     4.17. INSURANCE. The Parent Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of the material policies of insurance maintained by Parent and the Parent Subsidiaries with respect to the products, properties, assets, operations and business of Parent and the Parent Subsidiaries since 1996. All insurance coverage applicable to Parent and the Parent Subsidiaries is in full force and effect, insures Parent and the Parent Subsidiaries in sufficient amounts (consistent with industry standards) against all risks usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, provides coverage as may be required by all regulations which Parent and the Parent Subsidiaries are subject and has been issued by insurers of recognized responsibility. There is no default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received. There are no provisions in such insurance policies for retroactive or retrospective premium adjustments. There are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders.

     4.18. PERMITS; LICENSES. Parent and each Parent Subsidiary has, and at all times has had, all material licenses (including statutory licenses), permits, consents and authorities (public and private) required under any statute, law, ordinance, regulation, rule or order of any foreign, local government or any other governmental department or agency in the operation of the business (collectively, "Parent Permits") and owns or possesses such Parent Permits free and clear of all encumbrances. Parent and each Parent Subsidiary is in material compliance with all Parent Permits and neither

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Parent nor any Parent Subsidiary is in default or received any notice of any claim of default with respect to any such Parent Permit. There are no proceedings, investigations or audits pending, or to Parent's knowledge, threatened against Parent or any Parent Subsidiary by any governmental agency relating to any Parent Permit. All such Parent Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the Merger or the transactions contemplated hereby. No present or former shareholder, director, officer or employee of Parent or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Parent Permit which Parent owns, possesses or uses.

     4.19. ABSENCE OF UNDISCLOSED LIABILITIES. Neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due (including, without limitation, all tax liabilities and liabilities for all money borrowed) which would be required to be disclosed in financial statements, including the footnotes thereto, prepared in accordance with U.K. GAAP, and which are not or will not be adequately reflected or reserved against in Parent's balance sheet as of March 31, 1999, including the footnotes thereto (the "Parent Balance Sheet"), except such as have arisen in the ordinary course of business since such date. Parent has not engaged, and prior to the Effective Time will not engage, in any hedging transactions or transactions in derivative securities. The total amount borrowed by Parent and the Parent Subsidiaries does not, and at the Effective Time will not, exceed any limitation on borrowing in any agreement to which Parent or any Parent Subsidiary is a party.

     4.20. BOOKS AND RECORDS.

          (a) The statutory books (including all registers and minute books) of Parent and the Parent Subsidiaries have been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books, and no written notice or allegation that any of them is incorrect or should be rectified has been received.

          (b) Parent has complied with the provisions of the Companies Acts 1985 and 1989 and all returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies or to any other authority whatsoever by Parent have been correctly and properly prepared and so filed or delivered.

     4.21. TITLE TO PROPERTIES; CONDITION OF PROPERTIES.

          (a) The properties listed on the Parent Disclosure Schedule comprise all the freehold and leasehold land owned, used or occupied by Parent in its business (the "Parent Properties"). Parent has good, valid and marketable title to the Parent Properties which title is freehold or leasehold as indicated the Parent Disclosure Schedule and Parent is solely legally and beneficially entitled to the Parent Properties for an unencumbered estate in possession, except for (i) liens, claims, charges and encumbrances disclosed, or reserved against, in the Parent Balance Sheet, (ii) liens for current taxes not yet due and payable, and (iii) minor imperfections of title not material (individually or in the aggregate) and not materially detracting from the value, or the use (either actual or intended) Parent and the Parent Subsidiaries make, of the property in question. All of the buildings, fixtures, machinery and equipment owned or used by Parent and the Parent Subsidiaries are in good operating condition and repair, and comply in all material respects with applicable planning, building, fire and safety codes.

          (b) Each of the Parent Properties which is a leasehold is held under a lease (the "Parent Leases") described in the Parent Disclosure Schedule. All such Parent Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect and no event of

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     default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder on the part of Parent or any Parent Subsidiary. To Parent's knowledge, each Parent Lease that terminates within two years of the date hereof and which does not provide for a renewal term, will be renewed.

          (c) There are no pending, or to the knowledge of Parent, threatened proceedings with respect to the Parent Properties, or pending or, or to the knowledge of Parent, threatened litigation or administrative actions relating to the Parent Properties.

          (d) There are no subleases, licenses, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to use or occupy the property subject to the Parent Leases or any portion thereof or interest therein.

     4.22. CONSEQUENCE OF CONSUMMATION OF THE MERGER. The consummation of the Merger will not: (a) relieve any Person of any obligation to Parent or any Parent Subsidiary (whether contractual or otherwise) or legally entitle any Person to terminate any such obligation or any right or benefit enjoyed by Parent or any Parent Subsidiary or to exercise any right whether under an agreement with or otherwise in respect of Parent or any Parent Subsidiary; (b) result in any present or future indebtedness of Parent becoming due and payable or capable of being declared due and payable prior to its stated maturity; or
(c) give rise to a right of termination of any agreement for the employment of any director, officer or senior employee of Parent.

     4.23. PRODUCT REGULATORY REQUIREMENTS.

          (a) Parent and the Parent Subsidiaries have not manufactured for commercial supply, marketed, sold or supplied any product which was at the time not fully compliant with (i) the requirements of all applicable laws and the laws of any territory in which any product has been placed on the market; (ii) the terms of any applicable recognized national or international product standards; and (iii) any representation or warranty (whether express or implied) given in respect of any product.

          (b) At no time has Parent or any Parent Subsidiary had knowledge of or received any notice, claim, governmental enforcement action or other communication from any person alleging any defect in any product manufactured for commercial supply, marketed, sold or supplied by Parent or any Parent Subsidiary or any contravention of any applicable law or standard relating to any such product.

     4.24. YEAR 2000. Parent and the Parent Subsidiaries are reviewing their respective operations and those of any third parties with which Parent or any Parent Subsidiary has a material relationship to evaluate the extent to which the business or operations of Parent or any Parent Subsidiary will be affected by the Year 2000 Problem. As a result of such review, none of Parent or any Parent Subsidiary has reason to believe, and do not believe, that the Year 2000 Problem will have a Material Adverse Effect on Parent.

                                   ARTICLE V.

                  REPRESENTATIONS AND WARRANTIES OF MERGER SUB

     Parent and Merger Sub represent and warrant to the Company as follows:

     5.1. ORGANIZATION AND CORPORATE POWER. Merger Sub is corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Copies of the Certificate of Incorporation

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and Bylaws of Merger Sub heretofore delivered to the Company are accurate and complete as of the date hereof.

     5.2. CORPORATE AUTHORIZATION. Merger Sub has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     5.3. NON-CONTRAVENTION. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the Certificate of Incorporation or Bylaws of Merger Sub.

     5.4. NO BUSINESS ACTIVITIES. Merger Sub is not a party to any material agreements and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

                                  ARTICLE VI.

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     6.1. COVENANTS OF THE COMPANY. The Company covenants and agrees that during the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent in writing):

          (a) Ordinary Course of Business. The business of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practices.

          (b) Preservation of Organization. The Company shall use its reasonable best efforts to maintain and preserve its business organization, present relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries, assets, employees, regulatory licenses and approvals and advantageous business relationships. Neither the Company nor any Company Subsidiary shall, directly or indirectly, amend or propose to amend its organizational documents.

          (c) Capitalization Changes. Neither the Company nor any Company Subsidiary shall directly or indirectly (i) issue, sell, transfer, pledge, dispose of or encumber, or authorize, or propose or agree to the issuance, sale, pledge, transfer, disposition or encumbrance of, any capital stock of the Company (except for shares issuable upon exercise of Company Options or Company Warrants outstanding on the date hereof) or any Company Subsidiary;
     (ii) issue, sell, pledge, transfer or dispose of, or authorize, propose or agree to the issuance, sale, pledge, transfer or disposition of any options, warrants or rights of any kind to acquire any shares of or any securities convertible into or exchangeable for any shares of, any capital stock of any class or any other equity securities of the Company or any Company Subsidiary; (iii) authorize, recommend

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     or propose any change in its capitalization; or (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any company Subsidiary (other than the Merger).

          (d) Sale of Assets. Neither the Company nor any Company Subsidiary shall directly or indirectly (i) except in the ordinary course of business and consistent with past practices, sell, pledge, transfer, lease, sell and leaseback, assign, license, dispose of or encumber any assets of the Company or of any Company Subsidiary (including without limitation, any indebtedness owed to them or any claims held by them) or (ii) whether or not in the ordinary course of business, sell, pledge, transfer, lease, sell and leaseback, assign, license (other than the license of Company Proprietary Rights in the ordinary course of business), dispose of or encumber any material assets of the Company or any Company Subsidiary; provided, however, that (a) the Company may sell its Gernos farm and its contract antisera manufacturing business conducted at its Welsh facilities to John Landon, M.D., on the terms set forth in Section 6.1(d) of the Company Disclosure Schedule prior to the Effective Time, and (b) in connection with the Bridge Financing (as defined below), the Company may pledge or grant to the lender(s) a security interest in certain of the Company's or the Company Subsidiaries' assets, including the assets comprising the Company's manufacturing facilities in Llandysul, Dyfed, Wales. Parent and the Company acknowledge that the Company is contemplating the sale or sale and leaseback of (i) the real property and improvements comprising its manufacturing operations at Llandysul, Dyfed, Wales and (ii) the real property and improvements comprising its manufacturing operations at Adelaide, Australia and that the Company may, with the written consent of Parent, sell or enter into an agreement to sell and leaseback either or both of these operations.

          (e) Dividends and Repurchases. Neither the Company nor any Company Subsidiary shall directly or indirectly (i) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock other than dividends and distributions by a Company Subsidiary to the Company or to any other Company Subsidiary all of the capital stock of which is owned directly or indirectly by the Company, or (ii) redeem, purchase or otherwise acquire or offer or agree to redeem, purchase or otherwise acquire any capital stock of the Company or any Company Subsidiary.

          (f) Acquisitions; Investments. Neither the Company nor any Company Subsidiary shall, directly or indirectly, except in the ordinary course of business and consistent with past practices, acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment either by purchase of stock or securities, contributions to capital, loans, advances, property transfer or purchase of any amount of property or assets, in any other individual or entity (other than Company Subsidiaries).

          (g) Indebtedness. Neither the Company nor any Company Subsidiary shall, directly or indirectly, incur any indebtedness for borrowed money other than in the ordinary course of business, issue any debt securities or enter into any capitalized leases or assume, guarantee, endorse, secure or otherwise as an accommodation become responsible for, the obligations of any other Person (other than the Company and the Company Subsidiaries); provided, however, that the Company may, prior to the Closing Date, borrow from one or more commercial banks or lending institutions up to L4 million on a short-term basis to fund the Company's working capital needs pending the closing of the Financing, of which up to L3 million may come from Barclays Bank, plc in the form of a secured loan, the principal terms of which are described in the Company Disclosure Schedule, and that such loan(s) may be secured, in whole or in part, by

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     the written guaranty of one or more of the Company Subsidiaries
     (collectively, the "Bridge Financing").

          (h) Severance and Termination Pay. Neither the Company nor any Company Subsidiary shall take any action with respect to the grant of any severance or termination pay (otherwise than pursuant to policies or written agreements of the Company in effect on the date hereof) or with respect to any increase of benefits payable under its severance or termination pay policies or written agreements in effect on the date hereof; provided, however, that the Company may grant severance benefits to one employee at a total cost to the Company not exceeding L90,000 in the aggregate.

          (i) Employee Benefits. Neither the Company nor any Company Subsidiary shall adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance, retention or stay or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan, arrangement or agreement in effect on the date hereof.

          (j) Tax Election; Accounting. Neither the Company nor any Company Subsidiary shall make any tax election or settle or compromise any federal, state, local or foreign income tax liability. Each of the Company and the Company Subsidiaries shall maintain its books of account and records in its usual, regular and ordinary manner, consistent with its past practices, and except as may be required as a result of a change in law or in U.S. GAAP, shall not make any change in any accounting principle or accounting practice.

          (k) Subsequent Financials. The Company shall deliver to Parent all of the Company's monthly, if any, and quarterly financial statements for periods and dates subsequent to the date hereof, as soon as the same are available to the Company.

          (l) Contracts. The Company and the Company Subsidiaries will not enter into any contract or agreement other than in the ordinary course of business. The Company and the Company Subsidiaries will not amend, terminate or modify any Material Contract and will not enter into any contract or agreement which would have been a Material Contract if entered into prior to the date of this Agreement.

          (m) Affiliates. The Company and the Company Subsidiaries will not enter into, amend, modify or terminate any contract or agreement with, or make any payment other than pursuant to a written agreement existing on the date hereof to, any affiliate (other than the Company or any Company Subsidiary) of the Company or the Company Subsidiaries.

          (n) Litigation. The Company and the Company Subsidiaries will not settle or compromise any pending or threatened suit, action or claim for an amount in excess of $50,000 per suit, action or claim or which relates to the transactions contemplated hereby.

          (o) Capital Expenditures. The Company and the Company Subsidiaries will not authorize or make any expenditure for capital or acquisitions which are not specifically provided for in the Company's capital budget (a true and correct copy of which has been delivered to Parent and is set forth in the Company Disclosure Schedule).

          (p) Proprietary Rights. The Company and the Company Subsidiaries will use best efforts to protect the Company Proprietary Rights.

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

          (q) Other Actions. The Company shall not, and shall not permit any Company Subsidiary to, take any action that could reasonably be expected to result in (i) any of the representations or warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Section 7.5, any of the conditions to the Merger set forth in Article VIII not being satisfied.

     6.2. COVENANTS OF PARENT AND MERGER SUB. Parent and Merger Sub covenant and agree that during the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that the Company shall otherwise consent in writing):

          (a) Ordinary Course of Business. The business of Parent and the Parent Subsidiaries shall be conducted only in, and Parent and the Parent Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practices.

          (b) Preservation of Organization. Parent shall use its reasonable best efforts to maintain and preserve its business organization, present relationships with customers, suppliers and others having business dealings with Parent and its subsidiaries, assets, employees, regulatory licenses and approvals and advantageous business relationships. Neither Parent nor any Parent Subsidiary shall, directly or indirectly, amend or propose to amend its memorandum or articles of association except to the extent necessary to consummate the transactions contemplated by this Agreement.

          (c) Capitalization Changes. Neither Parent nor any Parent Subsidiary shall directly or indirectly (i) issue, allot, sell, transfer, pledge, dispose of or encumber, or propose or agree to the issuance, sale, pledge, transfer, disposition or encumbrance of, any capital stock of Parent (except for shares issuable upon exercise of Parent Options outstanding on the date hereof or in connection with actions to be approved at the Parent Shareholder Meeting) or any Parent Subsidiary; (ii) issue, sell, pledge, transfer or dispose of, or authorize, propose or agree to the issuance, sale, pledge, transfer or disposition of any options, warrants or rights of any kind to acquire any shares of or any securities convertible into or exchangeable for any shares of, any capital stock of any class or any other equity securities of Parent or any Parent Subsidiary; provided, however, that Parent may issue options to acquire Parent Ordinary Shares; (iii) authorize, recommend or propose any change in its capitalization (except in connection with actions to be approved at the Parent Shareholder Meeting and resolutions to be proposed at the extraordinary general meeting of Parent seeking the authority of Parent's shareholders under Section 80 of the Companies Act and the disapplication of statutory pre-emption rights contained in Section 89 of the Companies Act, both in accordance with the guidelines of the Association of British Insurers); or (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any Parent Subsidiary (other than the Merger).

          (d) Sale of Assets. Neither Parent nor any Parent Subsidiary shall directly or indirectly (i) except in the ordinary course of business and consistent with past practices, sell, pledge, transfer, lease, sell and leaseback, assign, license, dispose of or encumber any assets of Parent or of any Parent Subsidiary (including without limitation, any indebtedness owed to them or any claims held by them) or (ii) whether or not in the ordinary course of business, sell, pledge, transfer, lease, sell and leaseback, assign, license (other than the license of Parent Proprietary Rights in the ordinary course of business), dispose of or encumber any material assets of Parent or any Parent Subsidiary.

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          (e) Acquisitions; Investments. Neither Parent nor any Parent
     Subsidiary shall, directly or indirectly, except in the ordinary course of business and consistent with past practices, acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment either by purchase of stock or securities, contributions to capital, loans, advances, property transfer or purchase of any amount of property or assets, in any other individual or entity (other than Parent Subsidiaries).

          (f) Indebtedness. Neither Parent nor any Parent Subsidiary shall, directly or indirectly, incur any indebtedness for borrowed money, issue any debt securities or enter into any capitalized leases or assume, guarantee, endorse, secure or otherwise as an accommodation become responsible for, the obligations of any other Person (other than Parent and the Parent Subsidiaries).

          (g) Severance and Termination Pay. Neither Parent nor any Parent Subsidiary shall take any action with respect to the grant of any severance or termination pay (otherwise than pursuant to policies or written agreements of Parent in effect on the date hereof) or with respect to any increase of benefits payable under its severance or termination pay policies or written agreements in effect on the date hereof; provided, however, that Parent may grant severance benefits to one employee at a total cost to Parent not exceeding L90,000 in the aggregate.

          (h) Employee Benefits. Neither Parent nor any Parent Subsidiary shall adopt, enter into or amend any bonus, profit sharing, compensation, share option, pension, retirement, deferred compensation, employment, severance, retention or stay or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan, arrangement or agreement in effect on the date hereof; provided, however, that Parent shall be entitled to amend its directors and senior employees service contracts to minimize tax liability on termination of these contracts.

          (i) Tax Election; Accounting. Neither Parent nor any Parent Subsidiary shall make any tax election or settle or compromise any U.K., federal, state, local or foreign or other tax liability for Taxes as defined in
     Section 4.8. Each of Parent and the Parent Subsidiaries shall maintain its books of account and records in its usual, regular and ordinary manner, consistent with its past practices, and except as may be required as a result of a change in law or in U.K. GAAP, shall not make any change in any accounting principle or accounting practice.

          (j) Subsequent Financials. Parent shall deliver to the Company all of Parent's monthly, if any, and quarterly financial statements for periods and dates subsequent to the date hereof, as soon as the same are available to Parent.

          (k) Contracts. Parent and the Parent Subsidiaries will not enter into any contract or agreement other than in the ordinary course of business. Parent and the Parent Subsidiaries will not amend, terminate or modify any Parent Material Contract and will not enter into any contract or agreement which would have been a Parent Material Contract if entered into prior to the date of this Agreement.

          (l) Affiliates. Parent and the Parent Subsidiaries will not enter into, amend, modify or terminate any contract or agreement with, or make any payment other than pursuant to a written agreement existing on the date hereof to, any affiliate (other than Parent or any Parent Subsidiary) of Parent or the Parent Subsidiaries.

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          (m) Litigation. Parent and the Parent Subsidiaries will not settle or compromise any pending or threatened suit, action or claim for an amount in excess of $50,000 per suit, action or claim or which relates to the transactions contemplated hereby.

          (n) Capital Expenditures. Parent and the Parent Subsidiaries will not authorize or make any expenditure for capital or acquisitions in excess of L50,000 in the aggregate which are not specifically provided for in Parent's capital budget (a true and correct copy of which has been delivered to the Company and is set forth in the Parent Disclosure Schedule).

          (o) Proprietary Rights. Parent and the Parent Subsidiaries will use best efforts to protect the Parent Proprietary Rights.

          (p) Other Actions. Parent shall not, and shall not permit any Parent Subsidiary to, take any action that could reasonably be expected to result in (i) any of the representations or warranties of Parent set forth in this Agreement that are qualified as to materiality becoming untrue (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by
     Section 7.5, any of the conditions to the Merger set forth in Article VIII not being satisfied.

     6.3. ADVICE OF CHANGES; GOVERNMENT FILINGS. Each party shall (a) confer on a regular and frequent basis with the other, (b) report (to the extent permitted by law, regulation and any applicable confidentiality agreement) to the other on operational matters and (c) promptly advise the other orally and in writing of
(i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it (A) to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is qualified as to materiality or (B) to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is not so qualified as to materiality or (iii) any change, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on such party or materially adversely affect its ability to consummate the Merger in a timely manner; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall file all reports required to be filed by each of them with the SEC and the LSE (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports promptly after the same are filed. Subject to applicable laws relating to the exchange of information, each of the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other, with respect to all the information relating to the other party and each of their respective subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable, it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

     6.4. CONTROL OF OTHER PARTY'S BUSINESS. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's operations prior to the Effective

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Time. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                  ARTICLE VII.

                             ADDITIONAL AGREEMENTS

     7.1. PREPARATION OF FORM F-4 AND PROXY STATEMENT; THE STOCKHOLDERS
MEETINGS.

          (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Form F-4, in which the Proxy Statement shall be included as a prospectus, together with any other documents required by the Securities Act or Exchange Act in connection with the Merger. Subject to the provisions of Section 7.5, the Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of the Merger. Each of the Company and Parent shall use reasonable efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form F-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable securities laws of the United States or United Kingdom or "blue sky" laws in connection with the issuance of Parent Ordinary Shares pursuant to the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Company Stock Option Plans and Company Warrants as may be reasonably requested in connection with any such action.

          (b) The Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the Required Company Votes, and, the Company's Board of Directors shall, subject to its fiduciary duties to stockholders (as determined in good faith by the Company's Board of Directors based upon the advice of counsel) and the terms of Section 7.5(b) of this Agreement, recommend to its stockholders that they approve the transactions contemplated by this Agreement. Parent shall vote or cause to be voted all the shares of Company Common Stock, if any, owned of record by Parent or any of its subsidiaries in favor of the transactions contemplated by this Agreement.

          (c) Parent shall duly call, give notice of, convene and hold the Parent Shareholder Meeting for the purpose of obtaining the Required Parent Votes, and, Parent's Board of Directors shall, subject to its fiduciary duties to shareholders (as determined in good faith by Parent's Board of Directors based upon the advice of counsel) and Sections 7.5(e) and (f) of this Agreement, recommend to its shareholders that they approve the transactions contemplated by this Agreement. The Company shall vote or cause to be voted all Parent Ordinary Shares, if any, owned of record by the Company or any of its subsidiaries in favor of the transactions contemplated by this Agreement. Parent agrees that (i) there shall be presented at the Parent Shareholder Meeting a resolution to authorize the Board of Directors of Parent to allot Parent Ordinary Shares pursuant to
     Section 80 of the Companies Act, without regard to Section 89 of the Companies Act, pursuant to that certain Deed of even date herewith between Parent, the Company, Therapeutic Antibodies U.K. Limited and Stuart M. Wallis (the "Wallis Deed") and (ii) Parent shall, through its Board of Directors, subject to its fiduciary duties to shareholders

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     (as determined by Parent's Board of Directors based upon the advice of counsel), recommend to its shareholders that they vote in favour of such resolution.

          (d) The Company shall use reasonable efforts to cause to be delivered to Parent "comfort" letters of PricewaterhouseCoopers LLP, the Company's independent public accountants, dated (i) a date within two Business Days before the date on which the Form F-4 shall become effective and (ii) the Closing Date, and addressed to Parent, in form reasonably satisfactory to Parent and customary in scope for letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

          (e) Parent shall use reasonable efforts to cause to be delivered to the Company "comfort" letters of Mazars Neville Russell ("Mazars"), Parent's independent public accountants, dated (i) a date within two business days before the date on which the Form F-4 shall become effective and (ii) the Closing Date, and addressed to the Company, in form reasonably satisfactory to the Company and customary in scope for letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

     7.2. PREPARATION OF PARENT DISCLOSURE CIRCULAR. Parent shall, (i) as soon as practicable after the date of this Agreement and in accordance with the listing rules of the LSE and applicable law and in cooperation with the Company, prepare and submit to the LSE for approval the Parent Disclosure Circular, and shall use reasonable commercial efforts to have such document formally cleared by the LSE and shall thereafter publish the Parent Disclosure Circular, file it with the Registrar of Companies in England and mail the same to its shareholders in compliance with all legal requirements applicable to the Parent Shareholder Meeting and the listing rules of the LSE and (ii) if necessary, after the Parent Disclosure Circular has been so posted, promptly circulate amended, supplemental or supplemented materials and, if required in connection therewith, resolicit votes.

     7.3. ACCESS TO INFORMATION. Upon reasonable notice, each of the Company and Parent shall (and shall cause its subsidiaries, to the extent permitted by the organizational documents or other pertinent agreements of such entity, to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and its officers, employees and representatives and, during such period, each of the Company and Parent shall (and shall cause its subsidiaries, to the extent permitted by the organizational documents or other pertinent agreements of such entity, to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than reports or documents which such party is not permitted to disclose under applicable law) and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as the other party may reasonably request, including any information requested with respect to stockholder approval at either the Company Stockholders Meeting or the Parent Shareholder Meeting and the status of efforts to obtain such approval; provided, however, that either the Company or Parent may restrict the foregoing access to the extent that (i) a Governmental Entity requires such party or its subsidiary to restrict access to any properties or information reasonably related to any such contract on the basis of applicable laws and regulations or (ii) any law, treaty, rule or regulation of any Governmental Entity applicable to such party or its subsidiary requires such party or its subsidiary to restrict access to any properties or information. Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the mutual secrecy agreement (the "Mutual Secrecy Agreement") dated January 25, 1999, between the Company and Parent, which Mutual Secrecy Agreement shall remain in full force and effect.

     7.4. APPROVALS AND CONSENTS; COOPERATION. Each of the Company and Parent shall cooperate with each other and use (and shall cause their respective subsidiaries to use) its reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, (ii) taking all reasonable steps as may be necessary to obtain all such consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals and (iii) subject to fiduciary duties, the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed. Without limiting the generality of the foregoing, each of the Company and Parent agrees to make all necessary filings in connection with the Required Regulatory Approvals (as defined herein) as promptly as practicable after the date of this Agreement, and to use its reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Regulatory Approvals and shall otherwise cooperate with the applicable Governmental Entity in order to obtain any Required Regulatory Approvals in as expeditious a manner as possible. Each of the Company and Parent shall use its reasonable efforts to resolve such objections, if any, as any Governmental Entity may assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Regulatory Approvals. In the event that a suit is instituted by a Person or Governmental Entity challenging this Agreement and the transactions contemplated hereby as violative of applicable antitrust or competition laws, each of the Company and Parent shall use its reasonable efforts to resist or resolve such suit. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with the Form F-4 or Proxy Statement or any other statement, filing, tax ruling request, notice or application made by or on behalf of the Company, Parent or any of their respective subsidiaries to any third party and/or any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

     7.5. ACQUISITION PROPOSALS.

          (a) The Company agrees that, prior to the Effective Time, it shall not and shall not authorize or permit any Company Subsidiary or any of its or its subsidiaries, directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage any inquiries or the making of any proposal with respect to any tender offer, exchange offer, merger, consolidation, sale of assets, sales of capital stock or other business combination involving the Company or the Company Subsidiaries or the acquisition of 15% or more of the assets or capital stock of the Company and the Company Subsidiaries taken as a whole (a "Company Acquisition Proposal"), or negotiate, explore or otherwise communicate in any way with, or provide or furnish any information to, any Person (other than Parent or Merger Sub) with respect to any Company Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

          (b) Notwithstanding anything to the contrary contained in Section 7.5(a) or elsewhere in this Agreement, prior to the Effective Time, the Company may, in response to an unsolicited written binding offer with respect to a Company Acquisition Proposal from a Person with sufficient financial resources available to it to consummate such transaction which contains no financing condition, participate in discussion or negotiations with, and furnish non-public information, and afford access to the properties, books, records, officers, employees and representatives of the Company to any Person, entity or group, in each case only if the Board of Directors of the Company determines in good faith, (A) after consultation with its outside counsel and financial advisors, that the Company Acquisition Proposal would, upon consummation thereof, result in a transaction which is more favorable to the Company's stockholders from a financial point of view than the Merger and that such transaction is likely to be consummated, and (B) after advice of outside counsel, that failing to take such action would constitute a breach of the Company's Board of Directors' fiduciary duties under applicable law (a "Company Superior Proposal"). In the event the Company receives a Company Superior Proposal, nothing contained in this Agreement (but subject to the terms of this paragraph (b)) shall prevent the Board of Directors of the Company from executing or entering into an agreement relating to such Company Superior Proposal and recommending such Company Superior Proposal to its stockholders; in such case, the Board of Directors of the Company may withdraw, modify or refrain from making its recommendation of the Merger, and, to the extent it does so, the Company may refrain from calling, providing notice of and holding the Company Stockholders Meeting to adopt this Agreement and from soliciting proxies or consents to secure the vote or written consent of its stockholders to adopt this Agreement and may terminate this Agreement; provided, however, that the Company shall (i) provide Parent written notice of the Company's receipt of a Company Superior Proposal, including a copy of such Company Superior Proposal within 24 hours of such receipt, (ii) provide Parent written notice of the Company's receipt of a Company Acquisition Proposal, including a copy of such Company Acquisition Proposal within 48 hours of such receipt and (iii) provide Parent written notice of the Company's intention to execute or enter into an agreement relating to a Company Superior Proposal at least three Business Days prior to the Company's execution of or entry into such an agreement. Notwithstanding anything to the contrary contained in Section
     7.5 or elsewhere in this Agreement, prior to the Effective Time, the Company may, in connection with a possible Company Acquisition Proposal, refer any third party to this Section 7.5 and Section 9.3(b) and make a copy of this Section 7.5 and Section 9.3(b) available to a third party.

          (c) Parent agrees that, prior to the Effective Time, it shall not and shall not authorize or permit any Parent Subsidiary or any of its or its subsidiaries, directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate or encourage any inquiries or the making of any proposal with respect to any tender offer, exchange offer, merger, consolidation, sale of assets, sales of capital stock or other business combination involving Parent or the Parent Subsidiaries or the acquisition of 15% or more of the assets or capital stock of Parent and the Parent Subsidiaries taken as a whole (a "Parent Acquisition Proposal"), or negotiate or explore with any Person (other than the Company) with respect to any Parent Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

          (d) Parent agrees that, prior to the Effective Time, it shall not and shall not authorize or permit any Parent Subsidiary or any of its or its subsidiaries, directors, officers, employees, agents, or representatives to directly facilitate the making of a Parent Acquisition Proposal or otherwise communicate in any way with, or provide or furnish any information to, any Person (other than the Company) with respect to any Parent Acquisition Proposal.

          (e) Notwithstanding anything to the contrary contained in Sections 7.5(c) and (d) or elsewhere in this Agreement, prior to the Effective Time, Parent may, in response to an unsolicited written binding offer with respect to a Parent Acquisition Proposal from a Person with sufficient financial resources available to it to consummate such transaction which contains no financing condition, participate in discussion or negotiations with, and furnish non-public information, and afford access to the properties, books, records, officers, employees and representatives of Parent to any Person, entity or group, in each case only if the Board of Directors of Parent determines in good faith, (A) after consultation with its outside counsel and financial advisors, that the Parent Acquisition Proposal would, upon consummation thereof, result in a transaction which is more favorable to Parent's shareholders from a financial point of view than the Merger and that such transaction is likely to be consummated, and (B) after advice of outside counsel, that failing to take such action would constitute a breach of Parent's Board of Directors' fiduciary duties under applicable law (a "Parent Superior Proposal"). In the event Parent receives a Parent Superior Proposal, nothing contained in this Agreement (but subject to the terms of this paragraph (e)) shall prevent the Board of Directors of Parent from executing or entering into an agreement relating to such Parent Superior Proposal and recommending such Parent Superior Proposal to its shareholders; in such case, the Board of Directors of Parent may withdraw, modify or refrain from making its recommendation of the Merger, and, to the extent it does so, Parent may refrain from calling, providing notice of and holding the Parent Shareholder Meeting to adopt this Agreement and from soliciting proxies or consents to secure the vote or written consent of its shareholders to adopt this Agreement and may terminate this Agreement; provided, however, that Parent shall (i) provide the Company written notice of Parent's receipt of a Parent Superior Proposal, including a copy of such Parent Superior Proposal within 24 hours of such receipt, (ii) provide the Company written notice of Parent's receipt of a Parent Acquisition Proposal, including a copy of such Parent Acquisition Proposal within 48 hours of such receipt and (iii) provide the Company written notice of Parent's intention to execute or enter into an agreement relating to a Parent Superior Proposal at least three Business Days prior to Parent's execution of or entry into such an agreement. Notwithstanding anything to the contrary contained in Section 7.5 or elsewhere in this Agreement, prior to the Effective Time, Parent may, in connection with a possible Parent Acquisition Proposal, refer any third party to this Section 7.5 and Section 9.3(f) and make a copy of this
     Section 7.5 and Section 9.3(f) available to a third party.

          (f) Nothing contained in Section 7.5(d) or (e) shall prohibit Parent from taking any action and making such recommendations as the Board of Directors of Parent, upon advice from WestLB Panmure Limited, reasonably consider necessary so as to comply with any obligations imposed on them or Parent by the City Code on Takeovers and Mergers in relation to any Parent Acquisition Proposal.

     7.6. FEES AND EXPENSES. Subject to Article IX, the Company and Parent shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Form F-4 and Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

     7.7.  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

          (a) For a period of six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the officers and directors of the Company as of the date hereof against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's Certificate of Incorporation and Bylaws in effect at the date hereof (to the extent consistent with applicable law).

          (b) From and after the Effective Time until the sixth anniversary thereof, the Surviving Corporation shall maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by the Company for such insurance.

     7.8. PUBLIC ANNOUNCEMENTS. The Company and Parent shall use all reasonable efforts to develop a joint communications plan and each party shall use all reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

     7.9. TAX AND ACCOUNTING TREATMENT. Each of Parent, Merger Sub and the Company shall not take any action and shall not fail to take any action which action or failure to act would prevent, or would be likely to prevent, the Merger from qualifying (i) as a reorganization within the meaning of Section 368(a) of the Code, (ii) for pooling of interests accounting treatment under U.S. GAAP or (iii) for merger accounting treatment under U.K. GAAP.

     7.10.  AFFILIATES.

          (a) Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all Persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company (including all directors of the Company and the stockholders identified on Schedule 7.10(a)) for purposes of Rule 145 under the Securities Act or under applicable SEC accounting releases with respect to pooling of interests accounting treatment. The Company shall use reasonable efforts to cause each such Person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached hereto as Exhibit A.

          (b) Prior to the Closing Date, Parent shall deliver to the Company a letter identifying all Persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of Parent (including all directors of Parent) under applicable SEC accounting releases with respect to pooling of interests accounting treatment. Parent shall use reasonable efforts to cause each such Person to deliver to the Company on or prior to the Closing Date a written agreement substantially in the form attached hereto as Exhibit B.

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

     7.11. STOCK EXCHANGE LISTING. Parent shall use reasonable efforts to cause the Parent Ordinary Shares to be issued in the Merger and the Financing to be admitted to the Official List of the LSE.

     7.12. TAKEOVER STATUTES. If any "fair price," "moratorium," "control share acquisition," or other anti-takeover statute or similar statute or regulation, or any provision of the Company's Certificate of Incorporation, Bylaws or other constitutive documents shall become applicable to the Merger, this Agreement or any of the other transactions contemplated hereby or thereby, the Company and its Board of Directors shall take all action necessary to ensure that the Merger, this Agreement and the other transactions contemplated hereby and thereby may be consummated as promptly as practicable and otherwise to minimize the effect of such statute, regulation or provisions on the Merger, this Agreement and the other transactions contemplated hereby.

     7.13. DIRECTORS AND SENIOR MANAGEMENT OF PARENT. The Board of Directors of Parent shall take action to cause the directors comprising the full Board of Directors of Parent at the Effective Time to be the persons listed on Schedule 7.13(a). The Board of Directors of Parent shall also take action to cause the persons identified on Schedule 7.13(b) to be elected to the offices specified opposite each person's name.

     7.14. PATENT OPINION. Within 21 days following the date of this Agreement, the Company shall retain U.S. patent counsel nationally recognized to be experienced in rendering opinions on the validity of U.S. patents and approved by Parent (which approval shall not be unreasonably withheld) to render an opinion to Parent and the Company in relation to such matters and in relation to such patents as Parent and the Company shall mutually agree (the "Patent Opinion"). The Company shall use reasonable efforts to cause the Patent Opinion to be delivered to Parent not later than the 70th day following the date of this Agreement.

     7.15. FURTHER ASSURANCES. In case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement, the proper officers of the Company, Parent and Merger Sub shall take any such reasonably necessary action.

                                 ARTICLE VIII.

                              CONDITIONS PRECEDENT

     8.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Company shall have obtained the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock adopting this Agreement and approving the consummation of the transactions contemplated hereby and Parent's shareholders shall have passed (A) ordinary resolutions to (i) approve this Agreement and the Merger, (ii) increase the authorized share capital of Parent and (iii) authorize the Board of Directors of Parent pursuant to Section 80 of the Companies Act to allot Parent Ordinary Shares pursuant to this Agreement and pursuant to the Financing (as defined below) and (B) a special resolution disapplying the statutory pre-emption rights of Section 89 of the Companies Act in respect of Parent Ordinary Shares to be allotted pursuant to the Financing.

          (b) Effective Registration Statement. The Form F-4 shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Form F-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of the Parent or the Company, threatened by the SEC, and

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

     all necessary approvals under blue sky laws relating to the issuance of the Parent Ordinary Shares to be issued to the stockholders of the Company in connection with the Merger shall have been received.

          (c) No Injunctions or Restraints, Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (d) Required Regulatory Approvals. All authorizations, consents, orders and approvals of, and declarations and filings with, and all expirations of waiting periods imposed by, any Governmental Entity which, if not obtained in connection with the consummation of the transactions contemplated hereby, could reasonably be expected to have a Material Adverse Effect on Parent or the Company (collectively, "Required Regulatory Approvals"), shall have been obtained, have been declared or filed or have occurred, as the case may be, and all such Required Regulatory Approvals shall be in full force and effect.

          (e) Admission to LSE. The LSE shall have agreed to admit to the Official List (subject to allotment) the Parent Ordinary Shares to be issued in the Merger and in the Financing (as defined herein) and such agreement shall not have been withdrawn.

          (f) Capital Raising. The placing agreement, dated as of the date hereof, between Parent and WestLB Panmure Limited (the "Financing") shall be unconditional in all respects; provided, however, that such placing agreement may still be conditional on the consummation of the transactions contemplated by this Agreement and the admission of the Parent Ordinary Shares to be issued in the Financing and the Merger to the Official List of the LSE as contemplated in the placing agreement.

          (g) Exon-Florio Act. Parent shall have received all consents or approvals necessary under the Exon-Florio provisions of the Omnibus Trade and Competitiveness Act of 1988.

     8.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date, of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement that is qualified as to materiality shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties of the Company that is not so qualified (the "Unqualified Company Representations") shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date). For purposes of this
     Section 8.2(a), an Unqualified Company Representation shall be deemed not to have been true and correct in all material respects only if Parent reasonably determines in good faith that the failure of the Unqualified Company Representation to be true and correct is material to its decision with respect to whether to consummate the transactions provided for herein.

          (b) Performance of Obligations of the Company. The Company shall have performed or complied with all agreements and covenants required to be performed by it under this

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

     Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality.

          (c) Tax Opinion. Parent shall have received an opinion from PricewaterhouseCoopers, dated on or about the date the Proxy Statement is mailed to the Company's stockholders, in form and substance reasonably satisfactory to Parent and based on customary representations of Parent, Merger Sub and the Company and on the basis of facts and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by the Company, Parent or Merger Sub in connection with or as a result of the Merger for United States federal income tax purposes Further, the opinion of PricewaterhouseCoopers delivered pursuant to this section shall not have been withdrawn or modified in any material respect on or prior to the Effective Time.

          (d) Absence of Company Material Adverse Effect. There shall not have occurred since the date of this Agreement any Material Adverse Effect on the Company.

          (e) Secretary of State Certificate. The Company shall have delivered a copy of the Certificate of Incorporation of the Company, as in effect immediately prior to the Closing Date, certified by the Delaware Secretary of State and a certificate, as of the most recent practicable date, of the Delaware Secretary of State as to the Company's corporate good standing.

          (f) Secretary's Certificate. The Company shall have delivered a certificate of the Secretary of the Company dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) a copy of the Certificate of Incorporation of the Company as in effect immediately prior to the Closing Date; (iii) a copy of the Bylaws of the Company, as in effect on and as of the Closing Date, (iv) a copy of the resolutions of the Board of Directors of the Company authorizing and approving the applicable matters contemplated hereunder and (v) a copy of the resolutions of the stockholders of the Company authorizing and approving the applicable matters contemplated hereunder.

          (g) Affiliate Letters. Parent shall have received the Affiliate Letters referred to in Section 7.10.

          (h) Consents. The Company shall have received all written consents, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the Company Disclosure Schedule or reasonably deemed necessary by Parent's legal counsel to provide for the continuation in full force and effect of all Material Contracts and Leases of the Company and for Parent to consummate the transactions contemplated hereby, each in form and substance satisfactory to Parent, except where the failure to obtain such consents, assignments, waivers, authorizations or other certificate would not have a Material Adverse Effect on the Company.

          (i) Dissenting Shares. The Dissenting Shares of Company Common Stock shall not exceed 2.5% of the shares of Company Common Stock outstanding on the Closing Date.

          (j) Opinion of Counsel. Parent shall have received the written opinion of Waller Lansden, Dortch & Davis, counsel to the Company, substantially in the form attached hereto as Exhibit C.

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

          (k) Voting Agreements. Each of the Voting Agreements shall be in full force and effect and each party thereto shall have complied with all covenants contained therein to be performed by them prior to the Closing Date.

          (l) Taxation. Parent shall have received a letter from the U.K. Treasury that it consents to the Merger for purposes of 765(1)(c) of the Income and Corporations Taxes Act 1988.

          (m) Bridge Financing. No event of default shall have occurred and be continuing under the Bridge Financing and, unless Parent shall have consented in writing, the borrowings under the Bridge Financing shall be outstanding and shall not have been repaid other than through the application of proceeds of a financing approved by Parent for the purpose of repayment of the Bridge Financing.

          (n) Wallis Deed. The Wallis Deed shall not have been amended, supplemented or modified in any way and the Company shall not have any other arrangement, agreement or understanding, whether written or oral, with Mr. Wallis regarding the subject matter of the Wallis Deed.

     8.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company on or prior to the Closing Date of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that is qualified as to materiality shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties of each of Parent and Merger Sub that is not so qualified (the "Unqualified Parent Representations") shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date). For purposes of this Section 8.3(a), an Unqualified Parent Representation shall be deemed not to have been true and correct in all material respects only if the Company reasonably determines in good faith that the failure of the Unqualified Parent Representation to be true and correct is material to its decision with respect to whether to consummate the transactions provided for herein.

          (b) Performance of Obligations of Parent. Parent shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality.

          (c) Tax Opinion. The Company shall have received an opinion from PricewaterhouseCoopers LLP, dated on or about the date the Proxy Statement is mailed to the Company's stockholders, in form and substance reasonably satisfactory to the Company and based on customary representations of Parent, Merger Sub and the Company and on the basis of facts and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, substantially to the effect that
     (i) the Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Code and (ii) no gain or loss will be recognized by the Company, Parent or Merger Sub in connection with or as a result of the Merger for United States federal income tax purposes. Further, the opinion of Price-

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     waterhouseCoopers LLP delivered pursuant to this section shall not have been withdrawn or modified in any material respect on or prior to the Effective Time.

          (d) Absence of Parent Material Adverse Effect. There shall not have occurred since the date of this Agreement any Material Adverse Effect on Parent.

          (e) U.K. Good Standing. Parent shall deliver a certificate certifying that from the documents on the file of Parent in the custody of the Registrar of Companies, Parent has been in continuous and unbroken existence since the date of its incorporation; no action is being taken by the Registrar of Companies for striking Parent off the register and dissolving it as defunct and Parent is not in liquidation or subject to an administrative order and no receiver or manager of Parent's properties has been appointed.

          (f) Secretary's Certificate. Parent shall have delivered a certificate of the Secretary of Parent dated as of the Closing Date, certifying as to
     (i) the incumbency of officers of Parent executing documents executed and delivered in connection herewith, (ii) a copy of the memorandum and articles of association of Parent as in effect immediately prior to the Closing Date; (iii) a copy of the resolutions of the Board of Directors of Parent authorizing and approving the applicable matters contemplated hereunder and (iv) a copy of the resolutions of the holders of Parent Ordinary Shares authorizing and approving the applicable matters contemplated hereunder.

          (g) Consents. Parent shall have received all written consents, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the Parent Disclosure Schedule or reasonably deemed necessary by the Company's legal counsel to provide for the continuation in full force and effect of all Parent Material Contracts and Parent Leases and for the Company to consummate the transactions contemplated hereby, each in form and substance satisfactory to the Company, except where the failure to obtain such consents, assignments, waivers, authorizations or other certificate would not have a Material Adverse Effect on Parent.

          (h) Dividends. During the period from the date of this Agreement until the Effective Time, Parent shall not have directly or indirectly (i) split, combined or reclassified any shares of its capital stock or declared, set aside or paid any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock other than dividends and distributions by a Parent Subsidiary to Parent or to any other Parent Subsidiary all of the capital stock of which is owned directly or indirectly by Parent, or (ii) redeemed, purchased or otherwise acquired or offered or agreed to redeem, purchase or otherwise acquire any capital stock of Parent or any Parent Subsidiary.

          (i) Resignation of Officer of Parent. The Company shall have received a letter of resignation of David Gration as Executive Chairman of Parent and accepting the position of Non-Executive Deputy Chairman.

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                                  ARTICLE IX.

                           TERMINATION AND AMENDMENT

     9.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the shareholders of Parent:

          (a) By mutual written consent of Parent and the Company;

          (b) By either the Company or Parent if the Merger shall not have been consummated by December 20, 1999 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

          (c) By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 6.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the provisions of this Section 9.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 6.3 shall have been the cause of, or shall have resulted in, such order or injunction;

          (d) By either Parent or the Company if the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock adopting this Agreement and approving the consummation of the transactions contemplated hereby shall not have been obtained at the Company Stockholders Meeting or at any adjournment thereof (by reason of the failure to obtain the required vote) at a duly held meeting of stockholders or at any adjournment thereof;

          (e) By either Parent or the Company if (A) ordinary resolutions of Parent to (i) approve this Agreement and the Merger, (ii) increase the authorized share capital of Parent and (iii) authorize the Board of Directors of Parent pursuant to Section 80 of the Companies Act to allot Parent Ordinary Shares pursuant to this Agreement and pursuant to the Financing and (B) a special resolution of Parent disapplying the statutory pre-emption rights of Section 89 of the Companies Act in respect of Parent Ordinary Shares to be allotted pursuant to the Financing shall not have passed at the Parent Shareholders Meeting or at any adjournment thereof (by reason of the failure to obtain the required vote) at a duly held meeting of shareholders or at any adjournment thereof;

          (f) By Parent if (i) the Board of Directors of the Company shall have withdrawn or adversely modified its recommendation that stockholders adopt this Agreement or approve the consummation of the transactions contemplated hereby; (ii) the Board of Directors of the Company shall have failed to recommend that the Company's stockholders adopt this Agreement and approve the consummation of the transactions contemplated hereby or shall have recommended to the stockholders of the Company that they approve a Company Acquisition Proposal other than the Merger; (iii) a tender offer or exchange offer that, if successful, would result in any Person or "group" becoming a "beneficial owner" (such terms having the meanings ascribed to them under Regulation 13D under the Exchange Act) of 15% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company does not oppose such tender or

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     exchange offer or recommends that the stockholders of the Company tender their shares in such tender or exchange offer; or (iv) for any reason the Company fails to call and hold the Company Stockholders Meeting by the Outside Date (provided that (i) the Form F-4 shall have been declared effective by the SEC or shall have failed to be declared effective by the SEC solely as a result of the Company's failure to provide information concerning the Company required by the SEC to be set forth in the Form F-4 and (ii) Parent's right to terminate this Agreement under this clause (iv) shall not be available if at such time the Company would be entitled to terminate this Agreement under Section 9.1(i));

          (g) By the Company if the Board of Directors of the Company determines to accept a Company Superior Proposal; provided, however, that no termination pursuant to this Section 9.1(g) shall be effective unless that Company shall make the payment required by Section 9.3(b) within two Business Days following the acceptance of such Company Superior Proposal;

          (h) By Parent, upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if (i) any representation or warranty of the Company that is qualified as to materiality shall have become untrue or (ii) any representation or warranty of the Company that is not so qualified shall have become untrue in any material respect, in each case such that the conditions set forth in
     Section 8.2(a) or Section 8.2(b) would not be satisfied (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is capable of being cured by the Company prior to the Effective Time, Parent shall promptly give notice of such Terminating Company Breach to the Company and if such Terminating Company Breach is cured within 10 days after giving notice to the Company of such breach, Parent may not terminate this Agreement under this Section 9.1(h);

          (i) By the Company, upon a material breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if (i) any representation or warranty of Parent or Merger Sub that is qualified as to materiality shall have become untrue or (ii) any representation or warranty of Parent or Merger Sub that is not so qualified shall have become untrue in any material respect, in each case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied (a "Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is capable of being cured by Parent prior to the Effective Time, the Company shall promptly give notice of such Terminating Parent Breach to Parent and if such Terminating Parent Breach is cured within 10 days after giving written notice to Parent of such breach, the Company may not terminate this Agreement under this Section 9.1(i);

          (j) By the Company if (i) the Board of Directors of Parent shall have withdrawn or adversely modified its recommendation that shareholders adopt this Agreement or approve the consummation of the transactions contemplated hereby or (ii) the Directors of Parent shall have failed to recommend that Parent's shareholders adopt this Agreement and approve the consummation of the transactions contemplated hereby or shall have recommended to the shareholders of Parent that they approve a Parent Acquisition Proposal other than the transactions contemplated by this Agreement, (iii) a tender offer or exchange offer that, if successful, would result in any Person or "group" becoming a "beneficial owner" (such terms having the meanings ascribed to them under Regulation 13D under the Exchange Act) of 15% or more of the outstanding Parent Ordinary Shares is commenced and the Board of Directors of Parent does not oppose such tender or exchange offer or recommends that the shareholders of Parent tender their shares in such tender or exchange offer; or (iv) for any reason Parent fails to call and hold the Parent Shareholder Meeting by the Outside Date (provided that the Parent Disclosure Circular shall have been approved for issue by the LSE or shall have failed to be so

                                      A-62
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     approved solely as a result of Parent's failure to provide information concerning Parent required to be set forth in the Parent Disclosure Circular and (ii) the Company's right to terminate this Agreement under this clause (iv) shall not be available if at such time Parent would be entitled to terminate this Agreement under Section 9.1(h)); or

          (k) By Parent if the Board of Directors of Parent determines to accept a Parent Superior Proposal; provided, however, that no termination pursuant to this Section 9.1(k) shall be effective unless Parent shall make the payment required by Section 9.3(f) within two Business Days following the acceptance of such Parent Superior Proposal.

     9.2. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except (i) with respect to Section 7.6, this Section 9.2, Section 9.3 and Article X and
(ii) subject to the provisions of Section 9.3 (if those provisions shall have become effective as provided in Section 9.3(a)), with respect to any liabilities or damages incurred or suffered by a party as a result of the breach by the other party of any of its covenants or other agreements set forth in this Agreement.

     9.3. CERTAIN PAYMENTS IN THE EVENT OF TERMINATION.

          (a) The provisions of this Section 9.3 shall be effective if and only if (i) the Company stockholder approval described in Section 8.1(a) shall have been obtained and (ii) Parent's shareholders shall have passed the ordinary resolutions and special resolution described in Section 8.1(a).

          (b) In the event of termination of this Agreement pursuant to Section 9.1(f) or 9.1(g), then the Company shall pay the Parent a cash fee of $1,900,000 (the "Break-Up Fee"), which amount shall be payable by wire transfer of immediately available funds no later than two Business Days after such termination. The Company acknowledges that the agreements contained in this Section 9.3(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement.

          (c) In the event of termination of this Agreement by Parent pursuant to Section 9.1(d) or 9.1(h), then the Company shall pay Parent a cash fee of $1,500,000 as liquidated damages, which amount shall be payable by wire transfer of same day funds within three Business Days after termination.

          (d) In the event of termination of this Agreement by the Company pursuant to Section 9.1(e) or 9.1(i), then Parent shall pay the Company a cash fee of $900,000 as liquidated damages, which amount shall be payable by wire transfer of same day funds within three Business Days after termination.

          (e) If, during the 12 month period commencing on the date on which this Agreement is terminated pursuant to Section 9.1(d) or (h), the Company shall have entered into a binding agreement with respect to a Company Acquisition Proposal with any third party with whom the Company had any discussions concerning a Company Acquisition Proposal within 6 months of the date on which this Agreement is terminated, upon consummation of the transaction contemplated by such Company Acquisition Proposal (whether or not such consummation shall occur with such 12 month period), the Company agrees to pay to Parent the Break-Up Fee less the amount, if any, theretofore paid by the Company to Parent pursuant to Section 9.3(c), in

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     immediately available funds, promptly, but in no event later than two business days, after the date of such consummation.

          (f) In the event of termination of this Agreement pursuant to Section 9.1(j) or (k), then Parent shall pay the Company the Break-Up Fee, which amount shall be payable by wire transfer of immediately available funds no later than two Business Days after such termination. Parent acknowledges that the agreements contained in this Section 9.3(f) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Company would not enter into this Agreement.

          (g) If, during the 12 month period commencing on the date on which this Agreement is terminated pursuant to Section 9.1(e) or (i), Parent shall have entered into a binding agreement with respect to a Parent Acquisition Proposal with any third party with whom Parent had any discussions concerning a Parent Acquisition Proposal within 6 months of the date on which this Agreement is terminated, upon consummation of the transaction contemplated by such Parent Acquisition Proposal (whether or not such consummation shall occur with such 12 month period), Parent agrees to pay to the Company the Break-Up Fee less the amount, if any, theretofore paid by the Company to Parent pursuant to Section 9.3(d), in immediately available funds, promptly, but in no event later than two business days, after the date of such consummation.

          (h) If any party shall be entitled to receive the Break-Up Fee pursuant to Section 9.3(b) or 9.3(f) hereof, that party shall not also be entitled to receive any payment pursuant to Section 9.3(c) or 9.3(d).

          (i) THE PARTIES TO THIS AGREEMENT ACKNOWLEDGE THAT THE PARTIES' ACTUAL DAMAGES OR ADVERSE CONSEQUENCES TO THE PARTIES IN THE EVENT OF A TERMINATION OF THIS AGREEMENT FOR THE REASONS SPECIFIED IN THIS SECTION 9.3 WOULD BE EXTREMELY DIFFICULT, COSTLY, INCONVENIENT AND IMPRACTICABLE TO DETERMINE AND PROVE. THEREFORE, THE PARTIES ACKNOWLEDGE THAT THE PAYMENTS SPECIFIED IN THIS SECTION 9.3 SHALL BE DEEMED FOR ALL PURPOSES TO HAVE BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF DAMAGES OR ADVERSE CONSEQUENCES IN THE EVENT OF A TERMINATION OF THIS AGREEMENT FOR THE REASONS SPECIFIED IN THIS SECTION 9.3. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT THE PAYMENTS SPECIFIED IN THIS SECTION 9.3 ARE REASONABLE SUMS CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, INCLUDING THE RELATIONSHIP OF THE AMOUNT OF THE PAYMENTS SPECIFIED IN THIS SECTION 9.3 TO THE RANGE OF POSSIBLE HARM TO THE PARTIES. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THIS PROVISION COVERING LIQUIDATED DAMAGES AND THAT IT SHALL HAVE NO RECOURSE AGAINST ANY PERSON IN THE EVENT OF A TERMINATION OF THIS AGREEMENT FOR THE REASONS SPECIFIED IN THIS SECTION 9.3 PROVIDED THAT IT HAS RECEIVED THE PAYMENT TO WHICH IT IS ENTITLED UNDER THIS SECTION 9.3. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT IN CONNECTION WITH THE TRANSACTIONS PROVIDED FOR IN THIS AGREEMENT IT HAS BEEN REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THE PROVISIONS IN THIS SECTION 9.3(i) AT THE TIME THIS AGREEMENT WAS EXECUTED. IN PLACING THEIR INITIALS BELOW EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND IRREVOCABLY AND

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     CONCLUSIVELY AGREES THAT IT MAY NOT CHALLENGE THE VALIDITY OR
     ENFORCEABILITY OF THE PROVISIONS OF THIS SECTION 9.3(i) (INCLUDING, WITHOUT LIMITATION, THE METHODOLOGY BY WHICH THE AMOUNTS OF THE PAYMENTS SPECIFIED IN THIS SECTION 9.3 WERE DETERMINED).

          Parent Initial /s/ BMR Merger Sub Initial /s/ BMR Company Initial /s/ AJH

     9.4. AMENDMENT. This Agreement may not be amended except by an instrument signed by each of the parties hereto; provided, however, that after adoption of this Agreement by the stockholders of the Company, without the further approval of the stockholders of the Company, no amendment may be made that (a) alters or changes the amount or kind of consideration to be received as provided in
Section 2.1 or (b) alters or changes any of the terms and conditions of this Agreement if such alteration or change would materially adversely affect the stockholders of the Company.

     9.5. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE X.

                               GENERAL PROVISIONS

     10.1. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; NO OTHER REPRESENTATIONS AND WARRANTIES. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the Company, Parent or Merger Sub makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other party or the other party's representatives of any documentation or other information with respect to any one or more of the foregoing.

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     10.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a) if to Parent or Merger Sub, to Beechfield House, Lyme Green Business Park, Macclesfield, Cheshire, SK11 0JL, attn: Barry Riley, (facsimile no. +44(0) 1625 500666), with copies to Dick Tyler, Cameron McKenna, 160 Aldersgate Street, London EC1A 4DD (facsimile no. +44(0) 171 367 2000) and Jeff Pero, Latham & Watkins, 505 Montgomery Street, Suite 1900, San Francisco, California 94111-2562 (facsimile no. (415) 395-8095).

          (b) if to the Company, to 1207 17th Avenue South, Suite 103, Nashville Tennessee, 37212, attn: Andrew Heath, (facsimile no. (615) 320-1212), with copies to Hunter Rost, Waller Lansden Dortch & Davis, PLLC, Nashville City Center, 511 Union Street, Suite 2100, Nashville, Tennessee 37219-8966 (facsimile no. (615) 244-6804) and Philip Broke, Ashurst Morris Crisp, Broadwalk House, 5 Appold Street, London EC2A 2HA (facsimile no. +44(0) 171 972 7990).

     10.3. INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statue or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the content requires otherwise.

     10.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     10.5. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

          (a) This Agreement (including the Schedules and Exhibits) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Mutual Secrecy Agreement, which shall survive the execution and delivery of this Agreement.

          (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

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     10.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might be applicable under conflicts of laws principles.

     10.7. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

     10.8. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     10.9. ENFORCEMENT; OTHER REMEDIES.

          (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

          (b) Except as otherwise provided herein, any and all remedies expressly conferred herein upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

     10.10. DEFINITIONS. As used in this Agreement:

          (a) "Affiliate" of a Person means any Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          (b) "Board of Directors" means the Board of Directors of any specified Person and any properly serving and acting committees thereof.

          (c) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

          (d) "Company Stock Option Plans" means the Company's 1997 Stock Option Plan and 1990 Stock Incentive Plan.

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          (e) "Material Adverse Effect" means, with respect to any entity, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities, financial condition or results of operations of such entity and its subsidiaries taken as a whole or would materially and adversely affect the ability of the Company or Parent (as the case may be) to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

          (f) "organizational documents" means, with respect to any entity, the certificate of incorporation, bylaws or other governing documents of such entity.

          (g) "Person" means an individual, corporation, partnership, limited liability company association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

          (h) "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated,
     (i) of which such party or any other subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting and economic interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

          (i) "the other party" means, with respect to the Company, Parent and means, with respect to Parent, the Company.

     IN WITNESS WHEREOF, Parent, the Company and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of May 20, 1999.

                                          PROTEUS INTERNATIONAL PLC,
                                          a public company incorporated under
                                          the laws
                                          of England and Wales

                                          By:        /s/ BARRY RILEY
                                            ------------------------------------
                                          Name: Barrington M. Riley
                                          Title: Finance Director

                                          PI MERGER SUB, INC.,
                                          a Delaware corporation

                                          By:        /s/ BARRY RILEY
                                            ------------------------------------
                                          Name: Barrington M. Riley
                                          Title: Finance Director

                                          THERAPEUTIC ANTIBODIES INC.,
                                          a Delaware corporation

                                          By:       /s/ ANDREW HEATH
                                            ------------------------------------
                                          Name: Andrew J. Heath
                                          Title: Chief Executive Officer

                                                                         ANNEX B

27 May 1999

STRICTLY PRIVATE AND CONFIDENTIAL
The Board of Directors
Therapeutic Antibodies Inc.
1207 17th Avenue South, Suite 103
Nashville, Tennessee 37212
USA

MEMBERS OF THE BOARD OF DIRECTORS:

     Therapeutic Antibodies Inc. ("Therapeutic Antibodies"), Proteus International PLC ("Proteus") and a newly formed wholly owned subsidiary of Proteus ("Proteus Subsidiary") propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Therapeutic Antibodies will be merged with the Proteus Subsidiary in a transaction (the "Merger") in which each outstanding share of Therapeutic Antibodies common stock (the "Therapeutic Antibodies Shares"), will be converted into the right to receive 1.163 shares (the "conversion number") of the ordinary shares of Proteus (the "Proteus Shares"). The descriptions of the Merger and the Merger Agreement in this letter are qualified in their entirety by reference to the Merger Agreement itself.

     You have asked us whether, in our opinion, the conversion number is fair from a financial point of view to the holders of Therapeutic Antibodies Shares (other than Proteus and its affiliates) taking into account the circumstances as of May 20, 1999, in particular Therapeutic Antibodies' immediate cash constraints and the unlikelihood of raising financing by alternative means on acceptable terms.

     In arriving at our opinion, we have, among other things:

       (i) reviewed certain publicly available business and financial information relating to Therapeutic Antibodies and Proteus that we deemed to be relevant, including Therapeutic Antibodies' Quarterly Report on Form 10-Q filed on May 17, 1999;

      (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Therapeutic Antibodies and Proteus, as well as projected cost savings attributable to the combination of the two companies ("Projected Cost Savings"), furnished to us by Therapeutic Antibodies and Proteus and their respective independent accountants;

      (iii) been informed by the Board of Directors of Therapeutic Antibodies that, in the absence of additional financing, working capital is not expected to be available to Therapeutic Antibodies to continue operations after mid-June, 1999, a period approximately four weeks from May 20, 1999;

      (iv) been informed by the Board of Directors of Therapeutic Antibodies of the progress of negotiations between Therapeutic Antibodies and Proteus as of May 20, 1999, in particular the opinion of the Board of Directors that (a) Proteus would not agree to the Merger on a conversion number more favourable to Therapeutic Antibodies and that
           (b) there could be no assurance that the share placing of Proteus Shares could be accomplished successfully if the Merger Agreement as proposed were not accepted forthwith;

       (v) been informed by the Board of Directors of Therapeutic Antibodies of the availability of alternative sources of finance to Therapeutic Antibodies, including the unlikelihood that alternative financing could be arranged during the next four weeks on acceptable terms;

      (vi) been informed by the Board of Directors of Therapeutic Antibodies of the potential effects of insolvency on Therapeutic Antibodies, including the termination of certain principal collaboration agreements, and the effect an insolvency could be expected to have with respect to the value of Therapeutic Antibodies Shares;

      (vii) conducted discussions with members of senior management and representatives of Therapeutic Antibodies and Proteus concerning the matters described above in clauses (i) and (ii), as well as their respective businesses and prospects before and after giving effect to the Merger and the Projected Cost Savings, and conducted discussions with members of senior management and representatives of Therapeutic Antibodies concerning the matters described in (iii) to
            (vi) above;

     (viii) reviewed the market prices and valuation multiples for the Therapeutic Antibodies Shares and the Proteus Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

      (ix) compared the proposed financial terms of the Merger with the financial terms of certain other recent business combinations, to the extent publicly available, that we deemed to be comparable and relevant;

       (x) participated in certain discussions and negotiations among representatives of Therapeutic Antibodies and Proteus and their financial and legal advisers;

      (xi) reviewed a draft of the Merger Agreement dated May 19, 1999;

      (xii) reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In rendering our opinion, we assumed and relied upon the accuracy and completeness of all of the information concerning Therapeutic Antibodies and Proteus considered in connection with our review of the financial circumstances of Therapeutic Antibodies and the proposed transaction, and we did not assume any responsibility for independent verification of such information. We did not prepare any independent evaluation or appraisal of any of the assets or liabilities of Therapeutic Antibodies or Proteus, nor did we conduct a physical inspection of the properties and facilities of Therapeutic Antibodies or Proteus. With respect to information provided to us by the Board of Directors of Therapeutic Antibodies in relation to the time period for which working capital is available to continue operations, the availability of alternative financing, the unlikelihood that alternative financing could be arranged on acceptable terms in time to provide working capital to continue operations, and the consequences of insolvency, we have assumed that such information is accurate, complete and represents the best judgments of the management and Board of Directors of Therapeutic Antibodies with respect to such matters and we did not assume any responsibility for independent verification or assessment of any of such information. With respect to the financial projections made available to us and used in our analyses, we assumed that they were reasonably prepared and reflect the best currently available estimates and judgments of Therapeutic Antibodies' and Proteus' managements as to the expected future financial performance of Therapeutic Antibodies and Proteus, respectively, and any synergies arising from the Merger including the Projected Cost Savings. We have further assumed, with your consent, that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and that the Merger will be accounted for using merger accounting methods under generally accepted accounting principles in the United Kingdom and as a "pooling of interests" under generally accepted accounting principles in the United States.

     For purposes of rendering our opinion, we assumed, in all respects material to our analyses, that the representations and warranties of each party to the Merger Agreement and all related documents and instruments contained therein are or will be at the time such documents or instruments are executed true and correct in all material respects, that each party to such documents and instruments will perform all of the covenants and agreements required to be performed by such party under such documents and instruments and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. We have also assumed that the final form of the Merger Agreement, as and when executed, will be substantially similar to the last draft thereof reviewed by us.

     For purposes of our opinion, we assumed that neither Therapeutic Antibodies nor Proteus is a party to any pending transactions, including external financings, recapitalisations or material merger discussions, other than the Merger and those activities disclosed to us (including the additional share placing planned by Proteus in connection with the Merger) or undertaken in the ordinary course of conducting their respective businesses.

     Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of May 20, 1999 and any material change in such conditions would require a re-evaluation of our opinion. We express no opinion as to the price at which the Proteus Shares will trade subsequent to the effective time of the Merger.

     In connection with the preparation of this opinion, we have not been requested by Therapeutic Antibodies or its Board of Directors to, nor did we, solicit or assist the Board of Directors in soliciting indications of interest for the acquisition of Therapeutic Antibodies.

     We are acting as financial advisor to Therapeutic Antibodies in connection with the Merger and will receive a fee from Therapeutic Antibodies for our services, a significant portion of which is contingent upon the consummation of the Merger. We may agree with Therapeutic Antibodies that the excess of our recoverable expenses over L12,000 be payable in shares to be issued by Proteus following consummation of the Merger at a value per Share equal to that of shares expected to be issued in the share placing. In addition, Therapeutic Antibodies has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided investment banking services to Therapeutic Antibodies for which we have received fees, including acting as sponsor for the initial public offering of Therapeutic Antibodies Shares in July 1996 and a subsequent placing of Therapeutic Antibodies Shares in October 1998. We may continue in the future to provide additional merchant banking or other financial advisory services to the combined company. In addition, in the ordinary course of business, we and affiliates of ours may hold or actively trade in debt and equity securities of Therapeutic Antibodies and Proteus for our own account or for our customers. We and our affiliates anticipate holding and trading in the securities of the combined company following consummation of the Merger.

     It is understood that our opinion is for the information of the Board of Directors of Therapeutic Antibodies in connection with its evaluation of the Merger and does not address any other aspect of the Merger, the share placing by Proteus or any other transaction related to the Merger. Our opinion does not address the merits of the underlying decision of the Board of Directors of Therapeutic Antibodies to proceed with or effect the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger Agreement. Our opinion is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

     This letter represents a written confirmation of our oral opinion and presentation delivered to the Board of Directors of Therapeutic Antibodies on May 20, 1999 and supersedes any earlier presentation or oral opinion.

     On the basis of and subject to the foregoing, we are of the opinion that, as of May 20, 1999, the conversion number is fair from a financial point of view to the holders of Therapeutic Antibodies Shares (other than Proteus and its affiliates) taking into account the circumstances as of May 20, 1999, in particular Therapeutic Antibodies' immediate cash constraints and the unlikelihood of raising financing by alternative means on acceptable terms.

                                          Yours faithfully

                                          THE BRITISH LINEN BANK LIMITED

                                                                         ANNEX C

               PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW
                 RELATING TO RIGHTS OF DISSENTING STOCKHOLDERS

SECTION 262 -- APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

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     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)

                                                                         ANNEX D

                            FORM OF VOTING AGREEMENT

     THIS VOTING AGREEMENT dated as of                , 1999 (this "Agreement"),
is entered into by                (the "Stockholder") and Proteus International,
plc, a public company incorporated under the laws of England and Wales
("Parent").

     WHEREAS, as of the date hereof, the Stockholder owns of record the shares of common stock ("Company Common Stock"), of Therapeutic Antibodies Inc., a Delaware corporation (the "Company"), set forth opposite the Stockholder's name on the signature page hereto (such shares, together with any other voting or equity securities of the Company hereafter acquired by the Stockholder prior to the termination of this Agreement, if any, being referred to herein as the "Shares");

     WHEREAS, Parent, PI Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub") and the Company propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, the Company will be merged with and into Merger Sub (the "Merger"); and

     WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has requested that the Stockholder agree, and in order to induce Parent to enter into the Merger Agreement, the Stockholder is willing, to consent to the adoption of the Merger Agreement and the approval of the Merger and to agree to certain other matters, all upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

     SECTION 1. Consent; Voting of Shares.

     (a) The Stockholder hereby agrees that at any meeting of the stockholders of the Company, however called, and at every adjournment thereof, and in any action by consent of the stockholders of the Company in lieu of a meeting, the Stockholder will (i) vote all of such Stockholder's Shares in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement and hereby irrevocably consents to the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) vote all of such Stockholder's Shares against any proposal by a party other than Parent or Merger Sub to merge, consolidate or otherwise combine with the Company or any subsidiary of the Company or to sell all or substantially all of the assets of or any equity interest in the Company or any subsidiary of the Company, (iii) vote all of such Stockholder's Shares against any action involving the Company or any subsidiary of the Company which has or may have the effect of impeding, interfering with, delaying, postponing or impairing the ability of the Company to consummate the Merger or the transactions contemplated by this Agreement and the Merger Agreement and (iv) vote all of such Stockholder's Shares in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement. In addition, the Stockholder agrees that the Stockholder will, upon request by Parent, furnish written confirmation, in form and substance reasonably satisfactory to Parent, of the Stockholder's support for the Merger Agreement and the Merger.

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     (b) From time to time and without additional consideration, the Stockholder shall execute and deliver, or cause to be executed and delivered, such additional proxies, consents and other similar instruments and shall take such further actions as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

     SECTION 2. Irrevocable Proxy.

     (a) The Stockholder hereby appoints Barry Riley and David Gration, their successors or any other designee of Parent, the sole and exclusive and true and lawful proxy, agent and attorney-in-fact of the Stockholder, with full power of substitution and resubstitution, to vote or to execute and deliver written consents or otherwise act with respect to all of such Stockholder's Shares, as fully, to the same extent, and with the same effect as the Stockholder might or could do under any applicable laws or regulations governing the rights and powers of stockholders of a Delaware corporation, but only in connection with the matters described in Section 1(a) hereof.

     (b) The Stockholder shall execute such additional documents and take such additional actions as Parent may reasonably request to effectuate or further secure and protect the rights of Parent under this Section 2.

     (c) Parent and the Stockholder intend that this proxy be coupled with an interest in the Shares, and, as a result, this proxy shall be irrevocable until the date this proxy terminates as provided in Section 2(e) hereof, whereupon it shall automatically lapse.

     (d) The Stockholder hereby revokes any other proxy or proxies to act and vote on behalf of any and all of such Stockholder's Shares, and hereby ratifies and confirms all acts and votes that the proxy specified herein may lawfully perform by virtue of this authorization.

     (e) This proxy shall terminate and shall be revoked upon termination of this Agreement pursuant to Section 4 hereof.

     SECTION 3. Transfer of Shares. The Stockholder agrees that it shall not take any action, prior to the termination of this Agreement in accordance with the terms hereof, to, directly or indirectly, (a) sell, assign, transfer (including by merger or otherwise by operation of law), pledge, encumber or otherwise dispose of any of such Shareholder's Shares or agree to sell, assign, transfer (including by merger or otherwise by operation of law), pledge, encumber or otherwise dispose of any of such Stockholder's Shares, (b) deposit any of such Stockholder's Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Stockholder's Shares or grant any proxy or power of attorney with respect thereto or (c) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Agreement.

     SECTION 4. Termination. This Agreement shall terminate automatically upon the earlier to occur of (i) the time the Merger becomes effective or (ii) any termination of the Merger Agreement in accordance with the terms thereof; provided that no such termination shall relieve any party of liability for a breach hereof prior to termination.

     SECTION 5. Representations. The Stockholder represents and warrants to Parent and Merger Sub as follows:

          (a) The Stockholder is the sole record owner of, and has good title to, all of the Shares it owns as specified on the signature page hereto. The Stockholder owns of record the Shares set forth opposite the Stockholder's name on the signature page hereto free and clear of any lien, encumbrance, preemptive right, right of first offer or refusal, or other prior claim. The Stockholder has not entered into any voting trust or voting agreement or arrangement with

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

     respect to any of such Stockholder's Shares which is in effect as of the date of this Agreement and has not granted any proxy or power of attorney with respect thereto which is in effect as of the date of this Agreement. The Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 1 and 2 hereof and sole power to agree to all of the matters set forth in this Agreement in each case with respect to such Stockholder's Shares.

          (b) The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations hereunder will not, (i) constitute a violation (with or without the giving of notice or lapse of time or both) of any provision of any law applicable to the Stockholder, (ii) require any consent, approval or authorization of, or notice to, any person, corporation partnership, domestic or foreign governmental authority or other organization or entity (except where the failure to obtain such consents, approvals or authorizations or provide notice would not materially impair the ability of the Stockholder to consummate the transactions contemplated hereby), (iii) result in a default under, an acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Stockholder is a party or by which the Stockholder is bound, or (d) result in the creation of any lien on any of such Stockholder's Shares under (i) any contract commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder or such Stockholder's Shares are bound, (ii) any judgment, writ, decree, order or ruling affecting the Stockholder or such Stockholder's Shares or (iii) the organizational documents of the Stockholder to the extent the Stockholder is not an individual.

          (c) The Stockholder has the necessary power or capacity (as the case may be) and authority to execute to this Agreement, to make the representations, warranties and covenants herein and to perform its, his or her obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by the Stockholder.

     SECTION 6. Waiver of Dissenter's and Appraisal Rights. Until the termination of this Agreement in accordance with the terms hereof, the Stockholder agrees that it will not exercise any rights to dissent from the Merger or request appraisal of such Stockholder's Shares pursuant to the Delaware General Corporation Law or any other similar provisions of law in connection with the Merger.

     SECTION 7.  Specific Performance.

     (a) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     SECTION 8.  Miscellaneous.

     (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and

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

oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

     (b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

     (c) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law thereof.

     (d) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     (e) All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

     (f) Neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by either party hereto and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement shall be binding upon any person or entity to whom any of such Stockholder's Shares are transferred.

     (G) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS VOTING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     IN WITNESS WHEREOF, each of the parties hereto have executed and delivered this Agreement as of the date first written above.

                                          PROTEUS INTERNATIONAL, PLC

                                          --------------------------------------
                                          By:
                                          Its:

                                          --------------------------------------
                                          Name:
                                          By:
                                          Its:

                                          Number of shares of Company Common
                                          Stock owned of record as of the date
                                          of hereof:

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